Exhibit 2.1

Execution Copy

EQUITY CONTRIBUTION AGREEMENT

by and among

HAWAII RENEWABLES, LLC,

PAR PACIFIC HOLDINGS, INC.

and

ALOHI RENEWABLE ENERGY LLC

Dated July 21, 2025

i

Exhibit A	Assignment, Conveyance and Bill of Sale
Exhibit B	Form of Amended and Restated LLC Agreement
Exhibit C	Form of Construction Management Agreement
Exhibit D	Form of Operating Agreement
Exhibit E	Form of Services Agreement
Exhibit F	Form of Facilities Agreement
Exhibit G	Form of Terminalling Agreement

SCHEDULES

Schedule 1.1-Alohi	Knowledge of Alohi
Schedule 1.1-Par	Knowledge of Par Pacific
Schedule 1.1-Par	Knowledge of PHR
Schedule 1.1-RRA	Required Regulatory Approvals
Schedule 2.1(a)	Contributed Refinery Process Units
Schedule 2.1(b)	Contributed Improvements and Personalty
Schedule 2.1(d)	Assumed Contracts
Schedule 2.1(g)	Contributed Permits
Schedule 2.1(h)	Contributed Intellectual Property Rights
Schedule 2.1(k)	Other Contributed Assets
Schedule 5.4	Governmental Approvals; Other Third-Party Consents
Schedule 5.5	Legal Proceedings
Schedule 5.6	Brokers
Schedule 6.3	No Conflicts

Schedule 6.4	Litigation
Schedule 6.5	Brokers
Schedule 6.6	Par Pacific Compliance with Anti-Corruption and Anti-Money Laundering Laws
Schedule 6.8	Absence of Certain Changes and No Undisclosed Liabilities
Schedule 6.9	Environmental Matters
Schedule 6.13	Material Contracts
Schedule 6.14(c)	Title to Assets
Schedule 6.15	Intellectual Property
Schedule 6.20	Permits
Schedule 6.21	Compliance with Laws
Schedule 10.7	Reorganization; Intermediation Financing

EQUITY CONTRIBUTION AGREEMENT

This Equity Contribution Agreement (this “Agreement”) is made and entered into as of July 21, 2025 (“Execution Date”) by and among Par Pacific Holdings, Inc., a Delaware corporation (“Par Pacific”), Alohi Renewable Energy LLC, a Delaware limited liability company (“Alohi”), and Hawaii Renewables, LLC, a Delaware limited liability company (“Company” and, together with Par Pacific and Alohi, the “Parties”, and each, individually, a “Party”).

RECITALS

WHEREAS, the Company was formed on July 25, 2024, by Par Pacific as the sole member;

WHEREAS, as of the date hereof, Par Pacific is the owner of all of the issued and outstanding membership interests in the Company, represented by 100 units in the Company (the “Existing Units”) that were issued under the limited liability company agreement of the Company dated July 25, 2024;

WHEREAS, Par Pacific (or one or more of its Affiliates on behalf and for the account of Par Pacific) has contributed, or is contributing the assets herein defined as the Contributed Assets on or prior to the Closing Date;

WHEREAS, the Parties desire that Par Pacific make the Par Pacific Capital Commitment (as defined below);

WHEREAS, the Parties desire that Alohi be admitted as a Member of the Company at the Closing and, in connection therewith, Alohi is willing to contribute the Alohi Capital Contribution (as defined below) to the Company;

WHEREAS, in consideration of the contributions as described above and contemporaneously with the execution and delivery of this Agreement, (a) all of the Existing Units shall be canceled and forfeited without consideration, (b) Par Pacific shall cease to be the sole member of the Company and shall be issued 635 Units in the Company and shall be admitted as a Member of the Company and (c) Alohi shall be issued 365 Units in the Company and shall be admitted as a Member of the Company, upon the terms and subject to the conditions set forth herein and in that certain Amended and Restated LLC Agreement (as defined below).

NOW, THEREFORE, in consideration the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“AAA” is defined in 1.1(a).

“Acquisition Proposal” means (a) the sale of the Units or other Equity Interests in the Company or PHR or all or substantially all of the Company Assets, the Contributed Assets or the Assets of PHR, (b) any merger, recapitalization or similar transaction with respect to the Company, or PHR, or any other transaction in respect of Company or PHR that, in each case, results in the Company or PHR not being Controlled, directly or indirectly, by Par Pacific, or (c) the sale of any minority equity interest in the Company.

“Act” is defined in the Amended and Restated LLC Agreement.

“Additional Capital Contributions” is defined in the Amended and Restated LLC Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person. For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, for purposes of this Agreement, (a) the Company shall not be considered an “Affiliate” of Par Pacific Parent or its Affiliates (other than the Company) and (b) ENEOS Americas Inc. shall be considered an “Affiliate” of Alohi.

“Agreement” is defined in the Preamble.

“Alohi” is defined in the Preamble.

“Alohi Capital Contribution” is defined in Section 2.4.

“Alohi Fundamental Representations” means the representations and warranties made by Alohi in Section 7.1 (Organization; Existence), Section 7.2 (Authorization), Section 7.3 (No Conflicts) and Section 7.6 (Brokers).

“Alohi Indemnitees” is defined in Section 8.2(a).

“Alohi Units” is defined in Section 2.1(c).

“Amended and Restated LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Closing Date, by and among the Company, Par Pacific, and Alohi, substantially in the form of Exhibit B.

“Ancillary Agreements” means the (a) Amended and Restated LLC Agreement, (b) the Assignment, (c) the Commercial Agreements, and (d) any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing, including those instruments and documents described in Sections 4.2, 4.3, and 4.4.

“Ancillary Assets” means those assets, that are not Contributed Assets, to be constructed or developed by Par Pacific or its Affiliates that are necessary to support the completion and operation of the Renewable Fuels Facility.

“Anti-Corruption Laws” means, with respect to a Party, all applicable provisions of the FCPA, and the requirements and prohibitions pertinent to the activities in question in the U.K. Bribery Act 2010 and all other anti-corruption and/or anti-bribery Laws applicable to such Party or any of its Affiliates.

“Anti-Money Laundering Laws” means all the applicable national anti-money laundering Laws of the countries in which the relevant Party operates.

“Applicable Affiliate” means any Affiliate of Par Pacific that is party to any Ancillary Agreement.

“Applicable Asset” is defined in Section 6.16.

“Approved Capital Project” has the meaning set forth in the Amended and Restated LLC Agreement.

“Asset Taxes” means ad valorem, property, excise, license, sales, use and similar Taxes based upon the operation or ownership of the Contributed Assets or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” of any Person means all assets, rights, Claims, Contracts, interests, data, records and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, absolute, accrued, contingent, fixed or otherwise and wherever situated), including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods, Intellectual Property Rights and the goodwill related thereto, operated, owned or leased by such Person.

“Assignment” is defined in Section 4.2(a).

“Assumed Contracts” is defined in Section 2.1(d).

“Assumed Liabilities” is defined in Section 3.1.

“Benefit Plan” means the following: (a) any plan, fund, arrangement, agreement, policy or program that provides or is designed to provide health, medical, surgical, hospital or dental care or other welfare benefits, or benefits in the event of sickness, accident or disability, or death benefits, apprenticeship or other training programs, adoption assistance, dependent, care, or day care centers, scholarship funds, or prepaid legal services; (b) any plan, fund, arrangement, agreement, policy, or program that provides or is designed to provide retirement income to current or former employees or other current or former service providers or results in a deferral of income for periods extending to the termination of covered employment or other service or beyond; (c) any plan, fund, arrangement, agreement, policy or program that provides or is designed to provide severance, unemployment, vacation, holiday pay, paid time off, dependent care or healthcare reimbursement accounts, or fringe benefits; (d) any incentive compensation plan, bonus plan or arrangement, deferred compensation plan, equity option or equity-based incentive or compensation plan, or equity purchase plan; (e) any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA); and (f) any other written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits, including employment agreements, consulting or independent contractor agreements with individuals, insurance coverage, severance benefits, disability benefits, fringe benefits, pension or retirement plans, profit sharing, deferred compensation, bonuses, equity options, equity purchase, phantom equity, equity appreciation or other forms of incentive compensation or post-retirement compensation, in each case of clause (a) to (f), whether or not subject to ERISA, funded or unfunded, written or unwritten.

“Business” means the design, construction, ownership, operation and maintenance of the Renewable Fuels Facility.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Hawaii and New York are generally open for business.

“Capital Contributions” is defined in the Amended and Restated LLC Agreement.

“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including reasonable attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, Liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

“Claim Notice” is defined in Section 8.2(a).

“Claim Period” is defined in Section 8.2(a).

“Closing” is defined in Section 4.1.

“Closing Date” is defined in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collective Indemnity Amount” is defined in Section 8.2(a).

“Commercial Agreements” means (a) the Construction Management Agreement, (b) the Operating Agreement, (c) the Services Agreement, (d) the Facilities Agreement, and (e) the Terminalling Agreement.

“Commercial Operation Date” has the meaning set forth in the Construction Management Agreement.

“Company” is defined in the Preamble.

“Company Assets” means the Assets of the Company.

“Company Intellectual Property Rights” is defined in Section 6.15(b).

“Company Material Effect” means any event, change, occurrence, state of facts or effect that, individually or in the aggregate, (x) does, or would reasonably be expected to, individually or in the aggregate, prevent, or materially impair, impede or delay the performance by Par Pacific, its Affiliates or the Company of their obligations under this Agreement or any other Ancillary Agreement prior to the Closing or the consummation of the transactions contemplated hereby and thereby, or (y) has been, or would reasonably be expected to be, individually or in the aggregate, material and adverse to the business, financial condition, or results of operations, of the Company and Contributed Assets, taken as a whole.

“Consent Decree” is defined in Schedule 5.5.

“Consent Decree Matter” is defined in Schedule 5.5.

“Construction Management Agreement” means that certain Construction Management Agreement, dated as of the Closing Date, by and between the Construction Manager and the Company, substantially in the form of Exhibit C.

“Construction Manager” means Par Hawaii Refining, LLC.

“Construction Related Costs” is defined in Section 2.3(a).

“Contract” means any legally binding contract, agreement, instrument, lease, servitude, easement, license, evidence of indebtedness for borrowed money, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement.

“Contributed Assets” is defined in Section 2.1.

“Contributed Improvements and Personalty” is defined in Section 2.1(b).

“Contributed Intellectual Property Rights” is defined in Section 2.1(h).

“Contributed Permits” is defined in Section 2.1(g).

“Contributed Refinery Process Units” is defined in Section 2.1(a).

“Contributor Taxes” means, without duplication, any and all (a) Taxes of the Company allocated to Par Pacific under Section 8.2, (b) Income Taxes imposed by any applicable Laws on Par Pacific, any of its Affiliates (other than the Company which are subject to Section 8.2) or any of its direct or indirect owners, (c) Transfer Taxes, if any, allocated to Par Pacific under Section 8.1, (d) Taxes attributable to the Contributed Assets for a taxable period (or portion thereof) ending on or before the Closing Date and (e) Taxes attributable to the Excluded Assets.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Equity Interests, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to “control” such Person and a member of a manager-managed joint venture with the ability to elect a majority of the directors, managers or other governing persons shall always be considered to “control” such Person.

“Data Room” means the electronic data room or similar file sharing services maintained by or on behalf of Par Pacific and made available and continually accessible to Alohi and its Representatives.

“DeMinimis Threshold” is defined in Section 8.2(a).

“Designated Par Pacific Person” is defined in the form of Amended and Restated LLC Agreement attached hereto in Exhibit B.

“Direct Claim” is defined in Section 8.2(a).

“Dispute” or “Disputes” is defined in Section 13.16(a).

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer and supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation and other similar materials, in each case, related exclusively to the Business and the Contributed Assets, whether or not in electronic form; provided that “Documents” shall not include duplicate copies of such Documents retained by Par Pacific or its Affiliates subject to the obligations relating to the use and disclosure thereof set forth in this Agreement.

“Emergency” has the meaning set forth in the Operating Agreement.

“Environmental Law” means all Laws, including common law, relating to pollution or protection restoration or remediation of the environment or natural resources, or the protection of public or human health and safety (to the extent relating to exposure to Hazardous Substances), including Laws relating to (a) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (b) to the generation, processing, treatment, storage, disposal, use, handling, or transportation of Hazardous Materials, and (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances. The term Environmental Law includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; to the extent relating to exposure to Hazardous Materials, the Occupational Safety and Health Act of 1970, 29 U.S.C. §651 et seq.; and all analogous Laws (including Laws of the State of Hawai’i) of any Governmental Authority, and all amendments, modifications or changes to such Laws and all regulations implementing any of the foregoing.

“Equity Interests” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing; provided that Units shall constitute Equity Interests in the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with the Company is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Excluded Assets” is defined in Section 2.2.

“Excluded Environmental Liabilities” is defined in Section 3.2.

“Excluded Liabilities” is defined in Section 3.2.

“Execution Date” is defined in the Preamble.

“Existing Units” is defined in the Recitals.

“Facilities Agreement” means that certain facilities agreement, dated effective as of the Closing Date, by and between the Company, as licensee, and Par Hawaii Refining, LLC, as licensor, substantially in the form of Exhibit F.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Fraud” means an actual and intentional fraud by a Party under Delaware common law with specific intent to deceive (and not a constructive fraud, equitable fraud, promissory fraud or any torts based on negligence or recklessness) with respect to the making of a representation and warranty of such Party in Article V, Article VI or Article VII (as applicable) of this Agreement; provided, that at the time such representation is made (i) such representation was inaccurate at the time when it was made, (ii) such Party knew such representation was inaccurate when made without duty of inquiry or investigation, (iii) such Party had the specific intent to deceive and to induce another Party to act or refrain from acting in reliance of such inaccurate representation, and (iv) such other Party acted in reliance on such inaccurate representation and at such time or thereafter suffered actual damages as a result of such inaccurate representation and reliance.

“GAAP” means generally accepted accounting principles in the United States as in effect prior to the Closing, consistently applied.

“Good Industry Practice” means the exercise of that degree of skill, prudence and care, and the practices and professional standards which would reasonably and ordinarily be expected by a reasonably prudent owner and operator in the refining industry and, in particular, renewable fuels facilities.

“Governmental Approval” means any declaration or notification to, filing or registration with, or order, authorization, consent, clearance or approval of, any Governmental Authority with jurisdiction over the Person or Assets in question indicated in Schedule 5.4.

“Governmental Authority” means any Federal, State, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, legislature, arbitrator or arbitral body, authority, agency, commission, board, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Gross Negligence” means any act or failure to act (whether sole, joint or concurrent) by a Person that such Person knew, or should have known, would result in avoidable and harmful consequences, and that constitutes: (a) intentional misconduct intended to cause such consequences, or (b) an extreme departure from the standard of care that a reasonably prudent Person would exercise under similar circumstances.

“Hard Consent” means a Person’s prior consent to assignment of an interest in a Contract that provides that any purported assignment in the absence of such consent first having been obtained is void or voidable, or failure to obtain such consent may result in termination of such Contract or monetary damages to the assignor party or the assignee party.

“Hazardous Substance” means (a) any element, material, substance, waste, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, universal waste, solid waste, or term of similar import under any Environmental Laws; (b) explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, polychlorinated biphenyls, and per-and polyfluoroalkyl substances; and (c) all other materials, chemicals, compounds, or substances which are regulated by or for which liability or standards of care are imposed under any Environmental Law.

“Income Tax” means any U.S. federal, state or local or foreign Tax measured by or imposed on account of net income or based on profits, net profits, margin, revenues, gross receipts or similar measure, but excluding Asset Taxes and Transfer Taxes.

“Indebtedness” means all obligations of a Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, mortgages, deeds of trust, security agreements or similar instruments (other than trade payables or accruals incurred in the Ordinary Course of Business that is not past due by more than ninety (90) days), (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business that is not past due by more than ninety (90) days or that is being contested in good faith by appropriate dispute resolution or other proceedings), (d) under any lease classified as a capital or finance lease or required to be capitalized in accordance with GAAP (with the amount of such indebtedness being the capitalized amount thereof that would appear on a balance sheet prepared in accordance with GAAP), (e) under any interest rate, currency swap or other hedging agreement or arrangement, (f) for reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (g) under conditional sales contracts and other similar title retention instruments whether short term or long term, (h) secured by a Lien (other than a Permitted Lien) on the assets of such Person, whether or not such obligation has been assumed by such Person, (i) in the nature of guaranties of the obligations described in the foregoing clauses (a) through (h) of any other Person and (j) in respect of any other amount properly characterized as indebtedness in accordance with GAAP, but subject to any of the applicable limitations and exceptions to “Indebtedness” set forth in foregoing clauses (a) through (j). Notwithstanding the foregoing, Indebtedness does not include (A) any obligations with respect to unclaimed amounts under indemnities and similar obligations entered into in the Ordinary Course of Business, (B) deferred revenue or trade payables arising in the Ordinary Course of Business that either (1) are not overdue by more than ninety (90) days or (2) are being contested in good faith by appropriate dispute resolution or other proceedings, or (B) liability for Taxes.

“Indemnifiable Losses” is defined in Section 9.1.

“Indemnified Party” is defined in Section 8.2(a).

“Indemnifying Party” is defined in Section 8.2(a).

“Indemnitees” means the Alohi Indemnitees and/or the Par Indemnitees.

“Initial Working Capital” means $20,000,000.

“Inspection Indemnitees” is defined in Section 10.1.

“Intellectual Property Rights” means any and all rights in, arising out of or associated with any of the following in any jurisdiction in the world: (a) patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, provisionals, substitutes, renewals and extensions thereof, and other government issued indicia of invention ownership, (b) copyrights, and all copyright registrations and copyright applications and any renewals or extensions thereof, (c) trademarks, service marks, brands, certification marks, trade dress, trade names, logos, slogans, domain names and other indicia of origin of use, whether registered or unregistered, and pending applications and renewals for any of the foregoing, together in each case with the goodwill connected with the use of or symbolized thereby, and (d) trade secrets, know-how, proprietary and confidential information, including all proprietary rights in product specifications, compounds, processes, formulae, product or industrial designs, business information, technical and marketing plans and proposals, ideas, concepts, inventions, research and development, information disclosed by business manuals and drawings, technology, technical information, data, research records, customer, distributor and supplier lists and similar data and information and all other confidential or proprietary technical or business information and materials and all rights therein.

“Interim Period” means the period from the Execution Date through the earlier of the Closing Date or the termination of this Agreement in accordance with Article XII.

“Intermediation Financing” is defined in Schedule 10.7.

“Knowledge” means the actual knowledge of an individual, after reasonable inquiry.

“Knowledge of Alohi” means the Knowledge of those individuals identified on Schedule 1.1-Alohi.

“Knowledge of Par Pacific” means the Knowledge of those individuals identified under the heading “Par Pacific” on Schedule 1.1-Par.

“Knowledge of PHR” means the Knowledge of those individuals identified under the heading “PHR” on Schedule 1.1-Par.

“Law” or “Laws” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, Order, treaty, code or regulation and any injunction or judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority having the force of law.

“Legal Proceedings” is defined in Section 5.5.

“Liability” or “Liabilities” means, singularly or collectively, any Indebtedness, adverse Claim, liability, obligation or loss (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, equity, strict liability or otherwise) and including all costs and expenses relating thereto.

“Licensed Land” means the land licensed to the Company pursuant to the Facilities Agreement.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, collateral assignment, lease, charge, adverse claim, levy, option, right of first refusal, right of first refusal, warrant, preemptive rights, purchase rights, restriction (whether on voting, sale, transfer, disposition or otherwise), easement, servitude, use restriction, proxy, voting trust or similar agreement, or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to create any of the foregoing.

“Loss” or “Losses” means any and all Liabilities, payments, charges, judgments, amounts paid in settlement, assessments, deficiencies, damages, fines, interest, penalties, Taxes, losses, and expenses (including removal costs, remediation costs and interest, court costs, reasonable fees of attorneys, accountants and other experts and professionals or other reasonable expenses of investigation, litigation, or other Proceedings or of any claim, default or assessment), in each case, excluding incidental and consequential damages.

“Made Available” means, with respect to any documents, reports, or other materials that Par Pacific or its Representatives have delivered or made such documents, reports, or other materials available to Alohi and its Representatives, including by uploading such documents, reports, or other materials to the Data Room at least three (3) Business Days prior to the Closing Date and causing such documents, reports, and other materials to be continually accessible to Alohi and its Representatives in the Data Room prior to the Closing Date.

“Material” means, when applied to any fact, circumstance, event, change, effect, or occurrence, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, such application would reasonably be expected to have a material effect on the business as a whole, operations as a whole, assets as a whole, liabilities as a whole, financial condition as a whole, or results of operations as a whole, of the Company and the Contributed Assets. For the purposes of this Agreement, the determination of whether any fact, circumstance, event, change, effect, or occurrence is “Material” shall be judged objectively from the standpoint of a reasonable third-party observer having knowledge of the relevant facts and circumstances.

“Material Adverse Effect” means any event, change, occurrence, state of facts or effect that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company and the Contributed Assets, taken as a whole, or (y) does, or would reasonably be expected to, prevent, materially delay or materially impede the performance by Par Pacific, its Affiliates or the Company of their obligations under this Agreement or any other Ancillary Agreement prior to the Closing or the consummation of the transactions contemplated hereby and thereby; provided, however, that no event, change, occurrence, state of facts or effect directly or indirectly arising out of, attributable to, or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect:

(a) any changes, effects, events, circumstances or occurrences in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets (including any disruption thereof) or in interest or exchange rates, in each case, in the United States or elsewhere in the world;

(b) any changes or developments generally affecting any industries, markets or geographical areas in which any of Par Pacific, its Affiliates and Company conducts its business;

(c) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the transactions contemplated hereby;

(d) any adoption, implementation, modification, repeal or other changes in any applicable Laws (including actions taken by any Governmental Authorities in connection with any of the events set forth in clauses (f), (g), (h), or (i) of this definition, including adoption of or changes in any Public Health Measures) or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing;

(e) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including any cyberattack or hacking), or any escalation or worsening of any such conditions;

(f) any natural or manmade disasters or weather conditions including earthquakes, wild fires, internet or cyber incidents, or other force majeure events, or any escalation or worsening of such conditions;

(g) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions;

(h) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person;

(i) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, or employees of Par Pacific, its Affiliates or the Company due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein;

(j) any action taken by Par Pacific, its Affiliates or the Company, in each case which is required or permitted by or resulting from or arising in connection with this Agreement, including any inaction in compliance with Section 6.1 to the extent that such inaction is as a result of Buyer unreasonably withholding its consent under Section 6.1;

(k) any matter set forth in the Schedules;

(l) any actions taken (or omitted to be taken) at the request of Alohi; or

(m) any failure by Par Pacific, its Affiliates or the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect unless such facts or occurrences are attributable to, or resulting from any of, the matters described in clauses (a) through (l)).

“Material Contract” means any of the following Contracts (x) which the Company is a party to or has obligations under, (y) which Par Pacific or any of its Affiliates is a party to or has obligations under, in each case by which any Contributed Assets or any Company Assets are bound:

(a)

any Contract for the sale of any of the Contributed Assets, the Company Assets or Units or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Contributed Assets, the Company Assets or Units;

(b)	any Contract that creates or evidences any obligations or source of revenue of the Company, in an amount in excess of $500,000 in the aggregate over the term thereof;

(c)

any Contract providing for the borrowing of Indebtedness or the mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any Company Assets or any Contributed Assets, or the guarantying of any Indebtedness;

(d)

any engineering agreement, construction or construction management agreement, operation and maintenance agreement, equipment supply agreement, equipment warranty or maintenance agreement, and service agreement, in each case, involving amounts in excess of $500,000;

(e)	any Contract (other than a Permit) with a Governmental Authority;

(f)	any Contracts for the sale of tax credits;

(g)

any offtake agreements or marketing agreements for the sale of Renewable Fuels, any feedstock supply agreements for the production of Renewable Fuels, and any related transportation or storage agreements, in each case, involving amounts in excess of $500,000;

(h)

other than any confidentiality agreements or non-disclosure agreements, any Contract that expressly imposes any non-competition or non-solicitation restrictions or any restriction on the geographies or businesses in which the Company may operate its business, or provides for non-monetary obligations on the part of the Company, the nonperformance of which obligations would reasonably be expected to materially limit the Business;

(i)	any joint venture, partnership or similar Contracts;

(j)

any Contract that relates to the acquisition or disposition of any business, a material amount of Equity Interests in any other Person or any real property (whether by merger, sale of stock or otherwise);

(k)	any Contract that provides for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person in an amount in excess of $500,000;

(l)	any Contract that provides for any material Intellectual Property Rights;

(m)	any Contract between the Company, on the one hand, and Par Pacific or any of its Affiliates, on the other hand; and

(n)	any material amendment, supplement, restatement or other modification to any of the foregoing.

“Material Permits” is defined in Section 6.20.

“Member” is defined in the Amended and Restated LLC Agreement.

“Necessary Reorganization” is defined in Section 10.7.

“Operating Agreement” means that certain Operating Agreement, dated as of the Closing Date, between the Operator and the Company, substantially in the form of Exhibit D.

“Operator” means Par Hawaii Refining, LLC.

“Order” means any writ, judgment, decree, order, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, arbitrator or other Governmental Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom in the refining industry and Good Industry Practice (including with respect to quantity and frequency).

“OSHA” means the U.S. Occupational Safety and Health Administration.

“Outside Date” is defined in Section 12.1.

“Par Indemnitees” is defined in Section 8.2(c).

“Par Pacific” is defined in the Preamble.

“Par Pacific Capital Commitment” is defined in Section 2.1(a).

“Par Pacific Capital Contribution” means the (i) contribution of the Contributed Assets; and (ii) the Par Pacific Capital Commitment.

“Par Pacific Fundamental Representations” means the representations and warranties made by Par Pacific in Section 5.1 (Organization; Existence), Section 5.2 (Authorization), Section 5.3(a) (No Conflicts), Section 5.6 (Brokers), Section 6.1 (Organization; Existence), Section 6.2 (Authorization), Section 6.3(a)(i), Section 6.3(b)(i) (No Conflicts), Section 6.5 (Brokers), Section 6.7 (Capitalization; Rights to Acquire Equity), Section 6.10 (Subsidiaries) and Section 6.14(a) (Title to Assets).

“Party” or “Parties” is defined in the Preamble.

“Percentage Interest” is defined in the Amended and Restated LLC Agreement.

“Permit” means any permits, temporary permits to construct or operate, licenses, approvals, registrations, orders, waivers, variances or other authorizations issued or granted by any Governmental Authority.

“Permitted Lien” means (i) with respect to the Licensed Land, all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that would not adversely and materially interfere with the Business; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business with respect to a Liability not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iv) zoning, building codes, entitlement and other land use laws and regulations by any Governmental Authority; with jurisdiction over the Licensed Land that would not adversely interfere with the Business or render it more expensive; (v) title of a lessor under a capital or operating lease, (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which would not, individually or in the aggregate, result in a material adverse effect on the Company or adversely and materially interfere with the Business and (vii) Liens existing on the date hereof that will be released on or prior to the Closing.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“PHR” means Par Hawaii Refining, LLC, the owner of the Excluded Assets located at the Kapolei refinery.

“PHR Services and Products” means, collectively, the Services and Products, each as defined in the Service Agreement.

“Privileged Materials” all privileged materials, documents and records of Par Pacific or any of its Affiliates related to any Excluded Asset or Excluded Liability.

“Proceeding” means any investigation, complaint, lawsuit, action, suit, claim (including claim of a violation of Law), demand, examination, arbitration, audit, litigation, summons, petition, charge, subpoena, hearing or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, appellate or regulatory by or before any Governmental Authority or arbitral tribunal.

“Proposed Reorganization” is defined in Section 10.7.

“Prudent Construction Practices” is defined in the form of Construction Management Agreement attached hereto in Exhibit C as of the Execution Date.

“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew, or other restrictions or any other Laws, orders, directives, guidelines, or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any industry group in connection with COVID-19 or any other epidemic, pandemic, or outbreak of disease, or in connection with or in response to any other public health conditions.

“Release” means any spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, migrating, dumping, disposing or releasing of a Hazardous Substance into or through the environment (including the air, soil, surface water, groundwater, sewer, septic system, or waste treatment, storage, or disposal systems) of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing a Hazardous Substance.

“Renewable Fuels” has the meaning set forth in the Operating Agreement.

“Renewable Fuels Facility” means the Renewable Fuels manufacturing facility (including associated pipelines and auxiliary facilities) owned by the Company (or to be owned by the Company upon Closing) and located on the Licensed Land, including the initial facilities constructed or to be constructed pursuant to the Construction Management Agreement and any subsequent Approved Capital Project, excluding the Excluded Assets. For the avoidance of doubt, the Renewable Fuels Facility includes the Contributed Assets.

“Reorganization” is defined in Section 10.7.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, legal counsel, accountants, financial advisers, lenders, investors, and consultants.

“Required Approval” is defined in Section 5.4.

“Required Consents” is defined in Section 5.4.

“Required Regulatory Approvals” means the Governmental Approvals set forth on Schedule 1.1-RRA.

“Schedules” means the schedules attached to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Services Agreement” means that certain Services Agreement, dated as of the Closing Date, by and between the Company and Par Hawaii Refining, LLC, substantially in the form of Exhibit E.

“Site” is defined in Section 10.1.

“Straddle Period” means any Tax period that begins before and ends on or after the Closing Date.

“Subsidiary” means, as to any Person, any other Person of which or in which such Person, directly or indirectly through its ownership of any other Person, has Control.

“Tax” or “Taxes” means any and all (a) federal, state, local, foreign and other taxes, levies, duties, imposts, assessments, fees or other governmental charges of any kind whatsoever, including any net income, gross income, fuels, franchise, gross receipts, gross margins, payroll, employment, ad valorem, sales, use, employment, social security, disability, occupation, property, severance, value added, goods and services, documentary, stamp duty, transfer, conveyance, capital stock, excise, withholding or other taxes, including any interest, penalty or addition thereto, and (b) Liability for the payment of any items described in clause (a) above payable by reason of Contract, assumption, transferee or successor liability, as a result of being a member of a consolidated, combined, affiliated, unitary or similar group, by operation of Law (including pursuant to Section 1.1502-6 of the Treasury Regulations), or otherwise, and in each case whether disputed or not and whether or not shown on any Tax Return.

“Tax Return” means any declaration, report, statement, form, return, claim for refund, amended return or other document or information filed or required to be filed in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminalling Agreement” means that certain Terminalling Agreement, dated as of the Closing Date, by and between the Company and Par Hawaii Refining, LLC, substantially in the form of Exhibit G.

“Third Party Claims” is defined in Section 8.2(a).

“Third Party Rights” is defined in Section 4.5.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” is defined in Section 8.1.

“Treasury Regulations” means the regulations promulgated under the Code by the Department of the Treasury, whether in proposed, temporary or final form, as amended.

“Unit” is defined in the Amended and Restated LLC Agreement.

“Waiving Parties” is defined in Section 6.24.

“Willful Misconduct” means an act or omission taken with intentional and conscious knowledge of the harmful consequences of such act or omission to a Person or its property or personnel.

Section 1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. All references to Articles and Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes, and the words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state. All references to “$” or “dollars” shall be deemed references to U.S. Dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Schedules and Exhibits referred to herein are attached hereto. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. Unless explicitly provided to the contrary, the word “or” when used in a list shall not indicate that the listed items are exclusive of each other. References to any contract, agreement or other instrument shall mean such contract, agreement or other instrument as it may be amended, restated, supplemented, modified or replaced from time to time. References to any Person shall include such Person’s successors and permitted assigns. The phrase “to the extent” shall mean the degree to which the subject matter thereof extends and shall not simply mean “if”. In the event that any provision of this Agreement contemplates a calculation that is to be made with respect to a given calendar period (for example, monthly, quarterly, annually), then in the event such calculation is nonetheless required to be made at a time when the required period is not complete (for example, if an entire calendar year is not completed at the time such calculation is to be made), then an appropriate adjustment shall be made in making such calculation for the portion of that calendar period that has then actually lapsed.

ARTICLE II

CONTRIBUTIONS; ISSUANCE OF COMPANY UNITS

Section 2.1 Contribution of Assets by Par Pacific. Upon the terms and subject to the conditions contained in this Agreement, Par Pacific shall contribute, convey, assign, transfer, and deliver to the Company, free and clear of Liens (except for Permitted Liens), and the Company shall acquire and accept from Par Pacific, all of Par Pacific’s right, title and interest in, to and under the following at the Closing (collectively, the “Contributed Assets”):

(a) the existing refinery process units listed on Schedule 2.1(a) hereto (collectively, the “Contributed Refinery Process Units”);

(b) the improvements, other constructions, equipment, machinery, supplies and other tangible personal property and fixtures set forth on Schedule 2.1(b) hereto (collectively, the “Contributed Improvements and Personalty”);

(c) all causes of action, rights, claims, accounts receivable, credits or demand to the extent related to the Contributed Assets (other than the Contributed Assets described in this Section 2.1(c)) or any Assumed Liabilities, including any claim, right or interest in or to any refund, rebate, abatement or other recovery for Taxes for a taxable period (or portion thereof) beginning after the Closing Date, together with any interest due thereon or penalty rebate arising therefrom, arising from any Contributed Assets (other than the Contributed Assets described in this Section 2.1(c));

(d) the Contracts listed on Schedule 2.1(d) (collectively, the “Assumed Contracts”);

(e) all designs, plans and other work product generated as part of the design, development, procurement, and construction of the Contributed Refinery Process Units and Contributed Improvements and Personalty;

(f) all rights of Par Pacific or its Affiliates under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to Contributed Refinery Process Units and Contributed Improvements and Personalty sold, or services provided, to Par Pacific or its Affiliates or to the extent affecting any Contributed Assets or relating to any Assumed Liabilities, in each case, other than such warranties, representations and guarantees the benefit of which shall be made available to Company under the Operating Agreement;

(g) all Permits listed on Schedule 2.1(g) (“Contributed Permits”);

(h) the Intellectual Property Rights listed on Schedule 2.1(h) (collectively, the “Contributed Intellectual Property Rights”);

(i) all Documents exclusively used with respect to the Contributed Assets (other than the Contributed Assets described in this Section 2.1(i)), whether or not physically located on the Licensed Land, excluding personnel files for employees of Par Pacific or its Affiliates and such files the transfer of which is restricted by applicable Law regarding privacy;

(j) all renewable or waste feedstock to be used for the production of Renewable Fuels at the Renewable Fuels Facility located within or near the boundaries of the Licensed Land, and the right in respect of the Renewable Fuels Facility to receive any such feedstock; and

(k) all other Assets listed on Schedule 2.1(k).

The Contributed Assets shall be treated as a Capital Contribution to the Company pursuant to the Amended and Restated LLC Agreement.

Section 2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to the Company, and Par Pacific and its Affiliates shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean all assets, properties, interests and rights of Par Pacific and its Affiliates other than the Contributed Assets, including without limitation each of the following assets:

(a) all cash, cash equivalents, bank deposits or similar cash items of Par Pacific and its Affiliates;

(b) all minute books, organizational documents, stock registers and such other books and records of Par Pacific or its Affiliates pertaining to the ownership, organization or existence of Par Pacific or each of its Affiliates and duplicate copies of such records as are necessary to enable Par Pacific and its Affiliates to file Tax returns and reports;

(c) any Intellectual Property Rights of Par Pacific and its Affiliates other than the Contributed Intellectual Property Rights;

(d) any personnel and files pertaining to any employee or former employee;

(e) any books and records that Par Pacific and its Affiliates are required by Law to retain or that Par Pacific determines are necessary or advisable to retain;

(f) any claim, right or interest of Par Pacific or any of its Affiliates in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, other than those arising from any Contributed Assets;

(g) all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Par Pacific or any of its Affiliates;

(h) any rights, claims or causes of action of Par Pacific or any of its Affiliates against third parties relating to assets, properties, business or operations of Par Pacific or any of its Affiliates arising out of events occurring on or prior to the Closing Date, other than the Contributed Assets;

(i) all Tax returns and financial statements of Par Pacific and its Affiliates and their business generally and all records (including working papers) related thereto;

(j) all ownership interests of Par Pacific and its Affiliates in any Person;

(k) all of Par Pacific’s or any of its Affiliates’ causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to any Excluded Asset;

(l) all Privileged Materials;

(m) all Ancillary Assets; and

(n) all rights that accrue to Par Pacific and its Affiliates under this Agreement.

Section 2.3 Commitment to Fund by Par Pacific.

(a) Subject to the Closing, Par Pacific hereby commits to making cash contributions to the Company from and after the Closing Date, as required by the Company to pay for any costs, expenses and liabilities to (i) achieve the Commercial Operation Date for the Renewable Fuels Facility, (ii) respond to Emergencies, (iii) comply with applicable legal or contractual obligations (other than those resulting from any change in Law) and (iv) pay and discharge the Assumed Liabilities, with respect to each of clauses (i) through (iv), to the extent arising from or relating to the engineering, construction and delivery of the Renewable Fuels Facility to achieve the Commercial Operation Date, including any Prevailing Wage Compliance Costs as defined in the Construction Management Agreement, (all of such costs, expenses and liabilities, the “Construction Related Costs”), not to exceed aggregate cash contributions in an amount equal to (x) $6,470,427, plus (y) $14,568,955, less (z) any actual and documented Construction Related Costs incurred in the period from July 1, 2025 to the Closing Date (“Pre-Closing Construction Related Costs”), provided, however, that such amount of (x), plus (y), less (z) shall not be less than $0, plus Par Pacific’s pro rata share of the Initial Working Capital based on its Percentage Interest (collectively, the “Par Pacific Capital Commitment”); provided, that any such amounts resulting from any Willful Misconduct of Par Pacific or any of its Affiliates in breach of its covenants under this Agreement shall not be taken into account in determining whether the Par Pacific Capital Commitment has been exceeded.

(b) The Par Pacific Capital Commitment shall not be used for any expenditures made or required to be made by Par Pacific for the construction and development of the Ancillary Assets in connection with the Renewable Fuels Facility achieving the Commercial Operation Date. Upon the terms and subject to the conditions contained in this Agreement, Par Pacific shall make additional expenditures separate and apart from the Par Pacific Capital Commitment from and after the Closing Date with respect to the construction and development of the Ancillary Assets necessary for the Renewable Fuels Facility to achieve the Commercial Operation Date.

Section 2.4 Contributions by Alohi. Upon the terms and subject to the conditions contained in this Agreement, on the Closing Date, Alohi shall contribute to the Company $100,000,000 in cash, by wire transfer of immediately available funds to an account designated by Par Pacific (the “Alohi Capital Contribution”).

Section 2.5 Amended and Restated LLC Agreement; Additional Capital Contributions. On the Closing Date, the Alohi and Par Pacific, as the Members, shall enter into the Amended and Restated LLC Agreement. Alohi and Par Pacific, as the Members will make any Additional Capital Contributions after the Closing Date pursuant to the terms of the Amended and Restated LLC Agreement.

Section 2.6 Issuance of Units. Upon Closing,

(a) all of the Existing Units shall be canceled and forfeited without consideration;

(b) in exchange for the Par Pacific Capital Contribution, the Company shall issue Par Pacific 635 Units, each, free and clear of any and all Liens (other than restrictions on transfer under the Amended and Restated LLC Agreement or under state or federal securities laws); and

(c) in exchange for the Alohi Capital Contribution, Par Pacific shall cease to be the sole member of the Company and the Company shall issue to Alohi 365 Units (the “Alohi Units”), each free and clear of any and all Liens (other than restrictions on transfer under the Amended and Restated LLC Agreement or under state or federal securities laws).

Section 2.7 Commercial Operation Date. All obligations of the Members to make capital contributions pursuant to this Agreement shall cease as of the Commercial Operation Date, except for any capital contributions that were due and outstanding as of the Commercial Operation Date, which shall remain payable according to the terms of this Agreement, and any indemnification obligations with respect to any Indemnifiable Losses provided under Section 9.1(iv)(y) in accordance with this Agreement.

ARTICLE III

ASSUMED AND EXCLUDED LIABILITIES

Section 3.1 Assumed Liabilities. Subject to the terms of this Agreement, upon the Closing, the Company shall assume, and shall thereafter pay, perform, and discharge as and when due, any Liabilities related to the Contributed Assets, to the extent not resulting from any Willful Misconduct of Par Pacific or any of its Affiliates in breach of its covenants under this Agreement (collectively, the “Assumed Liabilities”), including without limitation the following Liabilities:

(a) Liabilities of Par Pacific or its Affiliates under the Assumed Contracts;

(b) Liabilities constituting, or arising in connection with, accounts payable existing on the Closing Date (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable) related to the Contributed Assets;

(c) other Liabilities to the extent related to Contributed Assets;

(d) Liabilities for Taxes relating to the Contributed Assets for all taxable periods (or portions thereof) beginning after the Closing Date (other than Taxes imposed in connection with the provision of services pursuant to the Ancillary Agreements); and

(e) all Construction Related Costs to the extent related to Contributed Assets, the Renewable Fuels Facility, the Company or the Company Assets.

Section 3.2 Excluded Liabilities. Par Pacific or its Affiliates shall retain, and the Company shall not assume or be obligated to pay, perform, or otherwise discharge or be responsible or liable pursuant to this Agreement or otherwise with respect to, any Liability (a) that constitutes a Contributor Tax, (b) is not an Assumed Liability, (c) arising solely from Par Pacific’s ownership of the Equity Interests in the Company; (d) to the extent arising out of or relating to any Excluded Assets; (e) incurred by Par Pacific and its Affiliates or the Company to comply with regulatory enforcement by any Governmental Authority, to the extent resulting from allegations of breaches of applicable Environmental Law prior to the Closing including, without limitation, those set forth in the 2023 EPA Letter, or (f) arising from events or circumstances occurring prior to the Closing and relating to (i) the presence or Release of any Hazardous Substance affecting or originating on and emanating from the Contributed Assets, including the groundwater and soil beneath the Contributed Assets, or (ii) the violation of any applicable Environmental Law by Par Pacific or any of its Affiliates relating to the Contributed Assets (the Liabilities described in this clause (f), the “Excluded Environmental Liabilities,” and collectively with the Liabilities described in clauses (a) through (f), the “Excluded Liabilities”).

ARTICLE IV

CLOSING

Section 4.1 Closing. The closing of the Transactions (the “Closing”) shall take place on a date agreed to by the Parties after the conditions to the Closing set forth in Article XI have been satisfied or waived by the applicable Party (other than such conditions that can only be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing) (the day on which the Closing occurs, the “Closing Date”) at such place as the Parties may agree, at 10:00 A.M. local time, in Houston, Texas. The Closing shall be effective for all purposes at 12:01 A.M., local time, in Houston, Texas, on the Closing Date.

Section 4.2 Closing Deliveries by Par Pacific. At the Closing, Par Pacific will deliver, or will cause its Affiliates to deliver, to the Company the following:

(a) a counterpart, duly executed by Par Pacific, of an assignment, conveyance and bill of sale (the “Assignment”), in the form of Exhibit A;

(b) a validly executed IRS Form W-9 with respect to Par Pacific;

(c) a counterpart, duly executed by Par Pacific, of the Amended and Restated LLC Agreement;

(d) counterparts, duly executed by each Applicable Affiliate, to each Commercial Agreement to which such Applicable Affiliate is a party;

(e) to the extent not already provided to Alohi, executed terminations and releases of the mortgages, liens, deeds of trust, financing statements, and other security interests, including applicable UCC-3 filings, with respect to the Contributed Assets, any assets of the Company or any Equity Interests in the Company, which terminations and releases shall be to the reasonable satisfaction of Alohi;

(f) Certificate of insurance adding Mitsubishi Corporation, Mitsubishi Corporation (Americas), ENEOS Americas Inc., and Diamond Biofuel America Corporation as an “Additional Insured” consistent with Exhibit D of the Operating Agreement;

(g) a certificate, dated as of the Closing Date, duly executed by an authorized officer of Par Pacific, certifying on behalf of Par Pacific and Company that the conditions set forth in Section 11.2(a) and Section 11.2(b) have been fulfilled;

(h) a certificate, dated as of the Closing Date, duly executed by an officer of Par Pacific, certifying as to the authorization of the officers executing documents in connection with the Transactions and certifying and attaching resolutions of the governing body of Par Pacific and the applicable Affiliates of Par Pacific approving this Agreement, each Commercial Agreement and the Transactions; and

(i) such other certificates, instruments and documents required by this Agreement or as may reasonably be requested by Alohi prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 4.3 Closing Deliveries by Alohi. At the Closing, Alohi will deliver to the Company the following:

(a) an amount equal to $100,000,000, via wire transfer of immediately available funds;

(b) a counterpart, duly executed by Alohi, of the Amended and Restated LLC Agreement;

(c) a certificate, dated as of the Closing Date, duly executed by an authorized officer of Alohi, certifying on behalf of Alohi that the conditions set forth in Section 11.3(a) and Section 11.3(b) have been fulfilled;

(d) a certificate, dated as of the Closing Date, duly executed by an officer of Alohi, certifying as to the authorization of the officers executing documents in connection with the Transactions and certifying and attaching resolutions of the governing body of Alohi approving this Agreement, each Commercial Agreement and the Transactions; and

(e) such other certificates, instruments and documents required by this Agreement or as may reasonably be requested by the Members or the Company prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 4.4 Closing Deliveries by the Company. At the Closing, the Company will deliver to the Members the following:

(a) a counterpart, duly executed by the Company, of the Amended and Restated LLC Agreement;

(b) a counterpart, duly executed by the Company, of the Assignment;

(c) counterparts, duly executed by the Company, to each Commercial Agreement to which the Company is a party;

(d) a certificate, dated as of the Closing Date, duly executed by an officer of the Company, certifying as to the authorization of the officers executing documents in connection with the Transactions and certifying and attaching resolutions of the governing body of the Company approving this Agreement, each Commercial Agreement and the Transactions; and

(e) such other certificates, instruments and documents required by this Agreement or as may reasonably be requested by the Members prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 4.5 Transfer of Certain Assets. Promptly after the Execution Date, Par Pacific shall prepare and send notices to the holders of any required consents to assignment (including the Hard Consents) requesting consents to the assignment of the material Assumed Contracts to the Company. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Assumed Contract for which a Hard Consent has not been satisfied. If, on the Closing Date, any such Hard Consent is not obtained, Par Pacific shall continue after Closing to use commercially reasonable efforts to obtain such Hard Consent so that such Assumed Contract can be assigned to the Company, and Par Pacific and the Company will cooperate in a mutually agreeable arrangement under which the Company would, in compliance with Law and the terms of such Assumed Contract, obtain the benefits and assume the obligations and bear the economic burdens associated with such Assumed Contract, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Company, including through the Commercial Agreements, and under which Par Pacific or its Affiliates would enforce for the benefit (and at the expense) of the Company any and all of their rights against a third party (including any Governmental Authority) associated with such Assumed Contract, claim, right or benefit.

ARTICLE V

COMPANY REPRESENTATIONS AND WARRANTIES

Par Pacific and Company hereby represent and warrant to Alohi as at the Execution Date and, only with respect to the Par Pacific Fundamental Representations, as at the Closing Date:

Section 5.1 Organization; Existence. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified and in good standing to carry on its business in each jurisdiction where the character of its property or the nature of its activities makes such qualification necessary, and to consummate the Transaction. The Company has the requisite limited liability company power and authority to own and operate its properties and assets, and to carry on its business as presently conducted.

Section 5.2 Authorization. The Company has all requisite limited liability company authorization, approvals and consents and all necessary limited liability company power and authority to execute and deliver this Agreement and, upon the Closing, the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by the Company of this Agreement and, upon the Closing, the Ancillary Agreements delivered by the Company at Closing, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement has been, and the Ancillary Agreements will be at Closing, duly and validly executed and delivered by the Company and this Agreement constitutes, and when executed the Ancillary Agreements will constitute, (assuming the due authorization, execution and delivery by the other parties hereto and thereto) the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 5.3 No Conflicts. The execution and delivery by the Company of this Agreement and the Ancillary Agreements does not, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements does not:

(a) violate or result in a breach of any of the organizational documents of the Company;

(b) result in the creation of any Liens (other than Permitted Liens) on any Contributed Assets, Units or Company Assets;

(c) conflict with or result in a violation or breach of, (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under, any Material Permits or any Material Contract to which the Company is a party or by which the Company Assets are bound; or

(d) violate or result in a breach of any Law or Order applicable to Company or by which any of the Company Assets are bound,

other than, in the case of clauses (b), (c) and (d), such Liens, conflicts, breaches, defaults or rights that would not (x) be Material, or (y) reasonably be expected to prevent, or materially impair, impede or delay the performance the Company of its obligations under this Agreement or any other Ancillary Agreement prior to the Closing or the consummation of the transactions contemplated hereby and thereby.

Section 5.4 Governmental Approvals; Other Third-Party Consents. Except for the Governmental Approvals set forth on Schedule 5.4(a) (“Required Approvals”), no Governmental Approval or consent, approval, authorization or waiver by, or notice to, any other Person not already obtained or provided is required to be made or obtained by or for the Company in connection with the Company’s execution, delivery, and performance of this Agreement and any Ancillary Agreement, as applicable, or the consummation of the Transactions except for such Governmental Approvals, consents, approvals, authorizations or waiver the failure of which to obtain would not (x) be Material, or (y) reasonably be expected to prevent, or materially impair, impede or delay the performance of the Company of its obligations under this Agreement or any other Ancillary Agreement prior to the Closing or the consummation of the transactions contemplated hereby and thereby. Except as set forth on Schedule 5.4(b) (“Required Consents”), no consent, approval, authorization or waiver by, or notice to, any other Person not already obtained or provided is required to be made or obtained by or for the Company in connection with the Company’s execution, delivery, and performance of this Agreement and any Ancillary Agreement, as applicable, or the consummation of the Transactions, including any consents to assignment, preferential right to purchase or other similar rights applicable to the contribution, conveyance, assignment, transfer or delivery of any Contributed Assets contemplated hereunder, except for such consents, approvals, authorizations or waiver the failure of which to obtain would not (x) be Material, or (y) reasonably be expected to prevent, or materially impair, impede or delay the performance of the Company of its obligations under this Agreement or any other Ancillary Agreement prior to the Closing or the consummation of the transactions contemplated hereby and thereby.

Section 5.5 Legal Proceedings. Except as set forth in Schedule 5.5 to this Agreement, there is no Proceeding and no tax, legal, administrative, or arbitration proceedings (collectively, “Legal Proceedings”), in each case, pending or threatened by any Person or Governmental Authority in writing, (a) against, relating to or affecting the Company or any Company Assets or (b) that challenges the validity of the Transactions or is seeking to prevent the consummation of the Transactions.

Section 5.6 Brokers. Except as set forth on Schedule 5.6, the Company does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which the Members or the Company could become liable or obligated.

ALL REPRESENTATIONS AND WARRANTIES OF PAR PACIFIC AND THE COMPANY IN THIS ARTICLE V SHALL EXPIRE EIGHTEEN (18) MONTHS AFTER THE CLOSING DATE; PROVIDED THAT THE PAR PACIFIC FUNDAMENTAL REPRESENTATIONS IN THIS ARTICLE V SHALL EXPIRE SIXTY (60) DAYS AFTER EXPIRATION OF THE APPLICABLE STATUTE OF LIMITATIONS.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PAR PACIFIC

Par Pacific hereby represents and warrants to the Company (with respect to Section 6.1-Section 6.5 only) and to Alohi as at the Execution Date and, only with respect to the Par Pacific Fundamental Representations, as at the Closing Date the following:

Section 6.1 Organization; Existence. Each of Par Pacific and the Applicable Affiliate(s) is duly incorporated or formed, as the case may be, validly existing and in good standing under the Laws of the State of its incorporation or formation, as the case may be. Each of Par Pacific and the Applicable Affiliate(s) has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Each of Par Pacific and the Applicable Affiliate(s) is duly licensed or qualified to do business as a foreign entity, and is in good standing, in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a material adverse effect on Par Pacific or such Applicable Affiliate.

Section 6.2 Authorization. Each of Par Pacific and the Applicable Affiliate(s) has all requisite organizational authorization, approvals and consents and full power and authority necessary to enter into and perform its obligations under this Agreement and/or each other Ancillary Agreement to which it is party, as applicable, to perform its obligations hereunder and/or thereunder, and to consummate the Transactions. The execution, delivery and performance by Par Pacific and each Applicable Affiliate of this Agreement and the Ancillary Agreements, as applicable, have been duly and validly authorized and approved by all necessary organizational action on the part of Par Pacific and such Applicable Affiliate. This Agreement has been, and the Ancillary Agreements will be at Closing, duly and validly executed and delivered by Par Pacific and the Applicable Affiliate(s). This Agreement and, when validly executed, the Ancillary Agreements, as applicable, constitute, or will constitute, as applicable, valid and binding obligations of Par Pacific and the Applicable Affiliate(s), enforceable against Par Pacific and the Applicable Affiliate(s) in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.3 No Conflicts.

(a) The execution, delivery and performance by Par Pacific of this Agreement and the consummation of the Transactions do not (i) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Par Pacific, (ii) result in the creation of any Liens (other than Permitted Liens) on any Units, (iii) conflict with or result in a violation or breach of, result in (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under any Material Contract to which any Units are subject (except for this Agreement) or (iv) violate any Law applicable to any Units, other than, in the case of clauses (iii) and (iv), such conflicts, breaches, defaults, violations or rights that would not, individually or in the aggregate, prevent, or materially impair, impede or delay the ability of any the performance by Par Pacific, its Affiliates or the Company of their obligations under this Agreement or any other Ancillary Agreement prior to the Closing or the consummation of the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance by Par Pacific of this Agreement and the consummation of the Transactions do not (i) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Par Pacific, (ii) result in the creation of any Liens (other than Permitted Liens) on any Contributed Assets or Company Assets, (iii) conflict with or result in a violation or breach of, result in (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under any Material Contract to which Par Pacific is a party or by which any Contributed Assets, Company Assets or Ancillary Assets are bound (except for this Agreement) or (iv) violate any Law applicable to Par Pacific or any Contributed Assets, Company Assets, Ancillary Assets, other than, in the case of clauses (ii), (iii) and (iv), such Liens, conflicts, breaches, defaults, violations or rights that would not (x) be Material, or (y) reasonably be expected to prevent, or materially impair, impede or delay the performance of Par Pacific of its obligations under this Agreement or any other Ancillary Agreement prior to the Closing or the consummation of the transactions contemplated hereby and thereby.

Section 6.4 Litigation.

(a) Except as set forth in Schedule 6.4 to this Agreement, there is no Legal Proceeding pending, or threatened in writing, against, relating to or affecting Par Pacific or the Company that challenge the validity of the Transactions or is seeking to prevent the consummation of the Transactions, and Par Pacific is not bound by any Order (except with respect to the Contributed Assets, which is addressed in the below Section 6.4(b)), except, in each case, as would not, individually or in the aggregate, prevent, or materially impair, impede or delay the ability of any the performance by Par Pacific, its Affiliates or the Company of their obligations under this Agreement or any other Ancillary Agreement prior to the Closing or the consummation of the transactions contemplated hereby and thereby.

(b) Except as set forth in Schedule 6.4 to this Agreement, there is no Legal Proceeding pending, or threatened in writing, against, relating to or affecting Par Pacific or any Contributed Assets, except, in each case, as would not be Material. Neither Par Pacific, in respect of the Contributed Assets, nor any Contributed Assets are bound by any Order.

Section 6.5 Brokers. Except as set forth on Schedule 6.5, Par Pacific represents and warrants to the Company and Alohi that Par Pacific has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which the Company or Alohi could become liable or obligated.

Section 6.6 Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. Except as set forth on Schedule 6.6, Par Pacific represents and warrants that (a) each of Par Pacific and the Company is in compliance with the Anti-Corruption Laws and Anti-Money Laundering Laws applicable to it, including the FCPA and in all material respects with any other Laws applicable to it; (b) neither the Company nor any of its Representatives and/or Affiliates involved in activities carried out in the interest and/or on behalf of the Company engage in any activity, practice or conduct that constitutes a violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; (c) Par Pacific and its Affiliates have in place appropriate policies for assessing, monitoring and combatting the risk of breaching Anti-Corruption Laws and Anti-Money Laundering Laws; (d) there has not been any written notice of any material violation or alleged material violation of any applicable Law with respect to the Contributed Assets and (e) except as disclosed on Schedule 6.6, there is no written notice given to Par Pacific of any investigation by any Governmental Authority for non-compliance with any applicable Law with respect to the Contributed Assets nor, to the Knowledge of Par Pacific, is there any such investigation ongoing for which it has not received written notification, with respect to each of clauses (a) through (e), except as would not have a material adverse effect on the Business or the Company.

Section 6.7 Capitalization; Rights to Acquire Equity. At the Closing, the Alohi Units will have been duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued to Alohi, free and clear of any Liens (other than restrictions on transfer under the Amended and Restated LLC Agreement or under state or federal securities laws). Upon such issuance of the Alohi Units in accordance with the terms of this Agreement, Alohi will have the rights and obligations of a Member under the Amended and Restated LLC Agreement. Except for the Existing Units, there are no issued and outstanding units or other Equity Interests in the Company as of the date hereof and as of no time immediately prior to Closing. There are no outstanding (a) securities of the Company convertible into or exchangeable for shares of capital stock, units or voting securities of, or any other Equity Interests in, the Company, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued capital stock, units or other Equity Interests in the Company, (c) options or other rights of the Company to acquire from Par Pacific, or obligation of the Company to issue, any shares of capital stock or unit or voting securities of, or any other Equity Interests in, the Company or any securities convertible into or exchangeable for such shares of capital stock or unit or voting securities or any other Equity Interests, other than pursuant to this Agreement, (d) equity equivalents or other similar rights of or with respect to the Company, or (e) obligations of the Company to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, units or rights.

Section 6.8 Absence of Certain Changes and No Undisclosed Liabilities.

(a) Except in connection with (a) its formation and organization, (b) the negotiation and execution of this Agreement and the Transactions contemplated hereby, and (c) the entry in the Contracts set forth on Schedule 6.8, the Company has not engaged in any business activities or acquired or owned any Assets since its formation under the Act.

(b) Neither the Company nor Par Pacific (with respect to the Contributed Assets) has any Material Liabilities that would be required to be reflected in, reserved against or otherwise described in a balance sheet (or notes thereto) prepared in accordance with GAAP, other than (i) Liabilities incurred in the Ordinary Course of Business since the formation of the Company or pursuant to the Contracts set forth on Schedule 6.8 (other than as a result of a breach of such Contracts), (ii) Liabilities incurred in the transactions contemplated by this Agreement, and (iii) Excluded Liabilities.

Section 6.9 Environmental Matters. Except as set forth on Schedule 6.9:

(a) Except for matters that relate to an Excluded Liability, to the Knowledge of Par Pacific:

(i)	the Contributed Assets and the Company are in compliance in all material respects with applicable Environmental Laws;

(ii)

neither Par Pacific nor the Company have received any written notification of any investigation by any Governmental Authority for non-compliance with any Environmental Law with respect to the Contributed Assets, nor, to the Knowledge of Par Pacific, is any such investigation ongoing in which Par Pacific and/or the Company has not received written notice;

(iii)

there is no Legal Proceeding pending or threatened by any Person or Governmental Authority in writing against the Contributed Assets relating to non-compliance with or Liability of the Contributed Assets under applicable Environmental Laws.

(b) To the Knowledge of Par Pacific, Par Pacific and the Company have Made Available to Alohi all material environmental documentation (including environmental site assessment reports, permits and permit applications, and assessments of wetlands, protected species, or other environmental conditions of the Contributed Assets) or other material documentation in the possession or control of Par Pacific or the Company that concerns compliance of the Company and the Contributed Assets with Environmental Laws or Liabilities associated with the environmental condition, ownership or operation of the Contributed Assets, the Company or the Business, in each case, other than Privileged Materials or such documentation or other materials to the extent relating to (i) Excluded Liabilities and (ii) any matter in respect of which the Company has not incurred, or is not reasonably expected to incur, liability.

Notwithstanding anything in this Agreement to the contrary, this Section 6.9 are the sole and exclusive representations and warranties of Par Pacific and the Company in this Agreement that relate to Environmental Laws and other environmental matters.

Section 6.10 Subsidiaries. The Company does not have, and has never had, any Subsidiaries and does not own (and has never owned) Equity Interests in any other Person.

Section 6.11 Labor and Employee Benefits.

(a) The Company does not have, and has never had, any employees or individual service providers;

(b) The Company does not sponsor, maintain, contribute to (or in each case have done so), have or had an obligation to contribute to, or have or had any Liability with respect to any Benefit Plan (including as an ERISA Affiliate);

(c) The Company is not contractually or otherwise obligated (whether or not in writing) to provide any Person with compensation or benefits upon retirement or termination of employment or other service;

(d) The Company is not a party to (and on the Closing Date, will not be subject to) any collective bargaining agreement or other contract with a labor union or similar representative of employees, and there have been no pending, or to the Knowledge of Par Pacific, threatened organizing activities involving the Company; and

(e) To the Knowledge of Par Pacific, no event or condition exists that would reasonably be expected to give rise to Liability of or a claim by employees or former employees of Par Pacific or its Affiliates (including dependents and spouses) against the Company or any Company Assets or Contributed Assets after the Closing under any workers’ compensation or other labor or employment laws.

Section 6.12 Taxes.

(a) All Asset Tax Returns with respect to material Asset Taxes have been duly and timely filed. All material Asset Taxes (whether or not shown on any Asset Tax Return) have been duly and timely paid. The Company is, and has been, since its date of its formation, properly classified as an entity disregarded as separate from its owner for U.S. federal Income Tax purposes.

(b) No waivers of statutes of limitations or extensions of time with respect to an Asset Tax assessment or deficiency have been given or requested. No claim has been made by any Governmental Authority in a jurisdiction where Par Pacific or the Company does not file Tax Returns that Par Pacific or the Company, as applicable, is or may be subject to Taxes in that jurisdiction.

(c) The Company has complied in all material respects with applicable Laws relating to withholding and reporting of Taxes.

(d) There are no currently proposed or pending adjustments by any Governmental Authority in connection with any Asset Taxes. All deficiencies asserted, or assessments made, against any Person with respect to the Contributed Assets as a result of any examinations by any Governmental Authority have been fully paid.

(e) All Tax Returns required to be filed by the Company have been duly and timely filed. All Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been duly and timely paid in all material respects. There are no currently proposed or pending adjustments by any Governmental Authority in connection with any Taxes paid by the Company.

(f) The Company is not a party to a Tax allocation or sharing agreement or similar arrangement (other than a contract entered into in the ordinary course of business the primary purposes of which does not relate to Taxes.

(g) Par Pacific and its Affiliates have taken no action inconsistent with (or as required by the Code and Treasury Regulations to) the Company becoming a newly-formed partnership for U.S. federal and applicable state income tax purposes at the time of the Alohi Capital Contribution.

Section 6.13 Material Contracts. Schedule 6.13 sets forth a list of all Material Contracts and complete and accurate copies of each Material Contract (including any amendments, supplements or other modifications thereto) have been Made Available to Alohi. Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement (assuming the due authorization, execution and delivery by each other party thereto), enforceable in accordance with its terms, of Par Pacific, its applicable Affiliate or the Company and, to the Knowledge of Par Pacific, of each other party thereto, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. With respect to each Material Contract, (a) none of Par Pacific, any of its Affiliates or the Company is, and no event has occurred that would reasonably be expected to result, in material breach thereof or material default thereunder (with notice or lapse of time or both), (b) to the Knowledge of Par Pacific, no other party to such Material Contract is, and no event has occurred that would reasonably be expected to result, in material breach thereof or material default thereunder (with or without notice or lapse of time or both), and (c) none of Par Pacific, any of its Affiliates and the Company has received any written request, claim or threat to terminate or amend any such Material Contract.

Section 6.14 Title to Assets.

(a) On the date hereof, Par Pacific or its applicable Affiliates, owns and has good and valid title to each of the Contributed Assets that is movable property, including each of the Contributed Refinery Process Units and the Contributed Improvements and Personalty, free and clear of all Liens other than Permitted Liens. On the Closing Date and immediately prior to effective time of the Assignment, Par Pacific will have good and valid title to each of the Contributed Assets that is movable property, including each of the Contributed Refinery Process Units and the Contributed Improvements and Personalty, free and clear of all Liens other than Permitted Liens. Except as otherwise contemplated in this Agreement, the Company will obtain good and valid title to each of the Contributed Assets that is moveable property, free and clear of all Liens other than Permitted Liens.

(b) Par Pacific or its Affiliates owns and has good and valid title to each of the Ancillary Assets that is moveable property or the valid right to use such assets.

(c) Except as set forth on Schedule 6.14(c), the Company does not own and has not owned any Assets. The Company owns and has good, valid and transferrable title to each of the Company Assets, free and clear of all Liens other than Permitted Liens.

Section 6.15 Intellectual Property.

(a) Except as set forth on Schedule 6.15(a) Par Pacific owns or has valid licenses to use all material Contributed Intellectual Property Rights used by it in the Ordinary Course of Business, except to the extent the failure to be the owner or the valid licensee thereof would not have a material adverse effect on the Business or the Company. Except as set forth on Schedule 6.15(a), (i) to the Knowledge of Par Pacific, the material Contributed Intellectual Property Rights used by Par Pacific and the material Company Intellectual Property Rights are not the subject of any challenge received by Par Pacific or any of its Affiliates or the Company in writing and (ii) none of Par Pacific, its Affiliates and the Company has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Contributed Intellectual Property Right or the material Company Intellectual Property Rights that is a license to which Par Pacific or the Company, as applicable, is a party or by which it is bound.

(b) The Company owns or has valid licenses to use Intellectual Property Rights pursuant to the license agreements listed on Schedule 6.15(b) (“Company Intellectual Property Rights”) in the Ordinary Course of Business.

Section 6.16 Condition of Assets. (1) Each of the Contributed Refinery Process Units, the Contributed Improvements and Personalty, the Company Assets and the Ancillary Assets (each, an “Applicable Asset”) is under construction and, to the Knowledge of Par Pacific, there are no functional or operational issues affecting adversely any Applicable Asset, except as would not have a Company Material Effect. To the Knowledge of Par Pacific, each Applicable Asset, to the extent the construction of such asset has completed, is (a) being maintained in accordance with Good Industry Practices, (b) in good operating condition and repair, ordinary wear and tear excepted and (c) adequate and suitable for the purpose for which such asset is currently being used in connection with the Business, except, in each case, as would not have a Company Material Effect. (2) To the Knowledge of Par Pacific, as of the Execution Date, with respect to any Applicable Asset for which construction has not been completed as of such date, there are and have been no issues or changes in circumstances that would reasonably be expected to, individually or in the aggregate, materially adversely affect (x) the expected cost to complete construction of the Renewable Fuels Facility to the Commercial Operation Date and (y) the Company’s ability to complete construction of the Renewable Fuels Facility on or prior to the Anticipated Commercial Operations Date (as defined in the Construction Management Agreement); provided, however, that this Section 6.16(2) shall not be deemed to be breached if Alohi has Knowledge of such issues or changes in circumstances as of the Execution Date.

Section 6.17 Sufficiency of Assets. To the Knowledge of Par Pacific, on the Closing Date, including after giving effect to the transactions contemplated by Section 10.7, and assuming receipt of all Required Consents and Required Approvals and achievement of the Commercial Operation Date, the Contributed Assets and the Company Assets will, taking into account the Ancillary Assets, the PHR Services and Products and all products and services to be provided to Company pursuant to the Commercial Agreements, collectively constitute all assets, properties, rights and interests reasonably necessary for the conduct of the Business as it is contemplated to be conducted on the date hereof; provided, however, that nothing in this Section 6.19 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash or working capital (or the availability of the same) or as to the sufficiency of any assets of the type included in the definition of “Excluded Assets,” nor shall this Section 6.19 be construed as a guaranty of future performance or of any forecasts or projections, all of which are expressly disclaimed; and provided further, that this Section 6.17 shall not be deemed to be breached as a result of any action that Par Pacific or the Company is required or permitted to take pursuant to this Agreement, or which Alohi requested or consented to.

Section 6.18 Affiliate Transactions. No natural Person who is a director, manager, officer, employee, agent or other representative of Par Pacific or its Affiliates is a party to any Assumed Contract in their capacity as a natural Person.

Section 6.19 TID U.S. Business. The Company is not a “TID U.S. business” as defined in 31 C.F.R. § 800.248.

Section 6.20 Permits. Except as set forth on Schedule 6.20: (a) Par Pacific has Made Available to Alohi a true and correct copy of each material Permit held by the Company, that is a material Contributed Permit or that is held by Par Pacific or an applicable Affiliate thereof and material to the operation of the Contributed Assets and Business as contemplated to be operated on the date hereof (collectively, the “Material Permits”). (b) Each of Par Pacific, its applicable Affiliates and the Company, as applicable, is in compliance with its obligations under each Material Permit and, to Par Pacific’s Knowledge, each Material Permit is in full force and effect, in each case, in all Material respects. (c) None of Par Pacific, any of its Affiliates or the Company has received written notice of, and to Par Pacific’s Knowledge, no action has been taken or proposed by any Governmental Authority to effect, the renewal, expiration, rescission or other material adverse modification of any Material Permit.

Section 6.21 Compliance with Laws. Except as set forth on Schedule 6.21 (i) neither Par Pacific nor the Company is in violation of or in default, in each case in all Material respect, under any Law applicable to the Company, any Company Assets or any Contributed Assets; (ii) neither Par Pacific nor the Company has received any written notice, charge or assertion of any material violation of any Law applicable to the Company, any Company Assets or any Contributed Assets; and (iii) to Par Pacific’s Knowledge, no event has occurred or circumstance or condition exists that would reasonably be expected to constitute or result in a material violation of any Law or Material Permit applicable to the Company, any Company Assets or any Contributed Assets.

Section 6.22 Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending against, being contemplated by or, to the Knowledge of Par Pacific, threatened against, Par Pacific or any of its Affiliates.

Section 6.23 Real Property.

(a) With respect to the Licensed Land, PHR has good and indefeasible fee simple title to the Licensed Land, including in and to any and all appurtenances, strips or gores, roads, easements, streets and rights-of-way bounding the Licensed Land, in each case, free and clear of all Liens (except Permitted Liens) as of the Closing Date. The Licensed Land is adequate to permit the operation of the Business.

(b) Par Pacific or PHR has delivered to the Company copies of all documents in Par Pacific’s or PHR’s possession pertaining to the development, ownership, or operation of the Licensed Land, including but not limited to, all existing owner title insurance policies and title commitments (and legible copies of all documents referenced in such title policies and title commitments), any existing survey(s) of the Licensed Land, studies, tests, data and assessments, any documentation regarding water, sanitary sewer, gas and other utilities serving the Licensed Land, utility information pertaining to the Licensed Land, engineering studies and plans, and ad valorem Tax notices and receipts.

(c) There are no expropriation, condemnation, eminent domain, re-zoning or other proceedings, either instituted or, to the Knowledge of Par Pacific or PHR, planned to be instituted, by a Governmental Authority that would affect the Licensed Land or any part thereof, nor has Par Pacific or PHR received notice of any pending special assessment or reassessment proceedings by a Governmental Authority affecting any portion of the Licensed Land which propose to impose new special or increased assessments upon the Licensed Land or any portion thereof. Neither Par Pacific or PHR has received notice of any proposals, plans, studies, or investigations of any Governmental Authority which has or could reasonably be expected to affect the Licensed Land. Neither Par Pacific nor PHR has received notice of any material disputes relating to any portion of the Licensed Land nor of any pending, or threatened, condemnation or similar proceeding affecting any portion of the Licensed Land. There are no deferred water, sewer or other charges pertaining to the Licensed Land.

(d) To the Knowledge of Par Pacific, the Licensed Land has valid and legal access to all utilities, including electricity, sanitary and storm sewers, potable water, and utilities, in each case, to the extent necessary for the proposed operation of the Business on the Licensed Land after the Closing. To the Knowledge of Par Pacific, no fact or condition exists which is reasonably likely to result in the termination or reduction of the current access from the Licensed Land to existing utilities presently serving the Licensed Land that would adversely impact the use of the Licensed Land.

(e) Neither Par Pacific nor PHR has granted any outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third party rights to purchase or lease any of the Licensed Land or any portion thereof or interest therein, other than leases or other rights that have expired by their terms. To Knowledge of Par Pacific or PHR, there are no unregistered or unrecorded Liens, easements, restrictions, covenants, licenses, servitudes or other matters affecting the Licensed Land.

(f) To the Knowledge of Par Pacific and PHR, none of the Licensed Land or improvements thereon contravenes or violates any building code, zoning by-law or other Law applicable to the Licensed Land, or any administrative, regulatory, occupational safety and health or other Law applicable to the Licensed Land (whether or not permitted on the basis of prior nonconforming use, waiver or variance), and, other than Permitted Liens, none of the Licensed Land serves any adjoining or other real property for any purpose or is subject to any restrictions relating to flood zoning or conservation authority limiting use of the Licensed Land in any material respect, in each case, that would, individually or in the aggregate, reasonably be expected to be materially adverse to the operation of the business of the Company after the Closing. Neither Par Pacific nor PHR has received written notice that the Licensed Land or any improvements thereon contravenes or violates any building or zoning Laws applicable to the Licensed Land, or any administrative, occupational safety and health or other Law applicable to the Licensed Land, in each case, that would adversely impact the use or occupation of such Licensed Land in any material respect.

Section 6.24 Disclaimers; Reliance.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V AND THIS ARTICLE VI, PAR PACIFIC DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PAR PACIFIC, THE CONTRIBUTED ASSETS OR THE TRANSACTIONS, AND PAR PACIFIC DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY PAR PACIFIC OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, AND GUARANTEES CONTAINED IN ARTICLE V AND THIS ARTICLE VI (AS MODIFIED BY THE SCHEDULES HERETO AS SUPPLEMENTED OR AMENDED), PAR PACIFIC HEREBY DISCLAIMS ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED PRIOR TO THE EXECUTION DATE OR CLOSING DATE (ORALLY OR IN WRITING) TO ALOHI, THE COMPANY OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ALOHI OR THE COMPANY BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF PAR PACIFIC OR ANY OF ITS AFFILIATES). ALOHI (X) HAS HAD AN OPPORTUNITY TO DISCUSS THE BUSINESS, COMPANY’S BUSINESS, MANAGEMENT AND FINANCIAL AFFAIRS WITH ITS MANAGEMENT AND TO REVIEW AND INSPECT THE CONTRIBUTED ASSETS (Y) IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IS RELYING SOLELY ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY AND SPECIFICALLY SET FORTH HEREIN, AS QUALIFIED BY ANY DISCLOSURE SCHEDULES, AND (Z) EXCEPT AS OTHERWISE PROVIDED IN ACKNOWLEDGES, WITH RESPECT TO ANY PROJECTIONS, FORWARD-LOOKING STATEMENTS AND OTHER FORECASTS AND CERTAIN BUSINESS PLAN INFORMATION THAT ALOHI MAY HAVE RECEIVED FROM PAR PACIFIC OR ITS AFFILIATES, THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS, AND OTHER FORECASTS AND PLANS, AND THAT ALOHI IS FAMILIAR WITH SUCH UNCERTAINTIES AND IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUECY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (IF ANY) SO FURNISHED TO IT (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SAME). ALOHI AND THE COMPANY (COLLECTIVELY, THE “WAIVING PARTIES”) ACKNOWLEDGE AND AGREE THAT, EXCEPT AS OTHERWISE PROVIDED IN ARTICLE V OR THIS ARTICLE VI,

THE CONTRIBUTED ASSETS ARE BEING CONTRIBUTED TO THE COMPANY BY PAR PACIFIC “AS IS”, “WHERE IS”, WITH ALL FAULTS, AND WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING TO WARRANTIES OF CONDITION. THE WAIVING PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS OTHERWISE PROVIDED IN ARTICLE V OR THIS ARTICLE VI, PAR PACIFIC HAS MADE NO REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OF IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OF FUTURE, OF, AS TO, OR INCLUDING: (A) THE CONDITION OR STATE OF REPAIR OF THE CONTRIBUTED ASSETS, INCLUDING ANY CONDITION ARISING IN CONNECTION WITH THE GENERATION, USE, TRANSPORTATION, STORAGE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES (WHICH INCLUDES ALL SUBSTANCES LISTED AS SUCH BY APPLICABLE LAW, ALL POLLUTANTS OR CONTAMINANTS, WHETHER HARMFUL OR NOT, PETROLEUM AND NATURAL GAS AND THEIR COMPONENTS AND DISTILLATES, ASBESTOS AND NATURALLY-OCCURRING BUT HARMFUL SUBSTANCES SUCH AS METHANE OR RADON) ON, IN, UNDER, ABOVE, UPON OR IN THE VICINITY OF THE LAND; (B) THE QUALITY, QUANTITY, PERFORMANCE, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE CONTRIBUTED ASSETS, INCLUDING TO, THE STRUCTURAL ELEMENTS, APPURTENANCES, ACCESS, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, PLUMBING, SEWAGE, AND UTILITY SYSTEMS AND FACILITIES; (C) THE QUALITY, QUANTITY, PERFORMANCE, NATURE, ADEQUACY OF SOIL COMPACTION, GRADING AND DRAINAGE; (D) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITIONS OF UTILITIES SERVING THE CONTRIBUTED ASSETS; (E) THE DEVELOPMENT POTENTIAL OF THE CONTRIBUTED ASSETS, THEIR MERCHANTABILITY, (F) THE ZONING OR OTHER LEGAL STATUS OF THE LAND; (G) THE CONTRIBUTED ASSETS’ COMPLIANCE WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS, AND RESTRICTIONS OF ANY GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON; (H) THE QUALITY OF ANY MATERIALS COMPRISING THE CONTRIBUTED ASSETS; AND (I) THE CONDITION OF TITLE AND THE NATURE, STATUS AND EXTENT OF ANY LAND, SERVITUDE, PERMIT, RIGHT-OF-WAY, LEASE OR SUBLEASE, RIGHT OF REDEMPTION, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, COVENANT, CONDITION, RESTRICTION, AND ANY OTHER MATTER AFFECTING TITLE. ANY AND ALL IMPLIED WARRANTIES WITH RESPECT TO THE CONTRIBUTED ASSETS, ARE HEREBY DISCLAIMED BY PAR PACIFIC AND ARE HEREBY EXPRESSLY WAIVED BY WAIVING PARTIES.

(b) ALL REPRESENTATIONS AND WARRANTIES OF PAR PACIFIC SET FORTH IN THIS ARTICLE VI SHALL EXPIRE EIGHTEEN (18) MONTHS AFTER THE CLOSING DATE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN SECTION 6.12 (TAXES) AND THE PAR PACIFIC FUNDAMENTAL REPRESENTATIONS, WHICH SHALL EXPIRE SIXTY (60) DAYS AFTER THE APPLICABLE STATUTE OF LIMITATIONS.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF ALOHI

Alohi hereby represents and warrants to the Company and to Par Pacific as of the Execution Date and, only with respect to the Alohi Fundamental Representations, the Closing Date the following:

Section 7.1 Organization; Existence. Alohi is duly formed, validly existing and in good standing under the Laws of the State of its formation. Alohi has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Alohi is duly licensed or qualified to do business as a foreign entity, and is in good standing, in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a material adverse effect on Alohi.

Section 7.2 Authorization. Alohi has all requisite organizational authorization, approvals and consents and full power and authority necessary to enter into and perform its obligations under this Agreement and the other Ancillary Agreements, as applicable, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Alohi of this Agreement and the Ancillary Agreements, as applicable, have been duly and validly authorized and approved by all necessary organizational action on the part of Alohi. This Agreement and the Ancillary Agreements, as applicable, constitute valid and binding obligations of Alohi and enforceable against Alohi in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 7.3 No Conflicts. The execution, delivery and performance by Alohi of this Agreement and the consummation of the Transactions do not (i) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Alohi, (ii) conflict with or result in a violation or breach of, result in (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material contract to which Alohi is a party or by which Alohi or its assets are bound (except for this Agreement) or (iv) violate any Law applicable to Alohi, except in each case where such failure to obtain consent or provide notice, conflict, breach, default, termination, cancellation, acceleration or violation would not have a material adverse effect on Alohi or Alohi’s ability or rights to perform its obligations under this Agreement.

Section 7.4 Litigation. There is no Legal Proceeding pending, or threatened in writing, against Alohi or challenge the validity of the Transactions or is seeking to prevent the consummation of the Transactions, and Alohi is not bound by any Order, except where such Legal Proceeding or Order would not have a material adverse effect on Alohi or Alohi’s ability or rights to perform its obligations under this Agreement.

Section 7.5 Investment Intent. Alohi is and will be acquiring the Alohi Unit in the Company for investment purposes only for Alohi’s own account and not with a view to the distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws and Alohi is aware that Alohi must bear the economic risk of Alohi’s investment in the Company for an indefinite period of time because the Units have not been registered under the Securities Act or under the securities laws of any state, and, therefore, such Units cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available.

Section 7.6 Brokers. Alohi represents and warrants to the Company and Par Pacific that Alohi has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which the Company or Par Pacific is liable or obligated.

Section 7.7 Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. Alohi represents and warrants that (a) each of Alohi and its members is in compliance with the Anti-Corruption Laws and Anti-Money Laundering Laws applicable to it, including the FCPA and in all material respects with any other Laws applicable to it; and (b) Alohi and its Affiliates have in place appropriate policies for assessing, monitoring and combatting the risk of breaching Anti-Corruption Laws and Anti-Money Laundering Laws, with respect to each of clauses (a) through (b), except as would not have a material adverse effect on the Business or the Company.

Section 7.8 Disclaimers; Reliance.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VII, ALOHI DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ALOHI OR THE TRANSACTIONS, AND ALOHI DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ALOHI OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VII, ALOHI HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED PRIOR TO THE EXECUTION DATE AND CLOSING DATE (ORALLY OR IN WRITING) TO PAR PACIFIC OR THE COMPANY (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PAR PACIFIC, THE COMPANY OR THEIR AFFILIATES OR REPRESENTATIVES BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF ALOHI OR ANY OF ITS AFFILIATES).

(b) ALL REPRESENTATIONS AND WARRANTIES OF ALOHI SET FORTH IN THIS ARTICLE VII SHALL EXPIRE EIGHTEEN (18) MONTHS AFTER THE CLOSING DATE, EXCEPT FOR THE ALOHI FUNDAMENTAL REPRESENTATIONS, WHICH SHALL EXPIRE SIXTY (60) DAYS AFTER THE APPLICABLE STATUTE OF LIMITATION.

ARTICLE VIII

TAX MATTERS

Section 8.1 Transfer Taxes. In the event that any transfer, documentary, sales, use, stamp, registration and other similar Taxes, if any, and any conveyance fees, recording charges and other similar fees and charges are incurred, including penalties and interest, in connection with the transactions described in Section 2.1 (“Transfer Taxes”), Par Pacific shall pay such Transfer Taxes. The Parties will cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 8.2 Allocation of Certain Taxes. Par Pacific shall be allocated and bear all Taxes (including Asset Taxes and Income Taxes, if any) of the Company arising on account of the ownership or operation of the Contributed Assets, in each case, for any Tax period (or portion thereof) ending on or prior to the Closing Date, and the Company shall be allocated and bear all Taxes (including Asset Taxes and Income Taxes) of the Company arising on account of the ownership or operation of the Contributed Assets, in each case, for any Tax period (or portion thereof) beginning after the Closing Date. For purposes of allocating any Taxes that are assessed for any Straddle Period, Taxes that are (i) based upon or related to income or receipts or imposed on a transactional basis shall be allocated to the portion of the Straddle Period in which the transaction giving rise to such Taxes occurred and (ii) ad valorem, property or other Taxes imposed on a periodic basis shall be allocated by assuming that an equal portion of such ad valorem, property or other Taxes for the entire Straddle Period are allocable to each day in such Straddle Period.

Section 8.3 Tax Treatment. The Parties intend that, for U.S. federal Income Tax purposes, the Alohi Capital Contribution and the contribution by Par Pacific of the Contributed Assets be treated as (A) the formation of the Company as a newly-formed partnership pursuant to Rev. Rul. 99-5, 1999-1 C.B. 434, Situation 2, in which Alohi and Par Pacific will be the sole partners, (B) in the case of Alohi, a contribution of the Alohi Capital Contribution to such newly-formed partnership pursuant to Section 721(a) of the Code, and (C) in the case of Par Pacific, a contribution of the Contributed Assets to such newly-formed partnership pursuant to Section 721(a) of the Code (subject to any liabilities assumed by such newly-formed partnership with respect to the Contributed Assets). For purposes of clause (C) of the preceding sentence, the Parties agree that (x) any distribution of the Alohi Capital Contribution to Par Pacific pursuant to Section 4.2 of the Amended and Restated LLC Agreement shall be treated as a reimbursement of preformation capital expenditures pursuant to Treasury Regulations Section 1.707-4(d) and (y) any assumed liabilities shall be treated as “qualified liabilities” within the meaning of Treasury Regulations Section 1.707-5(a)(6)(i), in each case to the maximum extent permitted by Law. The Parties shall not take any position that is inconsistent with the foregoing Tax treatment for any Tax purpose or in any Tax context, including in the preparation and filing of any Tax Return, the defense of any audit, examination or other Tax-related proceeding, or otherwise.

ARTICLE IX

LIMITATIONS ON LIABILITY AND INDEMNITY

Section 9.1 Limited Waiver of Monetary Damages. With respect to each Party, except for Losses:

(i) in the case of Par Pacific only, based upon or resulting from the Excluded Liabilities,

(ii) based upon or resulting from the failure of any of the representations or warranties made by such Party in this Agreement to be true and correct,

(iii) based upon or resulting from the breach of any covenant of such Party under this Agreement,

(iv) in the case of Par Pacific only, that arise from the Contributed Assets, including Assumed Liabilities arising from the Contributed Assets, that constitute Construction Related Costs, to extent (x) such Losses are incurred other than in the Ordinary Course of Business and actually incurred and payable prior to the Commercial Operation Date and (y) such Losses are costs or expenses incurred in the Ordinary Course of Business, such costs or expenses are actually incurred prior to the Commercial Operation Date, and

(v) in the case of Par Pacific only, that arise out of or are asserted by or on behalf of any employee of Par Pacific or any of its Affiliates or their respective Representatives in connection with the performance of Par Pacific’s covenants during the Interim Period under this Agreement, including (A) any injury, illness or death sustained by such employee in the course of performing such obligations or (B) any claim related to salary, wages, compensation, benefits, employment taxes, wrongful termination, discrimination, harassment or any other employment-related matter arising from or in connection with the performance of such obligations;

(collectively “Indemnifiable Losses”),

such Party shall not have any liability or obligation for any breach of this Agreement except that each other Party may specifically enforce such Party’s covenants in this Agreement; provided, that Par Pacific shall be liable for any Indemnifiable Loss under Section 9.1(ii), (iii), (iv) or (v) with respect to the Company in accordance with the remaining provisions of this Article IX; provided, however, that, (in addition to the right seek specific enforcement in accordance with the last sentence of this paragraph) any Alohi Indemnitee’s sole and exclusive remedy with respect to any Indemnifiable Loss under Section 9.1(iii) based upon or resulting from Par Pacific’s Gross Negligence in breach of any covenants set forth in Section 10.2(a)(i)- (iv) or Willful Misconduct in breach of any covenant under this Agreement shall be (A) to require such breach to be cured within a reasonable period of time and (B) if such breach is not cured within such time, the applicable indemnification provided under Section 9.2(a), and Alohi Indemnitee shall have no other claim or remedy under contract, at law or in equity, which Alohi (on behalf of itself and the other Alohi Indemnitees) hereby waives and disclaims, in respect thereof, which, for the avoidance of doubt, does not waive any conditions to Alohi’s obligations to complete the Transaction set forth in Article XI or its right to terminate this Agreement in accordance with Article XII. In addition to claims for monetary damages with respect to any Indemnifiable Losses contemplated herein, during the applicable survival period expressly set forth herein, which shall be subject to the limitations in Section 9.3, each Party shall be entitled to seek specific enforcement of another Party’s respective covenants under this Agreement for breach of such covenants.

Section 9.2 Indemnity.

(a) Par Pacific hereby agrees to indemnify, defend, and hold harmless the Company, Alohi and its Affiliates, and their respective officers, successors, assigns, shareholders, members, directors, employees and agents (collectively, “Alohi Indemnitees”), from and against any and all Losses (whether as a Direct Claim or Third Party Claim), to the extent arising from, out of, or by reason of an Indemnifiable Loss under Section 9.1(i), or from a failure under Section 9.1(ii) or breach under Section 9.1(iii) in each case by the Company or Par Pacific, or under Section 9.1(iv) or Section 9.1(v).

(b) Notwithstanding anything to the contrary contained in this Article IX,

(i)

Par Pacific shall not be responsible under or in connection with this Agreement for any Indemnifiable Loss arising out of a grossly negligent or willful act or omission or misconduct, occurring on or after the Closing, by the Company or Alohi or any of their Affiliates or any third party retained by such parties;

(ii)

with respect to any claims for Indemnifiable Losses arising out of any clean up, reclamation, removal or remediation associated with any Release or other matter subject to Environmental Law that is an Excluded Environmental Liability, Par Pacific shall be deemed to have satisfied its obligation to indemnify the Company or Alohi Indemnitees to the extent that it undertakes, at its cost and expense, such clean up, reclamation, removal or remediation activity consistent with standards for remediation appropriate for use or operations at the Contributed Assets prior to the Execution Date in accordance with applicable Environmental Law or the requirements of the applicable Governmental Authority; provided, that any engineering controls or institutional controls implemented under such remediation activity shall not materially interfere with Alohi’s or the Company’s use or operations at the Contributed Assets;

(iii)

for any Indemnifiable Losses arising out of a breach of the representations and warranties in Sections 5.3, 5.4, 6.3(b), 6.4(b), 6.6, 6.8 to 6.23 of this Agreement or pursuant to Section 9.1(iv) and Section 9.1(v), the Company alone shall be entitled to receive the benefit of the indemnity set forth in this Section 9.2 (unless Alohi can demonstrate that it alone is harmed), and for all other Indemnifiable Losses arising out of a breach of the representations and warranties in the remaining provisions of Article VI, the Party that can demonstrate harm shall be entitled to receive such benefit, and

(iv)

the amount of Par Pacific’s indemnification obligation with respect to Section 9.1(iv), together with funds contributed to the Company pursuant to the Par Pacific Capital Commitment that are used to pay for Construction Related Costs other than those contemplated under Section 9.1(iv), shall not exceed the Par Pacific Capital Commitment.

(c) Alohi hereby agrees to indemnify, defend, and hold harmless the Company, Par Pacific, and their respective agents, affiliates, officers, successors, assigns, directors and employees (“Par Indemnitees”) from and against any and all Losses, to the extent arising from, out of, or by reason of an Indemnifiable Loss from a failure under Section 9.1(ii) or breach under Section 9.1(ii) by Alohi. Alohi indemnification obligations under this Section 9.2(c) shall be subject to the same terms with respect to the Collective Indemnity Amounts set forth in Section 9.3(a) and the liability cap set forth in Section 9.3(b) below, applying mutatis mutandis only as limitation of Alohi’s liability. Alohi shall not be responsible under or in connection with this Agreement for any Indemnifiable Loss arising out of a grossly negligent or willful act or omission or misconduct, occurring on or after the Closing, by the Company or Par Pacific or any of their Affiliates or any third party retained by such parties.

Section 9.3 Limitation of Liability.

(a) Except for any breach of any Par Pacific Fundamental Representations, any breach of the representations and warranties set forth in Section 6.12 (Taxes) or arising from Par Pacific’s Fraud, any breach of covenants arising from Par Pacific’s Willful Misconduct, any breach of covenants set forth in Section 10.2(a)(i)-(iv) arising from Par Pacific’s Gross Negligence, the Excluded Liabilities, or any Indemnifiable Losses contemplated under Section 9.1(iv), which are not subject to the DeMinimis Threshold nor the Collective Indemnity Amount, Par Pacific shall not be obligated to indemnify the Alohi Indemnitees pursuant to Section 9.2(a) unless and until (i) the amount of Indemnifiable Losses for each individual Claim of indemnity made exceeds $100,000 (the “DeMinimis Threshold”), it being agreed and understood that, for the purpose of determining the DeMinimis Threshold, individual Claims of the same nature shall be considered as a single Claim and the value of such Claims shall be considered in aggregate as a single Claim, and (ii) the amount of all Indemnifiable Losses subject to indemnity pursuant to Section 9.2(a) subject to and above the DeMinimis Threshold exceeds One Million Dollars ($1,000,000) (the “Collective Indemnity Amount”), in which event the Alohi Indemnitees may recover all Indemnifiable Losses incurred.

(b) Except for (i) any breach of any Par Pacific Fundamental Representations, (ii) any breach of the representations or warranties set forth in Section 6.12 (Taxes) or arising from Par Pacific’s Fraud, (iii) any breach of covenants arising from Par Pacific’s Willful Misconduct, or any breach of covenants set forth in Section 10.2(a)(i)-(iv) arising from Par Pacific’s Gross Negligence, (iv) the Excluded Liabilities, (v) any Indemnifiable Losses contemplated under Section 9.1(iv) and (v) any breach of Section 2.3 (Commitment to Fund by Par Pacific), which shall not be subject to the cap set forth in this Section 9.3(b), in no event shall Par Pacific’s collective maximum aggregate liability under this Agreement for Indemnifiable Losses or any Claim made with respect to or in connection with this Agreement against Par Pacific exceed $27,400,000.

(c) In no event shall any Indemnitee be entitled to duplicate compensation with respect to the same Indemnifiable Loss under more than one provision of this Agreement or the Ancillary Agreements. In accordance therewith, notwithstanding anything herein to the contrary, neither the Company nor any other Member shall have the right to, and shall not, make any claim against any Party hereunder in relation to an Indemnifiable Loss if any such Claim is made for the same breach against such Party or any of its Affiliates under the Amended and Restated LLC Agreement and/or any of the Commercial Agreements, provided that the Indemnitee shall be free to decide whether to raise the Claim under this Agreement or any of the Amended and Restated LLC Agreement and/or any of the Commercial Agreements, without duplication of indemnification.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE OR RESPONSIBLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR ANY EXEMPLARY, SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS OR REVENUES OR DIMINUTION IN VALUE INCURRED THEREBY THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, TORT OR STRICT LIABILITY, EXCEPT TO THE EXTENT ANY PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. OTHER THAN IN THE CASE OF FRAUD, NO PARTY SHALL BE LIABLE, UNDER THIS AGREEMENT, FOR REPRESENTATIONS MADE OUTSIDE OF THIS AGREEMENT.

Section 9.4 Claims Process.

(a) In the event that, subject to the applicable survival period: (i) any Claim is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to an obligation of any Party (the “Indemnifying Party”) to indemnify any other Party or any related indemnitee (the “Indemnified Party”) under the terms of this Agreement (such Claim, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim”), the Indemnified Party shall, as promptly as practicable but in no event later than thirty (30) days after it becomes aware of a Third Party Claim, or facts supporting a Direct Claim (in each case, the “Claim Period”), provide written notice to the Indemnifying Party specifying the nature of such Claim and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of the Losses involved) (a “Claim Notice”), together with copies of all notices and documents served on or received by the Indemnified Party in the case of a Third Party Claim; provided, however, that the failure to so notify such Indemnifying Party shall not relieve such Indemnifying Party of its obligations hereunder except to the extent that such Indemnifying Party is materially prejudiced by such failure.

(b) In the event of a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim (provided that the Indemnifying Party provides notice of its election to assume such defense to the Indemnified Party within thirty (30) days of the Claim Notice) and be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party or any other costs or expenses with respect to the defense of a Third Party Claim except as set forth below); provided, however, that such counsel is acceptable to the Indemnified Party, acting reasonably. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in defending and contesting any Third Party Claim which the Indemnifying Party defends, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless, in the case of clause (ii), the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party, in writing, within thirty (30) days of receipt of a Claim Notice whether the Indemnifying Party disputes such claim.

Section 9.5 Guarantee of Obligations of the Company. Subject to the limitations set forth in this Agreement, Par Pacific hereby guarantees the performance of all obligations of the Company under in this Agreement.

Section 9.6 Exclusive Remedies. Other than with respect to any equitable remedies, the Parties acknowledge and agree that, following the Closing, the indemnification provisions in Article IX shall be the sole and exclusive remedies of any Alohi Indemnities and Par Indemnities, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by Par Pacific, the Company or Alohi, respectively, or any failure by the Alohi, Par Pacific or the Company, respectively, to perform or comply with any covenant or agreement set forth herein. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

ARTICLE X

INTERIM COVENANTS

Section 10.1 Access. During the Interim Period, subject to this Section 10.1, Par Pacific shall afford Alohi and its Affiliates and its and their respective Representatives with reasonable access, during normal business hours, to (a) any Contributed Asset and any Company Asset (including any Material Contract or Material Permit) or any book, record or other information to the extent pertaining to the Company (other than any such book, record or other information that are Excluded Assets), (b) any officer or employee of Par Pacific or any of its Affiliates that has performed work in connection with Company or any Contributed Asset, and (c) the site of the Renewable Fuel Facility (the “Site”) to conduct reasonable searches and other reasonable investigations; provided no invasive activities or environmental sampling may be conducted without the prior written consent of Par Pacific, in its sole discretion. Alohi shall not unreasonably interfere with the business of Par Pacific, its Affiliates or the Company in connection with such access. Par Pacific shall have the right to accompany Alohi during such access. Alohi shall comply with the rules, regulations and instructions issued by Par Pacific, Company, or any of their respective Affiliates provided to Alohi reasonably in advance of any visit to Par Pacific’s or Company’s property, including the Site regarding the actions of Alohi while upon, entering or leaving Par Pacific’s or Company’s property, including the Site. If Alohi exercises rights of access under this Section 10.1, or conducts searches, examinations, inspections or other investigations under this Section 10.1, then (x) such access, searches, examinations, inspections and investigations shall be at Alohi’s sole risk, cost and expense and Alohi releases all Losses against Par Pacific, Company and their respective Representatives (collectively the “Inspection Indemnitees”) arising in any way therefrom or in any way related thereto, or arising in connection with, the conduct of the Inspection Indemnitees, and (y) Alohi shall indemnify, defend and hold harmless the Inspection Indemnitees from any Losses arising out of or in connection with, Alohi or its Representatives’ access to searches, examinations, inspections or other investigations pursuant to this Section 10.1 or otherwise, except in each case to the extent arising from or relating to the Gross Negligence or Willful Misconduct of Par Pacific, the Company or any of their respective Affiliates. Notwithstanding anything in this Section 10.1 to the contrary, Alohi and its Affiliates shall not have greater access to the Site, Par Pacific, the Company or any of their respective Affiliates, or their and their respective Affiliates officers, employees and records than they would be permitted to have under the Ancillary Agreements. Nothing in this Section 10.1 shall obligate Par Pacific or the Company to provide any materials or information that is subject to attorney-client or other privilege or the provision of which would breach applicable Law or fiduciary duty. Notwithstanding the foregoing, but subject to the immediately following sentence, during the Interim Period, Par Pacific shall reasonably cooperate with Alohi and its Representatives to provide all material information (excluding, for the avoidance of doubt, any documents in draft form) related to the 2023 EPA Letter to the extent related to the Contributed Assets or the Renewable Fuels Facility and to any matter in respect of which the Company has incurred, or is reasonably expected to incur, liability, including any delivered correspondence, notices, or settlement communications. To the extent Par Pacific believes that any such materials are privileged or the disclosure of which is restricted by applicable law, the Parties shall work together in good faith and without delay to develop a mutually acceptable protocol—which may include provision of redacted materials, summaries prepared by counsel, “clean team” arrangements, or joint review sessions under common interest or joint defense agreements to the extent applicable—that enables Alohi and its Representatives to evaluate the matter and its potential impact on the Company, while preserving applicable privileges and complying with applicable law. Par Pacific shall make available its legal counsel to discuss the matter with Alohi’s counsel at Alohi’s reasonable request.

Section 10.2 Conduct of Business.

(a) During the Interim Period, except for actions required by applicable Law or this Agreement, the Intermediation Financing, the Reorganization in accordance with Section 10.7 or consented to in writing by Alohi (which consent shall not be unreasonably delayed, withheld or conditioned), Par Pacific shall, and shall cause Company or the applicable Affiliate of Par Pacific to, as applicable, (i) use commercially reasonable efforts to own and operate the Company Assets and the Contributed Assets in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain the Company Assets and the Contributed Assets in the Ordinary Course of Business and to keep available existing relationships with customers, suppliers and Governmental Authorities related to Company and the Business, in all material respects; (iii) use commercially reasonable efforts to perform work with respect to the engineering, construction and delivery of the Renewable Fuels Facility in accordance with applicable Law, Material Permits and Prudent Construction Practices; and (iv) provide Alohi with written notice of any known event after the Execution Date that would reasonably be expected to materially and adversely affect the Company, any Company Assets or the Contributed Assets; provided, however, that, notwithstanding the foregoing, Par Pacific shall have no obligation to take any action, or omit to take any action, contemplated in this Section 10.2(a) to the extent Par Pacific or the Company would not have an obligation to do so under the Amended and Restated LLC Agreement or other Ancillary Agreements after the Closing.

(b) During the Interim Period, except for the Intermediation Financing, the Reorganization in accordance with Section 10.7 and for actions required by applicable Law or this Agreement, or consented to in writing by Alohi (which consent shall not be unreasonably delayed, withheld or conditioned), Par Pacific shall not, and shall cause the Company or other applicable Affiliate not to, take any action that would have required Unanimous Board Approval under the Amended and Restated LLC Agreement or Alohi’s consent under any of the Commercial Agreements had such action been taken after the Closing.

Section 10.3 No Negotiation or Solicitation. During the Interim Period, except for the Transactions, Par Pacific shall not, and shall cause Company, PHR and their respective Affiliates and Representatives not to, directly or indirectly, approve, authorize, encourage, initiate, solicit, encourage, enter into or continue any negotiation, discussion, Contract or instrument, with any Person other than Alohi and its Affiliates, with respect to an Acquisition Proposal by such Person. Par Pacific shall provide notice to Alohi promptly (and in any event within four (4) Business Days) if Par Pacific, PHR or the Company receives any offer, solicitation, indication of interest, or proposal regarding an Acquisition Proposal. Par Pacific agrees that the rights and remedies for non-compliance with this Section 10.3 shall include having such provision specifically enforced by the courts as provided for in this Agreement, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Alohi and that money damages would not provide an adequate remedy to Alohi.

Section 10.4 Information Right. During the Interim Period, Par Pacific shall furnish Alohi with monthly financial information, operating reports and management reports as soon as reasonably available with respect to Company and the Contributed Assets in the form historically prepared; provided Par Pacific may, but shall have no obligation to, furnish such information, reports or other information, in a scope, frequency and depth that is greater that what Par Pacific or the Company would be required to so provide under the LLC Agreement or the other Ancillary Agreements after the Closing.

Section 10.5 Effort to Close. Without limiting any other obligation under this Agreement, each Party shall use reasonable best efforts to take or cause to be taken all action necessary, proper or advisable to consummate the Transactions and to satisfy the conditions to the Closing set forth in Article XI to the extent its action can control or influence the satisfaction of such conditions, so that the Closing will occur on or before the Outside Date. Without limiting the generality of the foregoing, Par Pacific shall promptly send to the holder of each Required Consent a notice in compliance with the contractual provisions applicable to such Required Consent seeking such holder’s consent (or waiver thereof) to the transactions contemplated hereby.

Section 10.6 Required Regulatory Approvals.

(a) Without limiting the generality of Section 10.5, subject to the terms of this Section 10.6 (including Section 10.6(d)), each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to: (i) obtain all Required Regulatory Approvals; (ii) lift or rescind any Order adversely affecting or delaying the ability of the Parties to promptly consummate the Transactions; (iii) effect any necessary registrations and filings including filings and submissions of information required by any Governmental Authority that are material, including any national or multinational antitrust authorities with pre-merger filing requirements that are mutually agreed by the Parties to be applicable to the Transactions; and (iv) fulfill all conditions to this Agreement. The Parties further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other Order or Law that would adversely affect or delay the ability of the Parties to consummate the Transactions, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be. The Parties hereto and their members shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals, including the Required Regulatory Approvals.

(b) In furtherance and not in limitation of the covenants of the Parties contained in this Section 10.6, but subject to Section 10.6(d), if any administrative or judicial action or proceeding by a Governmental Authority of competent jurisdiction is instituted in connection with the Required Regulatory Approvals or challenging the Transaction and the other transactions referenced by this Agreement, Alohi shall use its reasonable best efforts to (A) oppose fully and vigorously, including by defending through litigation, any such action or proceeding, (B) pursue vigorously all available avenues of administrative and judicial appeal and (C) seek to have vacated, lifted, reversed or overturned any judgment that is in effect that prohibits, prevents or restricts consummation of the transactions referenced by this Agreement, including in connection with the Required Regulatory Approvals. Par Pacific shall provide Alohi with all reasonable assistance, including providing it with all necessary information, to enable Alohi to fulfill its obligations set out in the previous sentence. Notwithstanding anything to the contrary contained in this Section 10.6(b) or elsewhere in this Agreement, none of Alohi, Par Pacific or any of their respective Affiliates shall be required to (and the Company and its Subsidiaries shall not, without the prior written consent of Par Pacific) take any action, or commit to take any action, that would be, or would reasonably be expected to be, individually or in the aggregate, burdensome to and materially disproportionate to the benefits reasonably expected to be derived by Alohi and its Affiliates from the consummation of the transaction, taking into account the size, scope, and strategic importance of the affected business operations.

(c) The Parties will keep each other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining the Required Regulatory Approvals, including: (i) cooperating with the other Party in connection with filings with respect to any Required Regulatory Approvals, including, with respect to the Party or Parties making a filing, (A) providing copies of all such documents to the non-filing Party or Parties and its advisors prior to filing (other than documents containing confidential information that will be shared only with outside legal counsel to the non-filing Party or Parties), and (B) if requested, accepting all reasonable additions, deletions or changes suggested in connection with any such filing; (ii) furnishing to the other Parties all information required for any application or other filing to be made pursuant to any Required Regulatory Approvals; (iii) promptly notifying the other Parties of, and, if in writing, furnishing the other Parties with copies of, any substantive communications from or with any Governmental Authority with respect to the Transactions; (iv) permitting the other Parties to review in advance and considering in good faith the views of one another in connection with any proposed substantive communication with any Governmental Authority in connection with Proceedings under or relating to any Required Regulatory Approvals; (v) not participating in any substantive meeting or discussion with any Governmental Authority in connection with Proceedings under or relating to any Required Regulatory Approvals unless it consults with the other Parties in advance, and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meetings or discussions; and (vi) consulting and cooperating with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with Proceedings under or relating to any Required Regulatory Approvals. If any Party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Transactions, then such Party will use its reasonable best efforts to make, or cause to be made, as expeditiously as possible and after consultation with the other Parties, an appropriate response in full compliance with such request.

(d) Notwithstanding anything to the contrary set forth in this Agreement, neither Alohi nor any of its Affiliates shall be required to become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, in the case of each of (i) – (iii), to the extent such requirement, condition, limitation, understanding, agreement, or Order would be burdensome to and materially disproportionate to the benefits reasonably expected to be derived by Alohi and its Affiliates from the consummation of the transaction, taking into account the size, scope, and strategic importance of the affected business operations.

(e) For the purposes of (a) and (d) only, the terms “Party” and “Parties” includes the Parties and Par Pacific.

Section 10.7 Reorganization; Intermediation Financing. On or prior to the Closing, Par Pacific may, and may cause its Affiliates to, take all actions to effect (i) the transactions set forth on Schedule 10.7 under the heading “Necessary Reorganization” (such transactions, the “Necessary Reorganization”) and (ii) subject to this Section 10.7, the Intermediation Financing. During the Interim Period, Alohi and Par Pacific will consult in good faith regarding implementing the transactions set forth on Schedule 10.7 under the heading “Proposed Reorganization” (the “Proposed Reorganization,” and together with the Necessary Reorganization, the “Reorganization”). If the Parties mutually agree in writing to implement the Proposed Reorganization, the parties shall use commercially reasonable efforts to cooperate to effect the Proposed Reorganization, and Par Pacific shall, and shall cause its applicable Affiliates to, take all actions necessary to effect the Reorganization; provided, however, that, following such agreement, Par Pacific shall, as promptly as reasonably practicable, provide Alohi with proposed final drafts of any documentation or agreements to implement such Proposed Reorganization, and such documentation and agreements shall be subject to Alohi’s review. Each of the Parties understands and agrees that any transfers, assignments, sales or other dispositions of assets, interest, rights, capital stock or otherwise in a Reorganization, whether from an Affiliate of Par Pacific to Par Pacific or one or more of its Affiliates or from Par Pacific or one or more of its Affiliates to other of its Affiliates, other than the transfer of the Contributed Assets and Assumed Liabilities to the Company and the issuance of the Alohi Units to Alohi (which shall be effected pursuant to the terms of this Agreement, including the representations, warranties, and indemnities hereunder), shall be made on an “AS-IS”, “WHERE-IS” basis, without representation or, warranty of any kind, and without recourse to the party making such transfer, assignment, sale or other disposition, and without recourse to the recipient thereof. If and to the extent reasonably necessary, the Parties shall use commercially reasonable efforts to cooperate and enter into any mutually agreed-upon amendment to this Agreement and the Ancillary Agreements, as applicable, to effectuate the intent of the Parties with respect to the economic and risk allocation with respect to the Transactions as of the Execution Date, including that contemplated herein to complete the Proposed Reorganization and the Intermediation Financing. The Intermediation Financing, and the definitive agreements to effect the Intermediation Financing, if completed, shall be on substantially similar economic terms set forth in, and with the same counterparty (or their Affiliates) as, the letter of intent entered with respect to the Intermediation Financing.

ARTICLE XI

CLOSING CONDITIONS

Section 11.1 Conditions Precedent to Obligations of All Parties. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing of each of the following conditions:

(a) No Order shall be in effect that enjoins, prohibits or otherwise prevents the consummation of the Closing;

(b) The Required Regulatory Approvals shall have been duly obtained, made or given, and are in full force and effect, and all termination or expiration of any applicable waiting periods (and any extensions thereof) imposed by any Governmental Authority with respect to any Required Regulatory Approval shall have occurred.

Section 11.2 Conditions Precedent to Obligations of Alohi. The obligation of Alohi to consummate the Transactions is subject to the satisfaction (or waiver by Alohi in its sole discretion) at or prior to the Closing of each of the following additional conditions:

(a) Each representation and warranty of Par Pacific and Company (i) contained in Article V and Article VI (other than Par Pacific Fundamental Representations) shall be true and correct as of the Execution Date ((A) other than any such representation and warranty that is expressly made only as of a certain date, which need only be true and correct as of such certain date and (B) without giving effect to the words “material,” or “material adverse effect,” “Company Material Effect,” “Material Adverse Effect” or similar qualifiers contained in any such representation and warranty) except where the failure of such representation and warranty to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) that is a Par Pacific Fundamental Representations shall be true and correct as of the Execution Date and the Closing Date, as if made at and as of the Closing Date, in all respects other than deminimis inaccuracies (except, in the case of a Par Pacific Fundamental Representation set forth in Section 6.14(a) (Title to Assets), in material respects);

(b) Each of Par Pacific and Company shall have performed or complied with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, except where the failure to perform and comply with such covenants and agreements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c) Each of Par Pacific and Company shall have delivered (or shall be standing ready and able to deliver) all agreements, instruments and documents required to be delivered by it pursuant to Section 4.2 and Section 4.4, as applicable.

Section 11.3 Conditions Precedent to Obligations of Par Pacific and Company. The respective obligation of each of Par Pacific and Company to consummate the Transactions is subject to the satisfaction (or waiver by Par Pacific or Company, as applicable, in its sole discretion) at or prior to the Closing of each of the following additional conditions:

(a) Each representation and warranty of Alohi (i) contained in Article VII (other than the Alohi Fundamental Representations) shall be true and correct as of the Execution Date ((A) other than any such representation and warranty that is expressly made only as of a certain date, which need only be true and correct as of such certain date and (B) without giving effect to the words “material” or “material adverse effect” or similar qualifiers contained in any such representation and warranty) except where the failure of such representation and warranty to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Alohi’s ability to perform its obligations under this Agreement, and (ii) that is an Alohi Fundamental Representation shall be true and correct as of the Execution Date and the Closing Date, as if made at and as of the Closing Date, in material respects;

(b) Alohi shall have performed or complied with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, except where the failure to perform and comply with such covenants and agreements would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Alohi’s ability to perform its obligations under this Agreement; and

(c) Alohi shall have delivered (or shall be standing ready and able to deliver) all agreements, instruments and documents required to be delivered by it pursuant to Section 4.3.

ARTICLE XII

TERMINATION

Section 12.1 Termination. This Agreement may be terminated by a Party at any time prior to the Closing upon written notice to the other Parties as follows:

(a) by mutual written agreement of the Parties;

(b) by any Party, if the Closing has not occurred on or prior to January 30, 2026, which date may be extended as agreed by the Parties (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to such Party if a breach of a representation, warranty, covenant or agreement under this Agreement by such Party has been a principal cause of, or principally contributed to, the failure of the Closing to occur on or before the Outside Date;

(c) by Alohi, if (i) either Par Pacific or Company shall have breached any covenant or agreement contained in this Agreement to be complied with by it, or there exists a breach of any representation or warranty by Par Pacific or Company contained in this Agreement, such that Section 11.2(b) or Section 11.2(a), as applicable, would not be satisfied as of the Closing, and (ii) such breach is incapable of being cured or has not been cured by Par Pacific or Company, as applicable, within thirty (30) days after receipt of written notice by Par Pacific or Company, as applicable, of such breach from Alohi;

(d) by Par Pacific or Company, if (i) Alohi shall have breached any covenant or agreement contained in this Agreement to be complied with by it, or there exists a breach of any representation or warranty by Alohi contained in this Agreement, such that Section 11.3(b) or Section 11.3(a), as applicable, would not be satisfied as of the Closing, and (ii) such breach is incapable of being cured or has not been cured by Alohi, as applicable, within thirty (30) days after receipt of written notice by Alohi, of such breach from Par Pacific or Company, as applicable;

(e) by Alohi, if any Fraud, Gross Negligence or Willful Misconduct by any Designated Par Pacific Person in breach of Par Pacific’s or its Affiliates’ covenants under this Agreement has resulted in, or would reasonably be expected to result in, direct damages to the Company exceeding Ten Million dollars ($10,000,000); and

(f) by any Party, if a Governmental Authority having competent jurisdiction shall have issued an Order or taken any other Proceeding or enacted an applicable Law, in either case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, and such Order or other Proceeding shall have become final and non-appealable or such applicable Law shall be effective, as applicable.

Section 12.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 12.1, this Agreement shall become null and void, and there will be no Liability on the part of any Party in respect of this Agreement, INCLUDING IF SUCH LIABILITY ARISES DUE TO THE SOLE, JOINT, GROSS OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A PARTY OR ARISES AT LAW, IN TORT, IN CONTRACT OR OTHERWISE, except that (a) the applicable portions of Article I, this Section 12.2 and Article XIII (other than Section 13.5) shall survive any termination of this Agreement and (b) any Liability arising prior to such termination as a result of a Willful Misconduct in material breach of any representation, warranty, covenant or agreement in this Agreement shall survive any termination of this Agreement.

ARTICLE XIII

COVENANTS; MISCELLANEOUS

Section 13.1 Notice. All notices and communications required or permitted to be given hereunder (excluding service of process) shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid, or (d) sent by email transmission, and, in each case, addressed to the appropriate party hereto at the address for such party shown below:

If to the Company:

Hawaii Renewables, LLC

825 Town & Country Lane, Suite 1500

Houston, TX 77024

Attention: Jon Goldsmith, Jeff Hollis

Email: [***], [***]

with a copy (which shall not constitute notice) to:

Baker Botts LLP

30 Rockefeller Plaza

New York, New York 10112-4498

United States of America

Attention: Michael Didriksen, Arman Kuyumjian

Email: [***], [***]

If to Par Pacific:

Par Pacific Holdings, Inc.

825 Town & Country Lane, Suite 1500

Houston, TX 77024

Attention: Jon Goldsmith, Jeff Hollis

Email: [***], [***]

with a copy (which shall not constitute notice) to:

Baker Botts LLP

30 Rockefeller Plaza

New York, New York 10112-4498

United States of America

Attention: Michael Didriksen, Arman Kuyumjian

Email: [***], [***]

If to Alohi:

Alohi Renewable Energy LLC

1221 McKinney Street, Suite 3500

Houston, TX 77010

Attention: Keigo Ishida

Email: [***]

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1100 Louisiana, Suite 4100

Houston, TX 77002

Attention: Mark Davies; Stuart Zisman

Email: [***], [***]

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, during normal business hours, or on the next Business Day if delivered after business hours, (ii) on the date sent via email if sent prior to 6:00 p.m. Central Time on such date, or on the next Business Day if sent by email after that time, or (iii) when received by the addressee via an overnight courier or the U.S. Mail, as the case may be. A Party may change the address, email address, and individuals to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 13.1.

Section 13.2 Entire Agreement; Conflicts. THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AND THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SUCH PARTIES AND THEIR RESPECTIVE AFFILIATES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES OR THEIR RESPECTIVE AFFILIATES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AND THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, AND NO PARTY OR SUCH PARTY’S AFFILIATES SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED OTHER REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.

Section 13.3 Public Announcements. No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case, to the extent permitted by Law, the disclosing Party shall use its reasonable efforts to coordinate or communicate such announcement or communication with the other Parties prior to announcement or issuance.

Section 13.4 Confidentiality. This Agreement is confidential to the Parties and their Representatives and, whether or not the Closing occurs, shall be subject to, and governed by, the confidentiality provisions set forth in Section 12.12 of the Amended and Restated LLC Agreement, which provisions are hereby incorporated herein by reference and shall be deemed to apply mutatis mutandis to this Agreement. In the event that this Agreement is terminated prior to the Closing, the Parties obligations under the immediately preceding sentence shall survive such termination for twelve (12) months.

Section 13.5 Further Assurances; Wrong Pockets.

(a) From time to time following the Closing, the Parties shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances, notices, assumptions, releases and acquittances and such other instruments, as reasonably necessary or appropriate to assure to the Parties, their Affiliates and their respective successors and permitted assigns, the benefits, rights and obligations of such Party under this Agreement and the Ancillary Agreements, including as may be necessary or appropriate to contribute, convey, assign, transfer, and assure onto and vest in the Company title to the Contributed Assets, and to otherwise make effective the Transactions. Par Pacific shall deliver, or cause to be delivered to Alohi, an electronic copy (thumb drive or other USB storage drive) of the Data Room within five (5) Business Days after the Closing Date.

(b) The Parties acknowledge and agree that certain assets of Par Pacific or its Affiliates required for or used exclusively in the Business, other than Excluded Assets (the “Other Business Assets”) may not have been transferred pursuant to this Agreement at Closing as Contributed Assets, be held as Company Asset or be provided or used through a Commercial Agreement. If, following the Closing, the Parties discover any Other Business Assets that were not transferred to the Company as Contributed Assets, held as Company Assets or provided or used through a Commercial Agreement, then (i) if such Other Business Assets are used exclusively in the Business and are not or may not be otherwise provided or used through any Commercial Agreement, Par Pacific shall, or shall cause its applicable Affiliate to, transfer such Other Business Assets to the Company without the payment of any further consideration; and (ii) if such Other Business Assets are required for the Business but are primarily for the shared use with Par Pacific or its Affiliates due to the nature of such assets, Par Pacific shall, or shall cause its applicable Affiliate to, provide such Other Business Assets or the use of such assets through the Commercial

Agreements. Notwithstanding anything to the contrary in this Agreement, Par Pacific shall, and shall cause its applicable Affiliate to, transfer to the Company any Permit that is required by Law to be held by the Company for the ownership, construction and operation of the Renewable Fuels Facility as contemplated on the date hereof.

Section 13.6 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each of Par Pacific and Alohi will pay its own (and its Affiliates’) costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement, the Ancillary Agreements and the Transactions, and none of such costs or expenses shall be for the account of or paid by the Company.

Section 13.7 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, will be cumulative and not alternative.

Section 13.8 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each of the Parties.

Section 13.9 No Third Party Beneficiary; No Affiliate Liability. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person. In no event shall any named Party to this Agreement have any shared or vicarious liability for the actions or omissions of any other Person unless such Person is directly representing one of the Parties. The Parties agree, to the fullest extent permitted by Law, that none of their respective Affiliates or agents shall have any liability or responsibility whatsoever under this Agreement to any other Party or its respective Affiliates or agents on any basis (including in contract or tort, under federal or state securities Laws or otherwise), except as provided in a guaranty.

Section 13.10 Assignment; Binding Effect. Any Party may assign its rights and obligations hereunder to an Affiliate, but such assignment shall not release such Party from its obligations hereunder; provided, that Alohi may not assign its rights or obligations hereunder to the ENEOS Americas Inc. or its Affiliates. Any tax liability related to any Party’s assignment of its rights and obligations to an Affiliate shall be the sole responsibility of the assigning Party. Except as provided above, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties, and any attempt to do so will be void. Subject to this Section 13.10, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 13.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

Section 13.12 Invalid Provisions. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Upon the Parties or a Governmental Authority’s determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, (a) the Parties shall agree to substitute a suitable and equitable provision therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability. This Agreement has been negotiated and prepared by the parties and their respective counsel, and should any provision of this Agreement require judicial interpretation, the court interpreting or construing the provision shall not construe any provision more strictly against any particular party.

Section 13.13 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any electronic facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 13.14 Time is of the Essence. Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

Section 13.15 Governing Law; Consent to Jurisdiction.

(a) THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF THAT WOULD COMPEL THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) WITHOUT AFFECTING THE PARTIES’ AGREEMENT TO ARBITRATE DISPUTES, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (OR, IF THAT COURT REFUSES JURISDICTION, THE DISTRICT COURT OF THE STATE OF TEXAS SITTING IN AND FOR HARRIS COUNTY) FOR THE PURPOSES OF INJUNCTIVE RELIEF OR OTHER FORM OF EMERGENCY RELIEF ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF OR FOR THE ENFORCEMENT OF ANY ARBITRAL AWARD HEREUNDER.

Section 13.16 Dispute Resolution.

(a) Dispute Resolution Generally. In the event of any claim, controversy or dispute arising out of this Agreement (each a “Dispute” and collectively “Disputes”), the Party initiating dispute resolution procedures pursuant to this Section 13.16 shall so notify the other Party, and the Parties shall enter into direct negotiations to arrive at a mutually agreeable resolution of such Dispute. After receipt of the notification of a Dispute, executives of the Parties shall meet in person at least once, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to seek to reach a mutually acceptable resolution to the Dispute. In the event the Parties have not reached agreement within thirty (30) Business Days following the notification of a Dispute (regardless of whether the applicable cure period has expired in the case of a Dispute involving a claimed breach), such Dispute shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules in effect as of the date a Party issues its notification of a Dispute, and judgment on any interim or final award rendered by the arbitrator(s) may be entered in any federal or state court located in Houston, Texas. The place of arbitration shall be Houston, Texas. There shall be three arbitrators for a Dispute in excess of $3,500,000. The arbitration shall be governed by the laws of the State of Delaware. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. The Parties agree to consolidation of two or more arbitrations into the first filed arbitration.

(b) Injunctive Relief. Notwithstanding the foregoing, any Party shall have the right to seek specific performance or other injunctive relief to the extent necessary to avoid the imposition of irreparable harm or otherwise to preserve the status quo.

(c) Confidentiality. All Disputes resolved pursuant to this Section 13.16 shall be subject to the confidentiality provisions of Section 12.12 of the Amended and Restated LLC Agreement (which are hereby incorporated herein by reference), and such provisions shall apply to any such Dispute regardless of whether the Closing occurs.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the Execution Date.

HAWAII RENEWABLES, LLC

By:	/s/ Eric Wright
Name:	Eric Wright
Title:	President

[Signature Page to Equity Contribution Agreement]

PAR PACIFIC HOLDINGS, INC.

By:	/s/ William Monteleone
Name:	William Monteleone
Title:	Chief Executive Officer & President

[Signature Page to Equity Contribution Agreement]

ALOHI RENEWABLE ENERGY LLC

By:	/s/ Taro Yanagidate
Name:	Taro Yanagidate
Title:	Authorized Signatory

[Signature Page to Equity Contribution Agreement]

Exhibit A

FORM OF ASSIGNMENT, CONVEYANCE AND BILL OF SALE

This Assignment, Conveyance and Bill of Sale (this “Assignment”) is made and entered into [•], 2025, by and among Par Pacific Holdings, Inc., a Delaware corporation (“Par Pacific”), and Hawaii Renewables, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”). Par Pacific and the Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Contribution Agreement (defined below).

WITNESSETH:

WHEREAS, pursuant to that certain Equity Contribution Agreement dated as of July 21, 2025 (the “Contribution Agreement”), by and among Par Pacific, Alohi Renewable Energy LLC, a Delaware limited liability company, and the Company, Par Pacific has agreed to contribute, convey, assign, transfer, and deliver to the Company, and the Company has agreed to acquire and accept from Par Pacific, all of Par Pacific’s or its Affiliates’ right, title and interest in, to and under the Contributed Assets, on the Closing Date, on the terms and conditions set forth in the Contribution Agreement.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein and in the Contribution Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Assignment of the Contributed Assets. Par Pacific hereby CONTRIBUTES, CONVEYS, ASSIGNS, TRANSFERS AND DELIVERS to the Company, free and clear of Liens (except for Permitted Liens), and the Company hereby accepts, all of Par Pacific’s right, title and interest in and to the Contributed Assets, to have and to hold the same unto the Company, its successors and assigns, forever, in accordance with the Contribution Agreement.

2. Assumed Liabilities; Excluded Liabilities. The Company hereby assumes, and agrees to pay, perform and discharge as and when due, the Assumed Liabilities in accordance with the terms of the Contribution Agreement. The Company shall not assume or be responsible for, and the Assumed Liabilities do not include, and Par Pacific shall remain liable for, the Excluded Liabilities in accordance with Contribution Agreement.

3. Relationship with Contribution Agreement. This Assignment is delivered pursuant to, and hereby made subject to, the terms and conditions of the Contribution Agreement. Nothing in this Assignment shall be deemed to supersede, diminish, enlarge or modify any of the provisions of the Contribution Agreement, all of which survive the execution and delivery of this Assignment as provided and subject to the limitations set forth in the Contribution Agreement. In the event of any conflict or inconsistency between the terms of the Contribution Agreement and the terms hereof, the terms of the Contribution Agreement shall govern and control.

3. Bill of Sale. For any of the Contributed Assets that may be considered movable property under Hawaii law, this instrument shall also be construed as a bill of sale transferring title to such assets.

4. No Vendor’s Privilege. The transaction described and created hereby shall not be construed as creating any vendor’s privilege or resolutory condition, and to the extent any may be created, the same is hereby expressly waived and renounced.

5. Binding Effect; Successors and Assigns. This Assignment shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

6. Miscellaneous. Section 1.2 (References and Rules of Construction) and Article XIII (Covenants; Miscellaneous) of the Contribution Agreement shall apply mutatis mutandis to this Assignment.

[Signature and Notary Pages Follow]

THUS DONE AND PASSED BY Par Pacific in ____________, ____________, on the ____ day of ___________, 2025, in the presence of the undersigned competent witnesses, who have hereunto signed their names, together with the appearers and me, Notary, after due reading of the whole.

PAR PACIFIC:

By: Par Pacific Holdings, Inc., a Delaware corporation

__________________________________

By: _______________________________ Name:_____________________________ Title:______________________________

Witnesses:

_____________________________________

By:_________________________________ Name:_______________________________

_____________________________________
Notary Public

Print Name: ___________________________
Bar/Commission No.:____________________
My Commission Expires:_________________

[Signatures continued on following page]

THUS DONE AND PASSED BY Par Pacific in ____________, ____________, on the ____ day of ___________, 2025, in the presence of the undersigned competent witnesses, who have hereunto signed their names, together with the appearers and me, Notary, after due reading of the whole.

COMPANY:

By: Hawaii Renewables, LLC, a Delaware limited liability company
__________________________________

By: _______________________________ Name:_____________________________ Title:______________________________

Witnesses:

_____________________________________

By:_________________________________ Name:_______________________________

_____________________________________
Notary Public

Print Name: ___________________________
Bar/Commission No.:____________________
My Commission Expires:_________________

Exhibit B

FORM OF AMENDED AND RESTATED LLC AGREEMENT

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

Hawaii Renewables, LLC

A Delaware Limited Liability Company

Dated as of [______], 2025

ARTICLE VIII

INDEMNIFICATION

Section 8.1	Limitations on Liability of Members	36
Section 8.2	Indemnification of Members, Directors and other Eligible Persons	36
Section 8.3	Reliance	37
Section 8.4	Insurance	38
Section 8.5	Indemnification by Members	38

ARTICLE IX

TRANSFERS

Section 9.1	General Restrictions on Transfers	38
Section 9.2	Capability Restriction on Transfers; Change of Control	41
Section 9.3	Lockup Period	41
Section 9.4	Right of First Offer	42
Section 9.5	Tag-Along Rights	43
Section 9.6	Drag-Along	45

ARTICLE X

REMEDIES UNDER THE TRANSACTION DOCUMENTS

Section 10.1	Put Option	46
Section 10.2	Transaction Documents Put Right	46
Section 10.3	Downside Period Liquidated Damages	47
Section 10.4	Force Majeure; Destruction Events	47

ARTICLE XI

CAPITAL PROJECTS

Section 11.1	Capital Project Requests	48
Section 11.2	Participation	49

ARTICLE XII

MISCELLANEOUS

Section 12.1	Entire Agreement	49
Section 12.2	Governing Law; Venue and Jurisdiction	49
Section 12.3	Representations and Warranties	50

EXHIBITS AND SCHEDULES

Exhibit A	Defined Terms
Exhibit B	Distribution Policy
Exhibit C	Designated Par Pacific Persons
Exhibit D	Construction Budget
Exhibit E	Business Plan
Exhibit F	Initial Operating Budget

Schedule A	Register of Members
Schedule B	DHC Project

Annex I	Form of Joinder Agreement

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

Hawaii Renewables, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Hawaii Renewables, LLC, a Delaware limited liability company (the “Company”), dated as of [____], 2025 (the “Effective Date”), is executed and entered into by and among the Company, Par Pacific Holdings, Inc., a Delaware corporation (“Par Pacific”), and Alohi Renewable Energy, LLC, a Delaware limited liability company (“Alohi”, and, together with the Company and Par Pacific, the “Parties” and, each, a “Party”).

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation (the “Certificate of Formation”) filed with and accepted by the Office of the Secretary of State of the State of Delaware on July 25, 2024 (the “Formation Date”) in accordance with the provisions of the Delaware Limited Liability Company Act (as such act may be amended, the “Act”);

WHEREAS, Par Pacific, as the sole member of the Company, entered into that certain Limited Liability Company Agreement of the Company, dated as of July 25, 2024 (the “Prior LLC Agreement”);

WHEREAS, the Company, Par Pacific and Alohi entered into that certain Equity Contribution Agreement, dated as of July 21, 2025 (the “Equity Contribution Agreement”), pursuant to which, in connection with the Closing contemplated by the Equity Contribution Agreement (which such Closing has occurred concurrently with the effectiveness of this Agreement), (i) Par Pacific has contributed certain assets and has committed to contribute certain cash to the Company in exchange for the issuance by the Company to Par Pacific of Units and (ii) Alohi has contributed certain cash to the Company in exchange for the issuance by the Company to Alohi of Units;

WHEREAS, concurrently herewith, the Company is entering into the Commercial Agreements (together with this Agreement and the Equity Contribution Agreement, the “Transaction Documents”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

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ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body hereof shall have the meanings ascribed to them in Exhibit A hereto.

Section 1.2 Construction. Unless the context requires otherwise, (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation”, (c) references to Articles and Sections refer to Articles and Sections of this Agreement, (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited, (e) references to Exhibits and Schedules are to Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein, and (f) all references to currency or amounts in dollars shall be references to United States dollars.

ARTICLE II

ORGANIZATION

Section 2.1 Formation; Continuation; Amendment and Restatement. The Company was formed as a limited liability company pursuant to the Act by filing the Certificate of Formation for the Company with the Office of the Secretary of State of the State of Delaware in conformity with the Act on the Formation Date. The Company is and shall continue to be a limited liability company organized under the Act. The Members ratify the organization and formation of the Company and continue the Company, pursuant to the terms and conditions of this Agreement. This Agreement amends and restates in its entirety and supersedes the Prior LLC Agreement, effective as of the Effective Date. The Company and, if required, each of the Members, or a Person duly authorized to act on behalf of any such Member or Members, shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, continuation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware.

Section 2.2 Name. The name of the Company is “Hawaii Renewables, LLC” and its business shall continue to be carried on in such name with such variations and changes as the Board deems necessary to comply with the requirements of the jurisdictions in which the Company’s operations are conducted. In the event that the Board changes the name of the Company, it shall notify each of the Members.

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Section 2.3 Business Purpose. The Company is formed for the purposes of (a) the development, construction, ownership and operation of the Renewable Fuels Facility, and (b) any other lawful business, purpose or activity for which limited liability companies may be formed under the Act, subject to the terms and conditions of this Agreement, as may be approved from time to time by Unanimous Board Approval. Subject to the terms and conditions of this Agreement, the Company shall have the power and authority to take any and all actions that are necessary, appropriate, advisable, convenient, or incidental to or for the purposes of its business described in this Section 2.3.

Section 2.4 Registered Office and Agency. The registered office of the Company required by the Act to be maintained in Delaware shall be the office identified in the Certificate of Formation, or such other office as the Board may designate from time to time in the manner provided by law.

Section 2.5 Company Property. The Company shall be the sole owner of all assets and rights conveyed to the Company by any Member or any third party. A Member shall have no interest in specific Company property, assets and rights, including property, assets and rights conveyed by a Member to the Company, unless otherwise agreed in writing by the Company and such Member or as otherwise set forth herein.

Section 2.6 Term. The term of the Company commenced on the Formation Date and shall continue in perpetuity unless the Company is sooner dissolved in accordance with the terms of this Agreement or the Act.

Section 2.7 No State Law Partnership. The Members intend that the Company shall be treated as a partnership for federal and applicable state and local income tax purposes. The Company shall not (a) except for federal and applicable state and local income tax purposes, be a common law partnership or joint venture or (b) create any agency or other relationship creating fiduciary or quasi-fiduciary duties of any Member to the Company or to any other Member, and this Agreement may not be construed to suggest otherwise. This Agreement shall not subject the Members to joint and several or vicarious liability or impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

Section 2.8 No Agency. Except as provided herein, nothing herein contained shall be construed to constitute any Member as the agent of any other Member to limit in any manner the Members in the carrying on of their own respective business or activities.

Section 2.9 Liability to Third Parties. No Member shall, solely by virtue of ownership of any Units in the Company, be liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, including under a judgment, decree or order of a court.

Section 2.10 No Withdrawal. A Member shall not have the right or power to withdraw from the Company as a Member except as set forth in this Agreement. No purported withdrawal of a Member from the Company in violation of this Agreement shall be of any effect.

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ARTICLE III

CAPITALIZATION; ADMISSION OF MEMBERS; CAPITAL ACCOUNTS

Section 3.1 Capitalization.

(a) Units. Each Member’s Membership Interest in the Company, including such Member’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement shall be represented by common units of limited liability company interest (each a “Unit”). The Company shall have one (1) authorized class of Units, consisting of an unlimited number of Units. The Company shall not issue fractional Units. No Member shall be required to make Capital Contributions beyond those expressly set forth in (i) this Agreement and (ii) the Equity Contribution Agreement. The Company shall not authorize another class of units without Unanimous Board Approval, as provided for under Section 5.3(a) hereof.

(b) Initial Capitalization. On the Effective Date, all equity interests of the Company that were outstanding immediately prior to the Effective Date shall be cancelled and extinguished and shall no longer be outstanding or of any force or effect. Immediately thereafter, the Company shall issue six hundred thirty five (635) Units to Par Pacific and three hundred sixty five (365) Units to Alohi in accordance with the terms of this Agreement and the Equity Contribution Agreement, which shall constitute the only outstanding equity interests of the Company as of the Effective Date.

(c) Issuance of Units Pursuant to the Equity Contribution Agreement. Subject to the terms of the Equity Contribution Agreement and this Agreement (including Section 3.3(a), Section 3.4 and Section 3.5(d) hereof), in addition to the Units described under Section 3.1(a), Units may be issued to the Members prior to the Commercial Operation Date in accordance with the terms of the Equity Contribution Agreement and this Agreement; provided, however, that such additional Units shall only be issued to the extent and in the amounts corresponding to cash contributions actually funded by a Member pursuant to the Equity Contribution Agreement and this Agreement.

Section 3.2 Issuance of Additional Units and Non-Contributions. The Company shall issue no additional Units or admit any additional Members except as expressly set forth in this Agreement; provided, that from time to time, following the issuance of a Call Notice pursuant to Section 3.3 (other than Section 3.3(a)) or Section 3.4, as applicable, the Members may (but shall have no obligation to), by written notice to the Company (such notice, a “Contribution Notice”) delivered no later than four (4) Business Days after such Call Notice to the Company, elect to make Additional Capital Contributions in cash in accordance with the procedures outlined in Section 3.3 (other than Section 3.3(a)) and Section 3.4, and the Company shall issue additional Units to the contributing Members (such Member, a “Contributing Member”) at a non-punitive post-money Fair Market Value per Unit, as determined in good faith by the Board. Any Member that elects to not issue a Contribution Notice in respect of a Call Notice, shall be a “Non-Contributing Member,” and such Non-Contributing member shall be diluted on a non-punitive basis at post-money Fair Market Value per Unit, as determined in good faith by the Board. Any Member, by issuing a Contribution Notice, agrees to and creates an obligation of such Member, to make the capital contribution contemplated in such Call Notice and corresponding Contribution Notice.

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Section 3.3 Pre-COD Capital Contributions.

(a) Par Pacific Capital Commitment. Any time after the Effective Date, if additional capital is necessary to achieve the Commercial Operation Date, as determined by the Construction Manager and notified to the Company, the Company shall issue one or more Call Notices to Par Pacific requesting Additional Capital Contributions in an aggregate amount up to the Par Pacific Capital Commitment pursuant to Section 2.3 of the Equity Contribution Agreement. Par Pacific shall contribute to the Company the amount specified in such Call Notices on the contribution dates set forth therein, such dates to be not less than fifteen (15) days following the date such Call Notice is delivered. Notwithstanding anything contained herein to the contrary, no additional Units shall be issued to Par Pacific in connection with any contributions made by Par Pacific pursuant to the Par Pacific Capital Commitment. For the avoidance of doubt, except as otherwise provided for in the Equity Contribution Agreement, all obligations by any Member to make Capital Contributions pursuant to the Equity Contribution Agreement shall cease as of the Commercial Operation Date. Notwithstanding anything herein to the contrary, and except for Pre-COD Additional Capital, the Members acknowledge and agree that until the Par Pacific Capital Commitment has been satisfied in full by Par Pacific, no Call Notice shall be issued to Alohi for any capital necessary to complete construction and achieve the Commercial Operation Date that is to be funded under, and subject to, the Par Pacific Capital Commitment.

(b) Pre-COD Additional Capital Contributions. Prior to the Commercial Operation Date, if additional capital, beyond the Par Pacific Capital Commitment (excluding Par Pacific’s pro rata share of the Initial Working Capital, which is provided for in Section 3.3(c)), is needed, as reasonably determined by the Construction Manager or Operator, as applicable, and notified to the Company, to (i) achieve the Commercial Operation Date; (ii) respond to Emergencies; (iii) respond to a Casualty Loss pursuant to Section 10.7 of the Equity Contribution Agreement; or (iv) comply with applicable Law or contractual obligations (the “Pre-COD Additional Capital”), then the Company may (with the prior written consent of the Board, and to the extent authorized by such Board approval) issue a Call Notice requesting each Member to contribute its pro rata share of such Pre-COD Additional Capital based on its Percentage Interest (a “Pre-COD Additional Capital Call”). Each Member may (but shall have no obligation), by Contribution Notice delivered no later than four (4) Business Days after such Call Notice, elect to contribute its Percentage Interest of such Pre-COD Additional Capital on the contribution date set forth in such Pre-COD Additional Capital Call, such date to be not less than fifteen (15) days following the date such Call Notice is delivered.

(c) Pre-COD Working Capital. Prior to the Commercial Operation Date, if additional working capital, beyond the Initial Working Capital, is necessary for non-construction related Working Capital Funding Needs, to fund such amounts, as reasonably determined by the Operator and notified to the Company, the Company may (with the prior written consent of the Board, and to the extent authorized by such Board approval) (i) until the first anniversary of the Effective Date, first borrow from Par Pacific, and Par Pacific hereby commits to, or to cause an Affiliate thereof to, lend, up to Fifteen Million Dollars ($15,000,000) for a term of one (1) year (extendable by one (1) additional year by Par Pacific, in its sole discretion, by written notice to the Company prior the expiration of such initial one (1) year term), at an interest rate equal to the Working Capital Loan Rate pursuant to a secured promissory note in a form mutually agreeable to the Parties, acting reasonably (such loan, the “Working Capital Loan”), and (ii) for any amounts in excess of such Fifteen Million Dollars ($15,000,000) loan (if such loan is entered into) issue a Call Notice requesting each Member

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to contribute Percentage Interest of such amounts (the funding requirement under this clause (ii), a “Working Capital Funding Call”). The Company’s non-construction related working capital requirements, as reasonably determined by Operator (“Working Capital Funding Needs”), shall satisfy Cash Reserves, including, without limitation:

(i)	the cash amount required to fund the purchase of feedstock needed for production (i.e., plant and tanks fill) of Renewable Fuels to the extent contemplated in the Initial Operating Budget, plus

(ii)

amounts to cover costs and expenditures (e.g., services, utilities, consulting services, routine maintenance) for six (6) months of operations to the extent contemplated in the Initial Operating Budget, plus

(iii)	cash disbursement to cover operating costs before the start of production contemplated in the Initial Operating Budget.

Upon a Working Capital Funding Call, each Member may (but shall have no obligation), by delivering a Contribution Notice no later than four (4) Business Days after such Call Notice, elect to contribute its Percentage Interest of such Working Capital Funding Needs on the contribution date set forth in such Working Capital Funding Call, such date to be not less than fifteen (15) days following the date such Call Notice is delivered.

Section 3.4 Post-COD Capital Contributions.

(a) Operations Call Notices. After the Commercial Operation Date, and without duplication of any notice under Section 3.3, pursuant to the authority granted Operator and in accordance with the Operating Agreement, from time to time Operator may notify the Board that the Company’s and the Subsidiaries’ current cash assets, credit facilities, and projected gross receipts are not reasonably anticipated to be sufficient to satisfy (i) the expenditures reasonably projected by the Operator to be incurred pursuant to the then-current Operating Budget or (ii) the necessary Cash Reserves. In such event, the Company, with the prior written consent of the Board, and to the extent authorized by such Board approval, shall issue a Call Notice to the Members requesting Additional Capital Contributions in accordance with the then-current Operating Budget in an amount equal to any such deficiency, as specifically set forth in such Call Notice (accompanied by the materials received by the Board from the Operator). The Members may (but shall have no obligation), by delivering a Contribution Notice no later than four (4) Business Days after such Call Notice, elect to contribute to the Company the amount specified in such Call Notice in proportion to their respective Percentage Interests on the contribution date set forth therein, which contribution date shall not be less than fifteen (15) days following the Call Notice. Notwithstanding anything in the foregoing to the contrary, no Call Notice issued pursuant to this Section 3.4(a) shall request any Additional Capital Contributions in respect of any Emergency Expenditures (such expenditures being addressed in Section 3.4(d)).

(b) Post-COD Additional Working Capital. After the Commercial Operation Date, if Operator determines and notifies the Board that additional working capital is necessary to Operate the Renewable Fuels Facility and if the Company’s cash assets and credit facilities will be insufficient to fund such amount (such required amount, the “Additional Working Capital”), the Board shall

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consider the alternatives available to fund such Additional Working Capital, including requesting Member loans. If the Board determines that a Call Notice should be issued for such Additional Working Capital, the Company shall issue a Call Notice to the Members requesting Additional Capital Contributions in an amount equal to the Additional Working Capital. The Members may (but shall have no obligation), by Contribution Notice delivered no later than four (4) Business Days after such Call Notice, elect to contribute to the Company the amount specified in such Call Notice in proportion to their respective Percentage Interests on the contribution date set forth therein, such date to be not less than fifteen (15) days following the date such Call Notice is delivered.

(c) For Approved Capital Projects. With respect to any Approved Capital Project, on (A) the first date following the approval of the Capital Project Budget relating thereto and (B) a date at least thirty (30) days prior to the beginning of each Calendar Quarter thereafter until the completion of such Capital Project, the Company shall (with the prior written consent of the Board, and to the extent authorized by such Board approval) issue a Call Notice to the Members requesting Additional Capital Contributions in an amount equal to such reasonably projected costs needed for such Approved Capital Project in such Calendar Quarter pursuant to and in accordance with such Capital Project Budget as specifically set forth in such Call Notice (accompanied by information received by the Board from the Construction Manager or Operator, as applicable, for such Approved Capital Project regarding such upcoming expenditures). The Members may (but shall have no obligation), by Contribution Notice delivered no later than four (4) Business Days after such Call Notice elect to contribute to the Company the amount specified in such Call Notice in proportion to their respective Percentage Interests: (1) in the case of the initial Call Notice, by no later than the fifteenth (15th) day after such Call Notice is delivered; and (2) in the case of each Call Notice thereafter, on or before the tenth (10th) day of the applicable Calendar Quarter; provided that no Call Notice issued under this Section 3.4(b) may seek Additional Capital Contributions in excess of those set forth in the then-current Capital Project Budget for such Approved Capital Project. Notwithstanding anything in the foregoing to the contrary, no Call Notice issued pursuant to this Section 3.4(c) shall request any Additional Capital Contributions in respect of any Emergency Expenditures (such expenditures being addressed in Section 3.4(d)).

(d) Emergency Expenditures. After the Effective Date, the Construction Manager or Operator, under and pursuant to the terms and limitations of the applicable Commercial Agreement, may, from time to time, notify the Board that it has declared that an Emergency has occurred in accordance with the provisions of such Commercial Agreement and the Company does not have sufficient cash on hand (or available liquidity) to make the required Emergency Expenditures, and it has provided the Board with a description of such Emergency Expenditures, then the Company may issue a special Call Notice to the Members in the amount of such Emergency Expenditures (accompanied by supporting materials), and the Members may (but shall have no obligation), by delivering a Contribution Notice no later than four (4) Business Days after such Call Notice, elect to may contribute to the Company the amount specified in such Call Notice in the proportion to their respective Percentage Interest no later than the fifteenth (15th) day after such Call Notice is delivered.

(e) Call Notice Contents. Each request for Additional Capital Contributions contained in a Call Notice shall (i) be expressed in dollars and shall state the dates on which the Contribution Notice must be delivered and payment is due and the bank(s) and account(s) to which payment is to be made and (ii) specify in reasonable detail (A) the purpose(s) or expenditure(s) for which such Additional Capital Contributions are required, (B) the amount of the Additional Capital Contribution requested to be made by each Member to the Company pursuant to such Call Notice and (C) the subsection of this Section 3.4 pursuant to which such Call Notice is being made.

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Section 3.5 Defaults In Additional Capital Contributions.

(a) Subject to Section 3.5(d) in respect of the Par Pacific Capital Commitment, if, following any Call Notice, a Member delivers a corresponding Contribution Notice agreeing to contribute funds in accordance with such Call Notice and fails to then satisfy its obligation to so pay in full when due (any such date, a “Due Date”) any amount requested pursuant to the terms of such Call Notice and agreed to pursuant to the corresponding Contribution Notice, the Company shall (and any affected Member may, on behalf of the Company) give notice of such default (a “Default Notice”) to the defaulting Member and each other Member. Any Default Notice shall include a statement of the default amount. Any Member that fails to pay in full the amount requested in a Call Notice and agreed to in a corresponding Contribution Notice by the applicable Due Date and receives a Default Notice, in each case pursuant to this Section 3.5(a), in respect thereof shall be referred to herein as a “Contribution Defaulting Member.”

(b) Subject to Section 3.5(d) in respect of the Par Pacific Capital Commitment, if, on or before the tenth (10th) Business Day following the issuance of the applicable Default Notice, such failure is not cured by the Contribution Defaulting Member, then such Contribution Defaulting Member shall be deemed to be in default under this Section 3.5 and the Contributing Member shall be entitled, but not obligated to, loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount (the “Non-Contribution Amount”) that the Non-Contributing Member did not contribute to the Company (each such loan, a “Non-Contribution Loan”). The proceeds of such Non-Contribution Loan shall be treated as an Additional Capital Contribution by the Non-Contributing Member. Each Non-Contribution Loan shall bear interest on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the Non-Contribution Loan Rate. Each Non-Contribution Loan shall be recourse debt solely to the Non-Contributing Member’s Units issued in consideration for the proceeds of such Non-Contribution Loan. Until a Non-Contribution Loan is repaid, all distributions in respect of the Units issued in consideration for the proceeds of such Non-Contribution Loan, shall be payable to the Member that made such Non-Contribution Loan, and such distribution shall not be deemed a repayment of such Non-Contribution Loan; provided, that, so long as a Non-Contribution Loan is outstanding, the Non-Contributing Member shall have the right to repay it (together with interest then due and owing) in whole and not in part. Upon a repayment in full of a Non-Contribution Loan made to a Non-Contributing Member (prior to its conversion pursuant to a Conversion Contribution in accordance with Section 3.5(c)), such Non-Contributing Member shall (so long as it does not have any other outstanding Non-Contribution Loans and is not otherwise a Non-Contributing Member with respect to any other Additional Capital Contributions) cease to be a Non-Contributing Member.

(c) Subject to Section 3.5(d) in respect of the Par Pacific Capital Commitment, at any time after the first anniversary of the date a Non-Contribution Loan is made, at the option of the Contributing Member, such Non-Contribution Loan shall (if not previously paid in full) be converted into an Additional Capital Contribution of the Contributing Member in an amount equal to the unpaid principal and unpaid interest on such Non-Contribution Loan (a “Conversion Contribution”) as follows: (i) the Non-Contributing Member shall be deemed to have received a distribution from the Company in an amount equal to the total unpaid principal and interest on such Non-Contribution

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Loan, (ii) such distribution shall be deemed paid to the Contributing Member in repayment of the Non-Contribution Loan, (iii) such amount shall be deemed contributed by the Contributing Member as an Additional Capital Contribution, and (iv) the Contributing Member’s Capital Account shall be increased by, and the Non-Contributing Member’s Capital Account shall be decreased by, an amount equal to the total unpaid principal and interest on such Non-Contribution Loan. A Conversion Contribution shall be deemed an Additional Capital Contribution by the Contributing Member as of the date on which the applicable Non-Contribution Loan is converted to a Conversion Contribution at a post-money Fair Market Value per Unit on the date such Non-Contribution Loan is first made, as determined in good faith by the Board. At the time of a Conversion Contribution, the Percentage Interest of the Contributing Member shall be increased proportionally to reflect the amount of such Additional Capital Contribution by the Contributing Member, thereby increasing the Contributing Member’s Percentage Interest and decreasing the Percentage Interest of the Non-Contributing Member. Once a Conversion Contribution has been made, (x) no subsequent payment or tender in respect of the Conversion Contribution or the Non-Contribution Loan that was the subject of the Conversion Contribution shall affect the Percentage Interests of the Members, as adjusted in accordance with this Section 3.5(c), and (y) the Non-Contributing Member shall (so long as it does not have any other Non-Contribution Loans outstanding and is not otherwise a Non-Contributing Member with respect to any other Additional Capital Contributions) cease to be a Non-Contributing Member.

(d) The Members agree and acknowledge that Par Pacific has committed to making Additional Capital Contributions pursuant to the terms of Section 3.3(a) and the terms of the Equity Contribution Agreement. If Par Pacific fails to timely fund all or any portion of the Par Pacific Capital Commitment when required pursuant to this Agreement and the Equity Contribution Agreement and such failure is not cured on or before the tenth (10th) Business Day following the issuance of the applicable Default Notice, then Par Pacific shall be deemed to be in default under this Section 3.5(d) (a “Par Pacific Commitment Defaulting Member”), and Alohi shall have the right (but not the obligation) (i) to take over as Construction Manager and/or Operator, and (ii) to fund the amount of the unfunded Par Pacific Capital Commitment (or any portion thereof) as a Non-Contribution Loan in accordance with, and subject to, Section 3.5(b) and Section 3.5(c), in which case, Par Pacific shall be treated as a Contribution Defaulting Member under Section 3.5(b) and Section 3.5(c) in connection with such Non-Contribution Loan; provided, however, that, if such Non-Contribution Loan is converted into Units pursuant to a Conversion Contribution in accordance with Section 3.5(c), such conversion shall be at a value per Unit implied by a Company valuation of $274,000,000 discounted by ten percent (10%). Upon a repayment in full by Par Pacific of such Non-Contribution Loan, and any interest accrued thereon (prior to Alohi electing a Conversion Contribution in respect of such Non-Contribution Loan in accordance with Section 3.5(c) and Section 3.5(d)), Par Pacific shall cease to be a Par Pacific Commitment Defaulting Member and Alohi shall cease to have the right to be, or to appoint, the Construction Manager and/or Operator.

(e) Notwithstanding anything contained herein to the contrary, during such time as a Member is a Contribution Defaulting Member pursuant to this Section 3.5, such Contribution Defaulting Member, and any Director appointed by such Member, shall lose the right to vote on any Company matter hereunder; provided, however, if Par Pacific is the Par Pacific Commitment Defaulting Member solely in connection with its failure to fund the Par Pacific Capital Commitment pursuant to Section 3.5(d), then in such instance Par Pacific, as the Contribution Defaulting Member, and any Director appointed by Par Pacific, shall not lose the right to vote on any Company matter hereunder.

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Section 3.6 Maintenance of Capital Accounts.

(a) The Company shall establish and maintain a separate capital account (each, a “Capital Account”) for each Member in accordance with Section 1.704-1(b) of the Treasury Regulations.

(b) A Member’s Capital Account will be increased by (i) an amount equal to such Member’s cash contributions and the initial Carrying Value of the property contributed to the Company by the Member (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to and as contributed pursuant to this Agreement and the Equity Contribution Agreement), (ii) the income and gain the Member is allocated by the Company, including any income and gain that is exempted from tax and treating as gain any positive adjustment described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g), but excluding tax items of income and gain described in Treasury Regulations Section 1.704-1(b)(4)(i) and (iii) the amount of any Company liabilities, if any, assumed by such Member or which are secured by any property distributed to such Member. A Member’s Capital Account will be decreased by (i) the amount of money distributed to the Member by the Company, (ii) the net Carrying Value of any property other than money distributed to the Member by the Company (i.e., the Fair Market Value of the property net of any liabilities secured by the property), (iii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) (i.e., that cannot be capitalized or deducted in computing taxable income) that are allocated to the Member, and (iv) losses and deductions that are allocated to the Member, treating as loss any negative adjustment described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and excluding items of tax loss or deduction described in Treasury Regulations Section 1.704-1(b)(4)(i). The Company may (in the sole discretion of the Board), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

(c) In determining the amount of any liability for purposes of Section 3.6(b) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(d) No Member shall be required to make up a negative balance in its Capital Account or to pay to any Member the amount of any such deficit balance.

(e) In the event Units are directly Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the Transferring Member to the extent it relates to the Units so Transferred.

(f) This Section 3.6 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Treasury Regulations, the Board may, with the consent of the Members, not to be unreasonably withheld, make such modification; provided, that such modification shall not have an effect on the amounts distributable to any Member pursuant to Section 7.3 hereof upon the dissolution of the Company.

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Section 3.7 Preemptive Rights.

(a) Except as contemplated by the Equity Contribution Agreement or by Unanimous Board Approval, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any equity interests, options, warrants, or other securities convertible into or exercisable for equity interests in the Company or any Subsidiary (other than to the Company or to any direct or indirect Subsidiary) (collectively, the “Preemptive Securities”), unless the Company or Subsidiary, as applicable, shall have first offered to sell the Preemptive Securities to each Member at a price and on such other terms as shall have been specified in writing delivered to the Members (the “Preemptive Offer”), which Preemptive Offer shall by its terms remain open and irrevocable for a period of at least forty-five (45) days from the date it is delivered by the Company (the “Preemptive Offer Period”). The organizational documents of any Subsidiary shall provide for preemptive rights that are substantially similar to those set forth in this herein. Each Member may elect to purchase such Member’s Preemptive Share of the Preemptive Securities as specified in the Preemptive Offer at the price and upon the terms specified therein by delivering written notice of such election to the Company or Subsidiary, as applicable, as soon as practical but in any event within the Preemptive Offer Period; provided, that if the Company or Subsidiary is issuing Preemptive Securities together with any debt securities or other equity securities, then if a Member elects to purchase Preemptive Securities pursuant to this provision, it must purchase the same proportionate mix of all such securities.

(b) Each Member’s “Preemptive Share” of Preemptive Securities shall be the product of (i) such Member’s Percentage Interest in the Company and (ii) the number of such Preemptive Securities.

(c) If, upon the expiration of the Preemptive Offer Period and the reallocations contemplated by Section 3.7(a), any Preemptive Securities remain unsubscribed (the “Remaining Securities”), the Company or Subsidiary, as applicable, shall, within five (5) Business Days, deliver written notice (the “Remaining Securities Notice”) to each Member that purchased its full Preemptive Share. During the ten (10) Business Day period following delivery of the Remaining Securities Notice (the “Priority Period”), each such participating Member shall have the right, but not the obligation, to purchase all or any portion of the Remaining Securities, allocated among the participating Members (i) pro rata in accordance with their respective Percentage Interests (calculated without regard to any Member that declined to purchase its Preemptive Share) or (ii) in such other proportions as the participating Members may unanimously agree in writing. Any Remaining Securities not subscribed for during the Priority Period may be offered and sold by the Company or Subsidiary, as applicable, within one hundred eighty (180) days after the end of the Priority Period to one or more third parties on terms and conditions no more favorable to such third parties than those set forth in the Preemptive Offer; provided, that if the Company or Subsidiary, as applicable, does not consummate such sale within such one hundred eighty (180) day period, it shall not issue or sell any Preemptive Securities unless it first complies anew with the provisions of this Section 3.7(c).

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Section 3.8 No Right of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any Subsidiaries or the right to own or use particular or individual assets of the Company or any Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to distributions of specific assets of the Company or any Subsidiaries.

Section 3.9 Members. The names and addresses of the Members shall be set forth on the Register of Members.

Section 3.10 Register of Members. Ownership in the Company shall be exclusively evidenced and determined by entry in the Register of Members. A copy of the Register of Members setting forth the name, address, Company, Percentage Interest and initial Capital Account balance of each Member as of the Effective Date is attached as Schedule A hereto, and the Members shall cause an amendment of Schedule A from time to time, as necessary to reflect accurately the information therein, in an instrument duly executed by an Officer of the Company or, in case there are no Officers of the Company appointed at such time, by the Board.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

Section 4.1 Allocations.

(a) General. After giving effect to the allocations under Section 4.1(b) and Section 4.1(e), Profits and Losses for any Fiscal Year or portion thereof shall be allocated among the Members in proportion to their respective Percentage Interests.

(b) Special Allocations.

(i)

Items of loss and deduction attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4) and notwithstanding any other provision of this Article IV, if there is a net decrease during a Fiscal Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.7042(i)(2)), items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) shall be allocated among the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4) and 1.704-2(j)(2). The foregoing sentence of this Section 4.1(b)(i) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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(ii)

Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1) and 1.704-2(c)) for any Fiscal Year shall be allocated among the Members in accordance with their respective Percentage Interests. Except as otherwise provided in Treasury Regulation Section 1.704-2(d), if there is a net decrease in the Minimum Gain during any Fiscal Year, items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) shall be allocated among the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f) and 1.704-2(j)(2). The foregoing sentence of this Section 4.1(b)(ii) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(iii)

If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) has an Adjusted Capital Account Deficit as of the end of any Fiscal Year, computed after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.1(b)(iii) were not applicable, then items of income and gain for such Fiscal Year shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible. This Section 4.1(b)(iii) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(iv)

Profits and Losses shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(v)

The allocations set forth in Section 4.1(b)(i) through Section 4.1(b)(iv) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Company distributions. Accordingly, subject to the Regulatory Allocations, it is the intent of the Members other items of income, gain, deduction and loss be specially allocated among the Members so as, to the extent possible, eliminate the net effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by the Regulatory Allocations offsetting each other and by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

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(vi)

Losses shall not be allocated to a Member if such allocation of Losses would cause the Member to have an Adjusted Capital Account Deficit. Losses that cannot be allocated to a Member shall be allocated to the other Members; provided, that if no Member may be allocated Losses due to the limitations of this Section 4.1(b)(vi), Losses shall be allocated to all holders of Units in accordance with the positive balances in such Members’ respective Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(c) Allocations upon Transfer or Issuance of Units. If any Member directly Transfers an interest in the Company within a Fiscal Year or if any Member acquires an interest from the Company within a Fiscal Year, allocations of Profits, Losses and corresponding tax items shall be made in a manner determined by the Board that is not inconsistent with the Code and the Treasury Regulations.

(d) Tax Allocations.

(i)

Except as otherwise provided by this Section 4.1(d), the income, gains, losses, deductions and credits of the Company will be allocated, for federal, state, local and foreign income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts.

(ii)

Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c), using the traditional method under Treasury Regulations Section 1.704-3(d), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Carrying Value. To the extent the Company holds an interest in another partnership (an “LTP Interest”) that was either contributed or deemed to be contributed to the Company by a Member and such other partnership has made an adjustment to the basis of its property under Code Section 743(b) with respect to that LTP Interest, the Company’s allocations shall take into account any items of taxable income, gain, loss and deduction attributable to, or affected by, such Code Section 743(b) basis adjustment.

(iii)

If the Carrying Value of any Company property is adjusted pursuant to clause (b) of the definition of Carrying Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for tax purposes, be allocated among the Members so as to take account of the variation between the adjusted basis of such property and its Carrying Value in accordance with Code Section 704(c) using the traditional method under Treasury Regulations Section 1.704-3(d), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Carrying Value.

(iv)

Tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according among their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

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(v)

Solely for purposes of determining each Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in the Company profits shall be determined in accordance with their respective Percentage Interests, as in effect at the relevant time.

(vi)

Allocations pursuant to this Section 4.1(d) are solely for purposes of federal, state, local and foreign taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, distributions or other Company items pursuant to any provision of this Agreement.

(e) Allocations of Tax Credit Sale Proceeds. Any amount received as consideration for the sale of tax credits (including those available under Section 45Z of the Code) pursuant to Section 6418 of the Code will be treated as tax exempt income to the Company. Such consideration, and any items of deduction attributable to such sale, shall be allocated in the same proportion as the tax credits subject to such sale.

Section 4.2 Distributions.

(a) Special Distribution. Notwithstanding anything to the contrary in Section 4.2(c) or Section 5.3, at the election of Par Pacific (in its sole and absolute discretion) and without any Board approval or consent of Alohi, on or within two (2) Business Days following the Closing Date, the Company shall make a one-time special cash distribution (such distribution, collectively, the “Special Distribution”), to Par Pacific, which Special Distribution shall include the following:

(i)

Cash in an amount equal to (A) the Alohi Capital Contribution minus (B) the Initial Working Capital, and minus (C) the total remaining amount necessary to complete construction and achieve the Commercial Operation Date under, and subject to, the Par Pacific Capital Commitment; plus

(ii)

Cash in an amount equal to the aggregate amount of the fee, premium and expenses reimbursement (including for feedstock) obligations of the Company under the Commercial Agreements that would have accrued thereunder during the Interim Period or otherwise contemplated in the Funds Flow Expense Rows (such fees, premiums and reimbursements, collectively, the “Accrued Fees”); provided, that prior to the including any such Accrued Fees as part of the Special Distribution, Par Pacific shall have provided to Alohi and the Company a good faith calculation of the Accrued Fees in reasonable detail.

In no event shall the Special Distribution paid to Par Pacific exceed Ninety-Three Million Seven Hundred Thousand Dollars ($93,700,000) unless the Accrued Fees exceed Par Pacific’s pro rata share, based on its Percentage Interest, of the Initial Working Capital as of the Closing Date, in which case, subject to Alohi’s consent (such consent not to be unreasonably withheld or denied) the Special Distribution may exceed that amount by the amount of such excess. For the avoidance of doubt, no such Special Distribution shall reduce or limit the Par Pacific Capital Commitment, nor shall it result in any issuance of Units, or otherwise affect the Percentage Interest of the Members.

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(b) With respect to such Special Distribution, upon written request from Alohi, Par Pacific shall provide a guaranty from Par Pacific in a form reasonably acceptable to Alohi related solely to Par Pacific’s obligation in relation to the remaining amount required to complete the funding of the Par Pacific Capital Commitment.

(c) Subject to Section 4.3, Section 4.4 Section 4.5, and Section 4.6, to the extent permitted by the Act and other applicable Laws, and according to the Distribution Policy the Company shall distribute to the Members, and after having completed the Special Distribution, all Available Cash for distribution (“CAFD”) on a quarterly basis. CAFD shall be distributed to the Members, in proportion to the Percentage Interest of such Members (the “Required Distribution”).

(d) During the last two (2) weeks of the second Calendar Month of each Calendar Quarter, the Operator shall evaluate the projected Available Cash and Cash Reserves in order to make a preliminary determination and recommendation with respect thereto. On or before fifteen (15) days prior to the end of such Calendar Quarter, the Operator shall make such determination and provide written notice to each Member’s Director(s) of its recommendation regarding Cash Reserves and the amount of CAFD, together with information regarding the Company’s cash position, anticipated cash receipts and disbursements, and any other applicable information reasonably considered by the Operator. The Board shall, after consideration of the recommendation and information provided by the Operator, then determine Available Cash and Cash Reserves of the Company.

(e) For purposes of determining the amount of a Distribution, to the extent any successor to a Member (each, a “Successor”) is in possession of any Units, each Successor shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Successor’s Units.

(f) To the extent that the Company distributes property in kind to the Members, the Company shall be treated as making a Distribution equal to the Fair Market Value, as determined in good faith by the Board, of such property for purposes of “Distributions” (as described in this Section 4.2) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value, as determined in good faith by the Board.

Section 4.3 Tax Distributions. No later than five (5) days prior to each date that any U.S. federal income tax payment (including estimated tax payments) is due for individuals (or, if earlier, corporations), the Company shall, to the extent the Company has cash available therefor (as determined by the Board in its sole discretion), make a distribution in cash (each, a “Tax Distribution”) to each Member in an amount equal to the product of (i) the cumulative net taxable income (including items allocated pursuant to Section 704(c) of the Code and the principles thereof) allocated by the Company to such Member for all taxable periods (as reasonably determined by the Board in good faith), and (ii) the highest combined U.S. federal, state, and local income tax rate applicable to a corporate taxpayer domiciled in Honolulu, Hawaii, less the cumulative amount of all prior distributions (including prior Tax Distributions) made to such Member pursuant to this Section 4.3.

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Section 4.4 Tax Credit Sale Proceeds.

(a) Subject to Section 4.1(b), if any tax credits are sold by the Company pursuant to Section 6418 of the Code, then the net cash proceeds from such sale shall be distributed to the Members in the same proportion as such proceeds are allocated pursuant to Section 4.1(e).

(b) With respect to tax credits available under Section 45Z of the Code, each Member may, independently of the other Members, elect to cause the Company to sell or retain all or any portion of such credits allocable to such Member under Section 4.1, in which case, such Member shall notify the Company in writing of the amount of such credits, if any, it wishes to have sold externally at least thirty (30) days prior to the Company’s tax return extended filing deadline. If a Member elects to cause the Company to sell such credits, the Company shall complete the sale to such third party at least thirty (30) days prior to the Company’s tax return extended filing deadline and the net cash proceeds from such sale shall be distributed as soon as reasonably practicable to such Member in accordance with Section 4.4(a). Any Member that elects to retain all or any portion of its share of tax credits available under Section 45Z of the Code allocable to such Member under Section 4.1 shall receive an allocation of those credits exclusively and shall not share in any cash proceeds from credits sold at the direction of the other Member(s).

Section 4.5 Withholding. If the Company is required by Law to make any payment to a Governmental Authority that is specifically attributable to a Member (or former Member) or a Member’s (or former Member’s) status as such (including, without limitation, federal, state, local or non-U.S. withholding, personal property, personal property replacement, unincorporated business taxes, taxes arising under the Partnership Tax Audit Rules, and taxes arising under Section 1446(f) of the Code), then the Company is authorized and directed to withhold from any distribution, or with respect to any allocation, made to a Member the amount of taxes required to be withheld or paid by the Company with respect to distributions or allocations to such Member as levied by any federal, state, local or non-U.S. taxing authority, and to pay over to any federal, state, local or non-U.S. taxing authority any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or non-U.S. Law, and such Member (or former Member) shall indemnify and contribute to the Company in full the entire amount paid (including interest, penalties and related expenses). The Board may in good faith offset distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation (or, if such Person is a successor or transferee to another Member, against such former Member’s obligation to indemnify and make contributions under this Section 4.5) to indemnify the Company under this Section 4.5. Any amounts withheld by the Company pursuant to this Section 4.5 shall be treated as having been distributed to such Member pursuant to this Article IV for all purposes of this Agreement and shall be offset against the current or next amounts otherwise distributable to such Member. A Member’s obligation to indemnify and make contributions to the Company under this Section 4.5 shall survive the termination, dissolution, liquidation and winding up of the Company or any Transfer or other disposition of a Unit held by such Member, and for purposes of this Section 4.5, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.5, including instituting a lawsuit to collect such indemnification and contribution with interest calculated at a rate equal to the Base Rate plus three percentage points per

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annum (but not in excess of the highest rate per annum permitted by law). Each Member hereby covenants and agrees on behalf of itself and its successors and assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other information, instruments, documents, tax forms and statements reasonably requested by the Board and to take such other actions as may be reasonably necessary, advisable or appropriate to enable the Board to effectively carry out the purposes of the Company and this Agreement.

Section 4.6 Restrictions on Distributions. Notwithstanding anything to the contrary in this Article IV, no distribution shall be made if, and for so long as, such distribution would (a) violate any applicable Law, rule, regulation, order or directive of any Governmental Authority then applicable to the Company, or (b) violate any contractual covenant or agreement between the Company or any Subsidiaries, on the one hand, and any third party lender or other bona fide third party source of financing, on the other hand.

ARTICLE V

MANAGEMENT

Section 5.1 Board of Directors; Officers.

(a) Establishment. There is hereby established a committee of Member representatives (the “Board”) comprised of natural Persons (the “Directors”) having the authority and duties set forth in this Agreement.

(b) Authority. Except as set forth in this Agreement (including Section 5.3), any decisions to be made by the Board shall require the approval of a majority of the votes of the Board. Except as such power is delegated by a majority of the Board or such other number of Directors as would otherwise be required to approve such action in accordance with this Agreement, no Director acting alone, or with any other Directors, shall have the power to act for or on behalf of, or to bind the Company. Each Director shall be a “manager” (as such term is defined in the Act) of the Company but, notwithstanding the foregoing, no Director shall have any rights or powers beyond the rights and powers granted to such Director in this Agreement.

(c) Composition. Subject to this Section 5.1(c):

(i)

So long as Par Pacific and Alohi (or one or more respective Affiliates of either Member) are the holders of the Units, the Board shall consist of five (5) Directors (except as set forth below or as otherwise agreed in writing by all of the Members) and such Directors will be appointed as follows:

A.	A Member holding a Percentage Interest in excess of fifty percent (50%) shall have the right to appoint three (3) Directors and to designate one (1) of its appointed Directors to serve as Chairman.

B.	A Member holding a Percentage Interest in excess of forty percent (40%) shall have the right to appoint two (2) Directors.

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(ii)

So long as Par Pacific and Alohi (or one or more respective Affiliates of either Member) are holders of all the outstanding Units and each of them holds a fifty percent (50%) Percentage Interest, the Board shall consist of four Directors. In such instance, Par Pacific shall have the right to appoint two (2) Directors and to designate one of its appointed Directors to serve as Chairman, and Alohi shall have the right to appoint two (2) Directors.

(iii)

A Member holding a Percentage Interest between ten percent (10%) to forty percent (40%) shall have the right to appoint a single Director (with any additional Director previously appointed by such Member being removed immediately), in which case, the total number of Directors shall be reduced to four (4) Directors, and a Member holding a Percentage Interest in excess of fifty percent (50%) shall continue to have the right to appoint three (3) Directors and to designate one (1) of its appointed Directors to serve as Chairman.

(iv)

A Member holding a Percentage Interest of less than ten percent (10%) shall not have the right to appoint any Director, and (to the extent such Member previously appointed a Director) any Director appointed by such Member shall be automatically and immediately removed (without any further action by any Person), with the remaining Members having the right to appoint all Directors (including replacing any Director previously appointed by such Member).

(v)

In the event that no Member holds a Percentage Interest of fifty percent (50%) or more, whether due to the admission of a third Member or otherwise, (1) so long as Par Pacific and its Affiliates collectively remain the largest Percentage Interest holders of the Company, any action taken by the Board shall require the approval of at least one Director appointed by Par Pacific or its Affiliates, and, (2) subject to the preceding clause (1), the Members shall engage in discussions to agree upon a mutually acceptable and reasonable approach to the appointment of Directors by the Members and other governance rights of each Member hereunder, taking into account the respective Percentage Interests of all Members.

(vi)

Notwithstanding anything to the contrary in this Agreement, any action requiring Unanimous Board Approval shall not require the approval of any Alohi appointed Director, if, at the time of such action or approval, Alohi and does not hold at least a 10% Percentage Interest or is a Contribution Defaulting Member; provided, however, nothing in this Section 5.1(c)(vi) shall diminish or otherwise limit any of Alohi’s rights under Section 5.3(b) and Section 5.3(c).

(d) Board Observers. Each Member holding a Percentage Interest of ten percent (10%) or more shall have the right to designate two persons to participate in all meetings of the Board and all meetings of any executive (or comparable) committee thereof in a non-voting observer capacity (each such designee, a “Board Observer”). Any Board Observer shall not constitute a Director or member of the Board, and they shall not be entitled to vote on any matters presented at meetings of the Board or to consent to any matter as to which the consent of the Board shall have been requested.

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Subject to the following sentence, each Board Observer shall be entitled to receive notices, agendas and written documents in connection with such meetings and all other materials and documents distributed to the Board in connection with such meetings, in each case, at the time and as provided to the Board, to the same extent as the other members of the Board or such committee. No Board Observer shall owe any fiduciary duties to any member of the Company or any other Person as a result of this right to participate in meetings of the Board and any meetings of any committee thereof.

(e) Voting Power. Except as provided for in Section 3.5(e) with respect to a defaulting Member, each Director shall be entitled to cast one (1) vote with respect to each matter brought before the Board (or any committee of the Board) for approval, including the Chairman of the Board (the “Chairman”) who will not have any other vote in addition to his or her vote as a Director. Except as set forth in Section 5.3 or as otherwise required by this Agreement, all actions of the Board shall be taken by the affirmative vote of a majority of the Directors present at a duly convened meeting of the Board at which a quorum is present. If a Deadlock Matter arises, the provisions of Section 5.6 shall be applicable.

(f) Term; Resignation. Each Director shall hold office until a successor is duly appointed and qualified or until such Director’s earlier death, resignation, or removal as provided herein. Any Director may resign at any time by giving written notice to the Members and the Board. The resignation of any Director shall take effect upon receipt of such notice or at such later time as specified therein, and, unless otherwise specified, acceptance of such resignation shall not be necessary to make it effective.

(g) Replacement. Each Member shall have the right to replace for any or no reason any Director that such Member appointed upon notice to the other Member and the Company. If any Director ceases to be in office (upon death, resignation, removal or otherwise), then Par Pacific or Alohi, as applicable, shall use reasonable best efforts to select a replacement and to cause (with the reasonable cooperation of the other Member) such replacement to be seated as promptly as practicable.

(h) The Members agree that, during the term of this Agreement, they shall vote, or act by written consent with respect to, all Units held by them in a manner consistent with this Agreement. Except as set forth in this Section 5.1(c) or as otherwise provided by this Agreement, the Members shall be entitled to vote their Units on all other matters as they deem fit.

(i) Duties of the Board. Subject to Section 5.3, all matters not expressly reserved to the Members shall be deemed delegated to the Board. The Board shall establish the policies, procedures, and guidelines for the management of the affairs of the Company, which together with decisions taken by the Board shall be implemented by Officers and the management team of the Company.

(j) Fiduciary Duties of the Board. Subject to, and as limited by the provisions of, this Agreement, each of the Directors, in the performance of their duties as such, shall not, to the maximum extent permitted by the Act and other applicable Law, owe any duties (including fiduciary duties), notwithstanding anything to the contrary existing at law, in equity or otherwise; provided, however, that each such party shall act in accordance with the implied contractual covenant of good faith and fair dealing. In furtherance of the foregoing, to the maximum extent permitted by the Act and other applicable Law, Directors are permitted to act solely in the best interests of the Member

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who appointed such Director and not the Company. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of a Director otherwise existing at law or in equity or by operation of the preceding sentences, are agreed by the Members to replace such duties and liabilities.

(k) Compensation of Directors; Expenses. No Directors or Board Observers, including the Chairman, shall receive any stated salary for services in their capacity as Directors or Board Observers or be reimbursed for any out of pocket expenses incurred in connection with their duties as Directors or Board Observers.

(l) Officers.

(i)

Appointment of Officers. The Board may, from time to time, designate one (1) or more officers of the Company (“Officers”) with such titles as may be designated by the Board to act in the name of the Company with such rights, powers, duties and obligations as may be delegated to such Officer by the Board. Unless the Board specifies otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office. The Officers of the Company may include a President, Treasurer and a Secretary and such other Officers as the Board may from time to time deem appropriate. The rights, powers, duties and obligations of any Officer may be suspended, terminated or otherwise modified by the Board with or without cause at any time and from time to time.

(ii)	Election; Term. Officers shall be elected at such time or times as the Board shall determine. Officers shall hold office, unless removed, until their successors are elected.

(iii)

Delegation. The Officers shall have such other powers and duties of an executive nature as may be properly delegated to them from time to time by the Board. The Officers shall have the authority to manage the day-to-day affairs of the Company under the supervision of the Board and shall act at all times in accordance with the instructions of the Board, if any. The acts of the Officers shall bind the Company and its Members to the extent that such acts are within the scope of their authority. The Members shall not have authority to engage in or direct the day-to-day environmental management of the Company. The Officers shall be subject at all times to the direction of the Board and shall keep the Board informed as to all matters concerning the Company.

(iv)

Removal, Resignation and Filling of Vacancy of Officers. The Board may remove any Officer with or without cause at any time. Any Officer may resign at any time by giving written notice to the Board. Any such resignation shall take effect as of the date of the receipt of that notice or at such later effective time as may be specified in such notice, and, unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. The Board may fill any vacancy created by the removal or resignation of any Officer.

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(v)	Compensation; Expenses. Officers shall not be compensated or reimbursed by the Company for serving as Officers of the Company.

(vi)

Fiduciary Duties of Officers. Subject to, and as limited by the provisions of, this Agreement, including any Officer’s obligation to at all times take direction from the Board pursuant to Section 5.1(l)(iii), any such Officers as the Board may appoint shall owe to the Company and its Members duties of loyalty and due care of the type owed under the laws of the State of Delaware by officers to a corporation and the stockholders of a corporation incorporated under the laws of the State of Delaware. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities otherwise existing at law or in equity or by operation of the preceding sentence, are agreed by the Members to replace such duties and liabilities.

Section 5.2 Meetings of the Board.

(a) Quorum. Unless otherwise required by the Act, at each meeting of the Board, the presence in person or by any means contemplated by this Section 5.2, as appropriate, of one Par Pacific appointed Director and one Alohi appointed Director (if Alohi then has a right to appoint a Director in accordance with Section 5.1(c)) shall constitute a quorum for the transaction of business at any Board meeting; provided, however, that if Alohi appointed Directors have a right to attend a meeting of the Board where a matter is to be addressed and acted upon and, despite proper notice pursuant to the terms of this Agreement, (i) no Alohi appointed Director attends such meeting (where quorum would have been constituted but for such Alohi appointed Directors’ absence), or (ii) with respect to a meeting of the Board where a matter requiring Unanimous Board Approval is to be addressed and acted upon, all Alohi appointed Directors do not attend, in each case (of clauses (i) and (ii)), two consecutive meetings of the Board where such matter is to be addressed and acted upon, then no Alohi appointed Director’s presence or approval shall be required to constitute quorum at a subsequent meeting of the Board held to address, act upon and approve such matter even if such matter otherwise requires Unanimous Board Approval.

(b) Regular Meetings. Regular meetings of the Board shall be held at least quarterly, at such places, dates and times as may be fixed by mutual agreement of Par Pacific and Alohi, upon thirty (30) days’ prior written notice to each Director, which notice may be given by electronic communication; provided, however that if the agenda for any such meeting includes any matter requiring Unanimous Board Approval, other than in connection with an Emergency or change in Law affecting the Company or the Renewable Fuels Facility, then the notice requirement for such meeting shall be by no less than forty (40) days written notice.

(c) Special Meetings. Special meetings of the Board may be called by the Chairman or by any two Directors (which must consist of at least one Par Pacific appointed Director and one Alohi appointed Director (if Alohi then has a right to appoint a Director in accordance with Section 5.1(c)) upon seven (7) days’ prior written notice to each Director and the Company, which notice may be

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given by electronic communication and shall identify the purpose of the special meeting and the business to be transacted; provided, however that if the agenda for any such meeting includes any matter requiring Unanimous Board Approval, other than in connection with an Emergency or change in Law affecting the Company or the Renewable Fuels Facility, then the notice requirement for such meeting shall be by no less than forty (40) days written notice.

(d) Board Materials. Prior to each meeting of the Board, the Company shall use commercially reasonable efforts to deliver to each Director such materials as are customary for a business similar in size to the Company (and owning a project of similar size to the Renewable Fuels Facility) and operating in the fuels manufacturing business. Such materials may include, without limitation, historical and forecasted operating performance data, historical and forecasted financial data, market commentary, a progress update on the Company’s goals and strategic initiatives, and any other information reasonably proposed to be included by a Director, in each case, for or in relation to the Company.

(e) Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board, or any committee designated by the Board, may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by at least the same number of Directors as would be required to approve such action if taken at a meeting of the Board.

(f) Telephonic Conference Meeting. Directors may participate in meetings by means of a conference telephone, videoconference, or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not properly noticed, called or convened. Any meeting convened by telephone or similar communications equipment shall be deemed to have occurred at the location of origination.

(g) Waiver of Notice Through Attendance. Attendance of a Director at any meeting of the Board or any committee thereof (including by telephone) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not properly noticed, called or convened.

(h) Committees of the Board. The Board may designate one or more committees, each such committee consisting of one or more of the Directors; provided, however, that so long as Alohi holds the right to appoint at least one (1) Director pursuant to this Agreement, each such committee shall include at least one (1) Director appointed by Alohi.

(i) Reliance on Books, Reports and Records. Each Director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Director or committee member reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

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(j) Cooperation by Members and the Company. Each of the Members and the Company agree to take such action, or refrain from taking such action, as is within its reasonable control to effect the provisions of this Article V, including causing any Director nominated thereby to take or refrain from taking action for the foregoing purpose. Furthermore, each Member hereby agrees to take all actions necessary to call, or cause the Company or the Directors to call, a special or annual meeting of the Members of the Company and to vote at any such annual or special meeting in favor of, or take all actions by written consent in lieu of any such meeting necessary to cause, the election as Directors of the Board of those individuals so designated in accordance with, and otherwise to effect the intent of this Article V.

Section 5.3 Matters Requiring Unanimous Board Approval and Alohi Approval.

(a) Subject to Section 5.4 and except as set forth in Section 5.6, from and after the Effective Date, in addition to other matters that require Unanimous Board Approval under this Agreement, unanimous board approval (provided that if at any time Alohi is not entitled to appoint any Director in accordance with Section 5.1(c), such unanimous board approval shall be effective without the approval of any Alohi-appointed Director) (such unanimous board approval, “Unanimous Board Approval”), shall be required for the following matters:

(i)	Approval of the Business Plan or any additional or alternative mid-term management plan.

(ii)	Except as provided in Section 5.6 and Section 5.5, approval of each Operating Budget, and any changes thereto subject to and in accordance with Section 5.5(a).

(iii)

Any decision to transfer or dispose of, on behalf of the Company or any Subsidiaries, assets in excess of $3,000,000 in any single transaction, or in the aggregate in a series of related transactions, other than in the ordinary course of business for a business of this type, or as contemplated by the Business Plan.

(iv)

The execution and delivery of any Contract or other undertaking by the Company or any Subsidiaries that provides for the payment or performance in excess of $3,000,000 in the aggregate over the term of the Contract, other than in the ordinary course of business for a business of this type, or as more particularly described in the Business Plan.

(v)

Any issuance of any additional equity interest in any Subsidiary of the Company, or of any security or instrument convertible into an equity interest in any Subsidiary of the Company, in each case, other than to the Company or to any other Subsidiary of the Company.

(vi)	Commencing or resolving any claim or dispute that is considered Material to the affairs of the Company, or that otherwise involves a total amount in dispute in excess of $3,000,000.

(vii)	Any distributions of CAFD other than the Required Distributions, or any action to withhold a Required Distribution.

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(viii)	Approval of (i) any Proposed Capital Project and (ii) any related subsequent Proposed Capital Project Budget.

(ix)

(1) Any issuance or sale by the Company of any equity interests in the Company or of any security or instrument convertible into equity interests in the Company (other than equity interests issued in connection with funding commitments, as contemplated by the Equity Contribution Agreement or pursuant to Section 3.2, Section 3.3(b), Section 3.3(c), Section 3.4(a), Section 3.4(b), or Section 3.4(d)), or (2) other change in the capital structure of the Company.

(x)	Any repurchase or redemption of any equity interest in the Company that is not on a pro rata basis based on each equity interest holder’s relative Percentage Interest in the Company.

(xi)	Any merger, amalgamation or reorganization of the Company.

(xii)

Except as set forth in Section 7.1(b) or Section 7.1(c), authorizing, filing of any petition for commencement of, or instituting any proceedings for dissolution, liquidation, winding up or Bankruptcy of the Company or any Subsidiary.

(xiii)

Permanent cessation of operations or abandonment of a Material asset of the Company and its Subsidiaries (other than in Emergency circumstances), or suspension of operations for any Material asset of the Company and its Subsidiaries for a period of more than ninety (90) days, other than due to Force Majeure.

(xiv)	Appointment or change of the Company’s auditors.

(xv)	Any changes to the accounting or tax policies or tax status of the Company, except as necessary to comply with Law or changes in GAAP.

(xvi)	Any non-clerical amendment of this Agreement.

(xvii)	A selection, adoption, or modification of any method for allocations or depreciation under Sections 704(b) and 704(c) of the Internal Revenue Code.

(b) Subject to the proviso at the end of this Section 5.3(b), the following actions shall require Alohi’s consent (not to be unreasonably withheld, conditioned or delayed) even if Alohi holds a Percentage Interest of less than ten percent (10%) but at least five percent (5%):

(i)

Any decision to transfer or dispose of, on behalf of the Company or any Subsidiaries, assets in excess of $10,000,000 in any single transaction, or in the aggregate in a series of related transactions, other than in the ordinary course of business for a business of this type, or as contemplated by the Business Plan; and

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(ii)

Any decision by the Company to approve or consent to any third-party contractual arrangement under Section 17.15 of the Services Agreement, in each case, only to the extent such arrangement requires the Company’s consent thereunder;

provided, however, that, in considering and determining whether to grant the consents contemplated under clauses (iii) and (iv) of this Section 5.3(b), Alohi shall, prior to Alohi’s authorization, approval or consent, reasonably consider Par Pacific’s good faith recommendations and considerations with respect to such proposal (which may include Par Pacific’s recommendations and considerations as to the best interest of the Company); provided, further, that any such decision by Alohi shall be in Alohi’s sole and absolute discretion.

(c) Subject to the proviso at the end of this Section 5.3(c), the following actions shall require Alohi’s consent:

(i)	Any distributions of CAFD that are not in proportion to the Percentage Interest held by the Members;

(ii)

Any amendment to this Agreement that has a material and disproportionate adverse effect on the rights and obligations of Alohi under this Agreement as compared to those of the other Members under this Agreement;

(iii)

The execution and delivery of any Contract or other undertaking in which Par Pacific or any of its Affiliates is the counterparty that provides for the payment or performance in excess of $1,000,000 in the aggregate over the term of the Contract, other than in the ordinary course of business or pursuant to a Transaction Document;

(iv)

Any decision to (i) designate or dispatch a Specialist to the Renewable Fuels Facility pursuant to Section 5.1(a) of the Construction Management Agreement, (ii) cause Construction Manager to assign the Construction Management Agreement to a third party construction manager pursuant to Section 9.3(b) of the Construction Management Agreement or (iii) second personnel to oversee Operator’s response to an extended Force Majeure event pursuant to Section 12.5 of the Operating Agreement;

(v)

Entry into or non-clerical amendment of any Material Related Party Agreement; provided, however, this shall not limit or otherwise affect PHR’s rights and obligations under the Transaction Documents pursuant to and subject to terms and conditions thereunder;

(vi)

Any termination by the Company pursuant to (i) Section 8.1(a) or 8.1(b) of the Construction Management Agreement, (ii) Section 6.1.1(a) of the Operating Agreement, (iii) Section 10.1(a) or 10.1(b) of the Services Agreement, (iv) Section 18 of the Terminalling Agreement, or (v) Section 9.2.1 of the Facilities Agreement, as applicable; provided, however, if Alohi holds less than a five percent (5%) Percentage Interest and intends to exercise any of its termination rights under this Section 5.3(c)(vi), Alohi shall provide Par Pacific with at least five (5) Business Days’ advance written notice prior to exercising such termination rights; and

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(vii)

Any decision to initiate, prosecute, settle, compromise, or otherwise resolve a claim or dispute with respect to any Related Party Agreement in which Par Pacific or any of its Affiliates is, or is reasonably expected to become, an adverse party, and Alohi shall at all times retain its unilateral right, exercisable in its sole discretion and without the need for any additional consent, to demand, collect, or otherwise enforce the liquidated damages provided for in Section 3.16(b) of the Services Agreement;

provided, however, that prior to Alohi’s authorization, approval or consent on the matters provided for in this Section 5.3(c), Alohi shall, prior to Alohi’s authorization, approval or consent, reasonably consider Par Pacific’s good faith recommendations and considerations with respect to such proposal (which may include Par Pacific’s recommendations and considerations as to the best interest of the Company); provided, further, that any such decision by Alohi shall be in Alohi’s sole and absolute discretion.

Section 5.4 Pre-approved Agreements. By execution of this Agreement, the Members and their respective appointed Directors shall be deemed to have consented to or approved the execution, delivery, entry into, and performance by the Company or any applicable Subsidiary of the following agreements and transactions without any further approvals by the Board or any Member (other than as expressly set forth in this Section 5.4):

(a) the budget required to reach the Commercial Operation Date and attached to the Construction Management Agreement, and attached hereto as Exhibit D;

(b) any group insurance policies or programs (including self-insurance programs) in which the Company participates with its Affiliates (provided, that the annual premiums payable by the Company in connection with such participation shall be included in the Operating Budget for each Calendar Year);

(c) approval of an operating and financial plan of the Company (the “Business Plan”), as agreed to between Par Pacific and Alohi and attached hereto as Exhibit E;

(d) the Operating Agreement;

(e) the Services Agreement;

(f) the Construction Management Agreement;

(g) the Terminalling Agreement;

(h) the Facilities Agreement; and

(i) the Intermediation Financing.

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Section 5.5 Operating Budget and Business Plan.

(a) The Initial Operating Budget is attached hereto as Exhibit F and shall be the initial Approved Operating Budget without further approval by the Board. Except as provided in Section 5.6, the Board shall approve, by Unanimous Board Approval each subsequent Operating Budget (or any material change thereto) for the relevant Fiscal Year (the “Approved Operating Budget”); provided, however, that any amendment to the then-existing Operating Budget pursuant to Section 4.4 of the Operating Agreement to reflect an Approved Required Upgrade shall not require such Unanimous Board Approval. In the event that no Operating Budget for any Fiscal Year is approved prior to the first day of such Fiscal Year, Default Operating Budget shall be adopted, and shall continue in effect with such modifications as are necessary to cause such prior Approved Operating Budget to comply with the Business Plan until the approval of a new Operating Budget in accordance herewith or otherwise in accordance with the Operating Agreement.

(b) Each subsequent Business Plan shall be prepared every five (5) years, and the Board may approve the modification or replacement of the Business Plan subject to obtaining Unanimous Board Approval.

Section 5.6 Deadlock.

(a) Prior to the end of the Lockup Period, if the Board fails to approve any decision regarding (i) the Operating Budget, (ii) any other decisions reasonably required by the occurrence of an Emergency or change in law, in each case affecting the Renewable Fuels Facility ((i) and (ii), each a “Deadlock Matter”), or (iii) any other decisions requiring Unanimous Board Approval as provided in Section 5.3 (an “Unapproved Matter”), any Member may, via written request setting forth in reasonable detail the nature and extent of the Deadlock Matter or Unapproved Matter, request that the Members convene one or more meetings to attempt to resolve such Deadlock Matter or Unapproved Matter through good faith negotiations between senior management of each Member (at the title of Senior Vice President or equivalent) during the thirty (30) days after the occurrence of such Deadlock Matter (the “Deadlock Period”).

(b) Prior to the end of the Lockup Period, if a Deadlock Matter has not been resolved within the Deadlock Period through the good faith negotiations described in Section 5.6(a), Par Pacific shall have the authority to resolve such unresolved Deadlock Matter. Any such resolution by Par Pacific shall be considered final. Notwithstanding the foregoing, if a Deadlock Matter regarding the any Operating Budget arises in two (2) consecutive years and Par Pacific has exercised its authority to resolve the first such Deadlock Matter, then Par Pacific may not unilaterally resolve the second occurrence of such Operating Budget-related Deadlock Matter over Alohi’s objection; instead, should such Deadlock Matter remain unresolved at the end of the Deadlock Period (an “Unresolved Deadlock”), Alohi shall have the right to sell its Membership Interests in the Company (subject to compliance with the process and rights as described under Article IX as if such sale were taking place after the expiration of the Lockup Period) regardless of whether the Lockup Period remains in effect at the time of exercising such right. Upon the occurrence of an Unresolved Deadlock, upon the written request of Alohi, Par Pacific shall deliver to Alohi a written authorization and accompanying certificate signed by the secretary of Par Pacific evidencing the release and waiver of any restrictions on Alohi to transfer its Units under Section 9.3.

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Section 5.7 Termination of Facilities Agreement. Notwithstanding anything in the Operating Agreement, the Facilities Agreement, or this Agreement to the contrary, Par Pacific hereby acknowledges and agrees that the term of the Facilities Agreement shall be co-terminus with the term of the Operating Agreement, and Par Pacific shall not (and shall cause its Affiliates, including PHR, not to) cause the Facilities Agreement to be terminated prior to the expiration or earlier termination of the Operating Agreement unless required pursuant to applicable Law; provided, however, that if the Facilities Agreement is required to be terminated pursuant to applicable Law prior to the expiration or earlier termination of the Operating Agreement, Par Pacific shall (and shall cause its Affiliates to) use commercially reasonable efforts to replace the Facilities Agreement with a lease or similar arrangement to effectuate, to the extent commercially reasonable, the intent of the transactions contemplated by this Agreement and the Commercial Agreements; provided, further, if such transition is not possible despite Par Pacific’s commercially reasonable efforts to transition into such substitute agreement, and the Facilities Agreement is terminated prior to the Operating Agreement, Alohi’s rights under Section 5.3(c)(vi), Section 7.1(c), and Section 10.2 shall be applicable.

ARTICLE VI

BOOKS AND BANK ACCOUNTS

Section 6.1 Maintenance of Books.

(a) The Company shall keep or cause to be kept at its Registered Office complete and accurate books and records of the Company, including minutes of the proceedings of the Board, any committee thereof and the Members. The records shall include, but not be limited to, a copy of the Certificate of Formation and this Agreement, and all amendments thereto.

(b) The Company shall make the financial statements and books and records of the Company available to any Member in such forms and at such times as reasonably required by the Member upon request and reasonable notice, subject to the provisions of the Act. The Company shall also make available to any Member, upon request and reasonable notice, subject to the provisions of the Act, copies of any information made available by the Company to any counterparty to any contract with the Company or to any lender that is party to any financing agreement with the Company.

Section 6.2 Accounts. The Company may establish one or more separate bank and investment accounts and arrangements for the Company, which, if so established, shall be maintained in the Company’s name with financial institutions and firms that the Board may determine.

Section 6.3 U.S. Tax Classification. The Members intend that the Company will be taxed as a partnership for United States federal and applicable state and local income tax purposes. The Members agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute with respect to their Units and agree not to elect for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.

Section 6.4 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and U.S. federal income tax purposes shall be the Calendar Year.

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Section 6.5 Reports and Accounting; Access.

(a) Quarterly Reports. Within forty five (45) days after the close of each of the first, second and third quarters of each Fiscal Year, and within sixty (60) days after the close of the fourth quarter of each Fiscal Year, the Company shall cause to be furnished to each Member quarterly (and year-to-date) unaudited financial statements of the Company prepared in accordance with GAAP (but without footnotes and subject to year end audit adjustments), including (i) balance sheets showing the Company’s financial position as of the end of such calendar quarter, (ii) supporting profit and loss statements, and (iii) statements of cash flows for such calendar quarter.

(b) Annual Reports. Within ninety (90) days after the end of each Fiscal Year, the Company shall cause to be furnished to each Member audited financial statements with respect to such Fiscal Year of the Company, consisting of (i) balance sheets showing the Company’s financial position as of the end of such Fiscal Year, (ii) supporting profit and loss statements, and (iii) statements of cash flows for such year (together, the “Financial Statements”), unless such statements are required earlier for regulatory or Securities and Exchange Commission reporting requirements of either Member. The Financial Statements shall be prepared in accordance with GAAP and shall be audited by a nationally-recognized accounting firm.

(c) Access. Each Member holding a Percentage Interest of ten percent (10%) or more (provided all Units held by an Affiliate of such Member shall be attributed to a Member for this purpose), shall have the right, at reasonable times during normal business hours and upon reasonable notice, to (i) inspect the books and records (including tax returns and any supporting work papers and other documentation related thereto) and other business files, contracts and agreements of the Company and (ii) meet and consult with management employees of the Company and any Subsidiaries regarding their business and activities. The Company and any Subsidiaries shall use reasonable efforts to cause to be delivered to any Member such other information as such Member may reasonably request, including in connection with the determination of its federal, state, local or other tax liability.

(d) Costs and expenses relating to the preparation and delivery of unaudited and audited financial statements of the Company shall be Operating Expenses of the Company; provided, that incremental costs for early delivery of the audited financial statements shall be paid by the Member requesting such statements.

Section 6.6 Tax Elections. The Company shall make the following federal income tax elections on the appropriate Company Tax Returns:

(a) to the extent permitted under Code Section 706, to elect the Calendar Year as the Company’s taxable year;

(b) to elect the accrual method of accounting;

(c) to elect to amortize any organizational and start-up expenses of the Company ratably over a period of one hundred eighty (180) months as permitted by Code Section 709(b); and

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(d) if a valid election to adjust the basis of the Company’s properties under Code Section 754 is not already in effect, to elect and to reelect, as necessary, pursuant to Code Section 754, to adjust the basis of the Company’s properties, including for any taxable year in which a distribution of the Company’s property as described in Code Section 734 occurs, or a transfer of a Unit as described in Section 743 of the Code occurs; provided, that such transferee shall reimburse the Company promptly for all costs associated with such basis adjustment, including bookkeeping, appraisal and other similar costs.

Section 6.7 Tax Matters.

(a) Par Pacific is hereby designated as the Company’s “partnership representative” for purposes of the Partnership Tax Audit Rules (the “Partnership Representative”), and shall cause to be prepared and shall sign all Tax Returns of the Company and, subject to the rights of the Members and the obligations and limitations imposed on the Partnership Representative in this Section 6.7, shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a partnership representative, to the extent provided in the Partnership Tax Audit Rules. The Partnership Representative is hereby granted the corresponding designation under any state, local or non-U.S. Laws. The Partnership Representative is hereby directed and authorized to take whatever steps the Partnership Representative, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS and taking such other action as may from time to time be required under the Treasury Regulations. If the Partnership Representative is not an individual, then the Partnership Representative shall appoint a “designated individual” in accordance with Section 301.6223-1(b)(3) of the Regulations (the “Designated Individual”).

(b) The Partnership Representative shall be authorized to take any actions necessary, with respect to any audit, examination or investigation of the Company by any taxing authority or any other tax-related administrative or judicial proceeding with respect to the Company (any such proceeding, a “Tax Proceeding”); provided, that the Partnership Representative shall (i) provide each Member with a copy of any notice related to any Material Tax Proceeding that the Company or the Partnership Representative receives from a Governmental Authority within ten (10) days of receipt, (ii) keep each Member reasonably informed of any Material Tax Proceeding, and shall consider any comments of such Member in respect of such Tax Proceeding in good faith (including comments to submissions by the Company or the Partnership Representative in connection with such Tax Proceeding), (iii) allow each Member an opportunity to participate in all such Tax Proceedings, (iv) advise and consult with each Member as to Material proposed adjustments to the federal or state income Tax Returns of the Company and (v) not take any action that is prohibited by Section 6.6 and this Section 6.7. Subject to the Partnership Representative’s compliance with Section 6.6 and this Section 6.7, each Member acknowledges and agrees that both the Company and the Members will be bound by the actions taken by the Partnership Representative in connection with any Tax Proceeding. In connection with any Tax Proceeding, each Member and former Member shall provide such information, and shall execute, certify, acknowledge and deliver such documents and certifications, as the Partnership Representative may reasonably request, including any information necessary to reduce the amount of any resulting tax required to be paid by the Company, subject, in each case, to the preservation of attorney-client privilege.

(c) For any issue or matter relating to any Fiscal Year, the Partnership Representative shall not, without the consent of each Member (not to be unreasonably withheld, condition or delayed) (i) enter into a settlement agreement with the IRS relating to any Company item for any Fiscal Year that would disproportionately and materially adversely impact such Member as compared to the other Members; or (ii) make a “push-out” election pursuant to Section 6226(a) of the Code or elect the “pull-in” procedure pursuant to Section 6225(c) of the Code.

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(d) Except as otherwise provided in Section 6.6 and this Section 6.7, the Partnership Representative may make or refrain from making any tax elections for the Company allowed under the Code or the tax Law of any state or other jurisdiction having taxing jurisdiction over the Company. Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Partnership Representative, in the Partnership Representative’s capacity as such, shall make any election or take any action with respect to taxes that would reasonably be expected to disproportionately and materially adversely impact any Member as compared to the treatment of the other Members without the prior written consent of such adversely affected Member, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Any taxes, penalties, and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest under Code Sections 6221 through 6235 will be treated as specifically attributable to the Members, and the Partnership Representative will use reasonable best efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the Partnership Representative; provided, however, that in the event a Member disagrees with the Partnership Representative’s allocation of the burden of (or any diminution in distributable proceeds resulting from) any material amount of such taxes, penalties or interest, then the Members and the Partnership Representative shall jointly select an accounting firm to review and determine the appropriate allocation, which allocation shall be binding on the Partnership Representative and the Members. In connection with the foregoing, to the extent that the Company is assessed amounts under Section 6221(a) of the Code (and without duplication of the provisions of Section 4.5), each current or former Member to which the assessment relates will remit to the Company, within thirty (30) days’ written notice by the Partnership Representative, an amount equal to such Member’s allocable share of the assessment, including such Member’s allocable share of any interest imposed on the Company.

(f) Any reasonable cost or expense incurred by the Partnership Representative in connection with its duties as Partnership Representative or by the Designated Individual or any other Member discharging the duties of the Partnership Representative shall be paid by the Company.

(g) The Board shall be entitled to designate a replacement Partnership Representative.

Section 6.8 Tax Returns.

(a) The Company shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all federal, state and local Tax Returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s Tax Returns to be timely prepared and filed.

(b) The Company shall use commercially reasonable efforts to furnish to the Members, by no later than March 31 of each year, an estimate of all items of Company income, gain, loss, deduction, and credit of the Company and the Members’ respective allocable shares thereof expected to be reported on the Tax Return to be filed by the Company for the immediately preceding taxable year.

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(c) The Company shall furnish to the Members the Tax Return proposed to be filed by the Company no less than thirty (30) days prior to the date (as extended) on which the Company is required to file such Tax Return.

(d) Costs of Preparation. The Company shall bear the costs of the preparation and filing of its returns.

Section 6.9 Cooperation. Subject to the provisions of this Article VI, each Member shall provide the Company with such assistance as may reasonably be requested by the Company in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to the liability for any taxes with respect to the operations of the Company or the allowance or disallowance or recapture of any tax credits relating to the business of the Company.

ARTICLE VII

DISSOLUTION & BUYOUT

Section 7.1 Dissolution Events. Subject to Section 7.2, each of the following items in Section 7.1(a), Section 7.1(b) and Section 7.1(c), is a “Dissolution Event”:

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(i)	a vote (or written consent) of the Board in accordance with Section 5.3 to dissolve the Company in accordance with the Act;

(ii)	a merger of the Company where the Company is not a successor limited liability company; and

(iii)	entry of a final decree, by a court of competent jurisdiction, of the dissolution of the Company under the Act.

(b) Subject to Section 7.2(a)(i), either Member shall have the right, in its sole discretion, to elect to dissolve the Company by delivering written notice to the other Member upon the occurrence of a Force Majeure or Destruction Event that the Members are unable to resolve through the applicable process described in Section 10.4.

(c) Subject to Section 7.2(a)(i), Alohi shall have the right, in its sole discretion, to elect to dissolve the Company by delivering written notice to Par Pacific in the event that the applicable agreement is terminated pursuant to Section 5.3(c)(vi).

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Section 7.2 Buyout.

(a) Par Pacific shall have the right to buyout all of Alohi’s Units in the following circumstances:

(i)

The election by Alohi (or its successors and assigns) to dissolve the Company in accordance with Section 7.1(b) or Section 7.1(c) shall not constitute a Dissolution Event or initiate dissolution proceedings if Par Pacific, in its sole discretion, within ten (10) Business Days of receiving such notice from Alohi, delivers a written notice to Alohi to acquire all of Alohi’s Units (such notice, a “Buyout Notice”) at the higher of the Fair Market Value or Carrying Value thereof, as determined in good faith by the Board (such price, the “Buyout Price,” and such acquisition, the “Buyout”).

(ii)

If Alohi at any time owns less than a five percent (5%) Percentage Interest Par Pacific, in its sole discretion, shall have a right to deliver a Buyout Notice to Alohi, in which case Section 7.2(a)(i) and Section 7.2(b) shall apply mutatis mutandis; provided, however, that the applicable Buyout Price shall be the Fair Market Value of the Company as of such date, as determined by the Board acting in good faith; provided, further, that if Alohi disagrees with the Board’s determination, Alohi may require an independent appraisal. In such case each Member (or, if there are more than two Members, then the two Members with the largest Percentage Interest) shall select an independent appraiser, those two appraisers jointly select a third independent appraiser, and the third appraiser’s determination shall be final and shall establish the Fair Market Value for purposes of this Section 7.2(a)(ii).

(b) Within ninety (90) days following delivery of a Buyout Notice, Par Pacific shall pay to Alohi the Buyout Price and Alohi shall be obligated to sell all of the Units held thereby free and clear of any liens or encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal, state and foreign securities Laws). The Buyout shall be consummated pursuant to a purchase agreement to be in a form agreed upon by the Members in good faith prior to the consummation of any such Buyout. The purchase agreement shall contain typical provisions for a transaction of this type; provided, that Alohi shall only be required to represent and warrant as to (i) its authority to sell, (ii) the enforceability of agreements against Alohi, (iii) that the Units to be Transferred shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal, state and foreign securities Laws), (iv) that it is the record and beneficial owner of such Units, and (v) that it has obtained or made all necessary consents, approvals, filings and notices from Governmental Authorities or third parties to consummate the Buyout.

Section 7.3 Distributions on Dissolution.

(a) The Members hereby appoint the Member with the largest Percentage Interest upon the occurrence of a Dissolution Event to act as the liquidator (the “Liquidator”), and in such capacity, such Member shall constitute a “liquidating trustee” under the Act. Upon a Dissolution Event, the business of the Company shall be continued only to the extent necessary to allow an orderly winding

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up of its affairs. The Liquidator will (i) prepare (or cause to be prepared) a statement setting forth the assets and liabilities of the Company as of the date of dissolution and shall provide a copy of such statement to all of the Members, and (ii) proceed diligently and in good faith, and in an orderly, businesslike and commercially reasonable manner, to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The Liquidator may sell, and will use commercially reasonable efforts to obtain the best possible price for, any or all Company property, including to Members. For the avoidance of doubt:

(i)	all approval and veto rights set forth in Section 5.3 shall continue during the liquidation;

(ii)	any negotiation or sale in which the Liquidator (or any of its Affiliates) would be the counterparty shall be conducted by, and subject solely to the approval of, the non-conflicted Member; and

(iii)	in no event shall any Company property be sold to a Member (or its Affiliate) for less than Fair Market Value.

(b) Upon the winding up of the Company, the Company’s assets shall be distributed:

(i)

first, to the satisfaction of the debts, liabilities and obligations of the Company (including any such obligations owing to any Member) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment and discharge thereof, including by the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the Liquidator may reasonably determine in accordance with the Act), other than liabilities to Members or former Members for distributions; and

(ii)

second, to the Members, in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 7.3(b)(ii)) for the taxable period of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be by the end of such taxable period (or, if later, within ninety (90) days after said date of such occurrence).

(c) The distribution of cash and property to a Member in accordance with the provisions of this Section 7.3 constitutes a complete return to the Member of its Capital Contribution and a complete distribution to the Member on its Units in the Company of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return Capital Contributions of each Member, such Member shall have no recourse against the Company or any other Member.

Section 7.4 No Withdrawal by Members. Except as expressly provided in this Agreement, a Member may not withdraw from the Company prior to its dissolution and winding up, and no Unit is redeemable or re-purchasable by the Company at the option of a Member. Except as expressly provided in this Agreement, no event affecting a Member (including death, Bankruptcy or insolvency) shall affect its obligations under this Agreement or shall affect the Company.

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ARTICLE VIII

INDEMNIFICATION

Section 8.1 Limitations on Liability of Members. Notwithstanding any other provision in this Agreement, the liability of each Member shall be strictly limited to the amount of its respective Capital Contribution to the Company. Neither Member shall, under any circumstances, be liable for or subject to any obligations, liabilities, or debts of the Company beyond its Capital Contribution, whether arising from contracts, torts, statutory obligations, or otherwise. For the avoidance of doubt, and except in the case of fraud, no Member shall be held responsible for any credit, financial, or operational obligations of the Company or any claims made by third parties against the Company.

Section 8.2 Indemnification of Members, Directors and other Eligible Persons.

(a) To the extent not inconsistent with applicable Law, every Eligible Person shall be indemnified by the Company against all Liability and reasonable Expense that may be incurred by him or her in connection with or resulting from any Claim, if such Eligible Person is determined to have acted in good faith, in what he or she reasonably believed to be the best interests of the Company or at least not opposed to its best interests and, in addition, with respect to any criminal Claim is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the foregoing standards of conduct set forth in this Section 8.2(a).

(b) The term “Claim” as used in this Section 8.2 shall include every pending, threatened or completed claim, action, suit or proceeding and all appeals thereof (whether brought by or in the right of this Company or any other Person or otherwise), civil, criminal, administrative or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise:

(i)	by reason of his or her being or having been an Eligible Person; or

(ii)

by reason of any action taken or not taken by him or her in his or her capacity as an Eligible Person, whether or not he or she continued in such capacity at the time such Liability or Expense shall have been incurred.

(c) The term “Eligible Person” as used in this Section 8.2 shall mean every Person (and the estate, heirs and personal representatives of such Person) who is or was a Member, Director, Partnership Representative, Officer, employee or agent of the Company or is or was serving at the request of the Company as a member, director, board observer, officer, employee, agent or fiduciary of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust or other organization or entity, whether for profit or not.

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(d) The terms “Liability” and “Expense” as used in this Section 8.2 shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by or on behalf of, an Eligible Person.

(e) The rights of indemnification provided in this Section 8.2 shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of this Section 8.2, the Board may, at any time and from time to time, approve indemnification of any Eligible Person to the full extent permitted by the provisions of applicable Law at the time in effect, whether on account of past or future transactions.

(f) The Company shall purchase and maintain insurance on behalf of any Eligible Person against any Liability asserted against him or her or any Liability or Expense incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him against such Liability or Expense.

(g) Expenses incurred by an Eligible Person with respect to any Claim, shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Eligible Person to repay such amount if he or she is determined not to be entitled to indemnification.

(h) The provisions of this Section 8.2 shall be deemed to be a contract between the Company and each Eligible Person, and an Eligible Person’s rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment or modification of this Section 8.2 that occurs subsequent to such Person becoming an Eligible Person.

(i) The provisions of this Section 8.2 shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

(j) Notwithstanding anything to the contrary in this Agreement, in no event shall any amendment, supplement or other modification to the provisions of this Section 8.2 or any other provisions of this Agreement reduce the rights, entitlements or benefits of any Eligible Person under the provisions of this Section 8.2.

(k) The provisions of this Section 8.2 shall survive the termination of this Agreement as to matters that occurred prior to such termination.

Section 8.3 Reliance. Each Director and Officer (if any) shall be fully protected in relying in good faith (a) upon the records of the Company and the Subsidiaries and upon such information, opinions, reports or statements presented to such Director or Officer by any service provider to the Company as to matters that the Director or Officer reasonably believes are within such Person’s professional or expert competence, and (b) in respect of any specific matter or circumstance requiring interpretation, application, or enforcement of agreements to which the Company or any Subsidiary is a party, such Director or Officer may rely conclusively on the advice of legal counsel and/or qualified industry consultants engaged to advise the Director or Officer or the Company with respect to such matter or circumstance.

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Section 8.4 Insurance. The Company shall maintain “directors’ and officers’ insurance” and “errors and omissions’ insurance” policies in respect of the Persons who are Directors and Officers (if any) of the Company in a face amount determined by the Board.

Section 8.5 Indemnification by Members.

(a) Subject to Section 12.15, each Member (the “Indemnifying Member”) shall indemnify and hold harmless the other Member, its Affiliates and its and their respective officers, directors, stockholders, members and equity partners (collectively, the “Member Indemnified Parties”) from and against all Losses that the Member Indemnified Parties incur arising from or out of any breach of representation, warranty, covenant, obligation or agreement under this Agreement.

(b) Notwithstanding anything to the contrary herein, the Members shall have a duty to use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the transactions contemplated hereby that are subject to indemnification pursuant to Section 8.5(a) hereof.

(c) If, pursuant to a final and non-appealable decision, any Member Indemnified Party is entitled to recover Losses in respect of a claim of indemnification under Section 8.5(a) above (“Indemnifiable Amounts”), and such Indemnifiable Amounts have not been paid in accordance with this Agreement, then until the full amount of such Indemnifiable Amounts is received in respect of such claim of indemnification by the Person indemnified under such provisions (the “Reimbursed Party”) in addition to all Available Cash that such Reimbursed Party is otherwise due hereunder, all Available Cash that would otherwise have been paid to the Indemnifying Member required to pay such Indemnifiable Amount shall instead be paid to the Reimbursed Party until such Reimbursed Party has received an amount equal to the sum of the Indemnifiable Amounts plus all Available Cash that such Reimbursed Party is otherwise due hereunder during the period that Indemnifiable Amounts are being paid to the Reimbursed Party.

ARTICLE IX

TRANSFERS

Section 9.1 General Restrictions on Transfers..

(a) A Member may Transfer all or any portion of its Units, or any interest, rights or obligations with respect thereto, only in accordance with and subject to the provisions of this Article IX and Article X.

(b) Except as otherwise provided in this Agreement with respect to certain specified Transfers, any purported Transfer of a Unit that does not strictly comply with this Article IX and Article X shall be null and void ab initio and of no force or effect whatsoever, and the Company shall not recognize such Transfer. The Member purporting to Transfer all or any portion of its Units in violation of this Article IX or Article X shall indemnify the Company and the other Members from and against any losses, damages, costs, or expenses (including any incremental tax liabilities and attorneys’ fees) resulting from that violation or the enforcement of this indemnity. Nothing in this Agreement shall limit any right or remedy that any Member may have against another Member for an unauthorized Transfer of Units.

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(c) Notwithstanding anything to the contrary in this Agreement, no Unit may be Transferred (and the Company shall not recognize for any purpose a purported Transfer of Units) unless:

(i)

such Transfer shall have been made in accordance with all applicable Laws and regulations, including compliance with the Securities Act, related rules and regulations and all applicable state blue sky and securities Laws;

(ii)	such Transfer will not be required to be registered under the Securities Act;

(iii)	such Transfer will not cause the Company to be required to register as an “investment company” under the Investment Company Act of 1940, as amended;

(iv)	all governmental consents and regulatory approvals, if any, required for the consummation of such Transfer shall have been received;

(v)

such Transfer shall be to a transferee who has the financial resources to meet its obligations as a Member and has, or through Affiliates or contractual arrangements will have, access to the technical resources to actively participate in an investment;

(vi)	such Transfer shall be to a transferee who satisfies bona fide “Know Your Client” compliance requirements of the non-Transferring Member(s) and in any event shall not be to a Prohibited Transferee;

(vii)

in the case of a direct Transfer of Units by a Member, the Company shall have been furnished with the documents effecting such Transfer executed and acknowledged by both the transferor and transferee, together with the written agreement of the transferee to become a party to and be bound by the provisions of this Agreement as a Member in substantially the form attached hereto as Annex I;

(viii)

To the extent that the Company has received Unanimous Board Approval to employ individuals or otherwise engage individuals as employees, or to sponsor, maintain, or contribute to an employee benefit plan subject to ERISA, the following shall apply: (A) the transferee (if not already an Affiliate of the Member at the time of such Transfer) is not an employee benefit plan within the meaning of Section 3(3) of ERISA and is not deemed to constitute “plan assets” within the meaning of Section 3(42) of ERISA and the regulations thereunder, or a “governmental plan” or “church plan” within the meaning of ERISA, or (B) the transferee is an entity described in clause (A) and the Transfer will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or violation of any other applicable Law similar to such provisions; and

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(ix)	such Transfer would not reasonably be expected to cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(d) Upon request of a non-transferring Member, the Member making such Transfer, or the Person to which such Transfer is made, shall deliver to the Company an opinion of counsel (which counsel shall be reasonably satisfactory to the non-transferring Member) with respect to any of the matters set forth in Section 9.1(c)(i), Section 9.1(c)(iv) or Section 9.1(c)(ix).

(e) Any transferee of the whole or any part of a Unit in a Transfer that is permitted under, and has satisfied the conditions set forth in, the provisions of this Article IX shall become a Member in place of the transferring Member with respect to such Transferred Unit or portion thereof.

(f) Unless the transferor and transferee in a Transfer satisfying the conditions of this Article IX otherwise agree in writing, and give written notice of such agreement to the Company at least five (5) days prior to the Transfer, all distributions declared to be payable to the transferor at or prior to such Transfer shall be made to the transferor. No Transfer shall relieve the transferor of any of their obligations or liabilities under this Agreement arising prior to the closing of the consummation of such Transfer.

(g) Subject to compliance with the provisions of this Article IX, a Member may Transfer less than all of its Units.

(h) Notwithstanding anything to the contrary in this Agreement, and subject to compliance with the provision of this Article IX, if a Member determines to Transfer its Units, the other Members shall (i) reasonably cooperate with a Selling Member in connection with the Transfer, and (ii) use reasonable best efforts to amend this Agreement and/or the organizational documents of the Company, as necessary, to effectuate the addition of the transferee with respect to such Transfer as a member of the Company, so long as, in each case, no other Member’s rights as set forth herein are adversely affected by such actions in any respect.

(i) No Units may be Transferred to a Company Competitor by any Member or any of its Affiliates.

(j) Notwithstanding anything to the contrary in this Agreement, no Member shall pledge, hypothecate, grant a security interest in, or otherwise encumber its Units without the prior written consent of the other Members. Any foreclosure, enforcement action, or other realization upon such pledge or security interest shall constitute a Transfer for all purposes of this Agreement and shall be subject to the restrictions set forth in this Article IX, including the provisions in Section 9.4.

(k) Notwithstanding anything in this Agreement to the contrary, no transaction involving a Par Pacific Change of Control shall be a Transfer under this Agreement or otherwise be subject to any provision, or give rise to any right, under this Article IX.

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Section 9.2 Capability Restriction on Transfers; Change of Control.

(a) Ownership Capability. In addition to the other restrictions on transfer set forth under this Article IX, if Par Pacific proposes to Transfer fifty percent (50%) or more of its Units in the Company to a third party, such Transfer shall not be effective unless the transferee has the requisite Ownership Capability. Upon request, Par Pacific shall provide the Company and the other Members with reasonable evidence of the transferee’s Ownership Capability prior to the consummation of the Transfer.

(b) Change of Control.

(i)

Par Pacific agrees that it shall not (and shall cause PHR not to) sell, Transfer, or otherwise dispose of, directly or indirectly, (A) the Process Units (such transaction, a “Process Unit Transfer”) or (B) more than fifty percent (50%) of the then-outstanding equity interests in PHR unless, in each case, Par Pacific concurrently transfers all of its Units in the Company to the same Person as part of the same transaction or series of related transactions (together with a Process Unit Transfer, each, a “PHR Change of Control Transaction”). In connection with any such PHR Change of Control Transaction, Par Pacific and PHR shall sell or otherwise Transfer only to a transferee possessing the requisite Ownership Capability. The proposed transferee in a Process Unit Transfer shall, as a condition to the closing of any such PHR Change of Control Transaction, assume in writing all of PHR’s obligations under all applicable Transaction Documents, including the Operating Agreement and the Services Agreement.

(ii)

Par Pacific agrees that it shall not sell, transfer or otherwise dispose of, directly or indirectly, Units representing more than fifty percent (50%) of the then-outstanding Units in the Company unless, concurrently with such disposition, Par Pacific sells, Transfers or otherwise disposes (and shall cause PHR to sell, Transfer or otherwise dispose) of (A) the Process Units in a Process Units Transfer or (B) equity interests representing more than fifty percent (50%) of the then-outstanding ownership interests in PHR to the same Person or its Affiliates as part of the same or series of related transactions (each, a “HR Change of Control Transaction”). The proposed transferee in a Process Unit Transfer shall, as a condition to the closing of any such HR Change of Control Transaction, shall assume in writing all of PHR’s obligations under all applicable Transaction Documents, including the Operating Agreement and the Services Agreement.

(iii)

In the event that one or a series of related transactions involving the direct or indirect sale of Par Pacific’s interest in PHR or the Company results in a PHR Change of Control Transaction or an HR Change of Control Transaction, then Par Pacific shall comply with Section 9.5 in accordance with its terms.

Section 9.3 Lockup Period.

(a) Except as otherwise provided herein, no Member may, during the period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Lockup Period”), transfer all or any portion of its Units without the prior written consent of the other Member; provided, however, if the Commercial Operation Date is not achieved by the Outside Commercial

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Operation Date, the Lockup Period and provisions of this Section 9.3(a) shall no longer be applicable, and Alohi shall have the right, in its sole discretion, subject to Section 9.1 and Section 9.4, to sell, Transfer or otherwise dispose of its Units a purchasers for cash, cash equivalents or readily marketable securities without the consent of any other Member or the Board.

(b) Subject to the provisions of this Article IX, at any time or times after the Lockup Period, any Member may Transfer its Units to one or more purchasers for cash, cash equivalents or readily marketable securities without the consent of any other Member or the Board.

Section 9.4 Right of First Offer. If at any time following the Lockup Period, a Member or group of Members (the “Selling Member”) proposes to Transfer any or all of its Units to a third party in a transaction that is otherwise not prohibited by this Agreement, then the following provisions shall apply:

(a) The Selling Member shall deliver a written notice (“ROFO Notice,” and the date such ROFO Notice is provided, the “ROFO Notice Date”) to the other existing Members (the “Buying Member”). The ROFO Notice shall state (i) the Selling Member’s bona fide intent to Transfer Units, and (ii) the number of Units that the Selling Member proposes to Transfer (such number being referred to as the “Offered Units”).

(b) Upon receipt of the ROFO Notice, the Buying Member shall have a period of thirty (30) Business Days (the “ROFO Response Period”) to notify the Selling Member by delivering written notice of its desire to purchase the Offered Units (a “ROFO Acceptance Notice”).

(c) If the Buying Member delivers a ROFO Acceptance Notice to the Selling Member, both Members shall use good faith efforts to negotiate exclusively and execute a definitive agreement within forty-five (45) Business Days (the “ROFO Negotiation Period”) from the date of such notification.

(d) If the Buying Member (i) declines the ROFO Notice; (ii) fails to respond within the ROFO Response Period; or (iii) fails to execute a definitive agreement within the ROFO Negotiation Period, the Selling Member shall have the right to transfer its Units to a third party without the prior written consent of the other Members. Any such transfer to a third party shall be on terms substantively at least as favorable to the Selling Member as were last offered by the Buying Member and declined by the Selling Member.

(e) If the Selling Member does not execute a definitive agreement with a third party for the transfer of its Units within ninety (90) Business Days after the expiration of the ROFO Response Period or the ROFO Negotiation Period, the term of this Section 9.4 shall be reinstated in its entirety.

(f) For the avoidance of doubt, prior to delivering the ROFO Notice, the Selling Member may engage in preliminary, non-binding discussions with potential third-party purchasers solely to gauge market interest and indicative pricing, provided that no binding offers or commitments are made during this phase.

(g) Notwithstanding anything to the contrary in this Section 9.4, the ROFO set forth herein shall not apply to any Transfer by a member of Alohi, of one-hundred percent (100%) of its membership interests in Alohi to the other Person that is a member of Alohi on the Effective Date.

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Section 9.5 Tag-Along Rights.

(a) If, after complying with Section 9.4, a Selling Member desires to sell to a third party, in one or a series of related transactions:

(i)

Units representing more than fifty percent (50%) of the total number of Units then outstanding (including indirect Transfers where the equity in the Company comprises at least fifty percent (50%) of the value of the transaction);

(ii)

Units representing less than fifty percent (50%) of the total number of Units then outstanding, but which Transfer would result in such third party having more than fifty percent (50%) of the total number of Units then outstanding; or

(iii)	A PHR Change of Control Transaction or HR Change of Control Transaction,

then the Selling Member will provide the other Members with the right to participate in, and Transfer all of such Member’s Units in connection with, such Transfer of Offered Units by the Selling Member pursuant to the terms of this Section 9.5 (in each case, a “Tag-Along Transfer”).

(b) If applicable pursuant to Section 9.5(a), prior to any proposed Tag-Along Transfer, the Selling Member shall provide the other Members with a written notice (the “Tag-Along Notice”), which shall include (i) the identity of the prospective transferee(s) (the “Tag-Along Transferee”), (ii) the aggregate number of Units the Tag-Along Transferee is willing to purchase, and (iii) the consideration and material terms and conditions upon which the proposed Transfer is to be made. Following receipt of a Tag-Along Notice, each other Member shall have thirty (30) days (the “Tag-Along Period”) to, in its sole discretion, exercise and deliver a written notice of its election to exercise its right to sell its Units on the terms set forth in the Tag-Along Notice (the “Tag-Along Right”).

(c) Each Member who has exercised its Tag-Along Right (a “Tag-Along Member”) shall have the right, in its sole discretion, to sell all of the Units then held by such Tag-Along Member (the “Tag-Along Units”). The number of Units (the “Tag-Along Offered Units”) that the Selling Member can sell in the proposed sale to the Tag-Along Transferee shall be determined as follows:

(i)

In the event that the Selling Member is willing to proceed only if it can dispose of all of the Units it originally proposed to sell the Tag-Along Transfer shall not be consummated unless the Tag-Along Transferee will purchase:

A.	all Tag-Along Units; and

B.	all Units the Selling Member originally proposed to sell to the Tag-Along Transferee.

If the conditions set out in this Section 9.5(c)(i) are not satisfied, the Selling Member may, in its sole discretion, either withdraw the proposed Transfer or proceed with a proposed Transfer in accordance with Section 9.5(c)(ii) below.

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(ii)

If the Selling Member then elects, in its sole discretion, to proceed with a reduced sale pursuant to Section 9.5(c)(i) and the aggregate number of Units the Tag-Along Transferee is willing to purchase (the “Available Units”) is equal to or greater than the number of Tag-Along Units, then all Tag-Along Units shall be included in the Tag-Along Transfer and the Selling Member may sell only the balance of the Available Units that remains after including all Tag-Along Units.

(iii)	For the avoidance of doubt, the Selling Member may not complete any Tag-Along Transfer unless the requirements of this Section 9.5(c), as applicable, have been satisfied.

(d) The Tag-Along Units will be included in the Tag-Along Transfer on the same terms and subject to the same conditions set forth in the Tag-Along Notice and applicable to the Tag-Along Offered Units that the Selling Member is selling (except that (i) the price payable to Tag-Along Members shall be subject to the Ceiling Price as established under Section 9.5(i), and (ii) governmental consents and approvals shall be obtained by each Tag-Along Member as required under applicable Law, even if different from those required from the Selling Member in connection with the Tag-Along Transfer).

(e) If any non-Selling Member does not exercise its Tag-Along Right within the Tag-Along Period, the Selling Member and any Tag-Along Member shall have the right to Transfer the Offered Units and Tag-Along Units to the Tag-Along Transferee within one hundred and eighty (180) days after the expiration of such Tag-Along Period and, if the primary reason such Transfer is not then consummated is for failure to obtain regulatory consents or approvals that are conditions to closing in such transaction and such consents and approvals can reasonably be obtained, within one hundred (100) days thereafter, on terms no more favorable than those set forth in the Tag-Along Notice.

(f) Each Tag-Along Member agrees that it will execute such other agreements as the Selling Member may reasonably request in connection with the consummation of a Tag-Along Transfer and the transactions contemplated thereby, including any purchase agreement, proxies, custody agreements, powers of attorney, written consents in lieu of meetings or waiver of appraisal rights.

(g) In the event of an indirect Transfer, where the value of the transferred Units is not individually ascertainable due to such transfer being part of a larger transaction (an “Indirect Transfer Sale”), then the consideration payable to a Tag-Along Member for such Tag-Along Units as it applies under this Section 9.5, shall be based upon an allocation of the consideration offered in such Indirect Transfer Sale on a pro rata basis using the Fair Market Value, as determined in good faith by the Board, of the Units as compared to the Fair Market Value, as determined in good faith by the Board, of the overall assets transferred under such Indirect Transfer Sale.

(h) The fees and expenses of the Selling Member in a Tag-Along Transfer incurred in connection with a Tag-Along Transfer and for the benefit of all Members, to the extent not paid or reimbursed by the Company or purchaser, shall be shared by all the Members on a pro rata basis, based on the consideration received by each Member.

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(i) Notwithstanding anything to the contrary in this Agreement, if the Tag-Along Transfer occurs within the five (5) year period immediately following the Effective Date, the price payable to any Tag-Along Member for its Tag-Along Units shall be the lesser of (i) the per Unit consideration offered by the Tag-Along Transferee, and (ii) the Carrying Value per Unit (the “Ceiling Price”). For the avoidance of doubt, the applicable Ceiling Price shall apply only to Tag-Along Members and not to the Selling Member. After the expiration of the five (5) year period, the Ceiling Price set forth in this Section 9.5(i) shall no longer be applicable.

Section 9.6 Drag-Along.

(a) If the Selling Member desires to sell, in one or a series of related transactions, all (and not less than all) of its Units and such Units represent more than fifty percent (50%) of the total number of Units then outstanding, after complying with Section 9.4, such Selling Member (as the case may be, the “Dragging Member”) shall have the right (the “Drag-Along Right”), to require all (and not less than all) of the other Members (the “Drag-Along Members”) to sell all (and not less than all) of the Units held by them on the same terms and conditions as are obtained by the Dragging Member with respect to its Units (except as provided in Section 9.6(f) with respect to the Price Floor for Drag-Along Members and subject to the requirement that governmental consents and approvals shall be obtained by each Drag-Along Member as required under applicable Law, even if different from those required from the Dragging Member in connection with the Drag-Along Transfer).

(b) In order to exercise the Drag-Along Right, the Dragging Member shall deliver a written notice to each Drag-Along Member (a “Drag-Along Notice”) containing (i) confirmation that the third party proposes to acquire all the then outstanding Units, (ii) the name and address of the third party and (iii) the proposed purchase price, terms of payment and other material terms and conditions of the third party’s offer. Each Drag-Along Member shall thereafter be obligated to sell all (and not less than all) of its Units as provided in such Drag-Along Notice (such Transfers, together, the “Drag-Along Transfer”). If the Drag-Along Transfer is not consummated within one hundred and twenty (120) days following delivery of the Drag-Along Notice and the primary reason such Drag-Along Transfer is not consummated is the failure to obtain regulatory consents or approvals that are conditions to closing in such transaction and such consents and approvals cannot reasonable be obtained within one hundred (100) days thereafter, then each Drag-Along Member shall no longer be obligated to sell such Member’s Units pursuant to that specific Drag-Along Notice, but shall remain subject to the provisions of this Section 9.6 with respect to any subsequent Transfer to which the Drag-Along Right would apply.

(c) In connection with the Transfer of any Member’s Units pursuant to this Section 9.6, such Member shall only be required to represent and warrant as to (i) its authority to sell, (ii) the enforceability of agreements against such Member, (iii) that the Units to be Transferred shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal, state and foreign securities Laws), (iv) that it is the record and beneficial owner of such Units, and (v) that it has obtained or made all necessary consents, approvals, filings and notices from Governmental Authorities or third parties to consummate the Transfer.

(d) The fees and expenses of the Dragging Member incurred in connection with a Drag-Along Transfer and for the benefit of all Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit will not be considered to be for the benefit of all Members), to the extent not paid or reimbursed by the Company or purchaser, shall be shared by all the Members on a pro rata basis, based on the consideration received by each Member.

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(e) Each Member shall take all actions as may be reasonably necessary to consummate the Drag-Along Transfer, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Member.

(f) Notwithstanding anything to the contrary in this Agreement, if the Drag-Along Transfer occurs within the five (5) year period immediately following the Effective Date, the consideration payable to each Drag-Along Member for its Units shall be the greater of (i) the per Unit consideration offered by the third-party purchaser, and (ii) the Carrying Value per Unit (the “Price Floor”). After the expiration of such five (5) year period, the Price Floor in this Section 9.6(f) shall no longer be applicable.

ARTICLE X

REMEDIES UNDER THE TRANSACTION DOCUMENTS

Section 10.1 Put Option.

(a) Notwithstanding anything to the contrary contained in this Agreement, Alohi shall have the right, in its sole discretion, to exercise a put option (a “Put Option”) requiring Par Pacific to purchase all of the Units held by Alohi for an aggregate purchase price of one dollar ($1.00).

(b) The Put Option may only be exercised by delivering written notice to Par Pacific indicating Alohi’s intent to exercise the Put Option, which notice shall be irrevocable (a “Put Option Notice”). Upon receipt of the Put Option Notice, Par Pacific shall be obligated to purchase all of the Units held by Alohi, free and clear of any liens or encumbrances within ninety (90) days following delivery of the Put Option Notice.

(c) The exercise of the Put Option shall be final and binding upon both Members, and the purchase price of one dollar ($1.00) shall be deemed fair and reasonable in light of the terms of this Agreement.

Section 10.2 Transaction Documents Put Right.

(a) Alohi shall have the right, in its sole discretion, to require Par Pacific to purchase all of the Units held by Alohi if any of the Construction Management Agreement, Operating Agreement or Services Agreement is terminated pursuant to the terms of such agreement as a result of Gross Negligence, Fraud or Willful Misconduct by any Designated Par Pacific Person in breach of Par Pacific’s or its Affiliates’ obligations under such agreement (the circumstances giving rise to such termination right and any such Gross Negligence, Fraud or Willful Misconduct, collectively, a “Significant Breach”), at a per Unit purchase price equal to the Termination Put Price on the date Alohi exercises such right by delivery of a written notice thereof to the Company and Par Pacific (the “Transaction Document Put Right”); provided, that, Alohi shall not have a Transaction Document Put Right unless such Gross Negligence, Fraud or Willful Misconduct shall then have resulted in, or

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would reasonably be expected to result in, direct damages to the Company exceeding $10,000,000 (the “Materiality Threshold”). Subject to the terms and conditions of this Section 10.2(a), the Transaction Document Put Right shall be exercisable by Alohi for a period of ten (10) years from the Effective Date. In such instance, the provisions of Section 10.1(b) shall apply mutatis mutandis to the exercise and purchase of such Units.

(b) Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, the Transaction Document Put Right, if exercised by Alohi, shall be Alohi’s and its Affiliates’ and representatives’ sole and exclusive remedy against the Company and Par Pacific, their respective Affiliates and any Designated Par Pacific Person in connection with any breach or termination of any Transaction Document or any Gross Negligence, Fraud or Willful Misconduct (in each case, whether known or unknown, occurring prior to, on or after such date) by any of the Company or Par Pacific, their respective Affiliates or any Designated Par Pacific Person (such breaches, Gross Negligence and Willful Misconduct, collectively, “Transaction Breaches”), and Alohi (on behalf of itself and its Affiliates and representatives) hereby waives and disclaims any right under or in connection with all Transaction Documents to (and shall not) make any claim or initiate any legal proceeding, and will cease and dismiss with prejudice any then existing claim or legal proceeding, for damages or any other remedy (under contract, at law or in equity) arising from or in connection with any Transaction Breaches, other than, if applicable, the exercise of the Transaction Document Put Right. If Alohi elects to make a claim or initiate any legal proceeding for damages or any other remedy (under contract, at law or in equity) arising from or in connection with a Significant Breach, Alohi shall immediately, automatically and irrevocably forfeit the Transaction Document Put Option. If Alohi elects not to exercise the Transaction Document Put Right in respect of a Significant Breach, in no event shall Alohi’s or the Company’s rights under this Agreement or any of the Transaction Documents with respect to seeking damages or making a claim for indemnification thereunder be limited with respect to such Significant Breach other than otherwise limited under this Agreement or any of the Transaction Documents.

(c) For the avoidance of doubt, the Materiality Threshold shall apply solely to the exercise of the Transaction Document Put Right and shall not limit Alohi’s or the Company’s rights under this Agreement or any of the Transaction Documents to seek damages or make a claim for indemnification thereunder in the event the Transaction Document Put Right is not exercised.

Section 10.3 Downside Period Liquidated Damages. In the event the Provider pays any monthly liquidated damages to the Company in accordance with Section 3.16(b) of the Services Agreement, any such liquidated damages received by the Company shall be distributed by the Company, without any further action necessary on the part of the Board or any Members, solely to Alohi.

Section 10.4 Force Majeure; Destruction Events.

(a) Force Majeure. In the event that the performance of any material obligation under the Commercial Agreements is prevented, hindered, or delayed in the event of Force Majeure pursuant to the terms of the applicable Commercial Agreement, senior representatives of each Member shall, as soon as reasonably possible, meet and confer in good faith to determine an appropriate course of action and a commercially reasonable path forward. If the applicable Force Majeure event continues for a period exceeding eighteen (18) months from the date on which the affected Party first provides written notice of such Force Majeure (the “FM Period”), and such Force Majeure event has not been

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cured or otherwise resolved during the FM Period, then either Member may, by written notice to the other Member, declare that a Dissolution Event under Section 7.1(b) has occurred; provided, however, that if PHR (or any applicable Affiliate thereof) is using commercially reasonable efforts to cure or mitigate the effects of such Force Majeure event under the applicable Commercial Agreement and is making demonstrable progress toward resolution, and it is reasonably likely that such Force Majeure event will be cured within a commercially practicable timeframe following the end of the FM Period, then the FM Period shall be extended for so long as such efforts to cure or mitigate the effects of such Force Majeure by PHR continue in good faith.

(b) Destruction Events. Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, in the event of a Destruction Event, PHR (or any applicable Affiliate thereof) shall promptly notify the Members in writing, and senior representatives of each Member shall, as soon as reasonably possible, meet and confer in good faith to determine an appropriate course of action and a commercially reasonable path forward. If the Destruction Event continues for a period exceeding eighteen (18) months from the date on which PHR (or any applicable Affiliate thereof) provides written notice of such Destruction Event (the “Destruction Period”), and the damage or destruction giving rise to such Destruction Event has not been repaired or otherwise cannot reasonably be expected to be resolved during the Destruction Period, then either Member may, by written notice to the other Member, declare that a Dissolution Event under Section 7.1(b) has occurred; provided, however, that if PHR (or any applicable Affiliate thereof) is using commercially reasonable efforts to repair, rebuild or otherwise restore the Renewable Fuels Facility under the applicable Commercial Agreement and is making demonstrable progress toward such repair, rebuilding or restoration, and it is reasonably likely that such repair, rebuilding or restoration will be completed within a commercially practicable timeframe following the end of the Destruction Period, then the Destruction Period shall be extended for so long as such efforts by PHR continue in good faith.

ARTICLE XI

CAPITAL PROJECTS

Section 11.1 Capital Project Requests.

(a) At any time from and after the Effective Date, any Member (the “Proposing Member”) may propose a Capital Project (a “Proposed Capital Project”) by delivering a written request (each, a “Capital Project Request”) to the Company’s Board and the other Members (each such other Member, a “Non-Proposing Member”). Any Capital Project Request shall contain a reasonably detailed explanation of all material aspects of the Proposed Capital Project, including (i) a good-faith estimate of (A) the proposed capital and operating budgets related thereto, including the costs and expenses of developing, designing, procuring, constructing, operating and maintaining such Proposed Capital Project and any proposed fees to be payable to the Construction Manager or Operator, as applicable, and (if following Commercial Operation Date) any proposed incremental increase to the Fixed Operating Fee payable to Operator, if applicable, (B) the incremental revenues and EBITDA to be derived from such Proposed Capital Project, (C) the Project IRR for such Proposed Capital Project and the material assumptions used to calculate such Project IRR, which estimate shall be based on such incremental revenues, constructions costs and other expenses that are attributable to such Proposed Capital Project, (D) the time period from the start of construction until the time such

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Proposed Capital Project is expected to commence commercial service, (E) the estimated date on which the initial capital call for such Proposed Capital Project would be incurred and the estimated timing and amounts of any future capital calls relating thereto, and (F) the estimated schedule of construction costs and other expenses relating to such Proposed Capital Project and, if applicable, (ii) a description of all material provisions of any proposed offtake, throughput or similar commercial contracts in respect of such Proposed Capital Project and to which the Company and any other Person may be a party.

(b) The Company shall cause the Operator and, if prior to Commercial Operation Date, the Construction Manager, to review the materials set forth in the Capital Project Request and prepare a good faith budget for such Proposed Capital Project, which budget shall be prepared in accordance with the applicable Capital Project Request and include all items of capital cost, expense and revenue in reasonable detail, as well as a schedule of Additional Capital Contributions projected to be required in order to fund the capital costs of such Capital Project (such proposed budget, the “Proposed Capital Project Budget”) and deliver a copy of such Proposed Capital Project Budget to the Company’s Board and the other Members for their review and Unanimous Board Approval under Section 5.3(a). If the Proposed Capital Project Budget does not receive Unanimous Board Approval, the Proposed Capital Project shall be deemed disapproved. If the Proposed Capital Project Budget receives approval hereunder, (i) the Proposed Capital Project shall become an “Approved Capital Project,” (ii) the Proposed Capital Project Budget shall become the “Capital Project Budget” for such Approved Capital Project, and (iii) each Non-Proposing Member shall be obligated to participate in the Approved Capital Project pursuant to this Article XI.

Section 11.2 Participation. The Members shall make Additional Capital Contributions to the Company with respect to each Approved Capital Project in accordance with Section 3.4(c), and such Capital Project shall be implemented in accordance with the applicable Capital Project Budget and the terms of the approval of such Capital Project. The applicable Capital Project Budget shall not be amended except with Board approval.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Entire Agreement. This Agreement (including the Exhibits hereto) contains the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the execution date of this Agreement, written or oral, including the Prior LLC Agreement.

Section 12.2 Governing Law; Venue and Jurisdiction.

(a) THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF THAT WOULD COMPEL THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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(b) WITHOUT AFFECTING THE PARTIES’ AGREEMENT TO ARBITRATE DISPUTES, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (OR, IF THAT COURT REFUSES JURISDICTION, THE DISTRICT COURT OF THE STATE OF TEXAS SITTING IN AND FOR HARRIS COUNTY) FOR THE PURPOSES OF INJUNCTIVE RELIEF OR OTHER FORM OF EMERGENCY RELIEF ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF OR FOR THE ENFORCEMENT OF ANY ARBITRAL AWARD HEREUNDER.

Section 12.3 Representations and Warranties.

Each Member hereby represents and warrants to the Company and each other Member as follows:

(a) Such Member has duly executed and delivered this Agreement.

(b) Such Member’s execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it is bound.

(c) Such Member is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933 (the “Securities Act”). The company reserves the right to require that each prospective Member complete and return a confidential investor questionnaire as a condition of acquiring any Units;

(d) Such Member has knowledge and/or experience investing in securities of companies in early growth or development stages. Such Member acknowledges that such Member is able to fend for himself/herself/itself, can bear the economic risk of such an investment, and has such knowledge and experience in financial or business matters that the Member is capable of evaluating the merits and risks of an investment in the Units.

(e) Such Member and such Member’s legal, accounting, tax, investment and other professional advisors, if any, have been furnished all materials and responses to their inquiries relating to the Company and its past and proposed activities, the opportunity to acquire the Units or anything set forth herein which they have requested, and have been afforded the opportunity to ask questions of, and to receive answers from the Company and representatives acting on its behalf concerning the terms and conditions of this opportunity to acquire Units or any matter set forth herein and to obtain any additional information necessary to verify the accuracy of any representations or information furnished herein or attached hereto.

(f) Such Member acknowledges that such Member is acquiring Units after what such member deems to be an adequate investigation of the business, finances and prospects of the Company by such Member and such Member’s advisors, if any.

(g) Such Member is acquiring Units for such Member’s own account for investment purposes only and not with a view to the resale or distribution of all or any part of such Units, and such Member has no present intention, agreement or arrangement to divide such Units with others or to resell, transfer or otherwise dispose of all or any part of the Units acquired hereunder. Such Member has not taken and will not take or cause to be taken any action that would cause such Member to be deemed an “underwriter” as defined in Section 2(11) of the Securities Act with respect to any of the Units acquired hereunder.

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(h) Such Member understands that there is no public market for the Units, and the Company has no plans to take such action as might reasonably result in the development of such a public market. Such Member has adequate means of providing for such Member’s current needs and personal contingencies and has no need for the liquidity in such Member’s investment in the Units and is capable of bearing the economic risks attendant to an investment in the Units, including the total loss thereof.

(i) Such Member has no present intention of becoming a resident of any other state or jurisdiction. If such Member is a corporation, trust, partnership, or other entity, such Member has its principal place of business at the address set forth on Schedule A and such Member was not organized for the specific purpose of acquiring the Units.

(j) Assuming due execution and delivery of the Members of this Agreement, this Agreement constitutes the legal, valid and binding obligation of the Members, enforceable against them in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 12.4 Specific Performance. Each Party acknowledges and agrees that irreparable damage would occur to the other Parties, and that the other Parties will not have an adequate remedy at Law, in the event that any of the provisions of this Agreement to be performed by such Party are not performed in accordance with their specific terms or are otherwise breached. Therefore, each Party is entitled to an injunction or injunctions to prevent breaches of this Agreement by the other Parties and/or to specifically enforce the terms and provisions of this Agreement against such other Parties in any court of competent jurisdiction, without bond or other security being required, and appropriate injunctive relief may be applied for by such Parties and granted in connection therewith. Such remedies are, however, cumulative and not exclusive and are in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 12.5 Notices. Any notice, request, instruction or other communication to be given to a Party pursuant to this Agreement shall be in writing and may be served by hand delivery, by delivering it by courier or sending it by email (with confirmation of transmission) or by prepaid recorded airmail delivery to the address of the Party to receive it set forth below (or to such other address as such Party shall have specified by a notice given to each of the other Parties in accordance with this Section 12.5). Any notice so served by courier, email or post shall be deemed to have been duly served:

(a) in the case of delivery by hand or by courier, when delivered;

(b) in the case of an email, at the time of transmission; and

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(c) in the case of prepaid recorded airmail delivery or regulated airmail post on receipt; provided, that in the case of a notice received on a day which is not a Business Day, or after 5:00 p.m. (New York City time) on a Business Day, in the place of receipt, such notice shall be deemed to be received on the next following Business Day in such place. The details for notices, to the extent that such Person is a Party or otherwise entitled to receive notices hereunder, are:

If to the Company:

Hawaii Renewables, LLC

825 Town & Country Lane, Suite 1500

Houston, Texas 77024

Attention: Legal Department

Email: [***]; [***]

If to a Member:

to the address for such Member as set forth on Schedule A hereto.

Section 12.6 Fees, Costs and Expenses. Each of the parties will bear its own costs and expenses (including legal and tax advisory fees) in connection with the negotiation, preparation and execution of this Agreement and any other related agreements (or any amendment or supplement to any of the foregoing), and the completion of the transactions contemplated hereby and thereby.

Section 12.7 Assignment. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective Successors. Neither Member, nor the Company, shall purport to assign or Transfer any or all of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement in whole or in part except with respect to a Transfer in accordance with the terms of this Agreement. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Any attempted assignment or delegation in contravention of this Section 12.7 shall be null and void ab initio.

Section 12.8 Rights Cumulative; Waiver. The respective rights of each Party under this Agreement are cumulative, may be exercised as often as the applicable Party considers appropriate, and are in addition to such Party’s rights under applicable Law. The respective rights of the Parties under this Agreement shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing duly executed by the Party against whom enforcement of the waiver or variation is being sought, and (a) any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right, (b) any defective or partial exercise of any such rights shall not preclude any other or further exercise of that or any other such right, and (c) no act or course of conduct or negotiation on any of the Parties’ part or on their behalf shall in any way preclude them from exercising any such right or constitute a suspension or variation of any such right.

Section 12.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable Law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable Law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this

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Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.10 Amendment or Restatement. Except as expressly set forth in this Agreement, neither this Agreement nor the Certificate of Formation may be amended, modified, supplemented or restated, nor may any provisions of this Agreement or the Certificate of Formation be waived, other than with respect to ministerial amendments, modifications, supplements, restatements or waivers, in each case, without the prior written consent of each of Par Pacific and Alohi (or a relevant Successor to a Party hereunder); provided, that a Member’s prior written consent shall also be required for any such amendment, modification, supplement, restatement or waiver that adversely affects such Member’s rights in any material respect.

Section 12.11 Termination. This Agreement shall terminate upon the earlier of (a) the unanimous consent of the Members, and (b) the dissolution of the Company following a Dissolution Event.

Section 12.12 Confidential Information.

(a) Each Member shall, and shall use its reasonable efforts to cause each of its Affiliates to, keep confidential all information concerning the Company’s (including the Subsidiaries’) business and operations (“Confidential Information”). The foregoing confidentiality requirements shall be subject to each Member’s (i) obligation to disclose any such Confidential Information as required by applicable Laws or regulations, pursuant to a request or order under applicable Laws and regulations or pursuant to a subpoena or other legal process, (ii) right to disclose any Confidential Information to its and its Affiliates’ own employees, officers, managers, investment committee members, limited partner advisory committee members, limited partners, shareholders and members, auditors, lenders, counsel and other agents and professional advisors to the extent they are subject to confidentiality restrictions, (iii) right to disclose any Confidential Information in connection with an initial public offering of the Company, and (iv) right to disclose any Confidential Information to a potential bona fide transferee (and otherwise in connection with such potential bona fide Transfer) or a potential financing source for the Company or any of its parent entities; provided, that (A) any Confidential Information disclosed pursuant to clauses (i) and (iii) shall be disclosed only to the extent required and subject to such confidentiality provisions, if any, as may be provided under applicable Law, and (B) any Confidential Information disclosed pursuant to clause (ii) above or disclosed pursuant to clause (iv) above to a potential bona fide transferee (or otherwise in connection with such potential bona fide Transfer) or potential financing source shall be disclosed pursuant to a confidentiality agreement executed by, or other obligation of confidentiality applicable to, such limited partner, shareholder or member or a confidentiality agreement executed by such potential bona fide transferee or potential financing source, in either case, requiring such limited partner, shareholder or member or such potential bona fide transferee or potential financing source to keep confidential all Confidential Information and, as applicable, requiring (x) that such limited partner, shareholder or member only use such Confidential Information in connection with its evaluation of its investment in the relevant Member, (y) that such bona fide transferee only use such Confidential Information in connection with its evaluation of the proposed Transfer, or (z) that such potential financing source only use such Confidential Information in connection with its evaluation of whether to provide financing to the Company or any of its parent entities. Each Member shall be responsible to the Company for any

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breaches of confidentiality or use restrictions as contemplated by the preceding sentence. Each of the Members agrees to notify the Company promptly after receipt of any subpoena or other formal process requiring the disclosure or use of any Confidential Information, unless the Party subject to such subpoena or other formal process believes in good faith and upon advice of counsel that it is under an obligation not to make such notification. For the avoidance of doubt, subject to this Section 12.12, Alohi may disclose Confidential Information to its members and their Affiliates.

(b) Notwithstanding anything to the contrary in this Section 12.12, with respect to each Member, the following information with respect to the Company and its operations does not constitute “Confidential Information” and is not subject to the confidentiality requirements set forth in this Section 12.12:

(i)	information that was publicly known to such Person at the time of the disclosure thereof;

(ii)	information that, subsequent to the disclosure thereof to such Person, becomes publicly known through no act or omission of such Person; and

(iii)

information that otherwise becomes known to such Person other than through disclosure by the Company or through disclosure in violation of this Agreement or any other confidentiality obligation owed to the Company or any other Member (to the extent such confidentiality obligation is known to such Person).

Section 12.13 HEFA Project Opportunities.

(a) Each Member shall not, and shall cause its Affiliates not to, without the prior written consent of the other Member, either alone or in conjunction with or on behalf of any other Person, directly or indirectly, invest in or otherwise own an interest in, any business or commercial venture in the State of Hawaii with the purpose of producing or processing Renewable Fuels using the HEFA Pathway unless such Member has first presented such opportunity on Arm’s Length Terms (each such opportunity, a “Project Opportunity”) in writing to the Company and the Company, through the Board (for purposes of such determination, any Director designated by the presenting Member abstaining), has declined (or failed to accept) in writing to pursue such Project Opportunity within thirty (30) days after its presentation. Each Member shall offer all such Project Opportunities to the Company regardless of whether such Member believes the Company would be able or willing to pursue such Project Opportunity. The restrictions described under this Section 12.13 shall apply to each Member for so long as such Member remains a Member and for a period of one (1) year thereafter.

(b) DHC Project. The Parties acknowledge and agree that Par Pacific or PHR may pursue that certain potential hydrocracker conversion (as further described on Schedule B) using assets owned by PHR (the “DHC Project”). If Par Pacific or PHR (such Person, the “DHC Project Developer”) proposes to seek third-party equity financing for the DHC Project, DHC Project Developer shall deliver a written notice to the Company stating its intent to seek such third-party equity financing, including a proposal to the Company that includes (i) a reasonably detailed summary of such DHC Project, (ii) an estimated budget with respect to such DHC Project, (iii) the anticipated

54

timing of the DHC Project schedule and (iv) the minimum amount of third party investment contemplated in connection with such DHC Project opportunity (the “DHC Proposal”). The Company, through the Board (for purposes of such determination, any Director designated by Par Pacific abstaining), shall have sixty (60) days from its receipt of the DHC Proposal to determine whether the Company should pursue the DHC Project (the “DHC Project Review Period”), which DHC Project Review Period may be extended by the mutual written agreement of the Company (through the Board, for purposes of such determination, any Director designated by Par Pacific abstaining) and the DHC Project Developer, as applicable. If the Company, through the Board (for purposes of such determination, any Director designated by Par Pacific abstaining), elects not to participate (or does not otherwise communicate its acceptance within the DHC Project Review Period), Par Pacific or PHR, as applicable, may proceed with the DHC Project with equity financing from one or more third parties on terms, taken as a whole, that are substantively (with respect to material economic and other terms) at least as favorable to Par Pacific or PHR as those offered in the DHC Proposal; provided, that in such event, the provisions of Section 17.16 of the Services Agreement shall be applicable, including the obligation of the Company and PHR to amend the Services Agreement in good faith to accommodate the DHC Project.

Section 12.14 Dispute Resolution.

(a) Dispute Resolution Generally. In the event of any claim, controversy or dispute arising out of this Agreement (each a “Dispute” and collectively “Disputes”), the Party initiating dispute resolution procedures pursuant to this Section 12.14 shall so notify the other Party, and the Parties shall enter into direct negotiations to arrive at a mutually agreeable resolution of such Dispute. After receipt of the notification of a Dispute, executives of the Parties shall meet in person at least once, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to seek to reach a mutually acceptable resolution to the Dispute. In the event the Parties have not reached agreement within thirty (30) Business Days following the notification of a Dispute (regardless of whether the applicable cure period has expired in the case of a Dispute involving a claimed breach), such Dispute shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules in effect as of the date a Party issues its notification of a Dispute, and judgment on any interim or final award rendered by the arbitrator(s) may be entered in any federal or state court located in Houston, Texas. The place of arbitration shall be Houston, Texas. There shall be three arbitrators for a Dispute in excess of Three Million Five Hundred Thousand Dollars ($3,500,000). The arbitration shall be governed by the laws of the State of Delaware. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. The Parties agree to consolidation of two or more arbitrations that relate to the same set of facts, circumstances or events into the first filed arbitration.

(b) Continuation of Business. The Parties agree that the Business will not be stopped or slowed in any way during the pendency of any Dispute.

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(c) Expert Proceedings.

(i)

For any decision referred to an independent or technical expert, or accounting firm the Parties hereby agree that such decision shall be conducted expeditiously by a technical expert or accounting firm mutually agreed by the Parties.

(ii)

The fees and costs of the technical expert or accounting firm shall be shared equally by the Parties. The accounting firm is not an arbitrator of the dispute and shall not be deemed to be acting in an arbitral capacity.

(iii)

The Party desiring an accounting firm or technical expert determination shall give the other Party written notice of the request for such determination. If the Parties are unable to agree upon an accounting firm or technical expert within ten (10) days after receipt of the written notice of request for such determination, then, upon the request of either Party, the Houston, Texas office of the AAA shall appoint such technical expert or accounting firm. The technical expert or accounting firm, once appointed, shall have no ex parte communications with the Parties concerning the determination or the underlying Dispute.

(iv)

All communications between a Party and the accounting firm or technical expert shall be conducted in writing, with copies sent simultaneously to all other persons participating in the proceeding in the same manner, or at a meeting to which representatives of all persons participating in the proceeding have been invited and of which such persons have been provided at least five (5) Business days’ notice.

(v)

Within fifteen (15) days after the technical expert or accounting firm’s acceptance of its appointment, the Parties shall provide such technical expert or accounting firm with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within thirty (30) days of receipt of the above-described materials and after receipt of additional information or data as may be required by the technical expert or accounting firm, the hired technical expert or accounting firm shall select the proposal which it finds more consistent with the terms of this Agreement and consistent with Par Pacific and its Affiliates’ operations separate from this Agreement. The technical expert or accounting firm may not propose alternate positions or award damages, interest, or penalties to either Party with respect to any matter. The technical expert or accounting firm’s decision shall be final and binding on the Parties. If either Party fails or refuses to honor the decision of such technical expert or accounting firm, such Party shall be in default under this Agreement.

(d) Injunctive Relief. Notwithstanding the foregoing, any Party shall have the right to seek specific performance or other injunctive relief to the extent necessary to avoid the imposition of irreparable harm or otherwise to preserve the status quo.

(e) Confidentiality. All Disputes resolved pursuant to this Section 12.14 shall be subject to the confidentiality provisions set forth in Section 12.12.

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Section 12.15 Limitations on Liability. No Member shall be liable to any other Member or any indemnitee for any indirect, incidental, consequential, special, treble, exemplary or punitive damages, nor for any loss of profit, loss of use, loss of business or business interruption damages of any kind, excluding, for avoidance of doubt, indemnification of claims made by third parties for such damages.

Section 12.16 Further Assurances. Each of the Parties agrees to perform (or procure the performance of) all reasonable further acts and things within its control, and execute and deliver (or procure the execution and delivery of) such further documents, as may be reasonably required by the other party to implement and/or give effect to this Agreement and the transactions contemplated hereby.

Section 12.17 Counterparts. This Agreement may be executed by electronic delivery of signatures, and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each Party and delivered, including by electronic means, to the other Party.

Section 12.18 No Third Party Beneficiaries. The Eligible Persons shall be express intended third party beneficiaries of Section 8.2. Except as set forth in the immediately preceding sentence, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

Section 12.19 Time of Essence. The Parties agree that time is and will be of the essence of this Agreement in all respects, including in respect of the consideration of matters requiring Unanimous Board Approval pursuant to Section 5.3.

Section 12.20 Public Announcements; Mutual Efforts. No Party shall issue any press release or announcement to the general public concerning this Agreement or the transactions contemplated hereby, or make any other disclosure to the general public containing or pertaining to the terms of this Agreement, without obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless, in the judgment of such disclosing party, disclosure is required in order to (i) comply with applicable Law, (ii) comply with any order of a court of competent jurisdiction or any order, decree, regulation, or rule of any Governmental Authority, or (iii) comply with the requirements of any recognized stock exchange on which the shares of such Party or their Affiliates are listed; provided that the Party intending to make such disclosure shall use its commercially reasonable efforts, consistent with such applicable Law, order of a court of competent jurisdiction or order, decree, regulation, or rule of such Governmental Authority, or the requirements of such stock exchange, to consult with the other Party with respect to the text thereof. Additionally, this Agreement is a joint effort of the Parties hereto and each provision hereof has been subject to the consultation, negotiation, and agreement of sophisticated Parties and therefore shall not be construed for or against any Party hereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

COMPANY:

Hawaii Renewables, LLC

By:
Name:
Title:

MEMBER:

Par Pacific Holdings, Inc.

By:
Name:
Title:

MEMBER:

Alohi Renewable Energy, LLC

By:
Name:
Title:

Signature Page to Hawaii Renewables LLC Agreement

EXHIBIT A

DEFINED TERMS

“AAA” has the meaning set forth in Section 12.14(a).

“Accrued Fees” has the meaning set forth in Section 4.2(a)(ii).

“Act” has the meaning set forth in the Recitals.

“Additional Capital Contribution” means any Capital Contribution by a Member to the Company other than the Initial Capital Contributions.

“Additional Working Capital” has the meaning set forth in Section 3.4(b).

“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any Fiscal Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be (a) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Person is obligated to contribute to the Company or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(l) and 1.704-2(i) (relating to minimum gain). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently with the Treasury Regulations.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person. For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be considered an “Affiliate” of any Member or such Member’s Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Alohi” has the meaning set forth in the Preamble.

“Alohi Capital Contribution” has the meaning set forth in the Equity Contribution Agreement.

“Approved Capital Project” has the meaning set forth in Section 11.1(b).

“Approved Operating Budget” has the meaning set forth in Section 5.5(a).

“Approved Required Upgrade” has the meaning set forth in the Operating Agreement.

“Arm’s Length Terms” means an agreement on economic terms that could have been obtained if negotiated on an arms’ length basis with economic terms no less favorable to the Company and its Subsidiaries than those that could be obtained from a non-Affiliated party, as determined in good faith by the Board.

“Available Cash” shall mean, with respect to any Calendar Quarter ending prior to the dissolution or liquidation of the Company, without duplication, a good faith estimate by the Board of the sum of all cash and cash equivalents of the Company and any Subsidiaries expected to be on hand as of the end of such Calendar Quarter, less (a) Cash Reserves or (b) Default Cash Reserves (if no Cash Reserves are approved or deemed approved).

“Available Units” has the meaning set forth in Section 9.5(c)(ii).

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of sixty (60) days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future applicable Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such sixty (60) day period.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Board” has the meaning set forth in Section 5.1(a).

“Board Observer” has the meaning set forth in Section 5.1(d).

“Business” means the ownership, development, operation or management of a manufacturing facility producing Renewable Fuels.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Plan” has the meaning set forth in Section 5.4(c).

“Buying Member” has the meaning set forth in Section 9.4(a).

“Buyout” has the meaning set for in Section 7.2(a).

“Buyout Notice” has the meaning set for in Section 7.2(a).

“Buyout Price” has the meaning set for in Section 7.2(a).

“CAFD” has the meaning set forth in Section 4.2(c).

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

“Calendar Year” means a period of twelve consecutive Calendar Months commencing on the first day of January and ending on the following thirty-first day of December, according to the Gregorian calendar.

“Call Notice” means any call notice issued by the Board to the Members pursuant to Article III requesting the making of Additional Capital Contributions by the Members to the Company.

“Capital Account” has the meaning set forth in Section 3.6(a).

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Fair Market Value of any property contributed to the Company with respect to the Units in the Company held or purchased by such Member.

“Capital Project” means any project or initiative that involves the development, design, procurement, construction, operation, or maintenance of new infrastructure, facilities, upgrades, modifications, or expansions related to the Renewable Fuels Facility.

“Capital Project Budget” has the meaning set forth in Section 11.1(b).

“Capital Project Request” has the meaning set forth in Section 11.1(a).

“Carrying Value” means with respect to any Company property, such property’s book value determined in accordance with the principles of Section 1.704-1(b) of the Treasury Regulations. Consequently, each property’s Carrying Value is equal to the property’s adjusted basis for federal income tax purposes, except as follows: (a) the initial Carrying Value of any contributed property shall be the gross Fair Market Value of such property; (b) the Carrying Values of all of the Company’s properties may, in the discretion of the Board or as otherwise required by this Agreement, be adjusted to equal their respective gross Fair Market Values immediately prior to (i) a Capital Contribution or a contribution of services to the Company by a new or existing Member as consideration for Units, (ii) the distribution by the Company to a Member of any Company property as consideration for the redemption of Units and (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, except as provided in Section 1.704-1(b)(2)(iv)(1) of the Treasury Regulations; (c) the Carrying Value of any Company property distributed to any Member shall be adjusted to equal the gross Fair Market Value of such property on the date of distribution; (d) the Carrying Value of Company property will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 50(c), 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Section 1.704-1(b)(2)(iv)(j) and (m) of the Treasury Regulations; provided, that the Carrying Value will not be adjusted pursuant to this clause (d) to the extent that the Board reasonably determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to clause (d); and (e) the Carrying Value of Company property will be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses.

“Cash Reserves” has the meaning set forth in the Operating Agreement.

“Casualty Loss” has the meaning set forth in the Equity Contribution Agreement.

“Ceiling Price” has the meaning set forth in Section 9.5(i).

“Certificate of Formation” has the meaning set forth in the Recitals.

“Chairman” has the meaning set forth in Section 5.1(e).

“Claim” has the meaning set forth in Section 8.2(b).

“Closing” has the meaning set forth in the Equity Contribution Agreement.

“Closing Date” has the meaning set forth in the Equity Contribution Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Commercial Agreements” means the Operating Agreement, the Services Agreement, the Terminalling Agreement, the Construction Management Agreement and the Facilities Agreement.

“Commercial Operation Date” has the meaning set forth in the Construction Management Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Competitor” means any Person (i) primarily operating or otherwise engaged in the same line of Business as the Company and (ii) located in the State of Hawaii.

“Confidential Information” has the meaning set forth in Section 12.12(a).

“Construction Management Agreement” means that certain construction management agreement, dated as of the Effective Date, between the Company and Construction Manager, as amended from time to time.

“Construction Manager” has the meaning set forth in the Construction Management Agreement.

“Contract” means any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement or understanding, whether written or oral.

“Contributing Member” has the meaning set forth in Section 3.2.

“Contribution Defaulting Member” has the meaning set forth in Section 3.5(a).

“Contribution Notice” has the meaning set forth in Section 3.2.

“Control” means (a) the beneficial ownership of fifty percent (50%) or more of the voting power of a Person, by contract or otherwise, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities, by contract or otherwise, which, for the avoidance of doubt, shall include through a Person’s capacity as general partner, manager, member, managing member, trustee, responsible entity, nominee, or adviser or otherwise, or (c) the power to appoint or remove a majority of the directors of a Person (or Persons holding a similar position in any Person that is not a corporation). The terms “Controls,” “Controlling,” “Controlled,” “under common Control with” have correlative meanings.

“Conversion Contribution” has the meaning set forth in Section 3.5(c).

“Deadlock Matter” has the meaning set forth in Section 5.6(a).

“Deadlock Period” has the meaning set forth in Section 5.6(a).

“Default Cash Reserves” means an amount of cash equal to the Company’s budgeted expenditures in each of the applicable Operating Budgets for the succeeding one hundred eighty (180) days following the date of determination.

“Default Notice” has the meaning set forth in Section 3.5(a).

“Default Operating Budget” means has the same meaning as set forth in the Operating Agreement.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year for federal income tax purposes, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, then unless the Company utilizes the remedial method under Section 1.704-3(d), Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Board.

“Designated Individual” has the meaning set forth in Section 6.7(a).

“Designated Par Pacific Person” means (i) each individual listed on Exhibit C and (ii) any successor, interim, or replacement who, at any time during the term of this Agreement, occupies the same (or a substantially equivalent) title, functional role, or level of authority at Par Pacific or PHR, as applicable, and no further action or amendment is required for such successor, interim, or replacement individual to be deemed a Designated Par Pacific Person for all purposes of this Agreement or any other Transaction Document.

“Destruction Event” means any event resulting in damage to, or destruction of, a substantial portion of the Renewable Fuels Facility resulting in the cessation of operations.

“Destruction Period” has the meaning set forth in Section 10.4(b).

“DHC Project” has the meaning set forth in Section 12.13(b).

“DHC Project Developer” has the meaning set forth in Section 12.13(b).

“DHC Project Review Period” has the meaning set forth in Section 12.13(b).

“DHC Proposal” has the meaning set forth in Section 12.13(b).

“Directors” has the meaning set forth in Section 5.1(a).

“Dispute” or “Disputes” shall have the meaning set forth in Section 12.14(a).

“Dissolution Event” has the meaning set forth in Section 7.1.

“Distribution” has the meaning set forth in Section 4.2(f).

“Distribution Policy” means, the Distribution Policy of the Company set forth on Exhibit B hereto.

“Drag-Along Members” has the meaning set forth in Section 9.6(a).

“Drag-Along Notice” has the meaning set forth in Section 9.6(b).

“Drag-Along Right” has the meaning set forth in Section 9.6(a).

“Drag-Along Transfer” has the meaning set forth in Section 9.6(b).

“Dragging Member” has the meaning set forth in Section 9.6(a).

“Due Date” has the meaning set forth in Section 3.5(a).

“Economic Interest” means, with respect to its Units, a Person’s interest in the right to share in the Profits and Losses of, and to receive distributions from, the Company, and includes the priority of, and rate of return on, the Units held by such Person to which the Economic Interest is attributable, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or as required under the Act, any right to information concerning the business and affairs of the Company.

“Effective Date” has the meaning set forth in the Preamble.

“Eligible Person” has the meaning set forth in Section 8.2(c).

“Emergency” has the meaning set forth in the Construction Management Agreement or the Operating Agreement, as applicable.

“Emergency Expenditure” means any cost or expense made by Operator in connection with an Emergency.

“Equity Contribution Agreement” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Capital Project Costs” means, with respect to any Capital Project, the Proposing Member’s good faith estimate of the costs and expenses of the design, procurement, construction, development, operation and maintenance, including the management of the foregoing, of such proposed Capital Project.

“Estimated Capital Project Revenues” means, with respect to any Capital Project, the Proposing Member’s good faith estimate of the projected incremental revenues to be derived from the Capital Project.

“Executive Order 13224” has the meaning set forth in the definition of Prohibited Transferee.

“Expense” has the meaning set forth in Section 8.2(d).

“Facilities Agreement” means that certain ground license agreement, dated as of the Effective Date, between the Company, as licensee, and PHR (or its Affiliate) as licensor for the Premises (as defined therein), as amended from time to time.

“Fair Market Value” means, with respect to any asset, the price at which the asset would change hands between a willing buyer and a willing seller that are not Affiliated, neither being under any compulsion to buy or to sell, and both having knowledge of the relevant facts and taking into account the full useful life of the asset.

“Financial Statements” has the meaning set forth in Section 6.5(b).

“Fiscal Year” has the meaning set forth in Section 6.4.

“Fixed Operating Fee” has the meaning set forth in the Operating Agreement.

“FM Period” has the meaning set forth in Section 10.4(a).

“Force Majeure” has the meaning set forth in the Construction Management Agreement, Operating Agreement or Services Agreement, as applicable.

“Formation Date” has the meaning set forth in the Recitals.

“Fraud” has the meaning set forth in the Construction Management Agreement, Operating Agreement or Services Agreement, as applicable.

“Funds Flow Expense Rows” means the fees, premiums, reimbursements and other expenses contemplated in the rows under the heading “Interim Period Operating Expenses” of the Funds Flow (as such term is defined in the Operating Agreement), which is Exhibit F to the Operating Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time consistently applied.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, by or entity and any court or other tribunal).

“Gross Negligence” has the meaning set forth in the Construction Management Agreement, Operating Agreement or Services Agreement, as applicable.

“HEFA Pathway” means the hydro-processed ester and fatty-acid conversion route (or any substantive successor or derivative process) that converts triglycerides, free-fatty acids, recycled cooking oils, tallow, or other lipid-based feedstocks into renewable diesel, sustainable aviation fuel, or other hydrocarbon fuels through catalytic hydrotreating and associated isomerization, hydrocracking, or similar refining steps.

“HR Change of Control Transaction” has the meaning set forth in Section 9.2(b)(ii).

“Indemnifiable Amounts” has the meaning set forth in Section 8.5(c).

“Indemnifying Member” has the meaning set forth in Section 8.5(a).

“Indirect Transfer Sale” has the meaning set forth in Section 9.5(g).

“Initial Capital Contributions” means the Capital Contributions made by either Par Pacific, or Alohi pursuant to the terms of the Equity Contribution Agreement.

“Initial Operating Budget” has the meaning set forth in the Operating Agreement.

“Initial Working Capital” has the meaning set forth in the Equity Contribution Agreement.

“Interim Period” has the meaning set forth in the Equity Contribution Agreement.

“Intermediation Financing” has the meaning set forth in the Equity Contribution Agreement.

“IRS” means the U.S. Internal Revenue Service and any successor thereto.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law (including common law), regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having the force of law and shall include, for the avoidance of any doubt, the Act.

“Liability” has the meaning set forth in Section 8.2(d).

“Liquidator” has the meaning set forth in Section 7.3(a).

“Lockup Period” has the meaning set forth in Section 9.3(a).

“Loss” or “Losses” means all actual liabilities, losses, damages, taxes, fines, penalties, judgments, settlements, awards, taxes, costs and expenses (including reasonable fees and expenses of counsel, court or arbitration fees, and other costs and expenses of investigation or defense, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers), and shall include any loss or recapture of tax benefits.

“LTP Interest” has the meaning set forth in Section 4.1(d)(ii).

“Material” means, when applied to any fact, circumstance, event, change, effect, or occurrence, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, such application would reasonably be expected to have a material effect on the business as a whole, operations as a whole, assets as a whole, liabilities as a whole, financial condition as a whole, or results of operations as a whole of the Company. For the purposes of this Agreement, the determination of whether any fact, circumstance, event, change, effect, or occurrence is “Material” shall be judged objectively from the standpoint of a reasonable third-party observer having knowledge of the relevant facts and circumstances.

“Materiality Threshold” has the meaning set forth in Section 10.2(a).

“Member” means a Person holding Units.

“Member Indemnified Parties” has the meaning set forth in Section 8.5(a).

“Membership Interests” means the entire ownership interest of a Member in the Company, including the Member’s Economic Interest, any and all rights to vote and otherwise participate in the affairs of the company, as applicable, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

“Non-Contributing Member” has the meaning set forth in Section 3.2.

“Non-Contribution Amount” has the meaning set forth in Section 3.5(b).

“Non-Contribution Loan” has the meaning set forth in Section 3.5(b).

“Non-Contribution Loan Rate” means annual interest rate equal to the “Secured Overnight Financing Rate,” as published by the Federal Reserve Bank of New York, plus 375 basis points (i.e., 3.75%), compounded monthly on the first day of each calendar month.

“Non-Proposing Member” has the meaning set forth in Section 11.1(a).

“Offered Units” has the meaning set forth in Section 9.4(a).

“Officers” has the meaning set forth in Section 5.1(l)(i).

“Operate” has the meaning set forth in the Operating Agreement.

“Operating Agreement” means that certain Operating Agreement, dated as of the Effective Date, between the Company and the Operator, as amended from time to time.

“Operating Budget” has the meaning set forth in the Operating Agreement.

“Operator” means Par Hawaii Refining, LLC.

“Operating Expenses” has the meaning set forth in the Operating Agreement.

“Outside Commercial Operation Date” has the meaning set forth in the Construction Management Agreement.

“Ownership Capability” means that a transferee has the financial resources and technical expertise to meet its obligations, in all material respects, under the Transaction Documents.

“Par Pacific” has the meaning set forth in the preamble.

“Par Pacific Change of Control” means, with respect to Par Pacific (or a successor thereof), any transaction or series of related transactions (whether as a result of a tender offer, merger, consolidation, reorganization, acquisition, sale, or transfer of equity securities, proxy, power of attorney, or otherwise) that results in, or that is in connection with (a) any Person (other than an Affiliate of Par Pacific (or a successor thereof)) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding voting securities or combined voting rights of Par Pacific (or a successor thereof), or any Person, directly or indirectly, controlling Par Pacific (or a successor thereof); or (b) the sale, lease, exchange, conveyance, transfer, or other disposition (whether for cash, shares of stock (or other equity interests), or other consideration) of a majority of the property and assets of Par Pacific (or a successor thereof), or any Person directly or indirectly controlling Par Pacific (or a successor thereof)and its subsidiaries (if any), on a consolidated basis, to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of such Person (including in connection with any liquidation, dissolution, or winding up of the affairs of Par Pacific (or a successor thereof), or any other distribution made in connection therewith).

“Par Pacific Capital Commitment” has the meaning set forth in the Equity Contribution Agreement.

“Partnership Representative” has the meaning set forth in Section 6.7(a).

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state, local or non-U.S. Tax Laws.

“Party” has the meaning set forth in the Preamble.

“Percentage Interest” means, at any time of determination and with respect to any Member, a fraction, expressed as a percentage, (a) the numerator of which is the number of Units held by such Member as of such time and (b) the denominator of which is the aggregate number of Units held by all Members as of such time, as such Percentage Interest may be adjusted from time to time in accordance with this Agreement.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“PHR” means Par Hawaii Refining, LLC.

“PHR Change of Control Transaction” has the meaning set forth in Section 9.2(b)(i).

“Pre-COD Additional Capital” has the meaning set forth in Section 3.3(b).

“Pre-COD Additional Capital Call” has the meaning set forth in Section 3.3(b).

“Preemptive Offer” has the meaning set forth in Section 3.7(a).

“Preemptive Offer Period” has the meaning set forth in Section 3.7(a).

“Preemptive Securities” has the meaning set forth in Section 3.7(a).

“Preemptive Share” has the meaning set forth in Section 3.7(b).

“Price Floor” has the meaning set forth in Section 9.6(f).

“Prior LLC Agreement” has the meaning set forth in the Recitals.

“Priority Period” has the meaning set forth in Section 3.7(c).

“Process Units” means processing units that are necessary to PHR’s performance, in all material respects, under the Operating Agreement and the Services Agreement.

“Process Unit Transfer” has the meaning set forth in Section 9.2(b)(i).

“Profits” and “Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code, which for this purpose shall include all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code, and, in lieu of depreciation, amortization or other cost recovery deductions taken into account in computing taxable income or loss, shall take into account Depreciation.

“Prohibited Transferee” means (a) any Person (meaning any individual, sole proprietorship, corporation, trust, company, voluntary association, partnership, joint venture, limited liability company, unincorporated organization, institution, Governmental Authority or any other legal entity) designated on any list of denied or restricted parties issued by a Governmental Authority of (i) the United States, (ii) Canada, or (iii) a member state of the European Union or the World Bank or United Nations; (b) any Person owned or controlled by the government of a jurisdiction that is the subject or target of a comprehensive embargo, including Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk Regions of Ukraine (“Sanctioned Jurisdiction”); (c) any Person located, organized or ordinarily resident in a Sanctioned Jurisdiction; (d) any Person 50% or more, directly or indirectly, owned by one or more Persons referenced in clause (a), (b) or (c); (d) any Person who within the last five (5) years has been held criminally liable by, or entered into a formal settlement agreement with a Governmental Authority of the United States, Canada or any member state of the European Union or of the European Union for violations of anti-bribery, money laundering, financing of terrorism or drug trafficking laws, or for upheld criminal violations of economic or trade sanctions laws, or (e) except with respect to any Public Company or private equity investment fund (solely with respect to the limited partners (or similarly situated equity holders) thereof), any Person for which the true beneficial owner of the Person is not known or identifiable and is not reasonably apparent. For the avoidance of doubt, all of the following persons shall be deemed Prohibited Transferees: any Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (“Executive Order 13224”), (ii) who engages in any dealings or transactions prohibited by Section 2 of Executive Order 13224, or is otherwise associated with any such person in any manner violative of Section 2 of Executive Order 13224, or (iii) who is on the list of Specially Designated Nationals and Blocked Persons or is otherwise the target of limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order. For purposes of this definition, “Public Company” means an entity having securities which are (A) listed on any tier of the New York Stock Exchange or the NASDAQ Stock Market or any other similar national or international securities exchange, or (B) quoted on any tier of the OTC Markets Group (including, without limitation, the OTCQX, OTCQB and OTC Pink marketplaces) or any other similar national or international quotation service.

“Project IRR” means, with respect to any Capital Project, the Proposing Member’s good faith estimate of the projected unlevered, pre-tax internal rate of return to the Company (calculated using the “XIRR” function of Microsoft Excel® (using the midyear convention) or, if Microsoft Excel® is no longer supported by Microsoft Corporation, by a similar function to which the Members reasonably agree) based on the Estimated Capital Project Revenues and Estimated Capital Project Costs for such Capital Project.

“Project Opportunity” has the meaning set forth in Section 12.13(a).

“Proposed Capital Project” has the meaning set forth in Section 11.1(a).

“Proposed Capital Project Budget” has the meaning set forth in Section 11.1(b).

“Proposing Member” has the meaning set forth in Section 11.1(a).

“Provider” has the meaning set forth in the Services Agreement.

“Public Company” has the meaning set forth in the definition of Prohibited Transferee.

“Put Option” has the meaning set forth in Section 10.1(a).

“Put Option Notice” has the meaning set forth in Section 10.1(b).

“Related Party Agreement” means any Contract between the Company, on the one hand, and Par Pacific or any of its Affiliates, on the other hand.

“Register of Members” means the register of Members of the Company (attached as Schedule A hereto, as amended from time to time to reflect changes in equity ownership of the Company), which register is conclusive as to the equity ownership in the Company.

“Registered Office” has the meaning set forth in the Certificate of Formation.

“Regulations” or “Treasury Regulations” means the U.S. Treasury Regulations, as amended from time to time.

“Regulatory Allocations” has the meaning set forth in Section 4.1(b)(v).

“Reimbursed Party” has the meaning set forth in Section 8.5(c).

“Remaining Securities” has the meaning set forth in Section 3.7(c).

“Remaining Securities Notice” has the meaning set forth in Section 3.7(c).

“Renewable Fuels” has the meaning set forth in the Operating Agreement.

“Renewable Fuels Facility” means the Renewable Fuels manufacturing facility (including associated pipelines and auxiliary facilities) owned by the Company and located at or near the Kapolei Refinery, including the initial facilities constructed or to be constructed pursuant to the Construction Management Agreement and any subsequent Approved Capital Project.

“Required Distribution” has the meaning set forth in Section 4.2(c).

“ROFO” means the right of first offer set forth in Section 9.4.

“ROFO Acceptance Notice” has the meaning set forth in Section 9.4(b).

“ROFO Negotiation Period” has the meaning set forth in Section 9.4(c).

“ROFO Notice” has the meaning set forth in Section 9.4(a).

“ROFO Notice Date” has the meaning set forth in Section 9.4(a).

“ROFO Response Period” has the meaning set forth in Section 9.4(b).

“Securities Act” has the meaning set forth in Section 12.3(c).

“Selling Member” has the meaning set forth in Section 9.4.

“Services Agreement” means that certain Services Agreement, dated as of the Effective Date, between the Company and the Provider, as amended from time to time.

“Significant Breach” has the meaning set forth in Section 10.2(a).

“Special Distribution” has the meaning set forth in Section 4.2(a).

“Specialist” has the meaning set forth in the Construction Management Agreement.

“Subsidiary” means, with respect to the Company, any Person of which more than fifty percent (50%) of the total voting equity interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or other similar Persons) or the ability to elect a majority of the directors, managers or trustees thereof (or other similar Persons) is at the time owned or Controlled, directly or indirectly, by the Company.

“Successor” has the meaning set forth in Section 4.2(e).

“Tag-Along Member” has the meaning set forth in Section 9.5(c).

“Tag-Along Notice” has the meaning set forth in Section 9.5(b).

“Tag-Along Offered Units” has the meaning set forth in Section 9.5(c).

“Tag-Along Period” has the meaning set forth in Section 9.5(b).

“Tag-Along Right” has the meaning set forth in Section 9.5(b).

“Tag-Along Transfer” has the meaning set forth in Section 9.5(a)(iii).

“Tag-Along Transferee” has the meaning set forth in Section 9.5(b).

“Tag-Along Units” has the meaning set forth in Section 9.5(c).

“Tax Distribution” has the meaning set forth in Section 4.3.

“Tax Proceeding” has the meaning set forth in Section 6.7(b).

“Tax Return” means any return, report or similar statement required to be filed with respect to any taxes (including any attached schedules), including any IRS Schedule K-1 issued to Members by the Company, information return, claim for refund, amended return or declaration of estimated tax.

“Terminalling Agreement” means that certain Terminalling Agreement, dated as of the Effective Date, by and between the Company and Provider, as amended from time to time.

“Termination Put Price” means, on a referenced date, the value of a Unit implied by a value of the Company equal to the lowest of (i) the Carrying Value of all property of the Company on such date, (ii) one hundred million dollars ($100,000,000), and (iii) Fair Market Value of the Company of such date, as determined by the Board, acting in good faith, provided that if Alohi is unable to agree with the Board’s determination, then any Director may require that an outside appraisal process be instituted. In such case, each Member (if there are more than two Members, then the two Members with the largest Percentage Interests) shall select an outside independent appraiser. These two appraisers shall select a third appraiser, and this third appraiser shall determine such Fair Market Value.

“Transaction Breaches” has the meaning set forth in Section 10.2(b).

“Transaction Document Put Right” has the meaning set forth in Section 10.2(a).

“Transaction Documents” shall have the meaning set forth in the Recitals.

“Transfer” means to, directly or indirectly, sell, transfer, assign, convey, contribute, exchange, give, gift, pledge, hypothecate, mortgage, hedge, pledge or grant a security interest or lien, or otherwise dispose of or encumber. The terms “Transferring,” “Transferred,” “Transfers” and the noun “Transfer” shall have correlative meanings.

“Unanimous Board Approval” has the meaning set forth in Section 5.3(a).

“Unapproved Matter” has the meaning set forth in Section 5.6(a).

“Units” has the meaning set forth in Section 3.1(a).

“Unresolved Deadlock” has the meaning set forth in Section 5.6(b).

“Willful Misconduct” has the meaning set forth in the Construction Management Agreement, Operating Agreement or Services Agreement, as applicable.

“Working Capital Funding Call” has the meaning set forth in Section 3.3(c).

“Working Capital Funding Needs” has the meaning set forth in Section 3.3(c).

“Working Capital Loan Rate” means an annual interest rate equal to the “Secured Overnight Financing Rate,” as published by the Federal Reserve Bank of New York, plus 375 basis points (i.e., 3.75%), compounded monthly on the first day of each calendar month.

EXHIBIT B

DISTRIBUTION POLICY

The Company shall pay distributions on a quarterly basis on or close to periods that align with the end of each Calendar Year quarter. However, all distributions are subject to having CAFD and the terms of this Agreement.

SCHEDULE A

REGISTER OF MEMBERS AS OF THE EFFECTIVE DATE

Name & Address	Units	Percentage Ownership of Units	Initial Capital Account Balance
Par Pacific Holdings, Inc. 825 Town & Country Lane, Suite 1500 Houston, TX 77024 Attn: Jon Goldsmith, Jeff Hollis E-mail: [***], [***]	635 Units	63.5%	$174,000,000
Alohi Renewable Energy LLC 1221 McKinney Street, Suite 3500 Houston, TX 77010 Attention: Keigo Ishida Email: [***]	365 Units	36.5%	$100,000,000

ANNEX I

FORM OF JOINDER AGREEMENT

This Assignment, Assumption and Joinder Agreement dated effective as of [___] (this “Joinder Agreement”) is made and entered into by and between [___], a [___] (“Assignor”), and [___], a [___] (“Assignee”). Capitalized terms used but not otherwise defined in this Joinder Agreement shall have the meanings given those terms in that certain Amended and Restated Limited Liability Company Agreement of Ala Renewable Energy, LLC, a Delaware limited liability company (the “Company”), dated as of [____], 2025 (the “Company LLC Agreement”).

RECITALS:

A. Assignor desires to assign to Assignee, and Assignee desires to accept, all of its right, title and interest in and to [___] Units, constituting ([___]%) of Membership Interest in the Company (the “Transferred Interest”), out of Assignor’s [___]% Membership Interest in the Company; and

B. This Joinder Agreement is intended by Assignor and Assignee to evidence the transfer and assignment of the Transferred Interest from Assignor to Assignee, and the assumption by Assignee of certain obligations in connection therewith.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment and Assumption. Effective as of the date hereof, Assignor hereby assigns to Assignee all of Assignor’s rights, title and interest in and to the Transferred Interest, and Assignee hereby (a) assumes all of the obligations and liabilities of Assignor under and pursuant to the Company LLC Agreement to the extent such obligations are applicable to the Transferred Interest, (b) accepts the assignment of the Transferred Interest and (c) joins and becomes a party to, and is therefore bound by and subject to, the Company LLC Agreement as a Member thereunder.

2. Notices. The address for notices to Assignee under the Company LLC Agreement is as follows: [___].

3. Continuing Obligations. Notwithstanding anything contained herein to the contrary, nothing contained in this Joinder Agreement shall relieve or be deemed to relieve Assignor of its obligations relating to the Transferred Interest prior to the date hereof.

4. Representations; Disclaimer of Warranties. Assignee hereby represents to the Company and the other Members that:

(a) the execution and delivery of this Joinder Agreement and Assignee’s joinder to the Company LLC Agreement, and the performance of its obligations hereunder and thereunder will not (i) contravene or conflict with the charter, by-laws, limited liability company agreement or partnership agreement of Assignee, (ii) contravene, conflict with or constitute a default under any indenture, mortgage, instrument or other agreement of Assignee, or (iii) contravene, conflict with or constitute a default in respect of any order of any Governmental Authority applicable to Assignee;

(b) the execution and delivery by the Assignee of this Joinder Agreement and its joinder to the Company LLC Agreement have been duly authorized and in each case will be its valid and binding agreement, enforceable against it in accordance with the terms hereof and thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(c) it is a corporation, limited liability company, or partnership, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, and will do or cause to be done for as long as it is a Member, all things necessary to continue such status;

(d) neither it (or, if Assignee is an entity disregarded from its owner for U.S. federal tax purposes, its owner for such purposes), nor any Affiliate of Assignee (or, if Assignee is an entity disregarded from its owner for U.S. federal tax purposes, its owner for such purposes) or such Person that is a “related person” with respect to Assignee (or, if Assignee is an entity disregarded from its owner for U.S. federal tax purposes, its owner for such purposes) for purposes of Regulations Section 1.752-4(b), has any “obligation to make a payment” within the meaning of Regulations Section 1.752-2(b)(3); and

(e) it (or, if Assignee is an entity disregarded from its owner for U.S. federal tax purposes, its owner for such purposes) is not related, within the meaning of Sections 267(b) and 707(b)(1) of the Code, to any customer.

ASSIGNEE ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, AND ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATED TO THE TRANSFERRED INTEREST OR THE ASSETS OF THE COMPANY.

5. Governing Law. This Agreement and all actions arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the laws of the State of Texas. In furtherance of the foregoing, the Laws of the State of Texas will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of Laws or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

6. Counterparts. This Joinder Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Joinder Agreement or any document or instrument delivered in connection herewith by facsimile or email with a portable document format (.pdf) attached or by similar electronic means shall be effective as delivery of a manually executed counterpart.

7. Third Party Beneficiaries. The Company and each of the other Members of the Company are intended third party beneficiaries of this Joinder Agreement.

[signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Joinder Agreement as of the day and year first above written.

ASSIGNOR:

[_____]

By:
Name:
Title:

ASSIGNEE:

[____]

By:
Name:
Title:

Exhibit C

FORM OF CONSTRUCTION MANAGEMENT AGREEMENT

CONSTRUCTION MANAGEMENT AGREEMENT

BETWEEN

HAWAII RENEWABLES, LLC

AND

PAR HAWAII REFINING, LLC

[    ], 2025

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Interpretation	9

ARTICLE 2 TERM; ENGAGEMENT OF CONSTRUCTION MANAGER		10
2.1	Term	10
2.2	Engagement of Construction Manager	10
2.3	Access to the Renewable Fuels Facility Site	10
2.4	Contract Administrators; Periodic Updates	10

ARTICLE 3 SERVICES AND DUTIES OF CONSTRUCTION MANAGER		11
3.1	Services	11
3.2	General Responsibility	11
3.3	Assignment of Warranties	12
3.4	Owner Contract Documents	12
3.5	No Profit; No Loss	12
3.6	Engagement of Third Parties	12
3.7	Certain Notifications	13
3.8	Permits	13
3.9	Construction Manager to Act as Independent Contractor	13
3.10	Standards for Performance of the CM Services	13
3.11	Liens	14
3.12	Safety	14
3.13	Construction Manager Taxes	14
3.14	Hazardous Materials	14
3.15	Construction Manager Reports	14
3.16	Emergencies	15

ARTICLE 4 CM CHARGES AND INVOICING		15
4.1	CM Charges	15
4.2	Invoices and Payment	15
4.3	Interest and Disputed Items	16
4.4	Due Date Adjustment	16
4.5	Emergencies	17
4.6	Continued Performance	17
4.7	Compliance Payments	17

ARTICLE 5 RIGHTS AND RESPONSIBILITIES OF OWNER		17
5.1	Oversight	17
5.2	Owner Taxes	17

ARTICLE 6 BOOKS AND RECORDS		18
6.1	Books and Records	18

i

ARTICLE 7 INDEMNITY AND LIABILITY		18
7.1	Construction Manager’s Liability	18
7.2	Indemnification and Release	18
7.3	Cooperation Regarding Claims	20
7.4	Waiver of Consequential Damages	21
7.5	No Duplication	21
7.6	Joint Claims	21

ARTICLE 8 TERMINATION		22
8.1	Termination by Owner	22
8.2	Termination by Construction Manager	22
8.3	Payments Upon Termination	23
8.4	CM Transition	23
8.5	Survival	23

ARTICLE 9 EVENTS OF DEFAULT; REMEDIES		23
9.1	CM Events of Default	23
9.2	Owner Events of Default	24
9.3	Cure; Procedure and Remedies	24

ARTICLE 10 FORCE MAJEURE		25
10.1	Procedure	25
10.2	Definition	25
10.3	Strikes and Labor Disturbances	25
10.4	Notice of Force Majeure Expiration	25

ARTICLE 11 DISPUTE RESOLUTION		26
11.1	Dispute Resolution	26
11.2	Expert Proceedings	26

ARTICLE 12 REPRESENTATIONS AND WARRANTIES		27
12.1	Representations and Warranties by Each Party	27
12.2	Additional Representations and Warranties by Construction Manager	28

ARTICLE 13 CONFIDENTIALITY		28
13.1	Confidential Information	28
13.2	Persons to Whom Confidential Information is Disclosed	29
13.3	Ownership	29

ARTICLE 14 NOTICES		29
14.1	Method of Delivery of Notices	29
14.2	Time of Receipt	29
14.3	Address for Notices	30
14.4	Routine Communications	30

ARTICLE 15 GENERAL		30
15.1	Assignment by Construction Manager	30

ii

15.2	Assignment by Owner	31
15.3	Successors and Assigns	31
15.4	Waiver	31
15.5	Amendment	31
15.6	Severability	31
15.7	Counterparts	31
15.8	Headings	31
15.9	Further Assurances	31
15.10	Entire Agreement	32
15.11	No Third Party Beneficiaries	32
15.12	Governing Law; Venue and Jurisdiction	32
15.13	Remedies	32
15.14	Expenses	32
15.15	Non-Exclusive Relationship	32

Exhibit A	CM SERVICES
Exhibit B	SCOPE
Exhibit C	FID ESTIMATE
Exhibit D	CONSTRUCTION BUDGET
Exhibit E	CONTRACTS AND AGREEMENTS
Exhibit F	PAR KNOWLEDGE PARTIES
Exhibit G	WEEKLY CONSTRUCTION REPORTS

iii

CONSTRUCTION MANAGEMENT AGREEMENT

This CONSTRUCTION MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into effective as of [   ], 2025 (the “Effective Date”), by and between HAWAII RENEWABLES, LLC, a Delaware limited liability company (“Owner”) and PAR HAWAII REFINING, LLC, a Hawaii limited liability company (“Construction Manager”). Owner and Construction Manager are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Owner plans to develop, construct, own and operate a Renewable Fuels manufacturing facility (including associated pipelines and auxiliary facilities) located at or near the Kapolei Refinery (the “Renewable Fuels Facility”).

B. Owner and Construction Manager (or one of its Affiliates) have entered into the Contract Documents for the construction of the Renewable Fuels Facility and have made substantial progress toward completing the Renewable Fuels Facility.

C. Owner desires to retain Construction Manager to provide CM Services with respect to the construction, commissioning and start-up of the Renewable Fuels Facility consistent with the Scope shown on Exhibit B (the “Renewable Fuels Project”) as specified in this Agreement, and Construction Manager is willing to perform such services upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, undertakings and conditions set forth below, the Parties agree as follows.

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings.

“AAA” has the meaning given to that term in Section 11.1(a).

“Actual CM Charge” has the meaning given to that term in Section 4.2(d).

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that for purposes of this Agreement, Owner and Construction Manager shall not be considered Affiliates of one another and none of Construction Manager’s Affiliates shall be considered an Affiliate of Owner. For purposes of this definition, “control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, (ii) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than fifty percent (50%) of the voting rights in such corporation, (iii) without limiting any

1

other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (iv) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than fifty percent (50%) of the equity interests in such Person having voting rights, whether by contract or otherwise. Notwithstanding the foregoing, Owner acknowledges and agrees that any individual may act in its capacity as a representative of Construction Manager or one of Construction Manager’s Affiliates in the course of the performance of Construction Manager’s obligations hereunder and that same individual may also act in its capacity as a representative of Owner or one of Owner’s Affiliates in the course of the performance of Owner’s obligations hereunder and that such individual’s representation of Owner shall not result in Owner being deemed an “Affiliate” of Construction Manager or negate that Owner is not an “Affiliate” of Construction Manager for purposes of this Agreement.

“Alohi” has the meaning given to that term in the Owner LLCA.

“Ancillary Agreements” means the (i) Operating Agreement and (ii) Services Agreement.

“Anticipated Commercial Operations Date” means September 30, 2025.

“Billing Month” has the meaning given to that term in Section 4.2(a).

“Billing Period” means (a) the period from the Effective Date until the last day of the calendar month in which that date occurs, and (b) each successive period of one calendar month thereafter; provided, however, that the final Billing Period shall terminate on the last day of the Term or the date that this Agreement otherwise is canceled or terminated in accordance with its terms.

“Books and Records” has the meaning given to that term in Section 6.1.

“Business Day” means a day excluding Saturday, Sunday or any day on which banks located in the State of Hawaii are authorized or obligated to close.

“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

“Closing Date” has the meaning given to such term in the Equity Contribution Agreement.

2

“CM Charge” has the meaning given to that term in Section 4.1.

“CM Contract Documents” means purchase orders and other relevant agreements between Construction Manager and third-party vendors.

“CM Contractor” means a third-party vendor party to a CM Contract Document.

“CM Event of Default” has the meaning given to that term in Section 9.1.

“CM Services” has the meaning given to that term in Section 3.1.

“CM Subcontractor” has the meaning given to that term in Section 3.6.

“Commercial Operations Date” is the date the Renewable Fuels Facility is (a) producing On-Spec Renewable Diesel, and (b) has continuously operated at or above eighty-five percent (85%) of the Design Throughput for a period of forty-eight (48) consecutive hours.

“Confidential Information” has the meaning given to that term in Section 13.1.

“Construction Budget” means the budgeted remaining construction funds estimated to be spent after the Closing Date to construct assets to be owned by Owner to achieve the Commercial Operations Date as more fully described on Exhibit D.

“Construction Manager” has the meaning given to that term in the Preamble.

“Construction Manager’s Indemnity Obligations” has the meaning given to that term in Section 7.2(a).

“Construction Manager Taxes” has the meaning given to that term in Section 3.13.

“Contract Administrator” has the meaning given to that term in Section 2.4(a).

“Contract Documents” means each of the Owner Contract Documents, CM Contract Documents and other relevant agreements for the engineering, procurement, construction, testing, operator training, start-up and commissioning services for the Renewable Fuels Facility in each case as more fully described on Exhibit E attached hereto.

“Default Rate” means the lesser of the prime rate (as published in the “Money Rates” column of The Wall Street Journal, or if such rate is no longer published the successor rate reasonably determined by Construction Manager) plus 200 basis points, or the maximum rate allowed by law.

“Design Throughput” means the nameplate production capacity of the Renewable Fuels Facility, as set forth in the Scope, representing the volume of Renewable Fuels the facility is designed and intended to produce on a sustained basis under normal operating conditions, expressed in barrels per day.

“Dispute” has the meaning given to that term in Section 11.1(a).

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“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Date” has the meaning given to that term in the preamble.

“Emergency” means a sudden or unexpected event that causes, or imminently risks causing, (i) material damage to any assets of the Renewable Fuels Facility or to other property of Owner located within reasonable proximity to the Renewable Fuels Facility and necessary for its continued operation or to the property of a Third Party, (ii) death or serious bodily injury to any individual, (iii) damage or substantial risk of damage to natural resources (including wildlife) or the environment, or (iv) material non-compliance with any applicable Law, in each case, the nature of which, in the reasonable discretion of Construction Manager, requires an immediate response and it is impracticable, in the circumstances, to first obtain Owner’s direction without materially increasing the risk. For the avoidance of doubt, an “Emergency” shall include any Release or threatened Release of hazardous substances into the environment that requires notification to any Governmental Authority under applicable Law.

“Environmental Law” means all Laws, including common law, relating to pollution or protection, restoration or remediation of the environment or natural resources, or the protection of public or human health and safety (to the extent relating to exposure to Hazardous Materials), and cultural and historical resources, including Laws relating to (a) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (b) to the generation, processing, treatment, storage, disposal, use, handling, or transportation of Hazardous Materials, and (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term Environmental Law includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act of 1970 (29 U.S.C. §651, et seq.); and all analogous Laws (including Laws of the State of Hawai’i) of any Governmental Authority, and all amendments, modifications or changes to such Laws and all regulations implementing any of the foregoing.

“Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of the Effective Date, by and among Owner and the Members, as amended from time to time.

“Excess CM Charges” has the meaning given to that term in Section 4.2(c).

“Extended Commercial Operations Date” means that date which is four (4) months following the Anticipated Commercial Operations Date.

“FID Estimate” means the estimated total installed cost for the development, construction, commissioning and start-up of assets to be owned by Owner, as more fully described on Exhibit C attached hereto.

“Fixed Operating Fee” has the meaning given to that term in the Operating Agreement.

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“Force Majeure” has the meaning given to that term in Section 10.2.

“Fraud” means, with respect to a Party, an actual and intentional fraud by such Party under Delaware common law (and not a constructive fraud, equitable fraud or promissory fraud or any torts based on negligence).

“GAAP” means generally accepted accounting principles in the Unites States of America applied on a consistent basis.

“Governmental Authority” means any federal, state, local, municipal, tribal, or other government; any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Gross Negligence” means any act or failure to act (whether sole, joint or concurrent) by a Person that such Person knew, or should have known, would result in avoidable and harmful consequences, and that constitutes: (a) intentional misconduct intended to cause such consequences, or (b) an extreme departure from the standard of care that a reasonably prudent Person would exercise under similar circumstances.

“Hazardous Material” means any (a) any element, material, substance, waste, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, universal waste, solid waste, or term of similar import under any Environmental Laws; (b) explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, polychlorinated biphenyls, and per-and polyfluoroalkyl substances; and (c) all other materials, chemicals, compounds, or substances which are regulated by or for which liability or standards of care are imposed under any Environmental Law.

“Joint Claim” has the meaning given to that term in Section 7.6.

“Kapolei Refinery” means the refining facility and associated land and logistics assets used to produce and distribute refined products located in and near Kapolei, Hawaii, which is owned and operated by Par Hawaii Refining, LLC as of the Effective Date.

“Laws” means all laws, statutes, rules, regulations, opinions, orders, ordinances decrees, injunctions, approvals, agreements and other pronouncements or promulgations of any Governmental Authority having the effect of law or otherwise binding on a Person.

“Liabilities” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses, including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment.

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“Liability Cap” means an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000) in the aggregate for all Liabilities and Claims hereunder and under any Ancillary Agreements, as such amount may be adjusted downward pursuant to Article 7.

“Lockup Period” has the meaning given to that term in the Owner LLCA.

“Material Subcontract” has the meaning given to that term in Section 3.6.

“Mechanical Completion Date” means the date that all of the following conditions have been satisfied or waived in writing by Owner:

(i) All components and systems of the Renewable Fuels Facility have been fabricated, installed, and tested in accordance with the Contract Documents after all mechanical work activities are completed, and

(ii) the Renewable Fuels Facility is ready for start-up, testing, and commissioning related activities and safe operation of the Renewable Fuels Facility is mechanically, electrically, and structurally complete in conformity with the Scope.

“Member” has the meaning set forth in the Owner LLCA.

“Monthly Fixed Operating Fee Credit” has the meaning given to that term in the Operating Agreement.

“Monthly Projected CM Charge” has the meaning given to that term in Section 4.2(a).

“Negligence” means a material and unreasonable departure (taking into account the facts known at the time) from the standard of care, skill, and diligence that a reasonable prudent construction manager would exercise under comparable circumstances; provided, however, the mere occurrence of equipment failure or outage at the Renewable Fuels Facility or Kapolei Refinery does not, in itself, establish negligence as the mechanical systems and equipment at the Renewable Fuels Facility and Kapolei Refinery are subject to wear, malfunction and/or failure even under proper care, maintenance and operation.

“Notice” has the meaning given to that term in Section 14.1.

“On-Spec Renewable Diesel” means Renewable Diesel that meets ASTM D975 specifications.

“Operating Agreement” means that certain Operating Agreement, dated as of the Effective Date, between the Company and Construction Manager, as may be amended from time to time.

“Operating Year” means (i) the period consisting of all Billing Periods to occur from the Effective Date until, but not including, the Billing Period commencing on January 1st in the year immediately following the Effective Date, and (ii) thereafter each successive period of twelve (12) monthly Billing Periods on a cycle of January 1st to December 31st of each year; provided, however, the final Operating Year shall end on the last day of the Term or the date the Agreement is otherwise canceled or terminated in accordance with its terms.

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“Outside Commercial Operations Date” means that date which is eighteen (18) months following the Anticipated Commercial Operations Date.

“Owner” has the meaning given to that term in the preamble.

“Owner Contract Documents” means the purchase orders and other relevant agreements for the Renewable Fuels Facility between Owner and third-party vendors.

“Owner Contractor” means a third-party vendor party to an Owner Contract Document.

“Owner Event of Default” has the meaning given that term in Section 9.2.

“Owner LLCA” means the Amended and Restated Limited Liability Company Agreement of Owner, dated as of the Effective Date, as amended from time to time.

“Ownership Capability” has the meaning given to that term in the Owner LLCA.

“Par Pacific” has the meaning given to such that in the Owner LLCA.

“Par Knowledge Party” means (i) each individual set forth on Exhibit F and (ii) any successor, interim, or replacement who, at any time during the Term, occupies the same title, functional role, or level of authority at Par Pacific or PHR, as applicable, and no further action or amendment is required for such successor, interim, or replacement individual to be deemed a Par Knowledge Party for all purposes of this Agreement.

“Paying Party” has the meaning given to that term in Section 7.6.

“Permits” means all United States federal, state, local and municipal regulatory and governmental permits, licenses, determinations, certificates or other approvals as may be necessary from time to time for the construction of the Renewable Fuels Facility, the provision of the CM Services.

“Person” means any natural person, firm, corporation, company, voluntary association, general or limited partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Authority or any other entity, whether acting in an individual, fiduciary or other capacity.

“Prevailing Wage Compliance Costs” means the incremental funding requirements including wage rate increases and penalty payments owed by Owner to CM Subcontractors and CM Contractors (as applicable) to comply with the prevailing wage and apprenticeship program requirements under the United States Inflation Reduction Act Section 45Z Clean Fuel Product Tax Credit.

“Prudent Construction Practices” means the practices, methods, and acts that, at the time taken, are consistent with the standards of care, skill, diligence, and judgment that would be exercised by a reasonably prudent construction manager with experience in projects of similar type, size, scope and location to the Renewable Fuels Facility, and that, in the exercise of reasonable judgment under the circumstances and in light of the facts known at the time, are

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reasonably expected to accomplish the desired results in a safe, lawful, reliable, efficient and workmanlike manner consistent with accepted industry practices, but in no event less than the degree of care that Construction Manager and its Affiliates exercise in connection with its own or its Affiliates’ management of facility turnarounds, capital projects or other construction activities; provided that such practices, methods and acts are not intended to be limited to the optimum practice, method or act to the exclusion of others, but rather to include a range of reasonable and prudent practices, methods, or acts that could have been expected to accomplish the desired result.

“Release” means any spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, migrating, dumping, disposing or releasing of a Hazardous Material into or through the environment (including the air, soil, surface water, groundwater, sewer, septic system, or waste treatment, storage, or disposal systems) of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing a Hazardous Material.

“Renewable Diesel” means a diesel fuel that is produced from non-petroleum renewable resources.

“Renewable Fuels” means Renewable Diesel, Sustainable Aviation Fuel and/or Renewable Naphtha.

“Renewable Fuels Facility” has the meaning given to that term in the Recitals.

“Renewable Fuels Project” has the meaning given to that term in the Recitals.

“Renewable Naphtha” means an intermediate product used in, among other things, gasoline, plastics, and hydrogen production that meets ASTM D4814 specification.

“Representative” means, with respect to any Person, any shareholder, officer, director, member, principal, attorney, agent, employee, Affiliate, partner, contractor, subcontractor or other representative of such Person.

“Scope” means the scope of the Renewable Fuels Project as shown on Exhibit B.

“Services Agreement” means that certain Services Agreement, dated as of the Effective Date, between Owner and Construction Manager, as amended from time to time.

“Specialist” has the meaning given to that term in the Section 5.1(a).

“Sustainable Aviation Fuel” means jet fuel produced from renewable or waste feedstock that meets ASTM D7566 specification.

“Tax” means any tax, duty, impost or levy of any nature (whether central, provincial, state or local) whatsoever and wherever charged, levied or imposed, together with any interest and penalties in relation thereto.

“Term” has the meaning given to that term in Section 2.1.

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“Terminalling Agreement” means that certain Terminalling Agreement, dated as of the Effective Date, by and between the Company and Construction Manager, as amended from time to time.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Transition Period” has the meaning given to that term in Section 8.4.

“Willful Misconduct” means an act or omission taken with intentional or conscious knowledge of the harmful consequences of such act or omission to a Person or its property or personnel.

1.2 Interpretation. Unless otherwise specified in this Agreement:

(a) Words of any gender include each other gender.

(b) Use of the singular or plural number also includes the plural or singular number, respectively.

(c) Any reference to any Person in any capacity includes a reference to its successors and permitted assigns in such capacity and in the case of any Governmental Authority, any Person succeeding to its functions and capacities.

(d) The terms “hereof,” “herein,” “hereto,” “hereunder” and words of similar or like import refer to this entire Agreement and not to any particular Article, Section, Schedule or other portion of this Agreement.

(e) References to a particular “Article,” “Section” or “Schedule” are references to that Article or Section of, or Schedule to, this Agreement.

(f) The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” or “but not limited to.”

(g) References to any Law shall be construed as a reference to such Law and to all regulations and rulings promulgated thereunder as each may be in effect from time to time.

(h) References to any agreement (including this Agreement), document, protocol or guideline shall (1) include all exhibits, schedules, appendices and other attachments thereto, and (2) be construed at the particular time as a reference to such agreement, document, protocol or guideline as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms.

(i) References to days shall refer to calendar days unless Business Days are specified. References to weeks and months shall refer to calendar weeks and months, respectively, and references to years shall refer to calendar years unless Operating Years are specified.

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(j) All accounting terms used but not expressly defined herein shall have the meanings given to them under GAAP.

(k) In computing any period of time prescribed or allowed under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included. If the last day of the period so computed is not a Business Day, then the period shall run until the close of business on the next Business Day.

(l) This Agreement is the result of negotiations between, and has been reviewed by, the Parties and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of each Party, and there shall be no presumption that an ambiguity should be construed in favor of or against Owner or Construction Manager solely as a result of such Party’s actual or alleged role in the drafting of this Agreement.

(m) The word “or” shall mean “and/or” unless the context clearly indicates otherwise.

(n) The Table of Contents and the Article and Section headings contained in this Agreement are for convenience and reference only and should not be construed to define, describe, extend or limit the scope or intent of this Agreement or any provision contained herein.

ARTICLE 2

TERM; ENGAGEMENT OF CONSTRUCTION MANAGER

2.1 Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and, subject to earlier termination as provided in Article 8, shall continue until the earlier to occur of (a) the Commercial Operations Date or (b) the mutual written agreement of the Parties.

2.2 Engagement of Construction Manager. Owner hereby engages Construction Manager as an independent contractor to perform the CM Services and hereby authorizes Construction Manager to perform all acts necessary or appropriate to provide the CM Services, and Construction Manager hereby accepts such engagement and agrees to perform the CM Services in accordance with the terms and conditions and subject to the limitations set forth in this Agreement.

2.3 Access to the Renewable Fuels Facility Site. Owner hereby grants to Construction Manager during the Term of this Agreement access to the Renewable Fuels Facility site and to all Renewable Fuels Facility facilities to which Construction Manager requires access as reasonably necessary in order to perform the CM Services hereunder.

2.4 Contract Administrators; Periodic Updates.

(a) Promptly following the Effective Date, Construction Manager shall appoint one (1) and Alohi may appoint up to two (2) contract administrators to act as representatives for matters relating to this Agreement (each, a “Contract Administrator”) and shall notify the others of such appointment. Each Party shall notify the other of its appointment(s) and may replace its Contract Administrator(s) at any time by providing Notice to the others.

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(b) Each Contract Administrator shall communicate regarding all aspects of the performance of this Agreement including operational, environmental, safety, maintenance, technical and scheduling matters. The Contract Administrators shall not have any authority to amend this Agreement.

(c) The Contract Administrators shall meet in-person or virtually on a monthly basis, or bi-weekly basis if the Commercial Operations Date has not been achieved by the Extended Commercial Operations Date, and may, if agreed by Construction Manager, meet more or less frequently as Owner may reasonably request, until the Commercial Operations Date is achieved to discuss matters affecting the provision of the CM Services and to review progress toward achievement of the Commercial Operations Date. On or prior to each scheduled meeting under this Section 2.4(c), Construction Manager shall provide Owner with a written update prior to any meeting summarizing: (i) the then-current capital expenditure estimate, (ii) construction progress and timeline, and (iii) to the extent any issues are preventing the Renewable Fuels Facility from achieving the Commercial Operations Date, a summary of such issues and an explanation of the proposed plan to address and resolve them. In addition, from and after the Effective Date, Construction Manager shall prepare and deliver to each Contract Administrator weekly and/or bi-weekly construction reports, as applicable, which shall contain such information as detailed in Exhibit G, and take such other actions as provided for in Exhibit G.

(d) Notwithstanding any of the foregoing, any Contract Administrator may reasonably request any other meetings with the Construction Manager and, if the Commercial Operations Date has not been achieved by the Extended Commercial Operations Date, and upon prior notice to Construction Manager, may participate in regular and ad-hoc meetings held with vendors, suppliers or subcontractors, provided, that such participation is reasonable and does not hinder or interfere with the operations of the Construction Manager.

ARTICLE 3

SERVICES AND DUTIES OF CONSTRUCTION MANAGER

3.1 Services. On and after the Effective Date, Construction Manager shall provide certain services to Owner as described in Exhibit A (the “CM Services”). On and after the Effective Date and during the Term, Construction Manager shall procure goods, services, consumables, parts and equipment as required to enable Construction Manager to perform the CM Services in accordance with the terms of this Agreement, including the management, coordination, integration, administration and supervision of the work of the CM Contractors under each CM Contract Document and the Owner Contractors under each Owner Contract Document as necessary to ensure achievement of the Commercial Operations Date of the Renewable Fuels Project as provided in this Agreement and consistent with the Scope.

3.2 General Responsibility. Construction Manager shall, and shall cause any CM Contractors and CM Subcontractors to, use commercially reasonable efforts to perform the CM Services in accordance with Prudent Construction Practices and to achieve the Commercial Operations Date as soon as reasonably possible, but in any event on or before the Outside Commercial Operations Date. Construction Manager will engage the CM Contractors, CM Subcontractors and Owner Contractors to cause the achievement of the Commercial Operations Date of the Renewable Fuels Project. Except as required under applicable Law, but without

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limiting its responsibility to perform the CM Services as set forth in this Agreement, Construction Manager will have no responsibility or obligation as a general contractor or design professional under this Agreement, either during performance of the CM Services or following the expiration or earlier termination of this Agreement.

3.3 Assignment of Warranties. Upon or promptly after achievement of the Commercial Operations Date, Construction Manager shall assign to Owner any workmanship or defective work warranties made by CM Contractors and CM Subcontractors that are assignable under the CM Contract Documents; provided, that, with respect to any warranties that are not assignable under the CM Contract Documents, Construction Manager hereby transfers to Owner, and releases and waives for the benefit of itself, all of Construction Manager’s rights and interests in such warranties. Construction Manager shall use commercially reasonable efforts to preserve, pursue and enforce any non-assignable warranties for the sole benefit of Owner, and shall promptly deliver to Owner the proceeds of any claims, recoveries, or other rights arising under such warranties once received by Construction Manager.

3.4 Owner Contract Documents. Construction Manager shall have the right to manage and administer all aspects of the performance of the Owner Contract Documents as Owner’s representative, including the right to perform Owner’s obligations under the Owner Contract Documents. Owner shall inform the Owner Contractors of such representation.

3.5 No Profit; No Loss. Construction Manager shall perform the CM Services and all other services under this Agreement on a no-profit, no-loss basis as between Construction Manager and Owner. The CM Charges incurred under this Agreement shall be funded or reimbursed by Owner in accordance with Article 4 and shall not include any profit element for Construction Manager or its Affiliates.

3.6 Engagement of Third Parties. Construction Manager may subcontract the CM Services to be provided under this Agreement to any subcontractor (each a “CM Subcontractor”) without Owner’s consent; provided, that Construction Manager shall obtain prior written consent of the Owner-appointed Contract Administrators (not to be unreasonably withheld, conditioned or delayed) before entering into any subcontract or group of related subcontracts for CM Services whose aggregate value exceeds $3,000,000.00 (each, a “Material Subcontract”). Owner shall use commercially reasonable efforts to cause the Contract Administrators to respond to any request for consent within three (3) Business Days after receipt of the proposed Material Subcontract. Whether or not a Material Subcontract, Construction Manager shall not be relieved of any of its obligations or liabilities under this Agreement by reason of any subcontract and shall remain fully responsible to Owner for the acts, omissions, defaults and negligence of any CM Subcontractor and such CM Subcontractor’s Representatives in connection with such CM Subcontractor’s performance or non-performance of its obligations under the applicable subcontract, subject to the limitation of liability set forth in Section 7.1. Notwithstanding anything contained herein to the contrary, Construction Manager will use commercially reasonable efforts to ensure that each CM Subcontractor engaged after the Effective Date is bound to terms no less protective of Owner than those imposed on Construction Manager under this Agreement, including but not limited to, indemnities, insurance, warranties, intellectual-property rights, confidentiality and audit rights.

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3.7 Certain Notifications. Owner shall notify Construction Manager promptly after learning of any event that may materially affect the CM Services to be utilized by Owner, and Construction Manager shall notify Owner promptly after learning of any circumstance that may materially affect Construction Manager’s ability to perform the CM Services or achieve the Commercial Operations Date by the Outside Commercial Operations Date. Such notification shall be made by telephone, with Notice following promptly thereafter.

3.8 Permits. During the Term, Construction Manager shall apply for, obtain and maintain, and comply with the terms of all Permits that are required under applicable Law to be obtained and maintained in the name of Construction Manager for the provision of the CM Services.

3.9 Construction Manager to Act as Independent Contractor. In performing the CM Services, Construction Manager is acting and shall be deemed for all purposes to be an independent contractor. Owner and Construction Manager are not partners, agents or joint venturers with each other, and this Agreement is not intended to nor shall it be construed to create a partnership or joint venture between Owner and Construction Manager. Construction Manager shall perform the CM Services according to Construction Manager’s own means and methods of work, which shall be in the exclusive charge and control of Construction Manager and which shall not be subject to the control and supervision of Owner. Construction Manager shall be entirely and solely responsible for its acts and the acts of its Representatives while engaged in the performance of the CM Services. Construction Manager and its employees are hereby expressly precluded from and not entitled to any employee benefits from Owner. For the purpose of clarifying the ineligibility of the Construction Manager under Owner’s employee benefits plans or programs, Construction Manager and its employees are hereby specifically excluded from any eligibility or are deemed a “temporary employee” when such term is used to define ineligibility in benefits in any Owner employee benefit plan or program.

3.10 Standards for Performance of the CM Services.

(a) Construction Manager shall, and shall cause each of the CM Contractors and CM Subcontractors to, at all times perform all CM Services, exercise all rights and perform all obligations under this Agreement:

(1) in accordance with (and in such a manner as to ensure Owner’s compliance with) all applicable Laws;

(2) in accordance with (and in such a manner as to ensure Owner’s compliance with) the requirements of the Contract Documents;

(3) in accordance with the terms of this Agreement; and

(4) in accordance with Prudent Construction Practices.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT SHALL REQUIRE CONSTRUCTION MANAGER TO PROVIDE A STANDARD OF CARE WITH RESPECT TO THE PERFORMANCE OF THE CM SERVICES BEYOND THAT SET FORTH IN THIS SECTION 3.10 OF THIS AGREEMENT.

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3.11 Liens. Except to the extent arising out of Owner’s failure to make payments at the time required by Article 4, Construction Manager shall not permit or suffer any liens or encumbrances on the Renewable Fuels Facility arising from or in connection with the performance of the CM Services without the prior written consent of Owner, other than carriers’, warehousemen’s, mechanics’, materialmens’, repairmens’ or other similar liens or encumbrances arising in the ordinary course of business which in the aggregate do not materially detract from the value of the Renewable Fuels Facility property or materially impair the use thereof in the operation of the Renewable Fuels Facility and do not relate to amounts overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings (the “Permitted Liens”). Subject to the terms of this Agreement, Construction Manager shall indemnify and hold harmless Owner from any such lien or encumbrance on the Renewable Fuels Facility arising from or in connection with the performance of the CM Services except to the extent arising out of Owner’s failure to make payments at the times required by Article 4 and, other than with respect to Permitted Liens, shall take any and all actions to immediately and unconditionally clear any such liens or encumbrances.

3.12 Safety. Construction Manager shall take reasonable safety and other precautions to protect persons and property from damage, injury or illness arising out of the performance of the CM Services.

3.13 Construction Manager Taxes. Taxes imposed upon the income or assets of Construction Manager, or franchise taxes (“Construction Manager Taxes”) are for the account of Construction Manager. Any Taxes payable by Construction Manager in connection with the provision of the CM Services other than Construction Manager Taxes shall be reimbursable costs for Owner’s account. As between Construction Manager and Owner, Construction Manager shall be liable for and shall pay and shall indemnify, defend, and hold Owner harmless from, all Construction Manager Taxes and contributions or any interest accrued and penalties imposed, and reasonable attorney fees relating to Construction Manager Taxes.

3.14 Hazardous Materials. Construction Manager may, in compliance with all applicable Laws, use, handle, store, transport and dispose of (including, without limitation, the performance of investigatory, monitoring, or other remedial work upon the Renewable Fuels Facility and adjacent areas to the extent such work is reasonably necessary to comply with applicable Law) any Hazardous Materials as are reasonably and customarily required and in amounts that are reasonably and customarily used for the provision of the CM Services.

3.15 Construction Manager Reports.

(a) Construction Manager shall send to Owner, or Owner’s Contract Administrator (the “Owner Administrator”), no later than the tenth (10th) Business Day of each month, a monthly report in form and content reasonably requested by Owner or Owner Administrator. The monthly status report will include, at a minimum, (a) the current status of the CM Services, and (b) a detailed executive summary as to the progress of the construction of the Renewable Fuels Project with respect to the Construction Budget and the schedule for the completion of the Renewable Fuels Project.

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(b) When Construction Manager believes that the Mechanical Completion Date has been achieved, Construction Manager shall give Notice to Owner declaring that the Renewable Fuels Project has satisfied all of the requisite conditions to achieve the Mechanical Completion Date.

3.16 Emergencies. In the event of an Emergency, Construction Manager shall promptly (a) make all notifications (or cause Owner to make such notifications) required under applicable Law or Permits to appropriate Governmental Authorities, (b) implement (or cause Owner to implement) Emergency response and mitigation measures as are either required by applicable Law or consistent with Construction Manager’s existing policies and procedures to respond to or mitigate the Emergency, (c) commence any required remediation, maintenance or repair work necessary to respond to such Emergency or otherwise to minimize damage and (d) as soon as practicable after the occurrence of the event (but in any event within twenty-four (24) hours), notify Owner and the Members of (i) such Emergency, and (ii) generally of the mitigation, repair, restoration or remedial plans to be undertaken by Construction Manager or Owner. Construction Manager’s initial notification to Owner may be made by any method deemed appropriate by Construction Manager, in its reasonable discretion, under the circumstances and does not have to comply with Section 14.1; provided, that Construction Manager shall deliver Notice thereof to Owner in accordance with Section 14.1 as soon as reasonably practical thereafter.

ARTICLE 4

CM CHARGES AND INVOICING

4.1 CM Charges. Except as otherwise provided in this Agreement, all liabilities, costs and expenses actually and reasonably incurred by Construction Manager in connection with provision of the CM Services and in accordance with the Construction Budget constitute “CM Charges”; provided, that, for the avoidance of doubt, in no event shall (i) any liabilities, costs, or expenses relating to assets wholly owned and utilized by Construction Manager or (ii) any overhead, general administrative, or other indirect cost allocations of Construction Manager or its Affiliates, in each case, be included in the Construction Budget or constitute CM Charges.

4.2 Invoices and Payment.

(a) Construction Manager shall send to Owner (or its designated agent), no later than the twentieth (20th) Business Day of each month, a preliminary statement setting out all reasonable costs and expenses that Construction Manager anticipates it will incur during the following month (such following month, the “Billing Month”) in connection with the provision of the CM Services and in accordance with the Construction Budget (the “Monthly Projected CM Charge”). Construction Manager shall coordinate with Owner (or its designated agent) with respect to the Monthly Projected CM Charge as necessary to ensure payments in any given Billing Month.

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(b) Owner (or its designated agent) shall pay and transfer an amount equal to the undisputed portion of the Monthly Projected CM Charge into a bank account specified by the Construction Manager in writing no later than ten (10) Business Days after Owner receives a statement of the Monthly Projected CM Charge pursuant to Section 4.2(a).

(c) If, during a Billing Month, Construction Manager reasonably anticipates that the CM Charges in that Billing Month will exceed the Monthly Projected CM Charge in an amount greater than twenty percent (20%) of the Monthly Projected CM Charge (including contingency), Construction Manager shall promptly notify Owner of such excess anticipated CM Charges (the “Excess CM Charges”) and provide a revised statement with respect to that Billing Month (including the updated Monthly Projected CM Charge).

(d) After the Billing Month, Construction Manager shall send to Owner a final reconciliation statement setting out the actual costs and expenses that Construction Manager incurred (the “Actual CM Charge”) in respect of such Billing Month, together with reasonable evidence to substantiate the Actual CM Charge. In the event that Owner disputes the Actual CM Charge, Owner shall not be entitled to withhold the disputed amount from the CM Charge owed by Owner for the following Billing Month and such dispute shall be resolved in accordance with Article 11.

(e) Any negative difference between the Monthly Projected CM Charge and the Actual CM Charge for the Billing Month shall be invoiced to Owner within fifteen (15) Business Days following the last day of the Billing Month to which such charges relate. Additional undisputed amounts which are due to Construction Manager under an invoice issued pursuant to the preceding sentence of this Section 4.2(e) shall be paid no later than ten (10) Business Days after Owner’s receipt of such invoice.

(f) Any positive difference between the Monthly Projected CM Charge and the Actual CM Charge shall be used to offset the CM Charge owed by Owner for the following Billing Month.

4.3 Interest and Disputed Items.

(a) Any amount properly due and payable to a Party pursuant to this Agreement and remaining unpaid after the date when the payment was due shall bear interest thereafter; such interest to accrue from day to day at the Default Rate from, and including, the date such amount is due until, but excluding the day upon which the amount due actually is received.

(b) If any item or part of an item of an invoice rendered by a Party is disputed by the recipient in good faith within one (1) year from the date of receipt of the invoice, the Parties shall use all reasonable efforts to resolve the Dispute as soon as practicable, but the disputing Party shall pay all undisputed amounts in accordance with this Article 4. If the Dispute, or any portion thereof, is resolved against the disputing Party, such Party shall as promptly as practicable pay the other Party an amount corresponding to such portion of the Dispute that has been resolved against the disputing Party, together with interest on such amount in accordance with Section 4.3(a).

4.4 Due Date Adjustment. If the due date for payment of any amount hereunder falls on a day that is not a Business Day, then the due date shall be the Business Day immediately following such date.

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4.5 Emergencies. Upon and during the pendency of any Emergency, Construction Manager shall keep Owner and the Members reasonably apprised on the status of Construction Manager’s efforts to mitigate the effects of such Emergency, and to repair, restore or remediate the portion(s) of the Renewable Fuels Facility affected by such Emergency, including by keeping Owner reasonably informed on the costs that Construction Manager estimates will be incurred by Owner in connection with such mitigation, repair, restoration, or remediation. To the fullest extent possible, Construction Manager may enter into Contract Documents in connection with any required remediation, maintenance or repair work necessary to ensure the Renewable Fuels Project is in compliance with all applicable Laws or otherwise to minimize damage and will treat costs incurred in an Emergency as CM Charges (or Excess CM Charges, as applicable). For the avoidance of doubt, an Emergency shall be deemed to cease once the required remediation, maintenance or repair work has been completed and a reasonable period of time has passed to allow for the safe and orderly resumption of the Renewable Fuels Project.

4.6 Continued Performance. Notwithstanding any Dispute that Construction Manager may have against or related to Owner, the Renewable Fuels Facility, the CM Services, this Agreement, or other Ancillary Agreements and regardless of the basis for such Dispute, Construction Manager shall continue to perform the CM Services and perform its other obligations hereunder in accordance with the terms of this Agreement, so long as Owner continues to pay Construction Manager for all CM Services, unless otherwise directed by Owner.

4.7 Compliance Payments. Owner shall have the right upon Notice to Construction Manager to require an increase to the Construction Budget in an amount equal to the Prevailing Wage Compliance Costs and cause Construction Manager to make the required adjustments to CM Contractors and CM Subcontractors in accordance with the Owner LLCA.

ARTICLE 5

RIGHTS AND RESPONSIBILITIES OF OWNER

5.1 Oversight.

(a) If the Construction Manager fails to achieve the Commercial Operations Date by the Extended Commercial Operations Date, then, notwithstanding anything to the contrary in this Agreement, Alohi (as provided for in the Owner LLCA) shall have the right, in its sole discretion, to designate and dispatch a third party specialist (a “Specialist”) to the Renewable Fuels Facility to oversee the Construction Manager’s performance of the CM Services until the Commercial Operations Date is achieved. The Specialist shall (i) participate solely in an observational capacity, (ii) be granted reasonable access to the Renewable Fuels Facility, including personnel, records, and other information relevant to the performance of the CM Services, and (iii) be responsible for providing regular written reports to Alohi regarding progress and any material issues. The reasonable fees and costs of any such Specialist shall be paid by Owner.

5.2 Owner Taxes. Owner shall be responsible for the payment of all Taxes, other than Construction Manager Taxes, attributable to the provision of the CM Services, including any sales or general excise taxes.

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ARTICLE 6

BOOKS AND RECORDS

6.1 Books and Records.

(a) In addition to the other reporting and record keeping requirements set forth elsewhere in this Agreement, Construction Manager shall maintain on a current basis proper, accurate and complete books, records and accounts relating to the provision of the CM Services as necessary to verify the incurring and payment of all capital and operating expenditures (collectively referred to as “Books and Records”). All Books and Records referred to in this Section 6.1 shall be established and maintained in sufficient detail and format so that GAAP can be applied and shall be in a format sufficient to permit the verification referred to in the preceding sentence.

(b) Throughout the Term and for a period of one (1) year following the end of the Term, Owner and its Representatives shall have the right, upon ten (10) Business Days prior Notice and during normal business hours, to inspect and audit the Books and Records that Construction Manager is required to maintain under this Section 6.1.

(c) Construction Manager shall maintain all Books and Records for a period of one (1) year following the creation thereof or longer to the extent required by applicable Law.

ARTICLE 7

INDEMNITY AND LIABILITY

7.1 Construction Manager’s Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, CONSTRUCTION MANAGER’S MAXIMUM AGGREGATE LIABILITY (I) TO OWNER AND ITS REPRESENTATIVES WITH RESPECT TO LIABILITIES AND CLAIMS OF EVERY KIND AND CHARACTER UNDER THIS ARTICLE 7 OR (II) OTHERWISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER INCURRED BY AN OWNER PARTY OR THIRD PARTY, RELATED TO THE CM SERVICES COVERED BY OR FURNISHED BY THE CONSTRUCTION MANAGER OR TO CONSTRUCTION MANAGER’S PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WILL NOT EXCEED THE LIABILITY CAP, EVEN IF SUCH LIABILITY IS CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, BREACH OF A PERFORMANCE STANDARD REPRESENTATION, COVENANT OR WARRANTY, STRICT LIABILITY OR ANY OTHER FAULT OF CONSTRUCTION MANAGER OR ITS REPRESENTATIVES, ANY OWNER PARTY AND ANY THIRD PARTY OR ANY OF THEM; PROVIDED, HOWEVER THAT, ANY LIABILITY CAUSED BY THE GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF THE CONSTRUCTION MANAGER OR ITS REPRESENTATIVES SHALL IN NO INSTANCE BE LIMITED BY THE LIABILITY CAP.

7.2 Indemnification and Release.

(a) SUBJECT TO THE LIMITATIONS OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE LIABILITY CAP, CONSTRUCTION MANAGER SHALL BE RESPONSIBLE FOR, AND HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS OWNER, ITS AFFILIATES, AND THEIR RESPECTIVE REPRESENTATIVES FROM AND AGAINST ANY AND ALL LIABILITIES AND CLAIMS BY THIRD PARTIES OR DIRECTLY BY OWNER TO THE EXTENT THEY (I) ARISE OUT OF OR ARE

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ASSERTED BY OR ON BEHALF OF ANY EMPLOYEE OF CONSTRUCTION MANAGER, CM CONTRACTORS OR CM SUBCONTRACTORS ITS AFFILIATES, OR THEIR RESPECTIVE REPRESENTATIVES AGAINST OWNER, ITS AFFILIATES, OR THEIR RESPECTIVE REPRESENTATIVES RELATED TO OR IN CONNECTION WITH THE PERFORMANCE OF THE CM SERVICES HEREUNDER, INCLUDING (A) ANY INJURY, ILLNESS, OR DEATH SUSTAINED BY SUCH EMPLOYEE IN THE COURSE OF PERFORMING THE CM SERVICES, OR (B) ANY CLAIM RELATED TO SALARY, WAGES, COMPENSATION, BENEFITS, EMPLOYMENT TAXES, WRONGFUL TERMINATION, DISCRIMINATION, HARASSMENT, OR ANY OTHER EMPLOYMENT-RELATED MATTER ARISING FROM OR IN CONNECTION WITH THE PERFORMANCE OF THE CM SERVICES, (II) ARISE OUT OF OR IN CONNECTION WITH OR ARE ATTRIBUTABLE TO A CM EVENT OF DEFAULT (OTHER THAN PURSUANT TO SECTION 9.1(C)), WHICH SUCH REMEDY WITH RESPECT TO SUCH INDEMNIFICATION SHALL SOLELY BE AS PROVIDED FOR PURSUANT TO SECTION 9.3, (III) ARISE OUT OF OR IN CONNECTION WITH OR ARE ATTRIBUTABLE TO NEGLIGENCE OF CONSTRUCTION MANAGER, ITS AFFILIATES, OR THEIR RESPECTIVE REPRESENTATIVES (UP TO THE LIABILITY CAP), OR (IV) ARISE OUT OF OR IN CONNECTION WITH, OR ARE ATTRIBUTABLE TO GROSS NEGLIGENCE, FRAUD OR THE WILLFUL MISCONDUCT OF CONSTRUCTION MANAGER OR ITS REPRESENTATIVES, IN EACH CASE ONLY TO THE EXTENT SUCH DAMAGES ARE NOT COVERED BY INSURANCE (COLLECTIVELY, “CONSTRUCTION MANAGER’S INDEMNITY OBLIGATIONS”); PROVIDED, HOWEVER THAT, CONSTRUCTION MANAGER’S INDEMNITY OBLIGATION’S UNDER THIS SECTION 7.2 ARE EXPRESSLY LIMITED BY SECTIONS 7.4, AND 7.5 EXCEPT AS EXPRESSLY STATED THEREIN.

(b) Except for Liabilities and Claims that are subject to Construction Manager’s Indemnity Obligations in Section 7.2(a) above, as limited by Sections 7.1, and 7.4 except as expressly stated therein, Owner hereby agrees to release, defend, indemnify, and hold harmless Construction Manager and its Representatives from and against all Liabilities and Claims arising out of or related to this Agreement and Construction Manager’s performance under this Agreement, including Construction Manager’s and its Representative’s negligent acts giving rise to such Liabilities and Claims, EVEN IF SUCH LIABILITIES OR CLAIMS IN EXCESS OF THE LIABILITY CAP ARE AS A RESULT OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE), STRICT LIABILITY, BREACH OF A PERFORMANCE STANDARD, REPRESENTATION, COVENANT OR WARRANTY, OR ANY OTHER LEGAL FAULT OF ANY CONSTRUCTION MANAGER INDEMNITEE, ANY OWNER INDEMNITEE, ANY THIRD PARTY OR ANY OF THEM.

(c) Except with respect to any Liability or Claim which Construction Manager is required to indemnify Owner and its Representatives pursuant to Section 7.2(a), Owner will bear and shall not be entitled to indemnification from Construction Manager for, and releases Construction Manager from, losses and liabilities for loss (including its own loss for business interruption and other Owner’s indirect or consequential losses or damages) or damages arising from (i) the death or personal injury or any employee of any of Owner or its Representatives, or of any of its contractors, subcontractors, or vendors, and (ii) any damage or destruction to any real or personal property of Owner or its Affiliates or its contractors, subcontractors, or vendors. Except with respect to any Liability or Claim to which Construction Manager is required to indemnify Owner and its Representatives pursuant to Section 7.2(a), Construction Manager shall not be liable vis-à-vis Owner for and is hereby released from, and Owner shall protect, defend and indemnify Construction Manager and its Representatives from and against, death, personal injury, liability for any loss or damage to property on which Owner has assumed the risk of loss under this clause, EVEN IF SUCH LOSS OR DAMAGE IS CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY OF CONSTRUCTION MANAGER OR ITS

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REPRESENTATIVES OR A THIRD PARTY, including, without limitation, to the extent that such loss or damage exceeds the Liability Cap. Any insurance policies carried by Owner on such property shall provide for waiver of underwriter’s right of subrogation against Construction Manager and its Representatives, and Owner shall not make any claim against, or seek to recover from, Construction Manager or its Representatives for any such loss or damage, such that no double recovery is permitted hereunder.

(d) For the avoidance of doubt, the Liability Cap shall not apply to warranty claims by Owner against third-parties related to the workmanship or defective work warranties under Section 3.3.

7.3 Cooperation Regarding Claims.

(a) If any Party receives Notice or has knowledge of any Liabilities that may result in a claim for indemnification by such Party or its Representatives (in such capacity, the “Indemnified Persons”) against the other Party (in such capacity, an “Indemnifying Party”) pursuant to this Article 7, such Party shall as promptly as possible give the Indemnifying Party Notice of such Liabilities, including a reasonably detailed description of the facts and circumstances relating to such Liabilities, a complete copy of all notices, pleadings and other papers related thereto, and a description in reasonable detail of the basis for the potential claim for indemnification with respect thereto; provided, however, that failure promptly to give such Notice or to provide such information and documents to the Indemnifying Party shall not relieve the Indemnifying Party from the obligation hereunder to respond to or to defend the Indemnified Persons against such Liabilities except to the extent (and only to the extent) such failure shall materially diminish the ability of the Indemnifying Party to respond to such claim or to defend the Indemnified Persons.

(b) The Indemnifying Party shall be entitled to assume the defense or to represent the interests of the Indemnified Persons, which shall include the right to select and direct legal counsel and other consultants (all of whom shall be reasonably acceptable to the Indemnified Persons), appear in proceedings on behalf of the Indemnified Persons and to propose, accept or reject offers of settlement, subject to Section 7.3(c) below, all at its sole cost; provided, however, that if any such action is reasonably likely to involve injunctive, equitable or prospective relief or materially and adversely to affect the Indemnified Persons’ business or operations, then the Indemnified Persons shall be entitled to take control of the defense and investigation of such Liabilities, to employ and engage legal counsel and other consultants of its own choice to handle and defend the same and to compromise or settle such claim, subject to Section 7.3(c) below. Nothing herein shall prevent an Indemnified Persons from retaining their own legal counsel and other consultants and participating in its own defense at its own cost and expense.

(c) Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any liability with respect to, any Third Party claim without the prior written consent of the Indemnified Persons (which consent shall not be unreasonably withheld or delayed). If the Indemnified Persons assume the defense of or represent their own interests, no settlement shall be made without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(d) The Parties shall cooperate with each other in any notifications to insurers.

(e) Nothing herein shall be construed so as to relieve any insurer of its obligations to pay any Liabilities in accordance with the terms and provisions of a valid and collectible insurance policy insuring the subject matter or event that is a basis for such loss.

7.4 Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, A PARTY’S DAMAGES RESULTING FROM ANY CLAIMS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL AND DIRECT DAMAGES AND NONE OF CONSTRUCTION MANAGER AND ITS REPRESENTATIVES OR OWNER AND ITS REPRESENTATIVES SHALL BE ENTITLED TO RECOVER FROM CONSTRUCTION MANAGER OR OWNER OR THEIR RESPECTIVE AFFILIATES (AS APPLICABLE) ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING ANY CONSEQUENTIAL DAMAGES FOR DELAY, DOWNTIME, LOSS OF CAPITAL, LOSS OF PRODUCT, LOSS OF PROFIT, LOSS OF REVENUE, LOSS OF USE, OR NONCOMPLIANCE WITH APPLICABLE LAWS, EVEN IF CAUSED BY THE SOLE, JOINT, AND CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF A PARTY. EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN DIRECT ACTUAL DAMAGES. IF A PARTY BECOMES OBLIGATED TO PAY A PERSON THAT IS NOT A PARTY OR AN AFFILIATE OF ANY PARTY (OTHER THAN ANY OBLIGATION ARISING OUT OF A CONTRACTUAL RELATIONSHIP WITH SUCH PERSON) ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY EXEMPLARY OR PUNITIVE DAMAGES, AND SUCH PARTY IS ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY UNDER THE TERMS OF THIS AGREEMENT, THEN THE WAIVER AND LIMITATION CONTAINED ABOVE IN THIS SECTION 7.4 SHALL NOT APPLY AND SUCH PARTY’S INDEMNIFICATION RIGHT SHALL INCLUDE ALL INDIRECT, SPECIAL, CONSEQUENTIAL AND INCIDENTAL DAMAGES, AND ALL EXEMPLARY AND PUNITIVE DAMAGES IT IS OBLIGATED TO PAY; PROVIDED, THAT CONSTRUCTION MANAGER’S LIABILITY UNDER THIS SECTION 7.4 SHALL BE SUBJECT TO THE LIMITATIONS SET FORTH IN ARTICLE 7.

7.5 No Duplication. Any Claims related to this Agreement, the performance of the CM Services under this Agreement or related to a breach of this Agreement that is the same breach of, or could be alleged as a breach of, the Ancillary Agreements or that arise out of the same facts, circumstances or events as such Claim hereunder, shall be brought exclusively under this Agreement notwithstanding that such Claim could be brought under an Ancillary Agreement but for this Section 7.5. In no event shall any indemnitee be entitled to duplicate compensation with respect to Liabilities or Claims arising from the same breach of a Party’s undertaking under more than one provision of this Agreement or the Ancillary Agreements.

7.6 Joint Claims.

(a) In the event that both Construction Manager and Owner are named parties in any Claim brought by a Third Party (a “Joint Claim”) and such Joint Claim results in a final, non-appealable judgment or award that finds both Construction Manager and Owner liable for damages, each of Construction Manager and Owner shall bear responsibility for such damages in proportion to their respective percentage of fault as determined by such judgment or award (or, if no such determination is made, as mutually agreed in good faith or, failing agreement, in accordance with Article 11.

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(b) To the extent that either Party (the “Paying Party”) pays more than its proportionate share of such damages, the other Party shall reimburse the Paying Party for the excess amount paid, subject to (i) the Liability Cap under Section 7.1, (ii) any applicable limitations or exclusions under Article 7, and (iii) Section 7.2(a) and Section 7.2(b). The right to contribution or reimbursement under this Section 7.6 shall not give rise to any double recovery, and any amounts reimbursed shall be net of any cash reimbursements (including insurance proceeds or third-party recoveries) actually received by the Paying Party in connection with such Claim, in accordance with Section 7.2(c).

(c) Nothing in this Section 7.6 shall (a) expand or modify the indemnification obligations set forth in Section 7.2(a) and Section 7.2(b) or (b) entitle either Party to indemnification for Claims or Liabilities that are excluded under this Agreement. The Parties’ obligations under this Section 7.6 shall survive the resolution of any Joint Claim and the termination or expiration of this Agreement.

ARTICLE 8

TERMINATION

8.1 Termination by Owner. Owner shall have the right, in its sole discretion, to terminate this Agreement upon not less than thirty (30) days’ Notice to Construction Manager (which shall not operate to extend or otherwise modify the cure periods set forth herein), upon:

(a) a CM Event of Default (other than an CM Event of Default under Section 9.1(c)) which Owner has provided Construction Manager reasonably prompt notice thereof and which Construction Manager fails to cure within one hundred eighty (180) days of the material breach giving rise to such CM Event of Default;

(b) Construction Manager’s failure to achieve the Commercial Operations Date within twelve (12) months following the Outside Commercial Operation Date; or

(c) a Par Knowledge Party’s Gross Negligence, Fraud or Willful Misconduct that results in damages to Owner that are in excess of Ten Million dollars ($10,000,000) that occurs within ten (10) years of the Closing Date.

8.2 Termination by Construction Manager. Construction Manager shall have the right, in its sole discretion, to terminate the provision of any or all of the CM Services or this Agreement upon not less than thirty (30) days’ Notice (which shall not operate to extend or otherwise modify the cure periods set forth herein), upon:

(a) an Owner Event of Default which Construction Manager has provided Owner reasonably prompt notice thereof and which Owner fails to cure within one hundred eighty (180) days of the material breach giving rise to such Owner Event of Default; or

(b) the joint venture that owns the Renewable Fuels Facility is wound down pursuant to the terms of the Owner LLCA.

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8.3 Payments Upon Termination. If termination occurs pursuant to Section 8.1 or Section 8.2, the Billing Month will be treated as if it ended on the termination date and the CM Charges will be reconciled pursuant to Section 4.2; provided, however, any positive difference between the Monthly Projected CM Charge and the Actual CM Charge shall be paid to Owner within fifteen (15) Business Days following the termination date.

8.4 CM Transition. If this Agreement is terminated, Construction Manager shall continue to perform the CM Services in accordance with this Agreement during a transition period commencing on the day the applicable Notice of termination is effective and ending sixty (60) days thereafter (a “Transition Period”); provided, however, that Owner may extend the Transition Period by Notice to Construction Manager if reasonably necessary to effect the hand-off of the CM Services to the new construction manager. Construction Manager shall be entitled to receive reimbursement of all costs, expenses, taxes and interest pursuant to Section 8.3 through the date of termination; provided, however, if such termination is pursuant to Section 8.1(c), Construction Manager shall not be entitled to receive such reimbursement.

8.5 Survival. Expiration or termination of this Agreement shall not affect any rights or obligations that have arisen or accrued before such expiration or termination, including any relating to an antecedent breach. In addition, the provisions of this Article 8 and Article 13 shall survive in full force for a period of one (1) year following the date of such expiration or termination of this Agreement and the provisions of Article 7 shall survive in full force for the applicable statute of limitations.

ARTICLE 9

EVENTS OF DEFAULT; REMEDIES

9.1 CM Events of Default. The occurrence with respect to Construction Manager of any of the following events or conditions constitutes an event of default with respect to Construction Manager (the events and conditions set forth in this Section 9.1, each an “CM Event of Default”):

(a) Construction Manager fails to pay any material and undisputed amount due and owing under this Agreement and such failure continues for thirty (30) days following receipt of Notice thereof from Owner;

(b) Construction Manager (i) makes any general assignment or general arrangement for the benefit of creditors; (ii) files, or has filed against it, a petition to be adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Construction Manager, such petition is dismissed within sixty (60) days of filing); or (iii) has trustees or receivers appointed to take possession of substantially all of its assets or of its interests in this Agreement, except where such seizure is discharged within thirty (30) days after appointment of said trustee or receiver, or the filing of a petition for the appointment of the same, whichever shall first occur;

(c) Construction Manager’s failure to achieve the Commercial Operations Date by the Outside Commercial Operations Date; or

(d) Construction Manager commits a material breach of its obligations or covenants under this Agreement and fails to cure such breach within thirty (30) days; provided, however, that if (A) such breach is capable of being cured but is not, by its nature, capable of being cured within such thirty (30) day period, and (B) Construction Manager is diligently and in good faith proceeding to attempt to cure such breach, Construction Manager shall be allowed such additional time not to exceed sixty (60) days in the aggregate.

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9.2 Owner Events of Default. The occurrence with respect to Owner of any of the following events or conditions constitutes an event of default with respect to Owner (the events and conditions set forth in this Section 9.2 each, an “Owner Event of Default”):

(a) Owner fails to pay any material and undisputed amount due and owing under this Agreement and such failure continues for thirty (30) days following receipt of Notice thereof from Construction Manager; or

(b) Owner (i) makes any general assignment or general arrangement for the benefit of creditors; (ii) files, or has filed against it, a petition to be adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Owner, such petition is dismissed within sixty (60) days of filing); or (iii) has trustees or receivers appointed to take possession of substantially all of its assets related to the Renewable Fuels Facility or of its interests in this Agreement, except where such seizure is discharged within thirty (30) days after appointment of said trustee or receiver, or the filing of a petition for the appointment of the same, whichever shall first occur.

9.3 Cure; Procedure and Remedies.

(a) If a CM Event of Default (other than a CM Event of Default under Section 9.1(c)) occurs and is continuing, Owner shall have the right, in its sole discretion and by delivering notice of such election to Construction Manager, to: (x) pursue any and all remedies available at law or in equity, subject to the dispute resolution procedures set forth in Article 11 and the other limitations set forth in this Agreement, or (y) receive a Monthly Fixed Operating Fee Credit in accordance with Section 6.5.1 of the Operating Agreement. For the avoidance of doubt, this shall not limit Owner’s right to terminate this Agreement in accordance with Section 8.1(a), subject to any cure periods set forth therein.

(b) Upon the occurrence of a CM Event of Default under Section 9.1(c), (i) Owner shall have the right, in its sole and absolute discretion, to cause Construction Manager to assign this Agreement to a third-party construction manager with the requisite Ownership Capability and (ii) the Members of Owner shall waive the Lockup Period pursuant to Section 9.3 of the Owner LLCA. For the avoidance of doubt, the remedies provided for in this Section 9.3(b) shall be the sole remedy available to Owner in the CM Event of Default under Section 9.1(c), and Owner may not pursue Claims for money damages against Construction Manager.

(c) Upon the occurrence and during the continuance of an Owner Event of Default, subject to any cure periods set forth herein, Construction Manager shall have the right, in its sole and absolute discretion, to (i) terminate this Agreement upon not less than thirty (30) days’ Notice to Owner; or (ii) to pursue any and all other remedies available at law or in equity, subject to the dispute resolution procedures set forth in Article 11 and the other limitations set forth in this Agreement.

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ARTICLE 10

FORCE MAJEURE

10.1 Procedure. If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder or to provide indemnification due hereunder, then such Party shall within a reasonable time after the occurrence of such of Force Majeure event deliver to the other Party Notice, including full particulars of the Force Majeure event and the obligations of the Party giving such Notice, so far as they are affected by such Force Majeure, will be suspended during the continuance of any inability so caused but for no longer period, and such cause must as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations under this Agreement. For the avoidance of doubt, no event of Force Majeure shall relieve a Party of its obligations to make payments under this Agreement.

10.2 Definition. The term “Force Majeure” means any act, event, circumstance or combination of the foregoing that is not reasonably within the control of, and that prevents, interferes with, or delays the performance by, a Party (in whole or in part) of any of its obligations under this Agreement, including but not limited to events such as: breakdown of machinery or equipment, fire, explosions, hurricane, inclement weather, war (whether declared or not), riot, revolution, insurrection, pandemic, civil disturbance, act of the public enemy, blockade, general labor disturbance or strike, compliance with a request or order of any Governmental Authority having jurisdiction over the matter at issue (including, without limitation, if applicable, EPA and OSHA), or shortage in raw material, transportation, power or manufacturing capacity from the Party’s then-contemplated source of supply, in all cases, to the extent that the relevant event is not caused by acts or omissions of the Party (or any of its Affiliates) invoking the Force Majeure event or is not the result of a breach of such Party’s obligations under this Agreement. Notwithstanding the foregoing, Force Majeure shall not include (i) a failure of performance that is due to the affected Party’s Gross Negligence, Fraud or Willful Misconduct, (ii) any removable or remediable causes which an affected Party fails to remove or remedy within a reasonable period of time, or (iii) economic hardship of an affected Party.

10.3 Strikes and Labor Disturbances. Notwithstanding anything to the contrary contained herein, it is understood and agreed that the settlement of strikes, lockouts or other labor disturbances is entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure must be remedied with all reasonable and diligent dispatch shall not require the settlement of any such strike, lockout or other labor disturbance by acceding to the demands of opposing Persons when such course is inadvisable in the discretion of the Party having the difficulty.

10.4 Notice of Force Majeure Expiration. The Party claiming a Force Majeure must provide Notice to the other Party of the date of expiration of such Force Majeure event.

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ARTICLE 11

DISPUTE RESOLUTION

11.1 Dispute Resolution . Except as set forth in Section 11.2:

(a) In the event of any claim, controversy or dispute arising out of this Agreement (each a “Dispute” and collectively “Disputes”), the Party initiating dispute resolution procedures pursuant to this Article 11 shall so notify the other Party, and the Parties shall enter into direct negotiations to arrive at a mutually agreeable resolution of such Dispute. After receipt of the notification of a Dispute, executives of the Parties shall meet in person at least once, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to seek to reach a mutually acceptable resolution to the Dispute. In the event the Parties have not reached agreement within thirty (30) Business Days following the notification of a Dispute (regardless of whether the applicable cure period has expired in the case of a Dispute involving a claimed breach), such Dispute shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules in effect as of the date a Party issues its notification of a Dispute, and judgment on any interim or final award rendered by the arbitrator(s) may be entered in any federal or state court located in Houston, Texas. The place of arbitration shall be Houston, Texas. There shall be three arbitrators for a Dispute in excess of $3,500,000. The arbitration shall be governed by the laws of the State of Delaware. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. The Parties agree to consolidation of two or more arbitrations that relate to the same set of facts, circumstances or events into the first filed arbitration.

(b) Uninterrupted Performance. The Parties agree that the performance of the CM Services by Construction Manager and Owner’s payment obligations hereunder will not be stopped or slowed in any way during the pendency of any Dispute.

(c) Injunctive Relief. Notwithstanding anything to the contrary herein, any Party shall have the right to seek specific performance or other injunctive relief to the extent necessary to avoid the imposition of irreparable harm or otherwise to preserve the status quo.

(d) Confidentiality. All Disputes resolved pursuant to this Article 11 shall be subject to the confidentiality provisions set forth in Article 13 and Section 12.12 of the Owner LLCA.

11.2 Expert Proceedings. For any decision referred to an independent expert or any technical expert, the Parties hereby agree that:

(1) Such decision shall be conducted expeditiously by a technical expert or accounting firm mutually agreed by the Parties.

(2) The fees and costs of the technical expert or accounting firm shall be shared equally by the Parties. The accounting firm is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity.

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(3) The Party desiring an accounting firm or technical expert determination shall give the other Party Notice of the request for such determination. If the Parties are unable to agree upon an accounting firm or technical expert within ten (10) days after receipt of the Notice of request for such determination, then, upon the request of either Party, the Houston, Texas office of the AAA shall appoint such technical expert or accounting firm. The technical expert or accounting firm, once appointed, shall have no ex parte communications with the Parties concerning the determination or the underlying Dispute.

(4) All communications between a Party and the accounting firm or technical expert shall be conducted in writing, with copies sent simultaneously to all other persons participating in the proceeding in the same manner, or at a meeting to which representatives of all persons participating in the proceeding have been invited and of which such persons have been provided at least five (5) Business Days’ Notice.

(5) Within fifteen (15) days after the technical expert or accounting firm’s acceptance of its appointment, the Parties shall provide such technical expert or accounting firm with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within thirty (30) days of receipt of the above-described materials and after receipt of additional information or data as may be required by the technical expert or accounting firm, the hired technical expert or accounting firm shall select the proposal which it finds more consistent with the terms of this Agreement and consistent with Par Pacific and its Affiliates’ operations separate from this Agreement. The technical expert or accounting firm may not propose alternate positions or award damages, interest, or penalties to either Party with respect to any matter. The technical expert or accounting firm’s decision shall be final and binding on the Parties. If either Party fails or refuses to honor the decision of such technical expert or accounting firm, such Party shall be in default under this Agreement.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1 Representations and Warranties by Each Party. Owner and Construction Manager each represents and warrants that, as of the Effective Date:

(a) it is duly organized and validly existing under the laws of all relevant jurisdictions in which it does business and has all requisite power and authority to own its property and assets and conduct its business as presently conducted or proposed to be conducted under this Agreement;

(b) it has the full power and authority to execute, deliver and perform this Agreement, to carry out the transactions contemplated hereby, and to perform its obligations hereunder;

(c) the execution and delivery of this Agreement and the carrying out by it of the transactions contemplated hereby have been duly authorized by all requisite action(s), and this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof; and

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(d) none of the execution, delivery and performance by it of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the contemplated transactions, in any material sense conflicts or will conflict with or result in a breach or violation of any of the terms, conditions, or provisions of any law, governmental rule, regulation or material contract of such party or any applicable order, writ, injunction, judgment or decree of any court or governmental, authority against such party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties.

12.2 Additional Representations and Warranties by Construction Manager. Construction Manager further represents and warrants to Owner that, as of the Effective Date:

(a) it holds (or has no reason to believe it will be unable to obtain or subcontract for prior to the time required) all necessary Permits to conduct its business and perform the CM Services;

(b) it is knowledgeable, understands and is able to comply with all applicable Laws relating to the provision of the CM Services; and

ARTICLE 13

CONFIDENTIALITY

13.1 Confidential Information.

(a) Subject to Section 13.1(b), each Party shall keep confidential and shall not disclose to any Person, and shall cause its Affiliates and Representatives to keep confidential and not to disclose to any Person, any information, data, experience, know-how, documents, secrets, dealings, transactions or affairs of or relating to the other Party disclosed to it in connection with this Agreement and identified in writing as confidential (the “Confidential Information”).

(b) The restrictions set forth in Section 13.1(a) shall not apply to the following:

(1) any information that Owner or Construction Manager reasonably can demonstrate is already generally available and in the public domain other than through unauthorized disclosure thereof;

(2) any disclosure that may be required by applicable Law, any Governmental Authority, or any recognized securities exchange after reasonable efforts to prevent such disclosure have been pursued; provided, however, that the disclosing Party has made reasonable attempts to ensure that the communication, information or material is retained as confidential by any such exchange or authority;

(3) any matter that already is known to the recipient (as evidenced by its written records) at the time of disclosure other than through unauthorized disclosure thereof; or

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(4) any information that is approved for unlimited release or use by written authorization of the disclosing Party.

13.2 Persons to Whom Confidential Information is Disclosed.

Each Party shall:

(a) limit access to Confidential Information of the other Party to those of its’ Representatives or Affiliates who reasonably require the same in connection with the performance of the CM Services;

(b) inform each of its Representatives or Affiliates or any other Person to whom Confidential Information of the other Party is disclosed of the restrictions on disclosure of such information set forth in Section 13.1 and procure the observance of such restrictions by any such Representative, Affiliate or Person;

(c) include in any subcontract with a subcontractor to which Confidential Information will be disclosed a provision restricting disclosure of Confidential Information in a manner at least as restrictive as the terms set forth herein; and

(d) not use any Confidential Information in any manner that would reasonably be expected to prejudice the business of Owner or the competitive position of the Renewable Fuels Facility unless or until Construction Manager reasonably demonstrates that any such information falls within any of the exceptions set out in Section 13.1(b).

13.3 Ownership. All Confidential Information and all documents, data or information derived from or which contain, in whole or in part, any Confidential Information of a Party shall be treated as and be the property of such Party and shall be treated as such by the other Party.

ARTICLE 14

NOTICES

14.1 Method of Delivery of Notices. A notice, consent, approval or other communication (each a “Notice”) under this Agreement shall be delivered in writing, addressed to the Person to whom it is to be delivered, and:

(a) personally delivered to that Person’s address; or

(b) transmitted by first class paper mail or electronic mail to that Person’s address.

14.2 Time of Receipt. A Notice given to a Person in accordance with this Article 14 shall be deemed to have been delivered:

(a) if personally delivered to a Person’s address, on the day of delivery if delivered prior to 5:00pm local time on a Business Day, otherwise on the next Business Day;

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(b) if transmitted by first class mail or electronic mail on the day of correct and complete transmission if transmitted prior to 5:00pm local time on a Business Day, otherwise on the next Business Day.

14.3 Address for Notices. For the purpose of this Article 14, the address of a Party is the address set out below or such other address which that Party may from time to time deliver Notice to the other Party in accordance with this Article 14:

Owner:

Hawaii Renewables, LLC

825 Town & Country Lane, Suite 1500

Houston, Texas 77024

Attn: Jon Goldsmith; Jeff Hollis

Email: [***]; [***]

with a copy to:

Alohi Renewable Energy LLC

1221 McKinney Street, Suite 3500

Houston, TX 77010

Attn: Keigo Ishida

Email: [***]

Construction Manager:

Par Hawaii Refining, LLC

91-325 Komohana Street

Kapolei, Hawaii 96707

Attn: Eric Wright; Jeff Hollis

Email: [***]; [***]

14.4 Routine Communications. Nothing contained herein shall preclude the transmission of routine invoices or correspondence, messages and information between the Parties in accordance with agreed procedures between the Parties.

ARTICLE 15

GENERAL

15.1 Assignment by Construction Manager. Construction Manager shall not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Owner, which consent shall not be unreasonably withheld, conditioned, or delayed. Construction Manager shall deliver Notice of any such assignment or other transfer to Owner as soon as reasonably practicable. Any assignment or other transfer by Construction Manager not expressly permitted under this Section 15.1 shall be null and void and of no force or effect.

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15.2 Assignment by Owner. Owner shall not assign or otherwise transfer all or any portion of its rights or obligations under this Agreement without the prior written consent of Construction Manager, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Owner may assign (and no such consent shall be required for any such assignment) its rights and obligations under this Agreement to any Person (including an Affiliate) that acquires the Renewable Fuels Project. Owner shall deliver Notice of any such assignment or other transfer to Construction Manager as soon as reasonably practicable. Any assignment or other transfer by Owner not expressly permitted under this Section 15.2 shall be null and void and of no force or effect.

15.3 Successors and Assigns. The Parties agree that this Agreement shall inure to the benefit of the Parties’ respective successors and permitted assigns.

15.4 Waiver. No delay or failure by a Party to exercise any of its rights, powers or remedies under this Agreement following any breach or default by the other Party shall be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind on the part of any Party of any breach or default, or any waiver on the part of any Party of any provision or condition of this Agreement, shall be effective only if in writing and then only to the extent specifically set forth in such writing.

15.5 Amendment. This Agreement may not be amended, modified, changed or supplemented in any way without the prior written consent of Owner and Construction Manager.

15.6 Severability. If an arbitration panel, court or regulatory agency having jurisdiction over the Parties or over this Agreement determines that any of the foregoing Articles or provisions of this Agreement, or any part thereof, is invalid, void, illegal or unenforceable, the remainder of this Agreement, or the application of such Article or provision to Persons or circumstances other than those as to which it is held invalid, will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall endeavor to negotiate in good faith to modify the void or unenforceable provision to carry out the original intent of the Parties in a legally enforceable manner, and the remaining conditions, or parts, shall be unaffected and shall be enforced to the fullest extent allowed by Law.

15.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile, pdf or other electronic copies hereof or signature hereon shall, for all purposes, be deemed originals.

15.8 Headings. The Article and Section headings in this Agreement are for convenience only and shall be given no effect in interpretation of this Agreement.

15.9 Further Assurances. Each Party shall take all actions, sign, execute and deliver, and shall use its best efforts to cause each of its Representatives to take all actions, sign, execute and deliver, all agreements, deeds, documents and instruments reasonably required of it or them, upon Notice from the other Party, to carry out and give full effect to this Agreement and the rights and obligations of the Parties hereunder.

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15.10 Entire Agreement. This Agreement, the other Ancillary Agreements, the Equity Contribution Agreement and the Owner LLCA and all amendments hereto or thereto contain the complete agreement between Owner and Construction Manager with respect to the matters contained herein and supersede all other negotiations or agreements, whether written or oral, with respect to the subject matter hereof.

15.11 No Third Party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole and exclusive benefit of the Parties and their successors and permitted assigns and is not intended to and shall not confer any rights or benefits on any third party not a signatory hereto.

15.12 Governing Law; Venue and Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, INTERPRETED AND APPLIED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY PRINCIPLE REGARDING CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b) WITHOUT AFFECTING THE PARTIES’ AGREEMENT TO ARBITRATE DISPUTES, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (OR, IF THAT COURT REFUSES JURISDICTION, THE DISTRICT COURT OF THE STATE OF TEXAS SITTING IN AND FOR HARRIS COUNTY) FOR THE PURPOSES OF INJUNCTIVE RELIEF OR OTHER FORM OF EMERGENCY RELIEF ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF OR FOR THE ENFORCEMENT OF ANY ARBITRAL AWARD HEREUNDER.

15.13 Remedies. Subject in all cases to the Parties’ agreement to arbitrate Disputes in accordance with Article 11 and the Liability Cap, the Parties agree that no remedy conferred by any provision of this Agreement in respect of any breach or non-observance of any of its terms is intended to be exclusive of any other remedy which is otherwise available at Law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law, in equity, by statute or otherwise. The election of any one or more of such remedies by either Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

15.14 Expenses. Each Party shall pay its own costs and expenses, including the fees and expenses of its agents, representatives, advisors, counsel and accountants, necessary for the negotiation, preparation, execution and delivery of this Agreement.

15.15 Non-Exclusive Relationship. Construction Manager reserves the right to enter into contractual arrangements with other parties for the provision of services of a nature similar or identical to the CM Services.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties, by their respective duly authorized representatives, have caused this Agreement to be duly executed and delivered as of the Effective Date.

OWNER	CONSTRUCTION MANAGER

HAWAII RENEWABLES, LLC	PAR HAWAII REFINING, LLC

By	By

Title	Title

Date	Date

Signature Page to Construction Management Agreement

Exhibit D

FORM OF OPERATING AGREEMENT

OPERATING AGREEMENT

BETWEEN

HAWAII RENEWABLES, LLC

AND

PAR HAWAII REFINING, LLC

DATED [•], 2025

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8.5.	Payment of Expenses	26

9.0	Operating Budgets; Authority for Expenditures; Operating Account; Emergencies	27

9.1.	Preparation of the Operating Budget	27
9.2.	Preparation and Approval of Operating Budget Amendments	28
9.3.	Authority for Extra-Budget Expenditures	28
9.4.	Notice of Operating Budget Variances	28
9.5.	Payment of Budgeted Costs	29
9.6.	Emergencies	29
9.7.	No Waiver by Payment	30
9.8.	Payment of Funds from Operating Account	30

10.0	Operating Procedure	30

10.1.	Environmental, Health and Safety Reporting	30
10.2.	Permits	30

11.0	Accounting; Reports	30

11.1.	Maintenance of Accounts; Statements	30
11.2.	Establishment of Accounts	31
11.3.	Disbursements From Operating Account	31
11.4.	Audits	32
11.5.	Government Reports	32
11.6.	Maintenance of and Access to Records	33

12.0	Force Majeure	33

12.1.	Procedure	33
12.2.	Definition	33
12.3.	Strikes and Labor Disturbances	34
12.4.	Notice of Force Majeure Expiration	34
12.5.	Extended Force Majeure	34

13.0	Insurance	34

13.1.	Required Insurance	34
13.2.	Premiums	34
13.3.	Deductibles	34
13.4.	Insurance Limits	35
13.5.	Notice of Cancellation	35

14.0	Claims And Liability	35

14.1.	Claims	35
14.2.	Release and Indemnification	36
14.3.	Compliance with Laws	40

15.0	Confidential Information; Publicity	40

15.1.	Confidential Information	40
15.2.	Publicity	41

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16.0	General Provisions	42

16.1.	Notices	42
16.2.	Governing Law; Limitation on Remedies	43
16.3.	Dispute Resolution	44
16.4.	Expert Proceedings	44
16.5.	Entire Agreement	45
16.6.	Assignment	45
16.7.	No Third Party Beneficiary	46
16.8.	Severability	46
16.9.	Modification; Waiver	46
16.10.	Conflicts	46
16.11.	Joint Efforts	46
16.12.	Counterparts	46
16.13.	Binding on Successors	46
16.14.	No Partnership	46
16.15.	Further Assurances	47
16.16.	Survival	47

Exhibits

Exhibit A-1	Operating Services

Exhibit A-2	Corporate Services

Exhibit B	Initial Operating Budget

Exhibit C	Operator Reporting Requirements

Exhibit D	Required Insurance

Exhibit E	Par Knowledge Parties

Exhibit F	Funds Flow

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OPERATING AGREEMENT

This OPERATING AGREEMENT (this “Agreement”) by and between Hawaii Renewables LLC, a Delaware limited liability company (“Owner”), and Par Hawaii Refining, LLC, a Hawaii limited liability company (“Operator”), is entered into as of [•], 2025 (the “Effective Date”). Owner and Operator may be referred to herein collectively as the “Parties” or each, individually, as a “Party”.

RECITALS:

WHEREAS, Owner desires to retain the services of Operator to (a) Operate the Renewable Fuels Facility, (b) Manage the Design, Procurement, Construction and Commissioning of any applicable Approved Capital Project or any applicable Required Upgrades, (c) provide certain other plant operation services related to the Renewable Fuels Facility as further described in Exhibit A-1 (including all other services contemplated hereunder with respect to such services, the “Operating Services”) and (d) provide the corporate services set forth in this Agreement, including, without limitation, the general and administrative services listed on Exhibit A-2 to this Agreement (as hereinafter defined, the “Corporate Services” and collectively with the Operating Services, the “Services”), in each case, on the terms and conditions set forth in this Agreement; and

WHEREAS, Operator desires to provide the Services to Owner on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

AGREEMENT

1.0 Definitions and Construction.

The following terms, as used in this Agreement, shall have the meanings given such terms as set forth below:

“5% Member” means any Member holding a five percent (5%) or greater Membership Interests in Owner.

“AAA” is defined in Section 16.3.1.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person; provided that for purposes of this Agreement, Owner and Operator shall not be considered Affiliates of one another and none of Operator’s Affiliates shall be considered an Affiliate of Owner.

“Agreement” is defined in the preamble.

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“Alohi” means Alohi Renewable Energy LLC.

“Allocated Premium” is defined in Section 13.2.

“Ancillary Agreements” means the (i) Construction Management Agreement and (ii) Services Agreement.

“Anti-Corruption Laws” means, with respect to a Party, all applicable provisions of the FCPA, and the requirements and prohibitions pertinent to the activities in question in the U.K. Bribery Act 2010 and all other anti-corruption and/or anti-bribery Laws applicable to such Party or any of its Affiliates.

“Anti-Money Laundering Laws” or “AML” means all the applicable national anti-money laundering Laws of the countries in which the relevant Party operates.

“Approved Capital Project” is a Capital Project that has been approved by Owner in accordance with the Owner LLC Agreement.

“Approved Required Upgrade” is defined in Section 4.4.

“Audit Period” is defined in Section 11.4.2.

“Authority Limitations” means the authority limitations set forth in the delegation of authority guidelines authorized by the Board under the Owner LLC Agreement, and in effect at the time of the relevant action.

“Authorized Officer” means an authorized officer of Owner under the Owner LLC Agreement.

“Available Cash” shall mean, with respect to any Calendar Quarter, without duplication, a good faith estimate by the Operator on behalf of Owner or the Board of the sum of all cash and cash equivalents of Owner and its subsidiaries related to the Renewable Fuels Facility expected to be on hand as of the end of such Calendar Quarter, less Cash Reserves as designated by Owner. Calculations of Available Cash shall exclude all amounts reserved or otherwise needed to fund (i) Emergency Expenditures, or (ii) an Approved Capital Project.

“Bankruptcy” means, with respect to any Person: (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (ii) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (iii) the expiration of ninety (90) days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future applicable Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such ninety (90) day period.

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“Board” means the Board of Directors (or functional equivalent) of Owner under the Owner LLC Agreement.

“Budget Amendment” is defined in Section 9.2.

“Business Day” means a day (other than a Saturday or Sunday) on which banks in Hawaii are not authorized or required by law to be closed.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

“Calendar Year” means a period of twelve consecutive Calendar Months commencing on the first day of January and ending on the following thirty-first day of December, according to the Gregorian calendar.

“Capital Expenditures” means all expenditures, costs, and expenses (including capital leases) made or incurred by or on behalf of Owner with respect to the Renewable Fuels Facility that are capitalized on the books and records of Owner according to GAAP.

“Capital Project” means any project that (a) the Operator estimates will cost in excess of Three Million Dollars ($3,000,000), and (b) relates to the repair or maintenance of the Renewable Fuels Facility (and is not otherwise contemplated in an approved Operating Budget), the expansion of the Renewable Fuels Facility, or pursuing investments or other business opportunities at the Renewable Fuels Facility related to the Business (as defined in the Owner LLC Agreement) of Owner.

“Cash Reserves” means Operator’s good faith estimate of the amount of cash reserves necessary to account for the usual and ordinary expenses to be incurred by or on behalf of Owner in connection with the Operation of the Renewable Fuels Facility for the succeeding six (6) Calendar Months, including reasonably estimated (a) financing outflows including interest payments and lending facility costs, (b) planned or anticipated maintenance Capital Expenditures, (c) turnaround costs (including anticipated catalyst change costs), (d) One Million Dollars ($1,000,000) commodity price exposure, and (e) forecasted net gains and losses, in each case, reasonably expected in connection with the Operation of the Renewable Fuels Facility during such period.

“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, Liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

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“Commercial Operations Date” is defined in the Construction Management Agreement.

“Commissioning/Start-up” means, with respect to an Approved Capital Project or Required Upgrade, all activities and services related to the testing of key components following the mechanical completion, including observing field installation inspections and providing recommendations to Owner, observing field start-up procedures and testing and providing recommendations to Owner, and participating in final commissioning and performance review to ensure any Approved Capital Project or any Required Upgrade is operating as intended, but excluding Design, Construction and Procurement activities.

“Confidential Information” is defined in Section 15.1.1.

“Construction” and its derivatives mean all activities and services relating to the construction and testing of any applicable Approved Capital Project or Required Upgrade, as required by the context, including contracting with and supervision of Contractors, and required Permits in connection with the construction of such asset, but excluding Design, Procurement and Commissioning/Startup activities.

“Construction Management Agreement” means, the Construction Management Agreement, dated as of the Effective Date, by and between Owner and Operator for the design, construction, commissioning and start-up of the Renewable Fuels Facility, as amended from time to time.

“Construction Manager” means (i) Operator, in its capacity as “Construction Manager” under the Construction Management Agreement, or (ii) any replacement or successor construction manager (as the case maybe) under any other construction management agreement (or similar agreement) entered into by Owner from time to time pursuant to the Owner LLC Agreement to construct an Approved Capital Project, in each case, as the context requires.

“Contingency Category” means any single item or grouping of line items that share the same label within the Operating Budget and include a twenty percent (20%) contingency which may be utilized across such Contingency Category as provided for in Section 9.3.

“Contract” means any written or oral contract or agreement, including an agreement regarding indebtedness, lease, mortgage, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement.

“Contractor” means any Person engaged by Operator to provide services or materials related to (or in place of) the Services to be provided by Operator pursuant to this Agreement. For the avoidance of doubt, no employee of Operator or its Affiliates shall be considered a Contractor for purposes of this Agreement.

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“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, (ii) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than fifty percent (50%) of the voting rights in such corporation, (iii) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (iv) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than fifty percent (50%) of the equity interests in such Person having voting rights, whether by contract or otherwise.

“Corporate Services” is defined in the Recitals.

“Cost Outlook” is defined in Section 9.5.1.

“CPI-HNL” is defined in Section 8.2.

“Default Operating Budget” is defined in Section 9.1.3.

“Default Rate” means the lesser of the prime rate (as published in the “Money Rates” column of The Wall Street Journal, or if such rate is no longer published the successor rate reasonably determined by Operator) plus 200 basis points, or the maximum rate allowed by law.

“Defaulting Party” means the Party with respect to which an Event of Default has occurred and is continuing.

“Design” and its derivatives mean all activities relating to the engineering, planning and design of any applicable Approved Capital Project or Required Upgrade, as required by the context.

“Direct Bill Items” means any line item which has been labeled as a “Direct Bill” item that is undertaken directly by Operator or its affiliates that is related to the Services and set forth and approved in the Operating Budget.

“Discretionary Capital Expenditure” means any Capital Expenditure which is not a Mandatory Capital Expenditure.

“Dispute” is defined in Section 16.3.1.

“Due Date” means the date upon which any payment under this Agreement is specified to be due and payable. In the event that a Due Date does not fall on a Business Day, then the Due Date shall be next Business Day.

“Effective Date” is defined in the preamble of this Agreement.

“Emergency” means a sudden or unexpected event that causes, or imminently risks causing, (i) material damage to any assets of the Renewable Fuels Facility or to other property of Owner located within reasonable proximity to the Renewable Fuels Facility and necessary for its continued Operation or to the property of a Third Party, (ii) death or injury to any individual, (iii)

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damage or substantial risk of damage to natural resources (including wildlife) or the environment, or (iv) material non-compliance with any applicable Law (except where compliance with such Law would require a Required Upgrade that is not otherwise immediately required under applicable Law), in each case, the nature of which, in the reasonable discretion of Operator, requires an immediate response that cannot await Owner’s decision. For the avoidance of doubt, an “Emergency” shall include any release or threatened release of hazardous substances into the environment that requires notification to any Governmental Authority under applicable Law.

“Emergency Expenditure” means any cost or expense made by Operator in connection with an Emergency.

“Environmental Law” means all Laws, including common law, relating to pollution or protection, restoration or remediation of the environment or natural resources, or the protection of public or human health and safety (to the extent relating to exposure to Hazardous Materials), and cultural and historical resources, including Laws relating to (a) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (b) to the generation, processing, treatment, storage, disposal, use, handling, or transportation of Hazardous Materials, and (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term Environmental Law includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act of 1970 (29 U.S.C. §651, et seq.); and all analogous Laws (including Laws of the State of Hawai’i) of any Governmental Authority, and all amendments, modifications or changes to such Laws and all regulations implementing any of the foregoing.

“Environmental Liability” means all Liabilities and Claims, arising from (a) any violation of Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment, disposal or arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution Agreement” means that certain Equity Contribution Agreement, dated as of the Effective Date, by and among Owner and the Members, as amended from time to time.

“Excess Variable Costs” means Variable Costs, to the extent they either exceed the estimates for such expenses and costs in the then approved Operating Budget or were not contemplated by the then approved Operating Budget.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

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“Fixed Operating Fee” means the fee set out in Section 8.2, as such fee may be adjusted from time to time in accordance with the terms of this Agreement.

“Fixed Operating Fee Credit Cap” is defined in Section 6.5.1.

“Force Majeure” is defined in Section 12.2.

“Fraud” means, with respect to a Party, an actual and intentional fraud by such Party under Delaware common law (and not a constructive fraud, equitable fraud or promissory fraud or any torts based on negligence).

“Funds Flow” means the Funds Flow set forth in Exhibit F.

“GAAP” means generally accepted accounting principles as in effect in the U.S.

“Governmental Authority” means any Federal, State, local, municipal, tribal, or other government; any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Gross Negligence” means any act or failure to act (whether sole, joint or concurrent) by a Person that such Person knew, or should have known, would result in avoidable and harmful consequences, and that constitutes: (a) intentional misconduct intended to cause such consequences, or (b) an extreme departure from the standard of care that a reasonably prudent Person would exercise under similar circumstances.

“HSE Policy” means, with respect to Owner or Operator, as applicable, the written policy which governs the standards and processes with respect to health, safety, and environmental matters, as such policy may be amended, modified or supplemented from time to time. For the avoidance of doubt, these policies include any standards and processes related to the mechanical integrity of assets.

“Hazardous Material” means any (a) any element, material, substance, waste, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, universal waste, solid waste, or term of similar import under any Environmental Laws; (b) explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, polychlorinated biphenyls, and per-and polyfluoroalkyl substances; and (c) all other materials, chemicals, compounds, or substances which are regulated by or for which liability or standards of care are imposed under any Environmental Law.

“Initial Operating Budget” is defined in Section 9.1.

“Joint Claim” is defined in Section 14.2.10(a).

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“Kapolei Refinery” means the refining facility and associated land and logistics assets used to produce and distribute refined products located in and near Kapolei, Hawaii, which is owned and operated by Par Hawaii Refining, LLC as of the Effective Date.

“Kapolei Refinery Change of Control” means any transaction or series of related transactions that results in a change of Control with respect to PHR or otherwise causes PHR to cease to have Control over the Kapolei Refinery, including any: (i) direct or indirect sale, transfer, merger, consolidation, reorganization or other disposition of equity interests in PHR, or (ii) any sale, transfer or other disposition to a Third Party of all or substantially all of the Process Units (as defined under the Owner LLC Agreement) at the Kapolei Refinery that relate to Operator’s performance of its obligations under this Agreement and the Ancillary Agreements.

“Laws” or “Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Liabilities” means any and all payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise, in each case, subject to the provisions of Section 14.2.5.

“Liability Cap” means an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000) in the aggregate for all Liabilities and Claims hereunder and under any Ancillary Agreements, as such amount may be adjusted downward pursuant to Section 14.2.1.

“Liability Claim” is defined in Section 14.1.1.

“Lien” means any mortgage, pledge, security interest, lien, or other encumbrance of any kind.

“LP Model” means a linear program model which is used as a mathematical tool used to optimize operations of the Renewable Fuels Facility and custom by Operator on Owner’s behalf, which helps determine the best mix of feedstocks inputs, processing parameters, and product outputs to maximize profit (or minimize cost), subject to operational, technical, logistics, and other market and economic constraints.

“Manage” or “Management” and their respective derivatives mean performing on Owner’s behalf the day-to-day management and administration of (i) the Operation of the Renewable Fuels Facility, and (ii) the Design, Procurement, Construction and Commissioning/Start-up of any applicable Approved Capital Project or Required Upgrade, including assisting Owner in (a) the selection and management of Contractors, (b) the acquisition by Owner of required Permits, (c) the management of Direct Bill Items, and (d) any other Services described in this Agreement or necessary to accomplish a Required Upgrade, including commercial and procurement activities.

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“Mandatory Capital Expenditure” means the Capital Expenditure portion of any Required Upgrade and any Capital Expenditure which is required to comply with the HSE Policy of Owner, or any Capital Expenditure which is required to comply with applicable Law or order of a Governmental Authority.

“Member” is defined in the Owner LLC Agreement.

“Membership Interests” is defined in the Owner LLC Agreement.

“Monthly Fixed Operating Fee Credit” is defined in Section 6.5.1.

“Negligence” means a material and unreasonable departure (taking into account the facts known at the time) from the standard of care, skill, and diligence that a reasonable prudent operator would exercise under comparable circumstances; provided, however, the mere occurrence of equipment failure or outage at the Renewable Fuels Facility or Kapolei Refinery does not, in itself, establish negligence as the mechanical systems and equipment at the Renewable Fuels Facility and Kapolei Refinery are subject to wear, malfunction and/or failure even under proper care, maintenance and operation.

“Operate” and “Operation” and their respective derivatives (other than “Operator”) mean, with respect to the Renewable Fuels Facility, the management, administration (including accounting), operation, commercial (including procurement), repair, maintenance, inspection, and up-keep of the Renewable Fuels Facility as set forth in this Agreement.

“ Operator Event of Default” is defined in Section 6.3.1.

“Operating Account” is defined in Section 11.2.2.

“Operating Budget” means, collectively, (i) a budget approved by Owner in accordance with the Owner LLC Agreement, covering all forecasted expenditures and revenues associated with Direct Bill Items, Reimbursable Costs, Revenue items, and Contingency Categories that Operator reasonably anticipates to be made or incurred by or on behalf of Owner during a Calendar Year, in a form consistent with the form set forth in Exhibit B, and (ii) any then-current Required Upgrade Budget.

“Operating Expenses” means all costs, expenses and expenditures made or incurred by or on behalf of Owner in accordance with this Agreement in connection with (i) the Operation of the Renewable Fuels Facility, and (ii) the other Services provided by Operator hereunder with respect to the Renewable Fuels Facility (including any Required Upgrades), in each case, which are not Capital Expenditures.

“Operating Services” is defined in the Recitals.

“Operator” is defined in the Preamble of this Agreement.

“Operator Indemnitees” means Operator and its Affiliates and its and their respective directors, officers, managers, employees, agents, and representatives.

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“Owner” is defined in the preamble of this Agreement.

“Owner Indemnitees” means Owner and its Affiliates and its and their respective directors, officers, managers, employees, agents, and representatives, but specifically excluding from this definition any Operator Indemnitees.

“Owner LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, of Owner, as amended from time to time.

“Ownership Capability” has the meaning set forth in the Owner LLC Agreement.

“Owner Event of Default” is defined in Section 6.4.

“Par Pacific” means Par Pacific Holdings, Inc.

“Par Knowledge Party” means (i) each individual set forth on Exhibit E and (ii) any successor, interim, or replacement who, at any time during the Term, occupies the same title, functional role, or level of authority at Par Pacific or PHR, as applicable, and no further action or amendment is required for such successor, interim, or replacement individual to be deemed a Par Knowledge Party for all purposes of this Agreement.

“Parties” and “Party” are defined in the preamble of this Agreement.

“Paying Party” is defined in Section 14.2.10(b).

“Performance Standard” is defined in Section 3.5.

“Permits” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

“Person” means any individual, corporation, company, partnership, limited partnership, joint venture, limited liability company, limited liability partnership, trust, unincorporated organization, estate, Governmental Authority or any department or agency thereof or any other entity.

“PHR” means Par Hawaii Refining, LLC.

“Procurement” and its derivatives mean all activities relating to the procurement of services, materials, equipment and construction equipment necessary for the Design, Construction or Commissioning/Startup of any applicable Approved Capital Project or any Required Upgrade.

“Prudent Operating Practices” means the practices, methods, and acts that, at the time taken, are consistent with the standards of care, skill, diligence, and judgment that would be exercised by a reasonably prudent operator with experience in projects of similar type, size, scope and location to the Renewable Fuels Facility, and that, in the exercise of reasonable judgment under the circumstances and in light of the facts known at the time, are reasonably expected to

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accomplish the desired results in a safe, lawful, reliable, efficient and workmanlike manner consistent with accepted industry practices, but in no event less than the degree of care that Operator and its Affiliates exercise in connection with its own or its Affiliates’ management of facility operations; provided that such practices, methods and acts are not intended to be limited to the optimum practice, method or act to the exclusion of others, but rather to include a range of reasonable and prudent practices, methods, or acts that could have been expected to accomplish the desired result.

“Recovery Claim” is defined in Section 14.1.2.

“Reimbursable Costs” means the (a) Third Party costs and expenses actually incurred that have been approved by Owner via approval of the Operating Budget (and labeled as a Reimbursable Cost therein) or any Budget Amendment thereto, or (b) Third Party out of pocket costs and expenses reasonably and actually incurred by Operator in connection with the performance of the Services under this Agreement.

“Release” means any spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, migrating, dumping, disposing or releasing of a Hazardous Material into or through the environment (including the air, soil, surface water, groundwater, sewer, septic system, or waste treatment, storage, or disposal systems) of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing a Hazardous Material.

“Renewable Diesel” means a diesel fuel that is produced from non-petroleum renewable resources that meets ASTM D975 specifications.

“Renewable Fuels” means Renewable Diesel, Sustainable Aviation Fuel and/or Renewable Naphtha.

“Renewable Fuels Facility” means the Renewable Fuels manufacturing facility owned by Owner and located at or near the Kapolei Refinery, including the initial facilities constructed pursuant to the Construction Management Agreement and any subsequent Approved Capital Project.

“Renewable Naphtha” means an intermediate product used in, among other things, gasoline, plastics, and hydrogen production that meets ASTM D4814 specification.

“Required Upgrade” means any modification or improvement to the Renewable Fuels Facility that (i) is necessary for the then existing Renewable Fuels Facility to comply with (a) applicable Law or (b) Owner or Operator’s HSE Policy, and (ii) does not constitute a voluntary expansion or enhancement of the Renewable Fuels Facility through an Approved Capital Project.

“Required Upgrade Budget” is defined in Section 4.4.

“Required Upgrade Costs” is defined in Section 4.4(d).

“Required Upgrade Notice” is defined in Section 4.4.

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“Resignation Notice” is defined in Section 5.1.

“Revenue” means any line item which has been labeled as a “Revenue” item under the Operating Budget, including Renewable Fuels product sales, yield gain, and products under the Services Agreement.

“Sanctioned Person” means any person with whom dealings are prohibited or otherwise result in exposure to punitive measures under any Sanctions.

“Sanctions” means economic and financial sanctions administered or enforced by the United States of America, the United Nations, the United Kingdom, the European Union, or any governmental or regulatory authority, institution or agency of any of the foregoing including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control or the United States Department of State (including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union and His Majesty’s Treasury.

“Services” shall have the meaning given in the Recitals.

“Services Agreement” means that certain services agreement, dated as of the Effective Date between Owner and Operator, as amended from time to time.

“Shortfall Estimate” is defined in Section 9.5.2.

“Shortfall Notice” is defined in Section 9.5.2.

“Sustainable Aviation Fuel” means jet fuel produced from renewable or waste feedstock that meets ASTM D7566 specification.

“Term” is defined in Section 2.2.

“Terminalling Agreement” means that certain Terminalling Agreement, dated as of the Effective Date, by and between Operator and Owner, as amended from time to time.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Unbudgeted Supplemental Operating Costs” means, collectively, Emergency Expenditures, Owner approved Required Upgrade Costs, and Excess Variable Costs, whether they constitute Operating Expenses or Capital Expenditures.

“Variable Costs” means: (i) insurance premiums (including Allocated Premiums) and (ii) other costs that vary with throughput or usage, including power costs, crude oil costs, and ad valorem taxes incurred by third parties or Affiliates.

“Willful Misconduct” means an act or omission taken with intentional or conscious knowledge of the harmful consequences of such act or omission to a Person or its property or personnel.

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“Windup Notice” has the meaning given that term in Section 7.1.

1.1. References and Rules of Construction. All references in this Agreement to Exhibits, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision unless expressly so limited. All references to Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes, and the words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state. All references to “$” or “dollars” shall be deemed references to U.S. Dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. Unless explicitly provided to the contrary, the word “or” when used in a list shall not indicate that the listed items are exclusive of each other. References to any Law, contract, agreement, or other instrument shall mean such Law, contract, agreement, or other instrument as it may be amended, restated, supplemented, modified, or replaced from time to time. References to any Person shall include such Person’s successors and permitted assigns. The phrase “to the extent” shall mean the degree to which the subject matter thereof extends and shall not simply mean “if”. In the event that any provision of this Agreement contemplates a calculation that is to be made with respect to a given calendar period (for example, monthly, quarterly, annually), then in the event such calculation is nonetheless required to be made at a time when the required period is not complete (for example, if an entire Calendar Year is not completed at the time such calculation is to be made), then an appropriate adjustment shall be made in making such calculation for the portion of that calendar period that has then actually lapsed.

2.0 Operator.

2.1. Operator Identified. Subject to the terms of this Agreement, Owner hereby engages and retains Operator and its Affiliates to provide the Services expressly specified under this Agreement, which include (i) the Operation and Management of the Renewable Fuels Facility and (ii) the provision of the operational, commercial, corporate and administrative services, in each case as outlined in Exhibit A to this Agreement, to support the operations of the Renewable Fuels Facility.

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2.2. Term. Subject to the Parties’ respective early termination rights under this Agreement, the term of this Agreement begins on the Effective Date and ends upon the earliest to occur of (a) the dissolution or liquidation of Owner in accordance with the Owner LLC Agreement, (b) as provided for in this Agreement, or (c) the mutual written agreement of the Parties (the “Term”). Upon the occurrence of any of the foregoing, this Agreement shall terminate and be of no further force and effect; provided, however, that in the event of a termination of this Agreement, each of Section 14.0, Section 15.0 and Section 16.0 shall survive such termination. Notwithstanding the Term’s commencement on the Effective Date, Operator’s Services under this Agreement commence on the Commercial Operations Date, other than (i) those certain Operating Services expressly identified herein or in the Funds Flow provided to Owner as commencing prior to the Commercial Operations Date, (ii) such preparatory work as Operator deems necessary to prepare to commence delivery of the Services on the Commercial Operations Date (including the procurement of feedstocks) and (iii) certain Corporate Services commencing prior to the Commercial Operations Date.

2.3. Undertakings of Operator. In performing the Services and the activities under this Agreement, Operator shall:

2.3.1. comply with all the applicable Laws, including the applicable Anti-Corruption Laws and Anti-Money Laundering Laws and Sanctions;

2.3.2. accurately and transparently record in its accounting books any sums received or paid in relation to the Services and the activities under this Agreement;

2.3.3. maintain, for the entire duration of this Agreement, an Anti-Corruption Compliance Program in compliance with the Anti-Corruption Laws, Anti-Money Laundering Laws, and/or Sanctions, and regularly control and monitor implementation and efficacy thereof;

2.3.4. report to Owner any request or demand for any undue payment of money or other benefits received by Operator in connection with the performance of the Services and/or the activities under this Agreement; and

2.3.5. ensure compliance with Operator’s procurement and other policies related to the Services provided hereunder. Any Services provided by Third Parties shall be performed on the basis of a contract duly executed on arm’s length terms.

3.0 General Provisions for Operator Services.

3.1. Acknowledgement of Status. Owner acknowledges that Operator and its Affiliates are not in the business of providing the Services to unaffiliated third-parties. Owner hereby acknowledges that Affiliates of Operator may perform any or all of the Services under Operator’s direction and control and subject to the requirements of this Agreement and the Performance Standard set forth in Section 3.5.1.

3.2. Independent Contractor. In the performance of any work or Services by Operator for Owner pursuant to this Agreement, Operator and its Affiliates conclusively shall each be deemed an independent contractor, with the right and authority, subject to the terms of this Agreement and the Authority Limitations, to (a) direct and control all services and other work being performed by the employees of Operator and its Affiliates and (b) oversee all services and other work to be performed by all Contractors. Owner shall have no right or authority to supervise

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or give instructions to any such Persons, and such Persons, in the performance of any work or services pursuant to this Agreement, shall at all times (i) if such Persons are employees, representatives, or retained advisors, or retained service providers of Operator or its Affiliates, be under the direct and sole supervision and control of Operator, or (ii) if such Persons are employees, representatives, retained advisors, or retained service providers of any Contractor, be under the direct and sole supervision and control of such Contractor. Operator shall pay, or cause to be paid, all expenses incurred by it or its Affiliates, as applicable, in connection with the employment or retention of employees of Operator or its Affiliates, including, but not limited to, compensation, salaries, wages and overhead and administrative expenses, charges to or incurred by Operator, and, if applicable, social security taxes, workers’ compensation insurance, retirement and insurance benefits and other such expenses.

3.3. No Agency.

3.3.1. Except with respect to the express authority granted in this Agreement to Operator to enter into Contracts or perform Services on Owner’s behalf, nothing in this Agreement shall be deemed or construed to authorize Operator to act as an agent, principal, servant, or employee for Owner for any purpose whatsoever and Operator shall not hold itself out as an agent, principal, servant, or employee of Owner to any Person.

3.3.2. Except with respect to the express authority granted in this Agreement to Operator to enter into Contracts on Owner’s behalf, it is the understanding and intention of the Parties that no relationship of master and servant or principal and agent shall exist between Owner, on the one hand, and the employees, agents or representatives of Operator or its Affiliates who perform any work or services pursuant to this Agreement or any Contractor (if engaged directly by Operator on its own behalf), on the other hand.

3.4. No Duplication of Duties. Owner acknowledges and agrees that (a) the duties of Construction Manager and Operator are separate, distinct, and governed by different agreements, (b) in no event will both Construction Manager and Operator be required to duplicate the performance of any service obligation owed to Owner, and (c) to the extent that any service obligation may be owed by both Construction Manager and Operator, Operator is hereby authorized and empowered by Owner to reach mutual agreement with Construction Manager as to whether Operator or Construction Manager will perform such service obligation.

3.5. Performance Standard.

3.5.1. Operator shall perform the Services to be provided to Owner hereunder:

(a) in accordance with the then-approved Operating Budget (including Operator’s authority under Section 9.3 to pay Unbudgeted Supplemental Operating Costs),

(b) in accordance with all applicable Laws, Permits and other requirements of Governmental Authorities, as well as with Owner’s operating procedures,

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(c) in accordance with the requirements and limitations set forth in this Agreement and the Authority Limitations,

(d) in accordance with Prudent Operating Practices, and

(e) in good faith consideration of the recommendations of any Member of Owner (including pursuant to Section 3.6.2), and with due regard to the interests of Owner.

(collectively clause (a)-(d), the “Performance Standard”).

3.5.2. For the avoidance of doubt and notwithstanding anything herein to the contrary, Operator’s breach of the Performance Standard, or any other obligation under this Agreement, shall not give rise to any Claim for damages against, or any other amounts due by, Operator hereunder except to the extent provided in Section 6.5.1 below (provided, for the avoidance of doubt, that, at Owner’s option, Owner may seek damages available pursuant to Section 6.5.1).

EXCEPT AS PROVIDED IN THIS AGREEMENT, OPERATOR DOES NOT MAKE ANY REPRESENTATIONS AND WARRANTIES OF ANY KIND, AND HEREBY DISCLAIMS, ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE SERVICES PROVIDED HEREUNDER, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. OWNER ACKNOWLEDGES THAT OPERATOR AND ITS AFFILIATE ARE NOT INSURERS OR GUARANTORS OF THE SERVICES THEY PROVIDED HEREUNDER, ARE NOT IN THE BUSINESS OF PROVIDING SERVICES, AND ARE PROVIDING SERVICES ONLY AS AN ACCOMMODATION TO OWNER IN CONNECTION WITH AN INVESTMENT BY AN UNAFFILIATED THIRD PARTY INTO OWNER’S RENEWABLE FUELS FACILITY.

3.6. Periodic Updates.

3.6.1. Operator shall meet in-person or virtually with the Board no less than once per Calendar Quarter (or more or less frequently as Owner may reasonably request), during the Term to review Operator’s Operation of the Renewable Fuels Facility, the provision of Services, and performance of Operator’s obligations hereunder, including a review of the Operator Reporting Requirements listed on Exhibit C, in each case, in accordance with this Agreement.

3.6.2. Operator shall meet either in-person or virtually with representatives of the 5% Members, which shall include up to three (3) representatives from each such 5% Member, on a bi-weekly basis for commercial planning and optimization meetings as detailed in Exhibit C.

3.6.3. Operator shall prepare and distribute (i) financial information at least on a monthly basis setting out the financial performance and status of the Renewable Fuels Facility, and shall otherwise deliver to the Owner (and each 5% Member) financial information and records in such forms and at such times as reasonably required by Owner, and (ii) those items set forth on Exhibit C.

3.6.4. Notwithstanding any of the foregoing, Owner may reasonably request any other meetings with the Operator, and upon prior notice to Operator, Owner may participate in regular and ad-hoc meetings held with licensors, vendors, and off-takers; provided that such participation is reasonable and does not hinder or interfere with the Operations of the Operator.

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3.7. Personnel. Subject to the limitations set forth in Sections 4.2, 4.3, and 9.3 and with respect to Services, Operator and its Affiliate(s) may utilize their own employees and/or obtain services from their Affiliates for services in connection with the Operation of the Renewable Fuels Facility and the other services provided by Operator hereunder, including with respect to Direct Bill Items. The undefined term “employee” shall include natural persons utilized by Operator or its Affiliates in connection herewith.

4.0 Description of Services

4.1. Operation and Maintenance of the Renewable Fuels Facility.

4.1.1. Operator shall Manage (i) the Renewable Fuels Facility from and after the Commercial Operations Date, including, if necessary, assisting the Construction Manager in finalizing the construction and commissioning of the Renewable Fuels Facility, (ii) the Commissioning/Startup of any applicable Approved Capital Project or Required Upgrade and (iii) the provision of certain Services prior to the Commercial Operations Date, such as feedstocks procurement and other activities in preparation for the Commercial Operations Date.

4.1.2. Operator shall Operate the Renewable Fuels Facility for the sole benefit (and on behalf) of Owner and in accordance with the Performance Standard.

(a) Subject to the limitations set forth in the Authority Limitations and Sections 4.2, 4.3, and 9.3, Owner hereby authorizes Operator to cause to be done and performed any and all acts reasonably necessary for the Operation of the Renewable Fuels Facility and the performance of the other obligations of Operator that are set forth hereunder, including (i) incurring (or causing Owner to incur) any expense authorized in an approved Operating Budget relating thereto or as otherwise permitted hereunder (including Unbudgeted Supplemental Operating Costs), and (ii) entering into, at Operator’s option (subject to the provisions of Section 4.2.2), Contracts on Owner’s behalf with Owner as the disclosed principal (with Operator acting solely as Owner’s authorized agent and attorney-in-fact in executing such Contracts and disclaiming any liability or obligation on Operator’s behalf under such Contracts), in order to accomplish the efficient and safe Operation of the Renewable Fuels Facility and performance of the other obligations of Operator hereunder.

(b) Operator shall (i) comply with Operator’s and Owner’s HSE Policies and procedures, (ii) comply with applicable environmental and safety Laws, (iii) collect data relating to the foregoing, (iv) report findings (if applicable) to the appropriate Governmental Authorities, and (v) maintain all records relating thereto.

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4.1.3. Operator shall: (i) maintain the Renewable Fuels Facility in accordance with the Performance Standards, and (ii) provide the Services on a continuing basis (including, with respect to the Operating Services, maintenance and turnaround duties of the Renewable Fuels Facility) and in accordance with the Performance Standards. The maintenance obligations under this Section 4.1.3 shall include, without limitation, the provision of routine custodial services and the repair and replacement of all equipment and improvements comprising the Renewable Fuels Facility as reasonably determined by Operator.

4.1.4. Notwithstanding anything herein to the contrary, in no event shall Operator be required to directly enter into any Contract with respect to the Operating Services to be provided by Operator hereunder, including the Operation of the Renewable Fuels Facility. If requested by Operator, Owner shall delegate to an Authorized Officer, on behalf of Owner, the right to execute any such Contract as requested by Operator and such Authorized Officer shall enter into such Contract, subject to the limitations set forth in the Authority Limitations and Sections 4.2, 4.3 and 9.3.

4.2. Purchase and Sale of Materials and Supplies; Entry into Contracts.

4.2.1. Subject to the limitations set forth in the Authority Limitations and Sections 4.2, 4.3 and 9.3, Operator shall, on behalf of Owner, procure all feedstocks, services, materials, supplies and equipment necessary to Operate the Renewable Fuels Facility and the performance of the other obligations of Operator hereunder (taking into good faith consideration the discussions with Owner (including any 5% Member of Owner) as provided for in Section 3.6.2).

4.2.2. Subject to the limitations set forth in the Authority Limitations and Sections 4.2, 4.3 and 9.3, Operator may, upon Owner’s prior written approval, whether by delegation of authority or express approval, enter into on Owner’s behalf as the disclosed principal (with Operator acting solely as Owner’s authorized agent and attorney-in-fact in executing such Contracts and disclaiming any liability or obligation on Operator’s behalf under such Contracts): (a) Contracts for the Operation and maintenance of the Renewable Fuels Facility, including any adjustments, repairs, additions and replacements thereto, (b) Contracts related to (i) the Design, Procurement, Construction or Commissioning/Start-up of any Approved Capital Project or Required Upgrade (or the Management thereof) and (ii) the design, procurement, construction or commissioning/start-up of the Renewable Fuels Facility, (c) Contracts (i) for the sale of Renewable Fuels or any other product produced at the Renewable Fuels Facility and (ii) for the purchase of the feedstock necessary for the production of Renewable Fuels and related to the commercial Operation of the Renewable Fuels Facility, in each case taking into account, in good faith, discussions pursuant to Section 3.6.2, and (d) Contracts for power, fuel, other utilities and communication facilities related to the Operation of the Renewable Fuels Facility and the performance of the other obligations of Operator hereunder.

4.2.3. Subject to the limitations set forth in the Authority Limitations and Section 4.3, Operator may, on behalf and for the account of Owner, sell or dispose of materials and equipment that Operator reasonably believes are no longer required for the Operation of the Renewable Fuels Facility or the performance of the other obligations of Operator hereunder to any Person in an arm’s length transaction, and shall promptly remit any such proceeds to the Owner following such disposition.

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4.2.4. Notwithstanding anything to the contrary set forth in this Agreement, Operator agrees that any Contracts that Operator enters into with any Contractor for the provision (by such Contractor) of Services or materials for the Operation of the Renewable Fuels Facility or with respect to any other Service that Operator is obligated to provide pursuant to this Agreement shall, in each case, (a) be on an arm’s length basis (and on market terms), (b) contain insurance provisions that are, in Operator’s reasonable opinion, either customary in the industry in connection with the services or materials to be provided under such Contract or consistent with the insurance provisions set forth herein (or that are otherwise approved by Owner as evidenced by its execution of the Contract), (c) contain indemnity provisions that are, in Operator’s reasonable opinion, customary in the industry with respect to the services or materials to be provided under such Contract, (d) contain warranty provisions that are, in Operator’s reasonable opinion, customary in the industry with respect to the services or materials to be provided under such Contract and provide a reasonable recourse to Owner, (e) if applicable, contain audit rights that are enforceable by Owner, (f) allow for the assignment of such Contracts to Owner, and (g) are negotiated and executed in compliance with the requirements of this Agreement (specifically including Section 2.3 and Owner’s code of business conduct and ethics).

4.3. Limitation of Authority. Operator shall not seek to or take action to transfer or assign the rights of Owner in the Renewable Fuels Facility or any ownership interest in the assets of the Renewable Fuels Facility. Except (a) in the case of Emergencies and (b) for actions previously and specifically approved by Owner in writing, Operator shall obtain the prior written consent of Owner prior to taking any of the following actions with respect to the Renewable Fuels Facility:

4.3.1. the granting of powers of attorney;

4.3.2. taking of any action that is inconsistent with the then approved Operating Budget, except as otherwise authorized by this Agreement; or

4.3.3. commencing or resolving any claim or dispute that is considered material to the affairs of Owner, or that otherwise involves a total amount in dispute in excess of $3,000,000.

Except as expressly provided in the Authority Limitations or as otherwise provided in this Agreement (including under this Section 4.3), any authority or rights granted to Operator under this Agreement are granted without the need for Operator to obtain any further approval from Owner.

4.4. Required Upgrades. If Operator reasonably determines that a Required Upgrade is required with respect to all or any portion of the Renewable Fuels Facility, then Operator shall provide written notice to Owner of such circumstance (a “Required Upgrade Notice”). Such Required Upgrade Notice shall contain the following:

(a) a description of the Asset(s) requiring such Required Upgrade,

(b) the type of upgrade, modification, expansion or other similar improvement needed with respect to such Required Upgrade,

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(c) a description of the safety concern, applicable Law or HSE Policy containing the requirements or obligations that such Required Upgrade is needed to satisfy,

(d) a good faith estimate of the costs and expenses of the Design, Procurement, Construction, and Operation of such Required Upgrade, including the incremental increase to the Fixed Operating Fee that would be attributable to such Required Upgrade, if any (the actual costs and expenses related to the foregoing, the “Required Upgrade Costs”), and

(e) a schedule of such estimated Required Upgrade Costs.

Upon receipt by Owner of any such Required Upgrade Notice, Owner shall, as soon as practicable, review the Required Upgrade Notice in total and approve or reject the Required Upgrade; provided, however, that a Required Upgrade Notice sent to comply with applicable Law or Owner’s or Operator’s HSE policies, as applicable, shall be discussed in good faith by Operator and senior-level management of each 5% Member of Owner, and Operator shall consider, in good faith, such senior-level management’s concerns.

If, following such period, Operator has not rescinded or modified the Required Upgrade notice, then the Required Upgrade shall be deemed approved; provided, that if such Required Upgrade would cost more than Three Million Dollars ($3,000,000), such Required Upgrade shall only be deemed approved if Operator’s general counsel or Vice President of HSE has issued a written opinion that the Required Upgrade is necessary or advisable (as reasonably determined by Operator in accordance with Prudent Operating Practices) to comply with Applicable Law or Owner’s or Operator’s HSE Policies, as applicable. If approved, (i) the Required Upgrade will be become an approved Required Upgrade (an “Approved Required Upgrade”), (ii) the Required Upgrade Costs approved by Owner shall become the Required Upgrade budget related to such Required Upgrade (the “Required Upgrade Budget”), and (iii) Operator shall Manage the Design, Procurement, Construction and/or Commissioning/Startup of such Required Upgrade and shall use commercially reasonable efforts to address each such Required Upgrade in the ordinary course of business.

If, however, Operator’s general counsel or Vice President of HSE, as applicable, issues a written opinion providing that the Required Upgrade is not required or advisable to comply with Applicable Law or Owner’s or Operator’s HSE Policies, as applicable, or is unable to make a determination as to whether or not it is required or advisable, then the Required Upgrade shall not be deemed approved by the Operator and Owner, and neither Operator nor Owner shall proceed with the Required Upgrade, in which case, to the extent that Operator has made such determination in accordance with Prudent Operating Practices, Owner hereby irrevocably releases, waives and discharges the Operator from any and all Claims, Liabilities, obligations, damages, losses, costs or expenses of any nature whatsoever, whether known or unknown, arising out of or in connection with such written opinion, Operator’s failure to undertake the Required Upgrade or failure to make such determination.

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Notwithstanding the foregoing, if any 5% Member of Owner does not agree with the determination by Operator’s general counsel or Vice President of HSE whether the Required Upgrade is required to comply with Applicable Law or Owner’s or Operator’s HSE Policies, as applicable, then Operator’s general counsel or Vice President of HSE, as applicable, and senior-level management of each 5% Member of Owner shall meet to discuss in good faith the Required Upgrade and if the Parties cannot agree, such dispute shall be resolved in accordance with Section 16.3.

Notwithstanding anything herein to the contrary, Operator shall not be obligated to incur any Required Upgrade Costs, or to perform any services, with respect to any Required Upgrade that requires approval of Owner unless and until Owner has approved the Required Upgrade.

4.5. Permits. Subject to the limitations set forth in Sections 4.2, 4.3 and 9.3, Operator shall use commercially reasonable efforts to (a) assist Owner in acquiring all necessary Permits required for the Design, Procurement and Construction of any Required Upgrade at Owner’s sole cost and expense, and (b) request that an Authorized Officer, on behalf of Owner, enter into Contracts in furtherance thereof.

4.6. Additional Services. Operator shall perform any additional Operating Services requested by Owner to the extent mutually agreed upon by Owner and Operator in writing.

4.7. No Profit; No Loss. Operator shall perform the Services under this Agreement in accordance with scope, standard and cost assumptions set forth in the then current Operating Budget and shall not include any profit element, margin or mark-up for Operator or its Affiliates except as set forth therein. Notwithstanding the foregoing, Operator shall not be required to perform the Services under this Agreement at, and the Services under this Agreement are not contemplated to be performed at, a financial loss to Operator. Charges incurred under this Agreement shall be funded or reimbursed by Owner in accordance with Section 8.0.

5.0 Change of Operator With Respect to Operating Services

5.1. Resignation of Operator. With respect to the Services provided hereunder, Operator may resign by delivering a written resignation notice to Owner (a “Resignation Notice”) if (a) Owner becomes subject to Bankruptcy proceedings, (b) Owner materially breaches any payment provision of this Agreement and, after receipt of notice of such alleged breach by Owner from Operator (which notice shall provide with particularity, the details of such alleged breach), Owner fails to correct such breach within thirty (30) days after receipt of such notice from Operator, or (c) Owner breaches any material provision of this Agreement (other than a payment provision) and Owner fails to correct such breach in a manner reasonably acceptable to Operator within sixty (60) days after receipt of notice from Operator of such breach (provided that, if such breach was reasonably capable of being cured and Owner commenced, and was diligently pursuing, a cure within such sixty (60) days, Owner shall have one hundred twenty (120) days after receipt of such notice from Operator in which to complete the cure) then Operator’s Resignation Notice delivered pursuant to this Section 5.1 shall be deemed to be effective as of the day such notice was originally delivered.

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5.2. Effect of Resignation. Any resignation by Operator pursuant to Section 5.0 shall release Operator from any Liability for any obligation and duties of Operator hereunder accruing from or after the date of the Resignation Notice. Any resignation by Operator pursuant to Section 5.0 shall not relieve Operator from any Liability that it would otherwise have under this Agreement for acts or omissions that occurred prior to the date of the Resignation Notice. For the avoidance of doubt, Operator’s breach of the Performance Standard, or any other obligation hereunder, shall not give rise to any Claim for damages against, or any other amounts due by, Operator hereunder except to the extent provided in Section 14.2.2 below. Operator shall be entitled to the reimbursement of any and all amounts due to Operator on the date of the Resignation Notice. Notwithstanding the foregoing to the contrary, upon Operator’s resignation, Operator shall use commercially reasonable efforts at Owner’s cost to assist Owner in any transition from Operator to a new operator of the Renewable Fuels Facility in accordance with Section 6.2.

6.0 Termination; Events of Default.

6.1. Termination Events.

6.1.1. Termination by Owner. Owner shall have the right, pursuant to and in accordance with the Owner LLC Agreement, to terminate this Agreement upon not less than thirty (30) days’ notice to Operator (which shall not operate to extend or otherwise modify the cure periods set forth herein), upon:

(a) an Operator Event of Default, which Owner has provided Operator reasonably prompt notice thereof and which Operator fails to cure within one hundred eighty (180) days of the material breach giving rise to such Operator Event of Default; or

(b) a Par Knowledge Party’s Gross Negligence, Fraud or Willful Misconduct that results in damages to Owner that are in excess of Ten Million dollars ($10,000,000) that occurs within ten (10) years of the date that the closing has occurred under the Equity Contribution Agreement.

6.1.2. Termination by Operator. Operator shall have the right to terminate the provision of any or all of the Services or this Agreement upon not less than thirty (30) days’ notice to Owner (which shall not operate to extend or otherwise modify the cure periods set forth herein) if:

(a) there is an Owner Event of Default, which Operator has provided Owner reasonably prompt notice thereof and which Owner fails to cure within one hundred eighty (180) days of the material breach giving rise to such Owner Event of Default;

(b) Operator is no longer, or is no longer Affiliated with, the owner of the Kapolei Refinery; or

(c) the joint venture that owns the Renewable Fuels Facility is wound down pursuant to the Owner LLC Agreement.

6.1.3. Notwithstanding any such termination notice, Operator shall not be relieved of its duties under this Agreement and shall continue to perform its duties, responsibilities, and obligations of Section 6.2 below.

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6.2. Consequence of Termination. Upon termination of any of the Services under this Agreement, Operator shall, to extent that it is within its reasonable control and does not contain privileged or confidential information, handover the activities, documents and materials relating to the relevant Service(s) (or to this Agreement, in case of termination of the entire Agreement with respect to the Services) to Owner, and shall use commercially reasonable efforts to assist Owner in any transition from Operator to a new operator of the Renewable Fuels Facility. Operator shall be entitled to receive reimbursement of all costs, expenses, taxes and interest pursuant to Sections 8.3, and 8.4 herein through the date of any termination as well as any handover period; provided, however, if such termination is due to Operator’s Fraud, Gross Negligence or Willful Misconduct, Operator shall not be entitled to receive such reimbursement.

6.3. Operator Events of Default.

6.3.1. The occurrence with respect to Operator of any of the following events or conditions constitutes an event of default with respect to Operator (the events and conditions set forth in this Section 6.3, each an “Operator Event of Default”):

(a) Operator fails to pay any material and undisputed amount due and owing under this Agreement and such failure continues for thirty (30) days following receipt of Notice thereof from Owner.

(b) Operator (i) makes any general assignment or general arrangement for the benefit of creditors; (ii) files, or has filed against it, a petition to be adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Operator, such petition is dismissed within sixty (60) days of filing); or (iii) has trustees or receivers appointed to take possession of substantially all of its assets or of its interests in this Agreement, except where such seizure is discharged within thirty (30) days after appointment of said trustee or receiver, or the filing of a petition for the appointment of the same, whichever shall first occur; or

(c) Operator commits a material breach of its obligations or covenants under this Agreement and fails to cure such breach within thirty (30) days; provided, however, that if (A) such breach is capable of being cured but is not, by its nature, capable of being cured within such thirty (30) day period, and (B) Operator is diligently and in good faith proceeding to attempt to cure such breach, Operator shall be allowed such additional time not to exceed sixty (60) days in the aggregate.

6.4. Owner Events of Default.

6.4.1. The occurrence with respect to Owner of any of the following events or conditions constitutes an event of default with respect to Owner (the events and conditions set forth in this Section 6.4, each an “Owner Event of Default”):

(a) Owner fails to pay any material and undisputed amount due and owing under this Agreement and such failure continues for thirty (30) days following receipt of Notice thereof from Operator;

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(b) Owner (i) makes any general assignment or general arrangement for the benefit of creditors; (ii) files, or has filed against it, a petition to be adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Owner, such petition is dismissed within sixty (60) days of filing); or (iii) has trustees or receivers appointed to take possession of substantially all of its assets or of its interests in this Agreement, except where such seizure is discharged within thirty (30) days after appointment of said trustee or receiver, or the filing of a petition for the appointment of the same, whichever shall first occur; or

(c) Owner commits a material breach of its obligations or covenants under this Agreement and fails to cure such breach within thirty (30) days; provided, however, that if (A) such breach is capable of being cured but is not, by its nature, capable of being cured within such thirty (30) day period, and (B) Owner is diligently and in good faith proceeding to attempt to cure such breach, Owner shall be allowed such additional time not to exceed sixty (60) days in the aggregate.

6.5. Procedure and Remedies.

6.5.1. Upon the occurrence and during the continuance of an Operator Event of Default, Owner shall have the right, in its sole and absolute discretion, and by delivering notice of such election to Operator, to: (i) pursue any and all other remedies available at law or in equity, subject to the dispute resolution procedures and other limitations set forth in this Agreement or (ii) receive a credit to the Fixed Operating Fee, to be applied on a monthly basis, in an amount that is equal to (x) the annual Fixed Operating Fee divided by 365, multiplied by (y) the number of days in such month during which Operator fails to cure such Operator Event of Default (each such credit, a “Monthly Fixed Operating Fee Credit”) and continuing until the date on which Operator provides notice that such breach has been cured; provided that, if Owner elects to receive the Monthly Fixed Operating Fee Credit, such Monthly Fixed Operating Fee Credit shall be applied immediately upon the material breach giving rise to an Operator Event of Default (including retroactively, if necessary) notwithstanding any cure period set forth herein; provided further that the aggregate Monthly Fixed Operating Fee Credit(s) applied to the Fixed Operating Fee payable under this Agreement in any calendar year, together with any other credits or waivers applied to the Fixed Operating Fee under the Services Agreement, shall not exceed the Fixed Operating Fee payable for such calendar year for all breaches under this Agreement and the Services Agreement (“Fixed Operating Fee Credit Cap”); and provided further that, for the avoidance of doubt, the full aggregate Fixed Operating Fee Credit Cap shall reset on January 1 of each calendar year. If Owner elects to receive the Monthly Fixed Operating Fee Credit as a result of an Operator Event of Default, Owner shall not have the right to pursue any and all other remedies available at law or in equity resulting from such breach. For the avoidance of doubt, this shall not limit Owner’s right to terminate this Agreement in accordance with Section 6.1.1(a), subject to any cure periods set forth therein.

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7.0 Windup.

7.1. Windup. In the event that Owner decides to wind-up the business of the Renewable Fuels Facility pursuant to the Owner LLC Agreement, Owner shall provide written notice to Operator as soon as practicable following such decision (a “Windup Notice”). Operator shall immediately begin developing plans, timelines, and costs required to discontinue operation of the Renewable Fuels Facility. Owner shall cooperate with Operator in the development and execution of all windup plans. Owner shall pay for all costs actually incurred in connection with the wind-up of the Renewable Fuels Facility, regardless of whether such plans were anticipated in the Operating Budget.

8.0 Charges and Payments.

8.1. Operating Budget. In connection with performing the Services described in this Agreement, including the Operation of the Renewable Fuels Facility and the provisions of Section 4.4 regarding Required Upgrades, and subject to the then-current Operating Budget and the provisions of Section 9.3, Operator may incur, or cause Owner to incur, Operating Expenses and Capital Expenditures constituting Direct Bill Items and Reimbursable Costs. Subject to (a) the limitations set forth in Section 4.3, (b) the provisions of Section 9.3, and (c) the then-current Operating Budget, Owner shall be responsible for contributing to the Operating Account, pursuant to Sections 9.5 or 9.6, all actual and documented Operating Expenses and Capital Expenditures constituting Direct Bill Items (including any Emergency Expenditures and Required Upgrade Costs) and Reimbursable Costs incurred by Operator (without markup), Operator’s Affiliates (without markup), or any Third Party Contractor (without markup by Operator). Operator shall provide the Direct Bill Items and Reimbursable Costs invoice no later than the 30th Business Day of the following month, and Owner shall pay the amount of each such invoice by the 30th Business Day of the following month.

8.2. Fixed Operating Fee. With respect to the Services and as reimbursement for performing the Corporate Services with respect to the Renewable Fuels Facility (including whether performed directly by Operator or any of its Affiliates), Owner shall pay to Operator an annual fee (the “Fixed Operating Fee”) unless otherwise excused pursuant to the terms of the Services Agreement or this Agreement. From and after the Effective Date until the Commercial Operations Date, Owner shall pay to Operator an annual Fixed Operating Fee of Three Million Five Hundred Thousand Dollars ($3,500,000), which shall be prorated during the period between the Effective Date and the Commercial Operations Date. From and after the Commercial Operations Date, Owner shall pay to Operator a Fixed Operating Fee of Three Million Five Hundred Thousand Dollars ($3,500,000), as the same may be adjusted pursuant to this Agreement (including this Section 8.2). Owner shall pay a ratable amount of the Fixed Operating Fee (being the annual Fixed Operating Fee divided by twelve (12) months) to Operator on or before the 1st Business Day of each Calendar Month.

Such Fixed Operating Fee will be (i) increased annually, on the first day of each subsequent Calendar Year, by a percentage equal to the greater of (A) zero and (B) the positive change in the Consumer Price Index for All Urban Consumers (CPI-U), All Items, Not Seasonally Adjusted, for the Honolulu, HI area, as published by the U.S. Bureau of Labor Statistics (Series ID: CUURA435SA0) (the “CPI-HNL”), as reported during the October immediately before the effective date of the adjustment, with respect to the twelve (12) Calendar Month period ending at the end of the September immediately preceding such publication, and (ii) equitably adjusted upward or downward, as applicable, by the agreement of Owner and Operator to the extent that the scope of Services hereunder materially expands or decreases, including, for example, in

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connection with the termination of certain Services, a Required Upgrade or an expansions of the Renewable Fuels Facility pursuant to any Approved Capital Project. With respect to the first payment of the Fixed Operating Fee, such fee shall be deposited into the Operating Account by Owner no later than thirty (30) Business Days following the Effective Date.

8.3. Taxes. Operator shall use commercially reasonable efforts to take such actions as are necessary to obtain available exemptions from, reductions in, or rebates or refunds of, applicable state and local taxes, including sales and use taxes and property taxes, and excise taxes (federal and state) and Owner shall cooperate with Operator to the extent such cooperation is required to obtain such exemptions, reductions, rebates or refunds. Owner shall, however, reimburse Operator all taxes paid associated with the Renewable Fuels Facility and the Services provided hereunder, specifically including but not limited to sales, use, excise, value added, and/or similar taxes, and excepting federal and state income taxes that Owner shall remit directly to the taxing authorities.

8.4. Interest. All amounts owed are due on the Due Date specified for such charge, regardless of disputes related to the amount. Any payment not made when due shall bear interest at the Default Rate from the Due Date to the day of actual payment. In the event of a payment dispute which ultimately is determined to have been an overpayment, the amount of overpayment shall be promptly returned to the original payor.

8.5. Payment of Expenses. Subject to the limitations set forth in the Authority Limitations and Sections 4.2, 4.3 and 9.3, to the extent of available funds in the Operating Account, Operator shall pay and discharge all Operating Expenses and Capital Expenditures on a timely basis (including any such Operating Expenses or Capital Expenditures incurred by Owner). Notwithstanding anything herein to the contrary, in no event shall Operator be liable in connection with the performance of its Services hereunder or otherwise in breach of this Agreement if Operator fails, or is otherwise unable, to perform any of such Services or its other obligations hereunder, including any obligations to pay or cause to be paid any such Operating Expenses or Capital Expenditures, due to (i) Owner’s acts or omissions, including the failure of Owner to pay when due any amounts payable hereunder by Owner into the Operating Account, whether pursuant to Sections 9.5 or 9.6 or otherwise, or (ii) the lack of available funds required to have been deposited by Owner in the Operating Account.

8.5.1. In the event that cash in the Operating Account of Owner is insufficient to meet payment obligations, cash shall be distributed from the Operating Account according to the following order:

(a) Payment of the Reimbursable Costs,

(b) Payment of Unbudgeted Supplemental Operating Costs,

(c) Payment to Third Party suppliers,

(d) Mandatory Capital Expenditures,

(e) Payment of such Direct Bill Items which are not Capital Expenditures,

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(f) Payment of the Fixed Operating Fee, and

(g) Discretionary Capital Expenditures.

8.5.2. For the avoidance of doubt, Operator has no obligation to make payments on behalf of Owner from any of Operator’s own accounts.

9.0 Operating Budgets; Authority for Expenditures; Operating Account; Emergencies.

9.1. Preparation of the Operating Budget. Operator shall prepare, in reasonably concise form, and shall present to Owner (a) on or before each October 15th, a preliminary draft of, and (b) on or before each November 30th, a final version of, in each case, the Operating Budget for the next succeeding Calendar Year, which Operating Budget shall include: (i) expenditures that may extend over a multi-Calendar Year period and shall be detailed on at least a quarterly basis for the next succeeding Calendar Year, (ii) any Required Upgrade Budget then in effect, (iii) estimated Direct Bill Items for such Calendar Year, (iv) estimated Reimbursable Costs for such Calendar Year (to the extent known), (v) estimated Revenue items for such Calendar Year, and (vi) labeling of any Variable Costs and Contingency Categories. Each Operating Budget for the Renewable Fuels Facility shall include itemized anticipated costs related to Direct Bill Items (including Required Upgrade Costs), Reimbursable Costs, Revenue items, and labeling of any Variable Costs and Contingency Categories, and shall be in the form of Exhibit B. Operator shall confer with Owner during the preparation of such Operating Budgets.

9.1.1. Initial Operating Budget. Owner approves the Operating Budget set forth in Exhibit B as the Operating Budget covering the time period from and after the Effective Date until the end of Calendar Year 2026 (the “Initial Operating Budget”).

9.1.2. Approval of Operating Budget. Other than the Initial Operating Budget, Owner shall, in accordance with Section 5.3 of the Owner LLC Agreement, have thirty (30) days from the date Operator submits an Operating Budget pursuant to Section 9.1 above to approve or reject such Operating Budget, in whole or in part. Should Owner fail to respond with its approval or rejection within such thirty (30) day period, Owner shall be deemed to have rejected such Operating Budget. Any part of any Operating Budget that is rejected shall either be deleted or, at Operator’s option, be resubmitted to Owner for approval, taking into account the reasons for Owner’s prior rejection. Operator shall have fifteen (15) days after receipt of notice of Owner’s rejection to resubmit any such rejected Operating Budget or portion thereof for approval by Owner in accordance with this Section 9.1.2. Operator shall not be obligated to incur any costs or expenses, or to perform any services, with respect to items covered by an Operating Budget that are rejected (or deemed rejected) by Owner. For the avoidance of doubt, Owner will have the same rights described in this Section 9.1.2 to approve or reject any portion of an Operating Budget constituting a Required Upgrade Budget.

9.1.3. Default Operating Budget. If the Parties are unable to reach agreement with respect to any Operating Budget pursuant to Section 9.1.2 other than the Initial Operating Budget, the Operating Budget to be used by Operator and deemed approved by Owner shall include the (i) Operating Budget for the preceding Calendar Year, excluding extraordinary or non-recurring items completed in such previous Calendar Year (if any), multiplied by (ii) one hundred and ten percent (110%), plus (iii) any Required Upgrade Budget then in effect (such amounts, collectively the “Default Operating Budget”). Any Default Operating Budget shall be in effect only until such time as a new Operating Budget is approved by Owner.

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9.2. Preparation and Approval of Operating Budget Amendments. At any time and from time to time, Operator may propose amendments to the then-current Operating Budget by presenting a written budget amendment for approval by Owner, including any amendments for Reimbursable Costs (each, a “Budget Amendment”). Additionally, prior to the Commercial Operations Date, Operator shall provide a Budget Amendment covering Operator’s good faith estimate of the forecasted monthly expenditures associated with operating and maintaining the Renewable Fuels Facility following the Commercial Operations Date. Subject to this Section 9.2, each Budget Amendment shall be subject to approval by Owner (except in the case of a Budget Amendment reflecting a Required Upgrade Budget in connection with an Approved Required Upgrade, which shall not require Owner approval under this Section 9.2) and shall comply with the provisions of Sections 9.1.1 and 9.1.2 concerning specific itemization of expenses, and Owner shall have thirty (30) days from the date Operator submits a Budget Amendment to approve or reject such Budget Amendment, in whole or in part. Should Owner fail to respond with its election within such thirty (30) day period, Owner shall be deemed to have rejected such Budget Amendment. Any part of any Budget Amendment that is rejected shall either be deleted or, at Operator’s option, be resubmitted to Owner for approval taking into account the reasons for Owner’s prior rejection. Operator shall have fifteen (15) days after receipt of notice of Owner’s rejection to resubmit any such rejected Budget Amendment or portion thereof for approval by Owner in accordance with this Section 9.2. Operator shall not be obligated to incur any costs or expenses, or to perform any Services, with respect to items covered by a Budget Amendment that are rejected (or deemed rejected) by Owner. If Owner agrees with any such proposed Budget Amendment or the Parties agree with respect to any revisions to any such proposed Budget Amendment, then the then-current Operating Budget shall be amended accordingly to reflect such agreed upon Budget Amendment and such Operating Budget, as amended, shall be the then-agreed Operating Budget.

9.3. Authority for Extra-Budget Expenditures. Notwithstanding anything herein to the contrary, any expenditures by Operator resulting in aggregate expenditures in excess of the then-current Operating Budget (including the budget contingency and not including any Unbudgeted Supplemental Operating Costs) shall require the prior written approval of Owner. Without prejudice to the foregoing, in complying with the Operating Budget, Operator may use cost savings in one Contingency Category line item as listed on Exhibit B to offset cost increases in other line items in the same Contingency Category (for example, cost savings for a line item with a Contingency Category labeled as Operating Costs on Exhibit B may be used to offset increases in other line items with a Contingency Category labeled as Operating Costs on Exhibit B, but may not be used to offset increased costs in any other Contingency Category listed on Exhibit B (e.g., any line items labeled as Service Costs)).

9.4. Notice of Operating Budget Variances. If it appears at any time that the actual expenditures for any year will exceed the approved Operating Budget, including Variable Costs, Operator shall notify Owner of such expected excess. If Operator reasonably believes that a Direct Bill Item expenditure to be incurred would cause the total amount of the then-current Operating Budget to be exceeded, then Operator shall (a) give written notice to Owner of such projected

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excess amount, including information regarding the nature of such excess expenditures and the reasons therefor, and (b) other than with respect to any such expenditure to the extent constituting Unbudgeted Supplemental Operating Costs, solicit the written approval of Owner with respect to the incurrence of such projected excess amount.

9.5. Payment of Budgeted Costs.

9.5.1. Account Forecasting. Each year, Operator shall develop and maintain a twelve (12) month outlook covering the current calendar year (the “Cost Outlook”) for all expenses Operator reasonably expects to be paid by Owner from the Operating Account under this Agreement. Operator shall update the Cost Outlook each Calendar Month.

9.5.2. Operating Account Shortfalls. If Operator reasonably determines based on the Cost Outlook that Owner’s current cash assets in the Operating Account and projected gross receipts in the Operating Account are reasonably projected to be insufficient to meet payment obligations during the upcoming six (6) Calendar Month period, Operator shall prepare and deliver to Owner a notice (the “Shortfall Notice”), of the estimated amount of the shortfall for each of the upcoming six (6) months (the entirety of such amounts, “Shortfall Estimate”). Subject to the terms of the Owner LLC Agreement, Owner may cause each Shortfall Estimate to be deposited in the Operating Account within fifteen (15) Business Days of Owner’s receipt of such Shortfall Notice.

9.6. Emergencies. In the event of an Emergency, Operator shall promptly (a) make all notifications (or cause Owner to make such notifications) required under applicable Law or Permits to appropriate Governmental Authorities, (b) implement (or cause Owner to implement) Emergency response and mitigation measures as are either required by applicable Law or consistent with Operator’s existing policies and procedures to respond to or mitigate the Emergency, (c) commence any required remediation, maintenance or repair work necessary to respond to such Emergency or otherwise to minimize damage and (d) as soon as practicable after the occurrence of the event (but in any event within twenty-four (24) hours), notify Owner and the 5% Members of (i) such Emergency, and (ii) generally of the mitigation, repair, restoration or remedial plans to be undertaken by Operator or Owner. Operator’s initial notification to Owner may be made by any method deemed appropriate by Operator, in its reasonable discretion, under the circumstances and does not have to comply with Section 16.1; provided, that Operator shall deliver notice thereof to Owner in accordance with Section 16.1 as soon as reasonably practical thereafter. Upon and during the pendency of any Emergency, Operator shall keep Owner and the 5% Members reasonably apprised on the status of Operator’s efforts to mitigate the effects of such Emergency, and to repair, restore or remediate the portion(s) of the Renewable Fuels Facility affected by such Emergency, including by keeping Owner and the 5% Members reasonably informed on the costs that Operator estimates will be incurred by Owner in connection with such mitigation, repair, restoration, or remediation. To the fullest extent possible, Operator may enter into Contracts in connection with any required remediation, maintenance or repair work necessary to ensure the Renewable Fuels Facility operates in compliance with all applicable Laws or otherwise to minimize damage and may cause all Contractors to directly bill Owner for reasonable expenses (together with reasonable supporting documentation) incurred in an Emergency. Owner shall pay all amounts incurred in connection with an Emergency upon presentation of an invoice by Operator, an Affiliate of Operator, and/or any Third Party, regardless of whether such amounts are Direct Bill Items. For the avoidance of doubt, an Emergency shall be deemed to cease once the required remediation, maintenance or repair work has been completed and a reasonable period of time has passed to allow for the safe and orderly resumption of operations of the Renewable Fuels Facility.

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9.7. No Waiver by Payment. No payment by Operator out of the Operating Account or payment by Owner pursuant to this Agreement shall preclude Owner from (a) questioning the accuracy of the statement or the justification of any charge related to such payment; provided, any such protest with respect to charges and credits made during the period covered by an audit must be made within the Audit Period specified in Section 11.4.2, or (b) any of its rights under the indemnity set forth in Section 14.2.

9.8. Payment of Funds from Operating Account. Subject to (a) Section 8.5 and (b) Operator’s right to withdraw or use, at its sole discretion, any funds constituting the Fixed Operating Fee, Operator shall only use the funds in the Operating Account to pay expenses owed by Owner or Operator for the Operation of the Renewable Fuels Facility, the Services or the other services provided by Operator pursuant to this Agreement or that are otherwise chargeable to Owner or due to Operator hereunder (including, for the avoidance of doubt, Unbudgeted Supplemental Operating Costs).

10.0 Operating Procedure.

10.1. Environmental, Health and Safety Reporting. Upon the occurrence of any material accident or environmental incident, Operator shall promptly prepare and furnish (or cause a Contractor to prepare and furnish) to Owner and the 5% Members a report describing any material accidents and environmental incidents experienced with respect to the Renewable Fuels Facility and known to Operator.

10.2. Permits. Subject to the limitations set forth in Sections 4.2, 4.3 and 9.3 and to the extent not already obtained by Construction Manager, Operator shall, on behalf of Owner, use commercially reasonable efforts to acquire, maintain and renew, as appropriate (and request that an Authorized Officer, on behalf of Owner, enter into Contracts to acquire), all necessary Permits required for the Operation of the Renewable Fuels Facility at Owner’s sole cost and expense.

11.0 Accounting; Reports.

11.1. Maintenance of Accounts; Statements. Operator shall maintain complete and accurate accounts of (a) all expenses, disbursements, and costs chargeable to Owner pursuant to this Agreement, and (b) all revenue of the Renewable Fuels Facility, all of which shall be charged or credited to Owner and maintained in accordance with GAAP, consistently applied. Operator shall maintain such books of account at its principal office and such books of account shall be open to inspection and examination in accordance with Section 11.4. If necessary, Operator shall request from Owner and Construction Manager any information necessary for Operator to fulfill its duties pursuant to this Agreement (including this Section 11.1). Operator shall prepare, or caused to be prepared, and shall submit to Owner the statements, reports and notices listed on Exhibit C by the deadlines for such statement, report or notice set forth therein. Failure of Operator to fulfill its obligations pursuant to this Section 11.1 to the extent resulting from the failure of (i)

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a Construction Manager (provided that this clause (i) shall not apply and shall have no effect if the applicable Construction Manager and Operator are the same entity or are Affiliates of one another) or (ii) Owner, in each case, to provide Operator with any information Operator has reasonably requested from such Construction Manager or Owner, as applicable, shall not be deemed to be a breach of Operator’s duties hereunder. Owner will be entitled to ask Operator for reasonable additional documents and information, as well as any clarifications in relation to the reporting documents provided by Operator, and Operator shall promptly provide such documents to allow Owner to comply with its reporting duties.

11.2. Establishment of Accounts.

11.2.1. Trading Account. Owner may establish, in Owner’s name and under Owner’s control, a bank account or accounts for the commercial trading activities of Owner.

11.2.2. Operating Account. Owner shall establish, in Owner’s name and under Owner’s control, a bank account or accounts (the “Operating Account”) and Owner shall designate only Operator, and such Persons as reasonably requested by Operator, as authorized signatories to the Operating Account, and all withdrawals by Operator from the Operating Account shall be made only by Operator or such designated Persons in order for Operator to comply with its obligations set forth in this Agreement. All revenues attributable to the Renewable Fuels Facility received by Operator shall be deposited by Operator into the Operating Account, and Owner shall maintain Cash Reserves in the Operating Account to allow Operator to meet its obligations under this Agreement. All funds of Owner in the Operating Account shall be used by Operator solely for the Operation of the Renewable Fuels Facility, the Services and the other services provided by Operator hereunder and otherwise in accordance with this Agreement. All interest and other benefits pertaining to the Operating Account belong to Owner. At no time may Operator commingle the funds in the Operating Account with Operator’s funds or the funds of any other Person, and such funds may not be subject to Liens or Claims of any kind in favor of Operator’s creditors.

11.3. Disbursements From Operating Account. Owner may direct Operator to transfer Available Cash from the Operating Account to another account of Owner. Operator shall, at least thirty-one (31) days prior to the end of each Calendar Quarter, provide written notice to Owner of Operator’s determination of Available Cash, including information as to the cash balance in the Operating Account, anticipated cash receipts and disbursements, the estimated Cash Reserves required, and such other information reasonably requested by Owner. Operator shall provide such other information reasonably requested by Owner as soon as reasonably practicable. If necessary, Operator shall request from Owner and the relevant Construction Manager any information necessary for Operator to fulfill its duties pursuant to this Agreement (including this Section 11.3). Failure of Operator to fulfill its obligations pursuant to this Section 11.3 solely as a result of the failure of (a) Construction Manager (when not the Operator) or (b) Owner, in each case, to provide Operator with any information Operator has reasonably requested from such Construction Manager or Owner, as applicable, shall not be deemed to be a breach of Operator’s duties hereunder.

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11.4. Audits.

11.4.1. In accordance with this Section 11.4, Owner shall have the right to audit costs charged to Owner via the Operating Account, with respect to Emergency services, or otherwise and other accounting records maintained for Owner by Operator under this Agreement no more than once in any Calendar Year and continuing thereafter during the Audit Period.

11.4.2. Subject to the restrictions contained in Section 11.4.1, upon not less than thirty (30) days’ prior written notice to Operator, Owner may audit Operator’s books and records relating to the Services or the performance of Operator’s obligations under the Agreement for any of the three (3) Calendar Years immediately preceding the Calendar Year in which the audit is requested (the “Audit Period”). The cost of each such audit shall be borne by Owner, unless, any adjustments (i) are agreed between the Parties as a consequence of the audit, in which case the cost of the relevant audit shall be reimbursed to Owner by Operator or (ii) are applied by the independent expert in accordance with Section 16.4, in which case the costs shall be borne as indicated in Section 16.4. Any such audit shall be conducted during normal business hours at the principal office of Operator and in a manner designed to result in a minimum of inconvenience and disruption to the operations of Operator or any facilit(ies) that Operator owns or operates.

11.4.3. Any Confidential Information of Operator obtained by Owner, or their respective representatives in connection with the conduct of such audit shall be subject to the provisions of Section 15.0. In no event shall any audit be performed by a Person or firm retained on a “contingency fee” basis.

11.4.4. Within ninety (90) days following completion of such audit, Owner, must provide Operator with a copy of any written audit report and written notice of any known Claims against Operator arising from such audit report. Operator shall make a reasonable effort to reply to such Claims in writing as soon as possible and in any event no later than thirty (30) days after delivery of such report and notice. If the audit reveals that the costs charged to Owner was less than the actual cost in any material respect, the undercharged Owner shall pay such difference within twenty (20) days after the completion of the audit.

11.4.5. All adjustments agreed to between Owner and Operator resulting from such audit shall be reflected promptly in Operator’s books and records and reported to Owner. If any dispute shall arise in connection with an audit or the results thereof, the Parties shall use their reasonable efforts to resolve such dispute within sixty (60) days after delivery of Operator’s reply to such report and notice delivered by Owner. If any such dispute is not resolved within such time period, then either Party may have such dispute settled pursuant to Section 16.4.

11.5. Government Reports. Except to the extent Construction Manager is doing so pursuant to the Construction Management Agreement (or any construction agreement or similar agreement with any replacement or successor Construction Manager), Operator shall prepare and file any reports required by any Governmental Authority having jurisdiction over the Renewable Fuels Facility within the deadlines (if any) set forth by applicable Laws and/or by the relevant Governmental Authority, including any income, franchise or other entity-level tax return that Owner must file. Where such reports are material and/or non-routine and to the extent the statutory deadlines required for filing reasonably permits, Operator shall submit such reports for approval by the Owner, which approval cannot be unreasonably withheld or delayed. To the extent that the statutory deadlines required for filing such reports does not permit such prior approval, Operator shall concurrently provide the Owner with a copy of the report submitted.

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11.6. Maintenance of and Access to Records. Operator shall keep, or cause to be kept, accurate and complete books of account for Owner with respect to the Renewable Fuels Facility and the Services provided under this Agreement. Operator shall give access to Owner and any 5% Members to inspect any of the books, records and operations of Owner maintained by Operator for any purpose during the term of this Agreement. To the extent commercially reasonable, at the request and sole cost and expense of Owner, such records shall be made available electronically by Operator. Any such inspection shall occur during normal business hours at the principal office of Operator upon reasonable advance notice to Operator and shall be conducted in a manner designed to result in a minimum of inconvenience and disruption to the operations of Operator or any facilit(ies) owned or operated by Operator.

12.0 Force Majeure.

12.1. Procedure. If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder or to provide indemnification due hereunder, then such Party shall within a reasonable time after the occurrence of such of Force Majeure Event deliver to the other Party written notice, including full particulars of the Force Majeure Event and the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, will be suspended during the continuance of any inability so caused but for no longer period, and such cause must as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations under this Agreement. For the avoidance of doubt, no event of Force Majeure shall relieve a Party of its obligations to make payments under this Agreement.

12.2. Definition. The term “Force Majeure” means any act, event, circumstance or combination of the foregoing that is not reasonably within the control of, and that prevents, interferes with, or delays the performance by, a Party (in whole or in part) of any of its obligations under this Agreement, including to the extent the foregoing requirements are satisfied, but not limited to events such as: breakdown of machinery or equipment, fire, explosions, hurricane, inclement weather, war (whether declared or not), riot, revolution, insurrection, pandemic, civil disturbance, act of the public enemy, blockade, general labor disturbance or strike, compliance with a request or order of any Governmental Authority having jurisdiction over the matter at issue (including, without limitation, if applicable, EPA and OSHA), or shortage in raw material, utilities, and feedstock, transportation, power or manufacturing capacity from the Party’s then-contemplated source of supply, in all cases, to the extent that the relevant event is not caused by acts or omissions of the Party (or any of its Affiliates) invoking the Force Majeure Event or is not the result of a breach of such Party’s obligations under this Agreement. Notwithstanding the foregoing, (i) any outage or services interruption of or disruption to the Kapolei Refinery due to any cause (excluding Operator’s breach of this Agreement) shall be deemed a Force Majeure event and (ii) Force Majeure shall not include (A) a failure of Operator to meet the Performance Standard or other performance that is due to an affected Party’s own Negligence, Gross Negligence, Fraud or Willful Misconduct, (B) any removable or remediable causes which an affected Party fails to remove or remedy within a reasonable period of time, or (C) economic hardship of an affected Party.

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12.3. Strikes and Labor Disturbances. Notwithstanding anything to the contrary contained herein, it is understood and agreed that the settlement of strikes, lockouts or other labor disturbances are entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure must be remedied with all reasonable and diligent dispatch shall not require the settlement of any such strike, lockout or other labor disturbance by acceding to the demands of opposing Persons when such course is inadvisable in the discretion of the Party having the difficulty.

12.4. Notice of Force Majeure Expiration. The Party claiming a Force Majeure must provide notice to the other Party of the date of expiration of such Force Majeure event.

12.5. Extended Force Majeure. If a Force Majeure event prevents Operator’s performance under this Agreement for a continuous period of six (6) months or more, Owner may second personnel at its cost to Operator to oversee Operator’s response to the Force Majeure event, observe the day-to-day work of Operator related to such Force Majeure event and provide recommendations to Operator regarding such Force Majeure event which Operator shall consider in good faith. For the avoidance of doubt, any personnel seconded by Owner shall remain an employee of the Member of Owner that seconded such personnel or one of its Affiliates and shall not be deemed an employee, agent or representative of Operator. Upon the expiration of such Force Majeure, the secondment shall cease as of the day the notice contemplated by Section 12.4 is delivered to Owner.

13.0 Insurance.

13.1. Required Insurance. Owner and Operator shall, subject to availability in the insurance markets, obtain and maintain in force with insurance companies acceptable to Owner, the kinds of insurance (including endorsements) and amounts of coverage set forth in Exhibit D (the “Required Insurance”). Owner and Operator shall provide certificates of insurance evidencing such Required Insurance, including for each renewal of Required Insurance during the Term of this Agreement.

13.2. Premiums. All insurance premiums and other expenses that pertain to insurance coverage applicable to the insurance required hereunder, including Allocated Premiums, shall be included in the Operating Budget as Direct Bill Items. “Allocated Premiums” mean Owner’s share of the insurance premiums paid by Operator and its Affiliates for insurance coverage that insures Operator, its Affiliates, or their respective property but also, to the extent of such party’s Membership Interest and its rights hereunder, names Owner, Mitsubishi Corporation, Mitsubishi Corporation (Americas), ENEOS Americas Inc., and Diamond Biofuel America Corporation as a named or additional insured or insures the Renewable Fuels Facility against damage or loss, which share shall be determined by Operator in its reasonable discretion in consultation with Operator’s insurance broker.

13.3. Deductibles. Any insurance deductible expenses shall be treated as an Excess Variable Cost.

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13.4. Insurance Limits. If the damages resulting from any Claim or Liability exceed the coverage limits under an insurance policy covering such Claim or Liability, such coverage limits shall not affect either Party’s obligations under Section 13.2 for any such damages in excess of the limits associated with any such insurance policy covering any such Claim or Liability. Any such damages in excess of coverage limits incurred by Owner shall be treated as Excess Variable Costs.

13.5. Notice of Cancellation. Owner and Operator shall provide all Parties with not less than thirty (30) days’ prior written notice of any cancellation of any Required Insurance.

14.0 Claims And Liability.

14.1. Claims. Liabilities and Claims involving Owner, Operator, and any Third Party shall be handled in the following manner:

14.1.1. Liability Claims. Subject to the limitations set forth in Sections 4.2 and 4.3, Operator shall manage and process any Claim by a Third Party against Operator or Owner that arises out of the Operation of the Renewable Fuels Facility or the Services, or transferred or assigned pursuant to Section 14.1.5, or arises out of or is incidental to the activities carried on pursuant to, or work performed, required or contemplated by this Agreement (each such Claim, a “Liability Claim”) in accordance with Section 14.1.3.

14.1.2. Recovery Claims. Subject to the limitations set forth in Sections 4.2 and 4.3, Operator shall assist Owner with prosecuting and settling any Claim that Owner has against a Third Party (each such Claim, a “Recovery Claim”).

14.1.3. Notice of Claim. If Operator receives a Liability Claim in writing that exceeds the amount specified in the Authority Limitations, Operator shall provide Owner, within thirty (30) days of receipt of such Liability Claim, a notice that includes a brief written summary of the facts then known to Operator regarding such Liability Claim and a copy of the demand letter, petition, or similar documentation relating thereto.

14.1.4. Costs of Claims. Owner shall reimburse Operator for all Third Party costs reasonably incurred in defending any Liability Claim or pursuing any Recovery Claim or Managing any Claims transferred or assigned under Section 14.1.5, including all out of pocket costs, court costs, expert fees, and attorneys’ fees.

14.1.5. Construction Contract Claims. From and after the Commercial Operations Date, Operator shall Manage any Claims (i) arising under Construction Contracts entered into by Owner or by the Construction Manager on Owner’s behalf, or (ii) any such Claims arising under Construction Contracts entered into by the Construction Manager and assigned by the Construction Manager to Owner. Such Claims transferred or assigned shall include any and all outstanding Liability Claims and Recovery Claims, warranties, indemnities and other rights and the payment or retention of retainage or other contingent payments (which shall be deemed Claims), in each case, arising under or related to any Contract entered into by Owner or Construction Manager for the design, procurement, or construction of the Renewable Fuels Facility pursuant to the Construction Management Agreement (or any construction agreement or similar agreement with any replacement or successor Construction Manager).

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14.2. Release and Indemnification.

14.2.1. Operator Release and Indemnity. Subject to the limitations of this Agreement, including Sections 14.2.5, 14.2.6, and 14.2.7, Operator shall be responsible for, and hereby agrees to release, defend, indemnify and hold harmless Owner Indemnitees from and against all Liabilities and Claims by a Third Party or directly by Owner to the extent they:

(i)

arise out of or are asserted by or on behalf of any employee of Operator, its Affiliates, or their respective representatives against Owner, its Affiliates, or their respective representatives that arise in connection with the performance of the Operating Services hereunder for (a) any injury, illness, or death sustained by such employee in the course of performing the Operating Services, or (b) any claim related to salary, wages, compensation, benefits, employment taxes, wrongful termination, discrimination, harassment, or any other employment-related matter arising from or in connection with the performance of the Operating Services;

(ii)	arise out of or in connection with or are attributable to an Operator Event of Default, which such remedy with respect to such indemnification shall solely be as provided for pursuant to Section 6.5;

(iii)

arise out of or in connection with, or are attributable to Gross Negligence, Fraud or the Willful Misconduct of Operator or an Operator Indemnitee that arise in connection with the performance of Operator’s obligations hereunder; or

(iv)

arise out of or in connection with or are attributable to Negligence of Operator or Operator Indemnitee (up to the Liability Cap) that arise in connection with the performance of Operator’s obligations hereunder.

in each case only to the extent such damages are not covered by insurance (collectively, “Operator’s Indemnity Obligations”); provided, however, that, Operator’s Indemnity Obligation’s under this Section 14.2.1 are expressly limited by Section 14.2.5 and Section 14.2.7 except as expressly stated therein.

14.2.2. Owner Release and Indemnity.

(a) Except for Liabilities and Claims that are subject to Operator’s Indemnity Obligations in Section 14.2.1 above, as limited by Sections 14.2.5 and 14.2.7 except as expressly stated therein, Owner hereby agrees to release, defend, indemnify, and hold harmless the Operator Indemnitees from and against all Liabilities and Claims arising out of or related to this Agreement and Operator’s performance under this Agreement, including Operator Indemnitees’ negligent acts giving rise to Liabilities and Claims, EVEN IF SUCH LIABILITIES OR CLAIMS IN

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EXCESS OF THE LIABILITY CAP ARE AS A RESULT OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE), STRICT LIABILITY, BREACH OF A PERFORMANCE STANDARD, REPRESENTATION, COVENANT OR WARRANTY, OR ANY OTHER LEGAL FAULT OF ANY OPERATOR INDEMNITEE, ANY OWNER INDEMNITEE, ANY THIRD PARTY OR ANY OF THEM.

(b) Except with respect to any Liability or Claim which Operator is required to indemnify Owner Indemnitees pursuant to Section 14.2.1, Owner will bear and shall not be entitled to indemnification from Operator for, and releases Operator from, losses and liabilities for loss (including its own loss for business interruption and other Owner’s indirect or consequential losses or damages) or damages arising from (i) the death or personal injury or any employee of any of Owner Indemnitees, or of any of its contractor, subcontractor, or vendor, and (ii) any damage or destruction to any real or personal property of Owner or its Affiliates or its Contractor, subcontractor, or vendor. Except with respect to any Liability or Claim to which Operator is required to indemnify Owner Indemnitees pursuant to Section 14.2.1, Operator shall not be liable vis-à-vis Owner for and is hereby released from, and Owner shall protect, defend and indemnify Operator Indemnities from and against, death, personal injury, liability for any loss or damage to property on which Owner has assumed the risk of loss under this clause, EVEN IF SUCH LOSS OR DAMAGE IS CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY OF OPERATOR INDEMNITEES OR A THIRD PARTY, including, to the extent that such loss or damage exceeds the Liability Cap. Any insurance policies carried by Owner on such property shall provide for waiver of underwriter’s right of subrogation against Operator Indemnitees, and Owner shall not make any claim against, or seek to recover from, any such Operator Indemnitee for any such loss or damage.

14.2.3. Indemnification for Certain Environmental Liabilities. Operator shall indemnify and hold harmless Owner, Alohi and their respective Affiliates from and against any and all third party or direct Liabilities and Claims for: (i) Environmental Liabilities (known or unknown) created or existing prior to the Effective Date at the site of the Kapolei Refinery even if discovered or identified after the Effective Date, and (ii) any Environmental Liabilities that (A) are not subject to indemnification obligations of Operator pursuant to Section 14.2.1 or indemnification obligations of Operator or any Affiliate thereof under any Ancillary Agreement or the Terminalling Agreement and (B) arise at the site of the Kapolei Refinery after the Effective Date from any other assets, facilities, or properties owned, operated, leased, or used by Operator or its Affiliates that are not part of the Renewable Fuels Facility, including any contamination or migration therefrom affecting the Renewable Fuels Facility or Alohi’s interest in any other Owner assets; in each case the amount of Operator’s obligation to indemnify under this section will be determined net of any amounts actually recovered by Owner, Alohi and their respective Affiliates under or pursuant to any insurance policy. Notwithstanding anything to the contrary herein, if and to the extent any Environmental Liability arises that is subject to indemnification pursuant to Section 14.2.1, or indemnification by Operator or any Affiliate thereof under any Ancillary Agreement or the Terminalling Agreement, this Section 14.2.3 shall not apply and Operator and its Affiliates shall not have any liability or obligation for such Environmental Liability as a result of this Section 14.2.3. Operator’s liability for indemnification pursuant to this Section 14.2.3 is subject in all cases to Section 14.2.5. In no event shall the Liability Cap be applicable to indemnification obligations under this Section 14.2.3. The indemnification obligations under this Section 14.2.3 shall survive the termination of this Agreement.

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14.2.4. Survival of Indemnification Provisions; No Double Recovery. The provisions of this Section 14.2 shall survive any termination of this Agreement. In calculating any amount to be paid by an indemnifying Party by reason of the provisions of this Section 14.2, the amount shall be reduced by all cash reimbursements (including insurance proceeds) actually received by the indemnified Party with respect to the applicable Claim or Liability; provided, however, that any such reduction shall apply solely to the amount payable with respect to such Claim or Liability and shall not reduce or otherwise impact the remaining amount of the Liability Cap.

14.2.5. WAIVER OF CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, A PARTY’S DAMAGES RESULTING FROM ANY CLAIMS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL AND DIRECT DAMAGES AND NONE OF OPERATOR INDEMNITEES OR OWNER INDEMNITEES SHALL BE ENTITLED TO RECOVER FROM OPERATOR OR OWNER OR THEIR RESPECTIVE AFFILIATES (AS APPLICABLE) ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING ANY CONSEQUENTIAL DAMAGES FOR DELAY, DOWNTIME, LOSS OF CAPITAL, LOSS OF PRODUCT, LOSS OF PROFIT, LOSS OF REVENUE, LOSS OF USE, OR NONCOMPLIANCE WITH APPLICABLE LAWS, EVEN IF CAUSED BY THE SOLE, JOINT, AND CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF A PARTY. EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN DIRECT ACTUAL DAMAGES. IF A PARTY BECOMES OBLIGATED TO PAY A PERSON THAT IS NOT A PARTY OR AN AFFILIATE OF ANY PARTY (OTHER THAN ANY OBLIGATION ARISING OUT OF A CONTRACTUAL RELATIONSHIP WITH SUCH PERSON) ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY EXEMPLARY OR PUNITIVE DAMAGES, AND SUCH PARTY IS ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY UNDER THE TERMS OF THIS AGREEMENT, THEN THE WAIVER AND LIMITATION CONTAINED ABOVE IN THIS SECTION 14.2.5 SHALL NOT APPLY AND SUCH PARTY’S INDEMNIFICATION RIGHT SHALL INCLUDE ALL INDIRECT, SPECIAL, CONSEQUENTIAL AND INCIDENTAL DAMAGES, AND ALL EXEMPLARY AND PUNITIVE DAMAGES IT IS OBLIGATED TO PAY; PROVIDED, THAT OPERATOR’S LIABILITY UNDER THIS SECTION 14.2.5 SHALL BE SUBJECT TO SECTION 14.2.6.

14.2.6. AGGREGATE LIMIT OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OPERATOR’S MAXIMUM AGGREGATE LIABILITY (I) TO OWNER INDEMNITEES WITH RESPECT TO LIABILITIES OR CLAIMS OF EVERY KIND AND CHARACTER UNDER THIS SECTION 14.0 OR (II) OTHERWISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER INCURRED BY AN OWNER PARTY OR THIRD PARTY, RELATED TO THE SERVICES OR THE OPERATION OF THE RENEWABLE FUELS FACILITY OR TO OPERATOR’S PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WILL NOT EXCEED THE LIABILITY CAP, EVEN IF SUCH LIABILITY IS CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, BREACH OF A PERFORMANCE STANDARD, REPRESENTATION, COVENANT, OR WARRANTY, STRICT LIABILITY, OR ANY OTHER FAULT OF OPERATOR INDEMNITEES, ANY OWNER PARTY, ANY THIRD PARTY OR ANY OF THEM. ANY LIABILITY CAUSED BY THE GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF THE OPERATOR OR ITS REPRESENTATIVES, OR AS PROVIDED FOR IN SECTION 14.2.3, SHALL IN NO INSTANCE BE LIMITED BY THE LIABILITY CAP.

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14.2.7. No Duplication. Any Claims related to this Agreement, the performance of the Services under this Agreement or related to a breach of this Agreement that is the same breach of, or could be alleged as a breach of, the Owner LLC Agreement or the Equity Contribution Agreement, and that arise out of the same facts, circumstances or events as such Claim hereunder, shall be brought exclusively under this Agreement notwithstanding that such Claim could be brought under the Owner LLC Agreement or the Equity Contribution Agreement but for this Section 14.2.7. In no event shall any indemnitee be entitled to duplicate compensation with respect to Liabilities or Claims arising from the same breach of a Party’s undertaking under more than one provision of this Agreement or the Ancillary Agreements, the Owner LLC Agreement or the Equity Contribution Agreement.

14.2.8. To the extent that Owner has been required to pay any amounts to a Contractor, subcontractor or vendor of an Operator Indemnitee pursuant to Owner’s indemnity obligations under this Section 14.0, at the request of Owner, Operator Indemnitees shall assign to Owner any rights Operator Indemnitees may have to pursue Claims or causes of action against such Contractor, subcontractor or vendor to recover the amounts Owner was required to pay such Contractors, subcontractors or vendors, so that Owner will be able to pursue such claims at its sole, cost, risk and expense to offset and reduce any amounts Owner is required to pay under this Section 14.0 or recoup any amounts actually paid under this Section 14.0. In the event the agreement with the relevant Contractor, subcontractor or vendor does not allow such assignment or in the event, for whatsoever reason, such assignment is not legally possible, Operator shall pursue the Claim in its own name but for the account of Owner according to Owner’s reasonable instructions and at Owner’s sole cost and expense. Any amount recovered by Operator pursuing the Claim in its own name but for the account of Owner shall be promptly paid to Owner.

14.2.9. To the extent Owner has suffered any damage - as a result of any act or omission in performing the Services or part of the Services by a Contractor or by a subcontractor or vendor of an Operator Indemnitee - which Owner is not entitled to recover from Operator under this Section 14.0, at the request of Owner, Operator Indemnitees shall assign to Owner any rights Operator Indemnitees may have to pursue Claims or causes of action against such Contractor, subcontractor or vendor to recover the amounts Owner was unable to recover under the terms of this Section 14.0, so that Owner will be able to pursue such Claims at its sole, cost, risk and expense. In the event the agreement with the relevant Contractor, subcontractor or vendor does not allow such assignment or in the event, for whatsoever reason, such assignment is not legally possible, Operator shall use its best efforts to recover the amounts claimed by Owner and shall pursue the Claim in its own name but for the account of Owner according to Owner’s reasonable instructions and at Owner’s sole cost and expense. Any amount recovered by Operator pursuing the Claim in its own name but for the account of Owner shall be promptly paid to Owner.

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14.2.10. Joint Claims.

(a) In the event that both Operator and Owner are named parties in any Claim brought by a Third Party (a “Joint Claim”) and such Joint Claim results in a final, non-appealable judgment or award that finds both Operator and Owner liable for damages, each of Operator and Owner shall bear responsibility for such damages in proportion to their respective percentage of fault as determined by such judgment or award (or, if no such determination is made, as mutually agreed in good faith or, failing agreement, in accordance with Section 16.3).

(b) To the extent that either Party (the “Paying Party”) pays more than its proportionate share of such damages, the other Party shall reimburse the Paying Party for the excess amount paid, subject to (i) the Liability Cap under Section 14.2.6, (ii) any applicable limitations or exclusions under this Section 14.0, and (iii) the Section 14.2.1 and Section 14.2.2. The right to contribution or reimbursement under this Section 14.2.10 shall not give rise to any double recovery, and any amounts reimbursed shall be net of any cash reimbursements (including insurance proceeds or third-party recoveries) actually received by the Paying Party in connection with such Claim, in accordance with Section 14.2.4.

(c) Nothing in this Section 14.2.10 shall (a) expand or modify the indemnification obligations set forth in Section 14.2.1 and Section 14.2.2 or (b) entitle either Party to indemnification for Claims or Liabilities that are excluded under this Agreement. The Parties’ obligations under this Section 14.2.10 shall survive the resolution of any Joint Claim and the termination or expiration of this Agreement.

14.3. Compliance with Laws. The exculpation and indemnifications provisions included herein shall be effective to the maximum extent permitted by applicable Law. The Parties agree that in the event any Law, when applied to this Agreement, limits in any way the extent to which exculpation or indemnification may be provided to the beneficiary thereof in accordance with the terms hereof, this Agreement shall automatically be amended to provide that the exculpation and indemnification provisions included herein shall extend to the maximum extent permitted by applicable Law.

15.0 Confidential Information; Publicity.

15.1. Confidential Information.

15.1.1. The Parties agree that confidential information may be provided by each Party in connection with each Party’s performance under this Agreement. Such confidential information may include, without limitation, engineering, environmental, economic, financial, legal, regulatory, operational, commercial, marketing, business information, customer and shipper information, samples, data, technology, designs, pricing, cost data, customer lists, contract terms, or other business, commercially or operationally sensitive information relating to the Services, Operation of the Renewable Fuels Facility or the performance of the other obligations of each Party hereunder that is typically considered confidential shall be considered “Confidential Information” hereunder, shall be kept confidential and shall not be disclosed to any Person that is not a Party without the other Party’s prior written consent, except, in each case, to the extent not prohibited by any applicable Law:

(a) to an Affiliate of Owner or Owner’s Members jointly;

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(b) to the extent any Confidential Information is required to be furnished in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority that is binding upon a Party;

(c) to prospective or actual attorneys engaged by any Party where disclosure of such Confidential Information is essential to such attorney’s work for such Party;

(d) to prospective or actual contractors and consultants engaged by any Party where disclosure of such Confidential Information is essential to such contractor’s or consultant’s work for such Party;

(e) to bona-fide prospective investors/purchasers (and their representatives) of a direct or indirect interest in Owner, Operator or the Kapolei Refinery, subject to such prospective acquirers having executed agreements with Owner or Operator to keep such information confidential;

(f) to a bank or other financial institution to the extent appropriate in connection with a Party or Member arranging for funding;

(g) to the extent such Confidential Information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over a Party or its Affiliates; provided that if such Party desires to disclose Confidential Information in an annual or periodic report to its or its Affiliates’ shareholders and the public and such disclosure is not required pursuant to any rules or requirements of any stock exchange, then such Party shall comply with Section 15.2;

(h) to a Party’s respective employees, subject to each Party taking reasonable precautions to ensure such Confidential Information is kept confidential; and

(i) any Confidential Information which, through no fault of or breach of this Agreement by a Party, becomes a part of the public domain.

15.1.2. Disclosure pursuant to sub-section (d) or (i) above shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient to keep the Confidential Information strictly confidential and to use the Confidential Information for the sole purpose described in subsection (d) or (i) above, whichever is applicable, with respect to such disclosing Party.

15.2. Publicity.

15.2.1. No Party shall issue any press release or announcement to the general public concerning this Agreement or the transactions contemplated hereby, or make any other disclosure to the general public containing or pertaining to the terms of this Agreement, without obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless, in the judgment of such disclosing party, disclosure is

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required in order to (i) comply with Applicable Law, (ii) comply with any order of a court of competent jurisdiction or any order, decree, regulation, or rule of any Governmental Authority, or (iii) comply with the requirements of any recognized stock exchange on which the shares of such Party or their Affiliates are listed; provided that the Party intending to make such disclosure shall use its commercially reasonable efforts, consistent with such Applicable Law, order of a court of competent jurisdiction or order, decree, regulation, or rule of such Governmental Authority, or the requirements of such stock exchange, to consult with the other Party with respect to the text thereof. Additionally, this Agreement is a joint effort of the Parties hereto and each provision hereof has been subject to the consultation, negotiation, and agreement of sophisticated Parties and therefore shall not be construed for or against any Party hereto.

15.2.2. Notwithstanding anything to the contrary in this Section 15.2, in the event of any Emergency endangering property, lives or the environment, Operator may issue such press releases or public announcements as it deems necessary in light of the circumstances and shall promptly provide Owner with a copy of any such press release or announcement.

16.0 General Provisions.

16.1. Notices. All notices and communications required or permitted to be given hereunder shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid or (d) sent by email transmission and, in each case, addressed to the appropriate Party hereto at the address for such Party shown below:

If to Operator, to:

Par Hawaii Refining, LLC

825 Town & Country Lane, Suite 1500

Houston, TX 77024

Attn: Jon Goldsmith; Jeff Hollis; Eric Wright

Email: [***]; [***]; [***]

If to Owner to:

Hawaii Renewables, LLC

825 Town & Country Lane, Suite 1500

Houston, TX 77024

Attn: Jon Goldsmith; Jeff Hollis; Eric Wright

Email: [***]; [***]; [***]

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with copies, which shall not constitute notice, to:

If to Alohi to:

Alohi Renewable Energy LLC

1221 McKinney Street, Suite 3500

Houston, TX 77010

Attn: Keigo Ishida

Email: [***]

If to Par Pacific to:

Par Pacific Holdings, Inc.

825 Town & Country Lane, Suite 1500

Houston, TX 77024

Attn: Jon Goldsmith, Jeff Hollis

Email: [***]; [***]

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person or by courier if delivered by 5:00pm Eastern Standard Time on a Business Day, or on the next Business Day if delivered after 5:00pm Eastern Standard Time on a Business Day, (ii) when received by the addressee via email by 5:00pm Eastern Standard Time, or on the next Business Day if received after 5:00pm Eastern Standard Time, or (iii) when received by the addressee via an overnight courier or the U.S. Mail, as the case may be. Either Party may change the address, telephone number, facsimile number, email address and individuals to which such communications to it are to be addressed by giving written notice to the other Party in the manner provided in this Section 16.1.

16.2. Governing Law; Limitation on Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, INTERPRETED AND APPLIED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY PRINCIPLE REGARDING CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. WITHOUT AFFECTING THE PARTIES’ AGREEMENT TO ARBITRATE DISPUTES, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (OR, IF THAT COURT REFUSES JURISDICTION, THE DISTRICT COURT OF THE STATE OF TEXAS SITTING IN AND FOR HARRIS COUNTY) FOR THE PURPOSES OF INJUNCTIVE RELIEF OR OTHER FORM OF EMERGENCY RELIEF ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF OR FOR THE ENFORCEMENT OF ANY ARBITRAL AWARD HEREUNDER.

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16.3. Dispute Resolution. Except as set forth in Sections 11.4.5 and 16.4:

16.3.1. In the event of any claim, controversy or dispute arising out of this Agreement (each a “Dispute” and collectively “Disputes”), the Party initiating dispute resolution procedures pursuant to this Section 16.3 shall so notify the other Party, and the Parties shall enter into direct negotiations to arrive at a mutually agreeable resolution of such Dispute. After receipt of the notification of a Dispute, executives of the Parties shall meet in person at least once, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to seek to reach a mutually acceptable resolution to the Dispute. In the event the Parties have not reached agreement within thirty (30) Business Days following the notification of a Dispute (regardless of whether the applicable cure period has expired in the case of a Dispute involving a claimed breach), such Dispute shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules in effect as of the date a Party issues its notification of a Dispute, and judgment on any interim or final award rendered by the arbitrator(s) may be entered in any federal or state court located in Houston, Texas. The place of arbitration shall be Houston, Texas. There shall be three arbitrators for a Dispute in excess of $3,500,000. The arbitration shall be governed by the laws of the State of Delaware. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. The Parties agree to consolidation of two or more arbitrations that relate to the same set of facts, circumstances or events into the first filed arbitration.

16.3.2. Uninterrupted Performance. The Parties agree that the performance of the Services by Operator and Owner’s payment obligations hereunder will not be stopped or slowed in any way during the pendency of any Dispute.

16.3.3. Injunctive Relief. Notwithstanding anything to the contrary herein, any Party shall have the right to seek specific performance or other injunctive relief to the extent necessary to avoid the imposition of irreparable harm or otherwise to preserve the status quo.

16.3.4. Confidentiality. All Disputes resolved pursuant to this Section 16.3 and Section 16.4 shall be subject to the confidentiality provisions set forth in Section 15.1.

16.4. Expert Proceedings. For any decision referred to an independent expert or any technical expert, the Parties hereby agree that:

16.4.1. Such decision shall be conducted expeditiously by a technical expert or accounting firm mutually agreed by the Parties.

16.4.2. The fees and costs of the technical expert or accounting firm shall be shared equally by the Parties. The accounting firm is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity.

16.4.3. The Party desiring an accounting firm or technical expert determination shall give the other Party written notice of the request for such determination. If the Parties are unable to agree upon an accounting firm or technical expert within ten (10) days after receipt of the written notice of request for such determination, then, upon the request of either Party, the Houston, Texas office of the AAA shall appoint such technical expert or accounting firm. The technical expert or accounting firm, once appointed, shall have no ex parte communications with the Parties concerning the determination or the underlying Dispute.

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16.4.4. All communications between a Party and the accounting firm or technical expert shall be conducted in writing, with copies sent simultaneously to all other persons participating in the proceeding in the same manner, or at a meeting to which representatives of all persons participating in the proceeding have been invited and of which such persons have been provided at least five (5) Business Days’ notice.

16.4.5. Within fifteen (15) days after the technical expert or accounting firm’s acceptance of its appointment, the Parties shall provide such technical expert or accounting firm with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within thirty (30) days of receipt of the above-described materials and after receipt of additional information or data as may be required by the technical expert or accounting firm, the hired technical expert or accounting firm shall select the proposal which it finds more consistent with the terms of this Agreement and consistent with Par Pacific and its Affiliates’ operations separate from this Agreement. The technical expert or accounting firm may not propose alternate positions or award damages, interest, or penalties to either Party with respect to any matter. The technical expert or accounting firm’s decision shall be final and binding on the Parties. If either Party fails or refuses to honor the decision of such technical expert or accounting firm, such Party shall be in default under this Agreement.

16.5. Entire Agreement. THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS, THE EQUITY CONTRIBUTION AGREEMENT AND THE OWNER LLC AGREEMENT CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES REGARDING THE OPERATION OF THE RENEWABLE FUELS FACILITY, THE PROVISION OF SERVICES AND THE OTHER OBLIGATIONS OF OPERATOR AND OWNER HEREUNDER, AND SUPERSEDES ALL OTHER PRIOR AND CONTEMPORANEOUS AGREEMENTS, WHETHER WRITTEN OR ORAL, BETWEEN THE PARTIES AND RELATED THERETO.

16.6. Assignment. Except as otherwise set forth herein, this Agreement and its attendant rights may not be assigned, transferred, subcontracted, or otherwise conveyed by either Party except in compliance with the following:

16.6.1. Subject to Section 16.6.2 below, neither Party shall assign its rights or obligations hereunder without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

16.6.2. Operator may freely assign its rights and obligations under this Agreement without the consent of Owner in connection with a Kapolei Refinery Change of Control; provided that (i) such assignee has the requisite Ownership Capability and (ii) such assignee has also purchased and acquired Membership Interests in Owner that were, prior to such acquisition, owned by Par Pacific or an Affiliate thereof.

16.6.3. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

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16.7. No Third Party Beneficiary. Except for the indemnity rights granted to Owner Indemnitees and Operator Indemnitees pursuant to Section 14.2, nothing in this Agreement, express or implied, shall entitle any Person other than the Parties and their respective successors and permitted assigns to any Claim, remedy or right of any kind under (or pursuant to) this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that only a Party, or its successor or permitted assign, shall have the right to (it being understood and agreed that such Person shall not have the obligation to) enforce the provisions of (or exercise any right or remedy under) this Agreement on its own behalf or on behalf of any of its related indemnified parties.

16.8. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner such that the transactions contemplated hereby are fulfilled to the extent possible.

16.9. Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by a duly authorized officer/representative of each of the Parties. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

16.10. Conflicts. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Exhibit, the terms and conditions of the applicable Exhibit shall govern and control.

16.11. Joint Efforts. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal, or other event of negotiation, drafting or execution of this Agreement.

16.12. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

16.13. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

16.14. No Partnership. The Parties shall not be deemed to be partners by virtue of this Agreement or any discussions or actions related to the Renewable Fuels Facility.

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16.15. Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and all such transactions.

16.16. Survival. All audit rights, payment, confidentiality, insurance, indemnification, and dispute resolution obligations under this Agreement shall survive the expiration or termination of this Agreement in accordance with their terms.

Remainder of page intentionally left blank.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, effective as of the Effective Date.

OPERATOR:
PAR HAWAII REFINING, LLC

By:
Name:
Title:

OWNER:
HAWAII RENEWABLES, LLC

By:
Name:
Title:

48

Exhibit E

FORM OF SERVICES AGREEMENT

SERVICES AGREEMENT

BETWEEN

HAWAII RENEWABLES, LLC

AND

PAR HAWAII REFINING, LLC

[    ], 2025

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Interpretation	9

ARTICLE 2 TERM; ENGAGEMENT OF PROVIDER		10
2.1	Term	10
2.2	Engagement of Provider	10
2.3	Access to the Renewable Fuels Facility Site	10
2.4	Contract Administrators	11

ARTICLE 3 SERVICES; SUPPLY AND DUTIES OF PROVIDER		11
3.1	Services	11
3.2	Supply of Products	11
3.3	Engagement of Third Parties	11
3.4	Scheduling Procedures	11
3.5	Forecasts	12
3.6	Certain Notifications	12
3.7	Coordination of Scheduled Outages	12
3.8	Notice and Resolution of Unscheduled Provider Outages	12
3.9	Permits, Laws and Insurance	13
3.10	Provider to Act as Independent Contractor	13
3.11	Standards for Performance of the Services and Supply of the Products	13
3.12	Liens	14
3.13	Safety	14
3.14	Provider Taxes	14
3.15	Downside Period	14

ARTICLE 4 INTERCONNECTION		15
4.1	Delivery Points, Receipt Points and Title	15
4.2	Owner Interconnection Facilities	15
4.3	Provider Facilities	15

ARTICLE 5 METERING		15
5.1	Place of Measurement	15
5.2	Metering Equipment	16
5.3	Testing	16
5.4	Adjustments	16

ARTICLE 6 COMPENSATION AND INVOICING		16
6.1	Compensation	16
6.2	Invoices and Payment	17
6.3	Interest and Disputed Items	17
6.4	Due Date Adjustment	17
6.5	Set-Offs	17
6.6	Continued Performance	18

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ARTICLE 7 RIGHTS AND RESPONSIBILITIES OF OWNER		18
7.1	Use of Products	18
7.2	Owner Taxes	18

ARTICLE 8 BOOKS AND RECORDS		18
8.1	Books and Records	18

ARTICLE 9 INDEMNITY AND LIABILITY		18
9.1	Provider’s Maximum Liability	18
9.2	Indemnification and Release	19
9.3	Cooperation Regarding Claims	20
9.4	Waiver of Consequential Damages	21
9.5	No Duplication	21

ARTICLE 10 TERMINATION		22
10.1	Termination by Owner	22
10.2	Termination by Provider	22
10.3	Payments Upon Termination	22
10.4	Survival	23

ARTICLE 11 EVENTS OF DEFAULT; REMEDIES		23
11.1	Provider Event of Default	23
11.2	Owner Event of Default	23
11.3	Procedure and Remedies	24

ARTICLE 12 FORCE MAJEURE		25
12.1	Procedure	25
12.2	Definition	25
12.3	Strikes and Labor Disturbances	25
12.4	Notice of Force Majeure Expiration	25

ARTICLE 13 DISPUTE RESOLUTION		26
13.1	Dispute Resolution Generally	26
13.2	Expert Proceedings	26
13.3	Injunctive Relief	27
13.4	Confidentiality	27

ARTICLE 14 REPRESENTATIONS AND WARRANTIES		27
14.1	Representations and Warranties by Each Party	27
14.2	Additional Representations and Warranties by Provider	28

ARTICLE 15 CONFIDENTIALITY		28
15.1	Confidential Information	28
15.2	Persons to Whom Confidential Information is Disclosed	29
15.3	Ownership	29

ii

ARTICLE 16 NOTICES		29
16.1	Method of Delivery of Notices	29
16.2	Time of Receipt	29
16.3	Address for Notices	30
16.4	Routine Communications	30

ARTICLE 17 GENERAL		30
17.1	Assignment by Provider	30
17.2	Assignment by Owner	31
17.3	Successors and Assigns	31
17.4	Waiver	31
17.5	Amendment	31
17.6	Severability	31
17.7	Counterparts	31
17.8	Headings	32
17.9	Further Assurances	32
17.10	Entire Agreement	32
17.11	No Third Party Beneficiaries	32
17.12	Governing Law; Venue and Jurisdiction	32
17.13	Remedies	32
17.14	Expenses	32
17.15	Non-Exclusive Relationship	32

Exhibit A	SERVICES
Exhibit B	PRODUCTS
Exhibit C	BASELINE PRODUCT VOLUMES
Exhibit D	PAR KNOWLEDGE PARTIES

iii

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is made and entered into effective as of [    ], 2025 (the “Effective Date”), by and between HAWAII RENEWABLES, LLC (“Owner”), PAR HAWAII REFINING, LLC (“Provider”) and solely for purposes of Section 3.16(b), ALOHI RENEWABLE ENERGY LLC (“Alohi”). Owner and Provider are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Owner is the owner of Renewable Fuels manufacturing facility (including associated pipelines and auxiliary facilities) and located at or near the Kapolei Refinery (the “Renewable Fuels Facility”).

B. Owner desires to retain Provider to perform certain services to and supply certain products for the Renewable Fuels Facility in each case as specified in this Agreement, and Provider is willing to perform such services and supply such products upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, undertakings and conditions set forth below, the Parties agree as follows.

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings.

“AAA” has the meaning given to that term in Section 13.1(a).

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that for purposes of this Agreement, Owner and Provider shall not be considered Affiliates of one another and none of Provider’s Affiliates shall be considered an Affiliate of Owner. For purposes of this definition, “control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, (ii) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than fifty percent (50%) of the voting rights in such corporation, (iii) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (iv) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than fifty percent (50%) of the equity interests in such Person having voting rights, whether by contract or otherwise. Notwithstanding the foregoing, Owner acknowledges and agrees that any individual may act in its capacity as a representative of Provider or one of Provider’s Affiliates in the course of the performance of Provider’s obligations hereunder

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and that same individual may also act in its capacity as a representative of Owner or one of Owner’s Affiliates in the course of the performance of Owner’s obligations hereunder and that such individual’s representation of Owner shall not result in Owner being deemed an “Affiliate” of Provider or negate that Owner is not an “Affiliate” of Provider for purposes of this Agreement.

“Ancillary Agreements” means (i) the Operating Agreement and (ii) the Construction Management Agreement;.

“Alohi” has the meaning set forth in the Preamble.

“Baseline Product Volumes” means the volumes set forth in Row 4 of the table attached hereto as Exhibit C to be provided by Provider under Normal Operating Conditions.

“Billing Period” means (a) the period from the Effective Date until the last day of the calendar month in which that date occurs, and (b) each successive period of one calendar month thereafter; provided, however, that the final Billing Period shall terminate on the last day of the Term or the date that this Agreement otherwise is canceled or terminated in accordance with its terms.

“Books and Records” has the meaning given to that term in Section 8.1.

“Business Day” means a day excluding Saturday, Sunday or any day on which banks located in the State of Hawaii are authorized or obligated to close.

“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

“Commencement Date” has the meaning given to that term in Section 3.1.

“Commercial Operation Date” shall have the meaning set forth in the Construction Management Agreement.

“Compensation” has the meaning given to that term in Section 6.1.

“Confidential Information” has the meaning given to that term in Section 15.1.

“Construction Management Agreement” means the Construction Management Agreement between Owner and Provider relating to the design, construction, commissioning and start-up of the Renewable Fuels Facility and the provision of certain construction management services by Provider to Owner, dated as of the Effective Date, as amended from time to time.

2

“Contract Administrator” has the meaning given to that term in Section 2.4.

“CPI Index” means the Consumer Price Index as defined and maintained by the U.S. Department of Labor in the Bureau of Labor Statistics, website: http://www.bls.gov, as the South Region All Items CUUR0300SA0 (Not Seasonally Adjusted) (1982-1984 = 100) during each calendar year.

“Default Rate” means, with respect to any payment, the prime rate of interest as reported in The Wall Street Journal on the original due date, plus two percent (2%).

“Delivery Point” means, as applicable, each point at which the Interconnection Facilities that are part of the Provider Facilities meet the Owner Interconnection Facilities. The Delivery Points for the Services are identified on Exhibit A and the Delivery Point for each Product is identified on Exhibit B.

“Dispute” has the meaning given to that term in Section 13.1(a).

“Dollars” or “$” means the lawful currency of the United States of America.

“Downside Maximum Liability Amount” has the meaning given to that term in Section 3.16(b).

“Downside Period” means any period of time following the date that is twelve (12) months after the expiration of the Facility Ramp-Up Period beginning on the first (1st) day of the calendar month immediately following a month in which the Rolling Twelve Month Average Utilization falls below sixty-five percent (65%) and continuing until the first day of the calendar month following three (3) consecutive calendar months in which the average Utilization Ratio over such three (3) month period exceeds seventy-five (75%).

“Effective Date” has the meaning given to that term in the preamble.

“Environmental Law” means all Laws, including common law, relating to pollution or protection, restoration or remediation of the environment or natural resources, or the protection of public or human health and safety (to the extent relating to exposure to Hazardous Materials), and cultural and historical resources, including Laws relating to (a) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (b) to the generation, processing, treatment, storage, disposal, use, handling, or transportation of Hazardous Materials, and (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term Environmental Law includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act of 1970 (29 U.S.C. §651, et seq.); and all analogous Laws (including Laws of the State of Hawai’i) of any Governmental Authority, and all amendments, modifications or changes to such Laws and all regulations implementing any of the foregoing.

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“EPC Services” means the Engineering, Procurement and Construction Services including engineering, procurement, construction, testing, operator training, start-up and commissioning services for the Renewable Fuels Facility.

“Equity Contribution Agreement” means that certain Equity Contribution Agreement, dated as of the Effective Date, by and among Owner and the Members, as amended from time to time.

“Excused Day” means any day where (i) Renewable Fuels cannot be produced due to Force Majeure, Scheduled Provider Outages, Owner Outages or operational shortfall caused by feedstock shortages against the applicable Business Plan (as defined in the Owner LLC Agreement) or (ii) subject to the last sentence of this definition, the RD Margin is less than $0.10 per gallon or reductions in service (excluding reductions agreed to in any Business Plan) previously agreed to in writing by Owner; in each case solely to the extent not caused by Provider, an Affiliate of Provider or by a failure of Provider to comply with the terms of this Agreement. For the avoidance of doubt, if the Parties have mutually agreed to continue operations when the RD Margin is less than $0.10 per gallon, the RD Margin being below $0.10 per gallon shall not be the basis for an Excused Day.

“Facility Ramp-Up Period” means the period from the Commencement Date through the date that is eighteen (18) months following the Commercial Operations Date (as defined in the Construction Management Agreement).

“Fixed Operating Fee Credit Cap” has the meaning given to that term in Section 11.3.

“Force Majeure” has the meaning given to that term in Section 12.2.

“Fraud” means, with respect to a Party, an actual and intentional fraud by such Party under Delaware common law (and not a constructive fraud, equitable fraud or promissory fraud or any torts based on negligence).

“GAAP” means generally accepted accounting principles in the Unites States of America applied on a consistent basis.

“Governmental Authority” means any federal, state, local, municipal, tribal, or other government; any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Gross Negligence” means any act or failure to act (whether sole, joint or concurrent) by a Person that such Person knew, or should have known, would result in avoidable and harmful consequences, and that constitutes: (a) intentional misconduct intended to cause such consequences, or (b) an extreme departure from the standard of care that a reasonably prudent Person would exercise under similar circumstances.

4

“Hazardous Material” means any (a) any element, material, substance, waste, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, universal waste, solid waste, or term of similar import under any Environmental Laws; (b) explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, polychlorinated biphenyls, and per-and polyfluoroalkyl substances; and (c) all other materials, chemicals, compounds, or substances which are regulated by or for which liability or standards of care are imposed under any Environmental Law.

“Indemnified Persons” has the meaning given to that term in Section 9.3.

“Indemnifying Party” has the meaning given to that term in Section 9.3.

“Interconnection Facilities” means those facilities reasonably required for the receipt and delivery of the Products and Services to effectuate the purposes of this Agreement.

“Kapolei Refinery” means the refining facility and associated land and facilities used to produce and distribute refined products located in and near Kapolei, Hawaii, which is owned and operated by Par Hawaii Refining, LLC as of the Effective Date.

“Laws” means all laws, statutes, rules, regulations, opinions, orders, ordinances decrees, injunctions, approvals, agreements and other pronouncements or promulgations of any Governmental Authority having the effect of law or otherwise binding on a Person.

“Liabilities” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses, including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment.

“Maximum Liability Amount” means a maximum liability amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000.00) in the aggregate for the Liabilities and Claims as specified in ARTICLE 9 hereof.

“Member” is defined in the Owner LLC Agreement.

“Membership Interests” is defined in the Owner LLC Agreement.

“Monthly Fixed Operating Fee Credit” has the meaning given to that term in Section 11.3.

5

“Negligence” means a material and unreasonable departure (taking into account the facts known at the time) from the standard of care, skill, and diligence that a reasonable prudent operator would exercise under comparable circumstances; provided, however, the mere occurrence of equipment failure or outage at the Renewable Fuels Facility or Kapolei Refinery does not, in itself, establish negligence as the mechanical systems and equipment at the Renewable Fuels Facility and Kapolei Refinery are subject to wear, malfunction and/or failure even under proper care, maintenance and operation.

“NOC Breach” has the meaning given to that term in Section 11.1(d).

“NOC Failure Notice” means a written Notice of an anticipated or ongoing NOC Breach, excluding in all cases a breach arising from the Negligence, Gross Negligence, Fraud or Willful Misconduct of Provider or a Provider Party, which such Notice includes the suspected cause of such failure, intended remedial steps and a detailed timeline for the same.

“Normal Operating Conditions” means, for each respective Product and Service, the corresponding condition(s) set forth in row 5 of Exhibit C attached hereto is satisfied.

“Notice” has the meaning given to that term in Section 16.1.

“Operating Agreement” means the Operating Agreement between Owner and Provider relating to the operation and maintenance of the Renewable Fuels Facility and the provision of certain corporate services by Provider to Owner, dated as of the Effective Date, as amended from time to time.

“Operating Year” means (i) the period consisting of all Billing Periods to occur from the Effective Date until, but not including, the Billing Period commencing on January 1st in the year immediately following the Effective Date, and (ii) thereafter each successive period of twelve (12) monthly Billing Periods on a cycle of January 1st to December 31st of each year; provided, however, the final Operating Year shall end on the last day of the Term or the date the Agreement is otherwise canceled or terminated in accordance with its terms.

“Owner” has the meaning given to that term in the preamble.

“Owner Event of Default” has the meaning given to that term in Section 11.2.

“Owner Interconnection Facilities” means those Interconnection Facilities located on the Renewable Fuels Facility side of each Delivery Point.

“Owner LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, of Owner, as amended from time to time.

“Owner Outage” means any outage, services interruption in or disruption to the operation of the Renewable Fuels Facility (or any part thereof), due to any cause including, without limitation, routine or emergency maintenance.

“Owner Parties” means Owner, its Affiliates, and its and their members, shareholders, managers, officers, employees, agents, representatives, contractors and subcontractors.

“Owner Party” means any of the Owner Parties.

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“Par Knowledge Party” means (i) each individual set forth on Exhibit D and (ii) any successor, interim, or replacement who, at any time during the Term, occupies the same title, functional role, or level of authority at Provider, as applicable, and no further action or amendment is required for such successor, interim, or replacement individual to be deemed a Par Knowledge Party for all purposes of this Agreement.

“Permits” means all United States federal, state, local and municipal regulatory and governmental permits, licenses, determinations, certificates or other approvals as may be necessary from time to time for the ownership or operation (but not construction) of the Renewable Fuels Facility, the provision of the Services or supply of the Products.

“Person” means any natural person, firm, corporation, company, voluntary association, general or limited partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Authority or any other entity, whether acting in an individual, fiduciary or other capacity.

“Products” has the meaning given to that term in Section 3.2.

“Provider” has the meaning given to that term in the Preamble.

“Provider Event of Default” has the meaning given to that term in Section 11.1.

“Provider Facilities” means the facilities owned by Provider that are required to provide the Services and supply the Products in accordance with this Agreement.

“Provider’s Indemnity Obligations” has the meaning given to that term in Section 9.2(a).

“Provider Outage” means any outage, services interruption in or disruption to the operation of the Kapolei Refinery (or any part thereof), due to any cause including, without limitation, routine or emergency maintenance.

“Provider Parties” means Provider, its Affiliates, and its and their members, shareholders, managers, officers, employees, agents, representatives, contractors and subcontractors.

“Provider Party” means any of the Provider Parties.

“Provider Taxes” has the meaning given to that term in Section 3.14.

“Prudent Operating Practices” means the practices, methods, and acts that, at the time taken, are consistent with the standards of care, skill, diligence, and judgment that would be exercised by a reasonably prudent operator with experience in projects of similar type, size, scope and location to the Renewable Fuels Facility or the Kapolei Refinery, and that, in the exercise of reasonable judgment under the circumstances and in light of the facts known at the time, are reasonably expected to accomplish the desired results in a safe, lawful, reliable, efficient and workmanlike manner consistent with accepted industry practices, but in no event less than the degree of care that Provider and its Affiliates exercise in connection with its own or its Affiliates’ management of its other facility operations; provided that such practices, methods and acts are not intended to be limited to the optimum practice, method or act to the exclusion of others, but rather to include a range of reasonable and prudent practices, methods, or acts that could have been expected to accomplish the desired result.

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“RD Margin” means the actual economic margin on the Renewable Diesel calculated using the standard Lipow formula.

“Receipt Point” means, as applicable, each “Receipt Point” identified on Exhibit B.

“Release” means any spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, migrating, dumping, disposing or releasing of a Hazardous Material into or through the environment (including the air, soil, surface water, groundwater, sewer, septic system, or waste treatment, storage, or disposal systems) of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing a Hazardous Material.

“Renewable Diesel” means a diesel fuel that is produced from non-petroleum renewable resources that meets applicable ASTM specifications.

“Renewable Fuels” means Renewable Diesel, Sustainable Aviation Fuel and/or Renewable Naphtha.

“Renewable Fuels Facility” has the meaning given to that term in the Recitals.

“Renewable Naphtha” means an intermediate product used in, among other things, gasoline, plastics, and hydrogen production.

“Representative” or “Representatives” means, with respect to any Person, any officer, director, employee, manager, member, partner, shareholder, owner, legal counsel, accountant, financial advisor, lender, investor, consultant, Affiliate, subcontractor or other representative of such Person.

“Rolling Twelve Month Average Utilization” means the average Utilization Ratio, as calculated on a rolling twelve-month basis.

“Scheduled Amount” has the meaning given to that term in Section 3.4.

“Scheduled Owner Outage” means any Owner Outage that has been scheduled in advance in accordance with Section 3.7.

“Scheduled Provider Outage” means any Provider Outage that has been scheduled in advance in accordance with Section 3.7, not to exceed the maximum number of days allowed in any Operating Year pursuant to Section 3.7.

“Scheduling Procedures” has the meaning given to that term in Section 3.4.

“Services” has the meaning given to that term in Section 3.1.

“Subcontractor” means a subcontractor of Provider of any tier.

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“Sustainable Aviation Fuel” means jet fuel produced from renewable or waste feedstock.

“Tax” means any tax, duty, impost or levy of any nature (whether central, provincial, state or local) whatsoever and wherever charged, levied or imposed, together with any interest and penalties in relation thereto.

“Term” has the meaning given to that term in Section 2.1.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Unscheduled Provider Outage” means any Provider Outage that is not a Scheduled Provider Outage.

“Utilization Ratio” means, with respect to the Renewable Fuels Facility and expressed as a percentage, for any period of time, the average (expressed in barrels per day) daily realized throughput capacity divided by throughput capacity established pursuant to the then-effective Operating Budget (as defined in the Operating Agreement), exclusive of any Excused Days.

“Willful Misconduct” means an act or omission taken with intentional or conscious knowledge of the harmful consequences of such act or omission to a Person or its property or personnel.

1.2 Interpretation. Unless otherwise specified in this Agreement:

(a) Words of any gender include each other gender.

(b) Use of the singular or plural number also includes the plural or singular number, respectively.

(c) Any reference to any Person in any capacity includes a reference to its successors and permitted assigns in such capacity and in the case of any Governmental Authority, any Person succeeding to its functions and capacities.

(d) The terms “hereof,” “herein,” “hereto,” “hereunder” and words of similar or like import refer to this entire Agreement and not to any particular Article, Section, Schedule or other portion of this Agreement.

(e) References to a particular “Article,” “Section” or “Schedule” are references to that Article or Section of, or Schedule to, this Agreement.

(f) The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” or “but not limited to.”

(g) References to any Law shall be construed as a reference to such Law and to all regulations and rulings promulgated thereunder as each may be in effect from time to time.

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(h) References to any agreement (including this Agreement), document, protocol or guideline shall (1) include all exhibits, schedules, appendices and other attachments thereto, and (2) be construed at the particular time as a reference to such agreement, document, protocol or guideline as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms.

(i) References to days shall refer to calendar days unless Business Days are specified. References to weeks and months shall refer to calendar weeks and months, respectively, and references to years shall refer to calendar years unless Operating Years are specified.

(j) All accounting terms used but not expressly defined herein shall have the meanings given to them under GAAP.

(k) In computing any period of time prescribed or allowed under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included. If the last day of the period so computed is not a Business Day, then the period shall run until the close of business on the next Business Day.

(l) This Agreement is the result of negotiations between, and has been reviewed by, the Parties and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of each Party, and there shall be no presumption that an ambiguity should be construed in favor of or against Owner or Provider solely as a result of such Party’s actual or alleged role in the drafting of this Agreement.

(m) The word “or” shall mean “and/or” unless the context clearly indicates otherwise.

(n) The Table of Contents and the Article and Section headings contained in this Agreement are for convenience and reference only and should not be construed to define, describe, extend or limit the scope or intent of this Agreement or any provision contained herein.

ARTICLE 2

TERM; ENGAGEMENT OF PROVIDER

2.1 Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and, subject to earlier termination as provided in ARTICLE 10, shall continue until the earlier to occur of (a) the liquidation of Owner in accordance with the Owner LLC Agreement and (b) the mutual written agreement of the Parties.

2.2 Engagement of Provider. Owner hereby engages Provider as an independent contractor to perform the Services and to supply the Products and hereby authorizes Provider to perform all acts necessary or appropriate to provide the Services or to supply the Products, and Provider hereby accepts such engagement and agrees to perform the Services and to supply the Products, all in accordance with the terms and conditions and subject to the limitations set forth in this Agreement.

2.3 Access to the Renewable Fuels Facility Site. Owner hereby grants to Provider during the Term of this Agreement access to the Renewable Fuels Facility site and to all Renewable Fuels Facility facilities to which Provider requires access as reasonably necessary in order to perform the Services or supply the Products hereunder; provided that Provider’s access shall be subject to Owner’s reasonable HSE policies and procedures for persons entering the Renewable Fuels Facility Site.

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2.4 Contract Administrators. Promptly following the Effective Date, Owner and Provider shall each appoint a contract administrator to act as its representative for matters relating to this Agreement (each, a “Contract Administrator”) and shall notify the other Party of such appointment. Each of Owner and Provider may replace its Contract Administrator by Notice to the other Party. The Contract Administrators shall meet at least monthly to discuss matters affecting the provision of the Services or supply of the Products and each shall act as a liaison to schedule, coordinate and manage all aspects of the performance of this Agreement including operational, environmental, safety, maintenance, technical and scheduling matters. The Contract Administrators shall not have any authority to amend this Agreement.

ARTICLE 3

SERVICES; SUPPLY AND DUTIES OF PROVIDER

3.1 Services. On and after [  ] (“Commencement Date”), Provider shall provide certain services to Owner as described in Exhibit A (the “Services”). On and after the Commencement Date and until the end of the Term, Provider shall procure goods, services, consumables, parts and equipment as required to enable Provider to perform the Services in accordance with the terms of this Agreement, including managing and administering any contracts or subcontracts for such goods, services, consumables, parts and equipment. Subject to Sections 3.7 and 3.8 and except as expressly stated in Exhibit A, Provider’s obligation to provide the Services shall be suspended to the extent impacted by any Provider Outage.

3.2 Supply of Products. On and after the Commencement Date and until the end of the Term, Provider shall sell and provide or otherwise make certain products (as described in Exhibit B (the “Products”)) available for use in connection with the Renewable Fuels Facility in accordance with this Agreement, which notwithstanding anything contained herein to the contrary, shall at all times under Normal Operating Conditions meet or exceed the Baseline Product Volumes. All deliveries of Product shall be subject to the Scheduling Procedures. Subject to Sections 3.7 and 3.8 and except as expressly stated in Exhibit B, Provider’s obligation to supply the Products shall be suspended to the extent impacted by any Provider Outage. Provider shall use commercially reasonable efforts to supply the Scheduled Amount of any Product.

3.3 Engagement of Third Parties. Provider shall not be relieved of any of its obligations or liabilities under this Agreement by reason of any subcontract, and Provider shall remain responsible to Owner for the acts, omissions, defaults and negligence of any Subcontractor and such Subcontractor’s Representatives in connection with such Subcontractor’s performance or non-performance of its obligations under the applicable subcontract, subject to the limitation of liability set forth in ARTICLE 9.

3.4 Scheduling Procedures. No later than thirty (30) days prior to the expected Commercial Operation Date and periodically thereafter, the Parties shall agree upon detailed written procedures (the “Scheduling Procedures”) for the scheduling and coordination of request for and deliveries of the Products, which Scheduling Procedures shall cover operational procedures, including methods of notification of Owner’s Product requirements (the “Scheduled Amount”).

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3.5 Forecasts. Owner shall provide Provider with annual and quarterly forecasts of its Product requirement schedules, detailing Owner’s estimated demand for Products for the immediately succeeding Operating Year and quarter, respectively. Each forecast shall be delivered to Provider no later than thirty (30) days prior to the end of the preceding Operating Year or quarter, as the case may be. Owner shall update the schedule for each month no later than five (5) days prior to the end of the preceding month. Owner shall advise Provider promptly if it expects to materially deviate from any monthly schedule provided to Provider.

3.6 Certain Notifications. Owner shall notify Provider promptly after learning of any malfunction in the operation of the Renewable Fuels Facility that may affect the amount of Product to be taken or Services to be utilized by Owner, and Provider shall notify Owner promptly after learning of any circumstance that may affect Provider’s ability to deliver the Scheduled Amount of any Product or the requisite Services. Such notification shall be made by telephone, with written notice, which may be sent via electronic mail, following promptly thereafter.

3.7 Coordination of Scheduled Outages. Provider and Owner shall cooperate with each other and use reasonable efforts to coordinate Scheduled Provider Outages and Scheduled Owner Outages in order to minimize the effect of a Scheduled Provider Outage or Scheduled Owner Outage on the provision of the Services or the supply of the Products. Provider shall furnish Owner with a proposed schedule of all Scheduled Provider Outages (including general description of work to be performed, commencement dates and expected durations) for the immediately succeeding Operating Year no later than June 1st of each Operating Year during the Term, which proposed schedule may be updated by Provider as determined by Provider. Owner shall furnish Provider with a proposed schedule of all Scheduled Owner Outages (including commencement dates and expected durations) for the immediately succeeding Operating Year no later than June 1st of each Operating Year during the Term, which proposed schedule may be updated by Owner as determined by Owner. Provider and Owner shall each take into account the other Party’s reasonable requests with respect to scheduling any such Scheduled Provider Outages or Owner Outage, and shall promptly notify the other Party of any expected deviations from any previously-supplied schedule, which shall generally be finalized at the end of December in the current calendar year. Scheduled Provider Outages in excess of fifteen (15) days in any Operating Year shall be considered Unscheduled Provider Outages and subject to the terms set forth in Section 3.8 hereof.

3.8 Notice and Resolution of Unscheduled Provider Outages.

(a) Promptly upon the occurrence of an Unscheduled Provider Outage that will materially and adversely affect Provider’s ability to provide a Service or supply a Product, and in any event within one (1) day following Provider acquiring knowledge of the commencement thereof, Provider shall advise Owner of the occurrence of such Unscheduled Provider Outage and the nature and expected duration thereof.

(b) Subject to Section 3.11, Provider shall: (i) make commercially reasonable efforts to prevent, reduce to a minimum and mitigate the effect of any Unscheduled Provider Outage on the performance of the Services and/or provision of the Products; and (ii) use commercially reasonable efforts to ensure resumption of normal performance of this Agreement as soon as reasonably practicable.

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(c) Without limiting Owner’s rights and remedies hereunder, Owner shall be entitled to, in its sole discretion and upon prior written notice to Provider, pursue and engage replacement providers of the affected Services and Products for so long as the Unscheduled Provider Outage persists (and in volumes not more than the estimated volumes lost due to the Unscheduled Provider Outage).

3.9 Permits, Laws and Insurance.

(a) During the Term, Provider shall apply for, obtain and maintain, and comply with the terms of all Permits that are required under applicable Law to be obtained and maintained in the name of Provider for the provision of the Services or the supply of the Products.

(b) If there is a change to any applicable Law during the Term that is reasonably expected to have a material effect on Provider’s ability to provide any portion of the Services or supply any portion of the Products, the Parties shall promptly (and in all cases no later than ten (10) days following the discovery of such anticipated effect) enter into good faith negotiations to minimize, address and/or avoid any such effect, including any directly related cost increases.

(c) Provider shall maintain insurance covering the Kapolei Refinery in the types and amounts consistent with Prudent Operating Practices.

3.10 Provider to Act as Independent Contractor. In performing the Services and supplying the Products, Provider is acting and shall be deemed for all purposes to be an independent contractor. Owner and Provider are not partners, agents or joint venturers with each other, and this Agreement is not intended to nor shall it be construed to create a partnership or joint venture between Owner and Provider. Provider and its Representatives shall not be the agent or representative of Owner, shall have no authority to undertake any transaction or incur any expenditure for which Owner would be independently liable, and neither Provider nor any of the Provider’s Representatives shall describe itself or themselves as an employee, agent or representative of Owner. Provider shall perform the Services and supply the Products according to Provider’s own means and methods of work, which shall be in the exclusive charge and control of Provider and which shall not be subject to the control and supervision of Owner. Provider shall be entirely and solely responsible for its acts and the acts of its Representatives while engaged in the performance of the Services or the supply of the Products. Provider and its employees are hereby expressly precluded from and not entitled to any employee benefits from Owner. For the purpose of clarifying the ineligibility of the Provider under Owner’s employee benefits plans or programs, Provider and its employees are hereby specifically excluded from any eligibility or are deemed a “temporary employee” when such term is used to define ineligibility in benefits in any Owner employee benefit plan or program.

3.11 Standards for Performance of the Services and Supply of the Products.

(a) Provider shall perform the Services and supply the Products in accordance with the provisions of this Agreement, Prudent Operating Practices, applicable Law, Permits and other requirements of Governmental Authorities.

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(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT SHALL REQUIRE PROVIDER TO PROVIDE A STANDARD OF CARE WITH RESPECT TO THE PERFORMANCE OF THE SERVICES OR THE SUPPLY OF THE PRODUCTS BEYOND THAT SET FORTH IN THIS SECTION 3.11 OF THIS AGREEMENT.

3.12 Liens. Except to the extent arising out of Owner’s failure to make payments at the time required by ARTICLE 6, Provider shall not permit or suffer any liens or encumbrances on the Renewable Fuels Facility arising from or in connection with the performance of the Services or the supply of the Products without the prior written consent of Owner, other than carriers’, warehousemen’s, mechanics’, materialmens’, repairmens’ or other similar liens or encumbrances arising in the ordinary course of business which in the aggregate do not materially detract from the value of the Renewable Fuels Facility property or materially impair the use thereof in the operation of the Renewable Fuels Facility and do not relate to amounts overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings (the “Permitted Liens”). Provider shall indemnify and hold harmless Owner from any such lien or encumbrance on the Renewable Fuels Facility arising from or in connection with the performance of the Services or the supply of the Products except to the extent arising out of Owner’s failure to make payments at the times required by ARTICLE 6 and, other than with respect to Permitted Liens, shall take any and all actions to immediately and unconditionally clear any such liens or encumbrances.

3.13 Safety. Provider shall take reasonable safety and other precautions in accordance with Prudent Operating Practices to protect persons and property from damage, injury or illness arising out of the performance of the Services or the supply of the Products.

3.14 Provider Taxes. Taxes imposed upon the income, assets or corporate existence of Provider or any Affiliate (“Provider Taxes”) are for the account of Provider or any such Affiliate. Any Taxes payable by Provider in connection with the provision of the Services or the supply of the Products other than Provider Taxes shall be reimbursable costs for Owner’s account. For the avoidance of doubt, the taxes imposed for Hawaii’s general excise tax are reimbursable costs for Owner’s account. As between Provider and Owner, Provider shall be liable for and shall pay and shall indemnify, defend, and hold Owner harmless from, all Provider Taxes and contributions or any interest accrued and penalties imposed, and reasonable attorney fees relating to Provider Taxes.

3.15 Hazardous Materials. Provider shall not use, handle, store, generate, manufacture, transport, discharge, or Release any Hazardous Materials in, on or under the Renewable Fuels Facility, except that Provider may, in compliance with Prudent Operating Practices and all applicable Laws, use, handle, store, generate, manufacture, transport and dispose of (including, without limitation, the performance of investigatory, monitoring, or other remedial work upon the Renewable Fuels Facility and adjacent areas to the extent such work is reasonably necessary to comply with applicable Law) such Hazardous Materials as are reasonably and customarily required to operate Provider’s Kapolei Refinery and in amounts that are reasonably and customarily used for the provision of the Services or the supply of the Products hereunder.

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3.16 Downside Period. For the duration of any Downside Period, Provider shall:

(a) waive the Fixed Operating Fee (as defined in the Operating Agreement) that would otherwise then be due and payable during the Downside Period (at a rate equal to one-twelfth (1/12) of the annual Fixed Operating Fee for each month); and

(b) pay monthly liquidated damages to Alohi equal to the product of (i) Alohi’s Membership Interest in Owner as of the date such damages are payable to Alohi multiplied by (ii) the product of (w) the RD Margin for such month; (x) forty-two (42); (y) throughput capacity established pursuant to the then-effective Operating Budget (as defined in the Operating Agreement) for such month minus the average daily realized throughput capacity of the Renewable Fuels Facility for such month (expressed in barrels per day); and (z) the number of days in such month; provided, however, such damages pursuant to this Section 3.16(b) shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000.00) in any calendar year (the “Downside Maximum Liability Amount”).

ARTICLE 4

INTERCONNECTION

4.1 Delivery Points, Receipt Points and Title. Products sold and any materials or commodities delivered in the performance of any Services pursuant to this Agreement shall be made available to Owner or Provider, as applicable, at the applicable Delivery Point or Receipt Point specified on Exhibit A or Exhibit B, as applicable. Title to and risk of loss with respect to each Product set forth on Parts F and G of Exhibit B shall pass to and vest in Provider when such Product is made available at the applicable Receipt Point. Title to and risk of loss with respect to each Product (excluding Products set forth on Parts F and G of Exhibit B) and any materials or commodities delivered in the performance of any Services pursuant to this Agreement shall pass to and vest in Owner when such material, commodity or Product is made available at the applicable Delivery Point.

4.2 Owner Interconnection Facilities. Owner shall own and be responsible for, at its own expense, the engineering, design, construction, operation, maintenance and repair of the Owner Interconnection Facilities.

4.3 Provider Facilities. Provider, at Provider’s sole cost and expense, shall own and shall be responsible for the operation, maintenance and repair of the Provider Facilities.

ARTICLE 5

METERING

5.1 Place of Measurement. All Products delivered at the applicable Delivery Points shall be measured by meters to be located at the points identified in Exhibit B.

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5.2 Metering Equipment.

(a) Owner shall own and install all necessary metering equipment identified on Exhibit A at its expense. Provider shall own and install all necessary metering equipment identified on Exhibit A. Provider shall operate and maintain the meters and all associated measuring and recording equipment necessary to permit a determination of the quantities of Product delivered or received under this Agreement. Such meters shall be used for quantity measurements of Products delivered or received. Provider shall give Owner reasonable advance notice of any testing, calibrating and recalibrating of the metering equipment. Owner shall have the right to have a representative present at any such testing, calibration or recalibration and Provider shall supply Owner, upon request, with a copy of any reports generated during such testing, calibration or recalibration.

(b) The above paragraph shall not apply to the meters and metering equipment associated with the provision of Power (as described in Part E of Exhibit B) which are not owned by Owner and not operated or maintained by Provider. As a result, Owner disclaims and hereby waives any right to have a representative present at any testing, calibration or recalibration of such meters and/or metering equipment and its entitlement to receive any reports generated during such testing, calibration or recalibration of such meters and/or metering equipment.

5.3 Testing. Owner shall have the right to require, at Owner’s expense, except as provided below, a test of any of the meters not more than once every twelve (12) months. If the meters are found to be inaccurate by three percent (3%) or less, then any previous recording of such meters shall be deemed accurate, but Provider shall use its best efforts to adjust the meters. If any of the meters are found to be inaccurate by more than three percent (3%), the amount of Product measured by such meter shall be adjusted as far as can be reasonably ascertained by Provider from the best available data subject to review and approval by Owner. If the period of inaccuracy cannot be ascertained reasonably, any such adjustment shall be for a period equal to one-half (1/2) of the time elapsed since the preceding test. In the case of inaccurate meters with an inaccuracy in excess of three percent (3%), Provider shall promptly cause the meters to be correct and, where such inaccuracy was determined pursuant to a test required by Owner, Provider shall bear the expense of such test.

5.4 Adjustments. If, due to correction for inaccurate meters with an inaccuracy in excess of three percent (3%), the amount of Product delivered is increased or decreased, the revised quantity of Product shall be used to recompute the Compensation for Product owed by Owner during the adjustment period. If the difference is a positive number, the difference shall be paid by Owner to Provider; if the difference is a negative number, the difference shall be paid by Provider to Owner. Payment of such difference by the owing Party shall be made not later than thirty (30) days after the owing Party received written notice of the amount due.

ARTICLE 6

COMPENSATION AND INVOICING

6.1 Compensation. In consideration for the provision of the Services and the supply of the Products, Owner shall pay Provider a monthly fee for each month of the Term consisting of, with no loss, margin, mark-up or profit, (a) those amounts specified in Exhibit A for the provision of the Services during such month, (b) those amounts or credits specified in Exhibit B for the supply of the Products during such month and (c) any taxes attributable to the provision of the Services and the supply of the Products other than the Provider Taxes (together, the “Compensation”). For any components of the Compensation which are calculated based on Provider’s cost to produce or procure the same (as opposed to being based on a market index), such amounts shall not include any independent allocation of overhead, mark-up, margin, loss or profit by Provider.

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6.2 Invoices and Payment.

(a) By the fifteenth (15th) day of each month of the Term, Provider shall invoice Owner for the Compensation for the previous month. Owner shall pay undisputed amounts to Provider no later than thirty (30) days following the date of receipt by Owner of the applicable invoice. To the extent Owner is owed amounts under this Agreement, Owner shall invoice Provider for such amounts, and Provider shall pay undisputed amounts to Owner no later than thirty (30) days following the date of receipt by Provider of the applicable invoice.

(b) Each Provider invoice shall contain a tabulation of (i) the Compensation relating to the Services provided in such month and (ii) the Compensation relating to the Products supplied in such month. Each such invoice shall be accompanied by copies of all meter readings, vouchers, invoices, receipts or other information reasonably required to verify that the amount set forth in such invoice is properly due and payable.

6.3 Interest and Disputed Items.

(a) Any amount properly due and payable to a Party pursuant to this Agreement and remaining unpaid after the date when the payment was due shall bear interest thereafter; such interest to accrue from day to day at the Default Rate from, and including, the date such amount is due until, but excluding the day upon which the amount due actually is received by the Party to whom the amount is owed.

(b) If any item or part of an item of an invoice rendered by a Party is disputed by the recipient in good faith within one (1) year from the date of receipt of the invoice, the Parties shall use all reasonable efforts to resolve the Dispute as soon as practicable, but the disputing Party shall pay all undisputed amounts in accordance with this ARTICLE 6. If the Dispute, or any portion thereof, is resolved against the disputing Party, such Party shall within ten (10) Business Days of the date of such resolution pay the other Party an amount corresponding to such portion of the Dispute that has been resolved against the disputing Party, together with interest on such amount in accordance with Section 6.3(a).

6.4 Due Date Adjustment. If the due date for payment of any amount hereunder falls on a day that is not a Business Day, then the due date shall be the Business Day immediately following such date.

6.5 Set-Offs. Owner shall have the right to set-off against amounts payable by Owner to Provider under this Agreement (i) any amount previously paid by Owner to or on behalf of Provider, which pursuant to an audit is determined to be an overpayment by Owner to Provider and (ii) any other amounts due (and not in dispute) from Provider to Owner pursuant to the terms of this Agreement. Provider shall have the right to set-off against amounts payable by Provider to Owner under this Agreement (A) any amount previously paid by Provider to or on behalf of Owner, which pursuant to an audit is determined to be an overpayment by Provider to Owner and (B) any other amounts due (and not in dispute) from Owner to Provider pursuant to the terms of this Agreement.

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6.6 Continued Performance. Notwithstanding any Dispute that Provider may have against or related to Owner, the Renewable Fuels Facility, the Services, the Products or this Agreement, and regardless of the basis for such Dispute, Provider shall continue to perform the Services and supply the Products and perform its other obligations hereunder in accordance with the terms of this Agreement, so long as Owner continues to pay Provider for all Services and Products not subject to a Dispute, unless otherwise directed by Owner.

ARTICLE 7

RIGHTS AND RESPONSIBILITIES OF OWNER

7.1 Use of Products. Owner shall use the Products only in connection with the ownership, operation and maintenance of the Renewable Fuels Facility.

7.2 Owner Taxes. Owner shall be responsible for the payment of all Taxes, other than Provider Taxes, attributable to the provision of the Services or the Products, including any sales or general excise taxes.

ARTICLE 8

BOOKS AND RECORDS

8.1 Books and Records.

(a) In addition to the other reporting and record keeping requirements set forth elsewhere in this Agreement, Provider shall maintain on a current basis proper, accurate and complete books, records and accounts relating to the provision of the Services and supply of the Products as necessary to verify the incurring and payment of all capital and operating expenditures (collectively referred to as “Books and Records”). All Books and Records referred to in this Section 8.1 shall be established and maintained in sufficient detail and format so that GAAP can be applied and shall be in a format sufficient to permit the verification referred to in the preceding sentence.

(b) Upon not less than thirty (30) days’ prior written notice to Provider, Owner and its Representatives shall have the right during normal business hours, to inspect and audit the Books and Records that Provider is required to maintain under this Section 8.1 for any of the three (3) calendar years immediately preceding the calendar year in which the audit is requested.

(c) Provider shall maintain all Books and Records for a period of three (3) years following the creation thereof or longer to the extent required by applicable Law.

ARTICLE 9

INDEMNITY AND LIABILITY

9.1 Provider’s Maximum Liability. Provider’s maximum liability amount (i) to Owner and its Representatives with respect to Liabilities and Claims under this ARTICLE 9 or (ii) otherwise under this Agreement or the Ancillary Agreements, whether incurred by an Owner Party or Third Party, related to the Services or the Products covered by or furnished by the Provider or to Provider’s performance or non-performance under this Agreement or the Ancillary Agreements, shall be subject to the Maximum Liability Amount, even if such Liability or Claim is caused by

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the sole, joint, and/or concurrent Negligence, breach of a performance standard representation, covenant or warranty, struct liability or any other fault of Provider or its Representatives, any Owner party and any Third Party or any of them but such Maximum Liability Amount shall not apply where such Liability or Claim is (i) caused by the sole, joint, and/or concurrent Gross Negligence, Fraud or Willful Misconduct of any Provider Party or (ii) pursuant to Section 9.2(a)(i), Section 9.2(a)(ii) or Section 3.16 hereof; provided, however, any such amounts paid by Provider to Owner pursuant to Section 3.16(b) shall solely be subject to the Downside Maximum Liability Amount and shall not in any case reduce Provider’s Maximum Liability Amount hereunder.

9.2 Indemnification and Release.

(a) SUBJECT TO THE LIMITATIONS OF THIS AGREEMENT, PROVIDER SHALL BE RESPONSIBLE FOR, AND HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS OWNER AND ITS REPRESENTATIVES FROM AND AGAINST ANY AND ALL LIABILITIES AND CLAIMS BY THIRD PARTIES OR DIRECTLY BY OWNER TO THE EXTENT THEY (I) ARISE OUT OF OR ARE MADE BY OR ON BEHALF OF AN EMPLOYEE OF PROVIDER OR ITS AFFILIATES AGAINST OWNER AND ITS REPRESENTATIVES RELATED TO SALARY, WAGES OR BENEFITS PAYABLE TO SUCH EMPLOYEE IN CONNECTION WITH, OR AS A RESULT OF, PERFORMING ANY SERVICES HEREUNDER OR THE DELIVERY OF PRODUCTS HEREUNDER, (II) ARE MADE BY OR ON BEHALF OF AN EMPLOYEE OF PROVIDER OR ITS REPRESENTATIVES OR ITS AFFILIATES AGAINST AN OWNER OR ITS REPRESENTATIVES RELATED TO INJURIES SUSTAINED BY SUCH EMPLOYEE IN THE COURSE OF PERFORMING ANY SERVICES HEREUNDER OR THE DELIVERY OF PRODUCTS HEREUNDER, (III) ARISE OUT OF OR IN CONNECTION WITH, OR ARE ATTRIBUTABLE TO GROSS NEGLIGENCE, FRAUD OR THE WILLFUL MISCONDUCT OF ANY PROVIDER PARTY OR ITS REPRESENTATIVES DURING THE PERFORMANCE OF THE SERVICES HEREUNDER OR THE DELIVERY OF PRODUCTS HEREUNDER, (IV) ARISE OUT OF OR IN CONNECTION OR ARE ATTRIBUTABLE TO THE NEGLIGENCE OF PROVIDER OR ITS REPRESENTATIVES (SUBJECT TO THE MAXIMUM LIABILITY AMOUNT) OR (V) ARISE OUT OF OR IN CONNECTION WITH OR ARE ATTRIBUTABLE TO A PROVIDER EVENT OF DEFAULT, WHICH SUCH REMEDY WITH RESPECT TO SUCH INDEMNIFICATION SHALL SOLELY BE AS PROVIDED FOR PURSUANT TO SECTION 11.3, IN EACH CASE ONLY TO THE EXTENT SUCH DAMAGES ARE NOT COVERED BY INSURANCE TO WHICH OWNER IS A BENEFICIARY THEREOF (COLLECTIVELY, “PROVIDER’S INDEMNITY OBLIGATIONS”); PROVIDED, THAT ANY SUCH REDUCTION SHALL APPLY SOLELY TO THE AMOUNT PAYABLE WITH RESPECT TO SUCH CLAIM OR LIABILITY AND SHALL NOT REDUCE OR OTHERWISE IMPACT THE REMAINING AMOUNT OF THE MAXIMUM LIABILITY AMOUNT; PROVIDED FURTHER, HOWEVER, PROVIDER’S INDEMNITY OBLIGATIONS UNDER THIS SECTION 9.2 ARE EXPRESSLY LIMITED BY SECTIONS 9.4, AND 9.5 EXCEPT AS EXPRESSLY STATED THEREIN.

(b) Except for Liabilities and Claims that are subject to Provider’s Indemnity Obligations in Section 9.2(a) above, as limited by Sections 9.4, and 9.5, Owner hereby agrees to release, defend, indemnify, and hold harmless Provider and its Representatives from and against all Liabilities and Claims arising out of or related to this Agreement and Provider’s performance under this Agreement, including Provider’s and its Representatives’ negligent acts giving rise to such Liabilities and Claims, EXCEPT TO THE EXTENT SUCH LIABILITIES OR CLAIMS ARE AS A RESULT OF THE GROSS NEGLIGENCE (WHETHER SOLE, JOINT AND/OR CONCURRENT), FRAUD OR WILLFUL MISCONDUCT OF PROVIDER OR ITS REPRESENTATIVES.

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(c) Except with respect to any Liability or Claim which Provider is required to indemnify Owner and its Representatives pursuant to Section 9.2(a), as limited by Sections 9.4 and 9.5, Owner will bear and shall not be entitled to indemnification from Provider for, and releases Provider from, losses and liabilities for loss (including its own loss for business interruption and other Owner’s indirect or consequential losses or damages) or damages arising from (i) the death or personal injury or any employee of any of Owner or its Representatives, or of any of its contractor, subcontractor, or vendor, and (ii) any damage or destruction to any real or personal property of Owner or its Affiliates or its contractor, subcontractor, or vendor. Except with respect to any Liability or Claim to which Provider is required to indemnify Owner and its Representatives pursuant to Section 9.2(a), as limited by Sections 9.4 and 9.5, Provider shall not be liable vis-à-vis Owner for and is hereby released from, and Owner shall protect, defend and indemnify Provider and its Representatives from and against, death, personal injury, liability for any loss or damage to property on which Owner has assumed the risk of loss under this clause, EXCEPT TO THE EXTENT SUCH LOSS OR DAMAGE IS CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF ANY OF PROVIDER OR ITS REPRESENTATIVES. Any insurance policies carried by Owner on such property shall provide for waiver of underwriter’s right of subrogation against Provider and its Representatives, and Owner shall not make any claim against, or seek to recover from, Provider or its Representatives for any such loss or damage, such that no double recovery is permitted hereunder.

9.3 Cooperation Regarding Claims.

(a) If any Party receives notice or has knowledge of any Liabilities that may result in a claim for indemnification by such Party or its Representatives (in such capacity, the “Indemnified Persons”) against the other Party (in such capacity, an “Indemnifying Party”) pursuant to this ARTICLE 9, such Party shall as promptly as possible give the Indemnifying Party Notice of such Liabilities, including a reasonably detailed description of the facts and circumstances relating to such Liabilities, a complete copy of all notices, pleadings and other papers related thereto, and a description in reasonable detail of the basis for the potential claim for indemnification with respect thereto; provided, however, that failure promptly to give such Notice or to provide such information and documents to the Indemnifying Party shall not relieve the Indemnifying Party from the obligation hereunder to respond to or to defend the Indemnified Persons against such Liabilities except to the extent (and only to the extent) such failure shall materially diminish the ability of the Indemnifying Party to respond to such claim or to defend the Indemnified Persons.

(b) The Indemnifying Party shall be entitled to assume the defense or to represent the interests of the Indemnified Persons, which shall include the right to select and direct legal counsel and other consultants (all of whom shall be reasonably acceptable to the Indemnified Persons), appear in proceedings on behalf of the Indemnified Persons and to propose, accept or reject offers of settlement, subject to Section 9.3(c) below, all at its sole cost; provided, however, that if any such action is reasonably likely to involve injunctive, equitable or prospective relief or materially and adversely to affect the Indemnified Persons’ business or operations, then the Indemnified Persons shall be entitled to take control of the defense and investigation of such Liabilities, to employ and engage legal counsel and other consultants of its own choice to handle and defend the same and to compromise or settle such claim, subject to Section 9.3(c) below. Nothing herein shall prevent an Indemnified Persons from retaining their own legal counsel and

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other consultants and participating in its own defense at its own cost and expense; provided, if the Indemnified Persons shall have competing and/or adverse interests to those of the Indemnifying Party as named parties with respect to any action, the Indemnified Persons shall be entitled to retain one outside legal counsel at the cost and expense of the Indemnifying Party.

(c) Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any liability with respect to, any Third Party claim without the prior written consent of the Indemnified Persons (which consent shall not be unreasonably withheld or delayed). If the Indemnified Persons assume the defense of or represent their own interests, no settlement shall be made without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(d) The Parties shall cooperate with each other in any notifications to insurers.

(e) Nothing herein shall be construed so as to relieve any insurer of its obligations to pay any Liabilities in accordance with the terms and provisions of a valid and collectible insurance policy insuring the subject matter or event that is a basis for such loss.

9.4 Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, A PARTY’S DAMAGES RESULTING FROM ANY CLAIMS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL AND DIRECT DAMAGES AND NONE OF PROVIDER AND ITS REPRESENTATIVES OR OWNER AND ITS REPRESENTATIVES SHALL BE ENTITLED TO RECOVER FROM PROVIDER OR OWNER OR THEIR RESPECTIVE AFFILIATES (AS APPLICABLE) ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING ANY CONSEQUENTIAL DAMAGES FOR DELAY, DOWNTIME, LOSS OF CAPITAL, LOSS OF PRODUCT, LOSS OF PROFIT, LOSS OF REVENUE, LOSS OF USE, OR NONCOMPLIANCE WITH APPLICABLE LAWS, EVEN IF CAUSED BY THE SOLE, JOINT, AND CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF A PARTY. EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN DIRECT ACTUAL DAMAGES. NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IF A PARTY BECOMES OBLIGATED TO PAY A PERSON THAT IS NOT A PARTY OR AN AFFILIATE OF ANY PARTY (OTHER THAN ANY OBLIGATION ARISING OUT OF A CONTRACTUAL RELATIONSHIP WITH SUCH PERSON) ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY EXEMPLARY OR PUNITIVE DAMAGES, AND SUCH PARTY IS ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY UNDER THE TERMS OF THIS AGREEMENT, THEN THE WAIVER AND LIMITATION CONTAINED ABOVE IN THIS SECTION 9.4 SHALL NOT APPLY AND SUCH PARTY’S INDEMNIFICATION RIGHT SHALL INCLUDE ALL INDIRECT, SPECIAL, CONSEQUENTIAL AND INCIDENTAL DAMAGES, AND ALL EXEMPLARY AND PUNITIVE DAMAGES IT IS OBLIGATED TO PAY; PROVIDED, THAT PROVIDER’S LIABILITY UNDER THIS SECTION 9.4 SHALL BE SUBJECT TO THE LIMITATIONS SET FORTH IN THIS ARTICLE 9.

9.5 No Duplication. Any Claims related to this Agreement, the performance of the Services or delivery of Products under this Agreement or related to a breach of this Agreement that is the same breach of, or could be alleged as a breach of, the Ancillary Agreements or that arise out of the same facts, circumstances or events as such Claim hereunder shall be brought exclusively under this Agreement notwithstanding that such Claim could be brought under an Ancillary Agreement but for this Section 9.5. In no event shall any indemnitee be entitled to duplicate compensation with respect to Liabilities or Claims arising from the same breach of a Party’s undertaking under more than one provision of this Agreement or the Ancillary Agreements.

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ARTICLE 10

TERMINATION

10.1 Termination by Owner. Owner shall have the right, in its sole discretion, to terminate the provision of any or all of the Services or the supply of any or all of the Products, upon not less than thirty (30) days’ Notice to Provider (which shall not operate to extend or otherwise modify the cure periods set forth herein), upon:

(a) a Provider Event of Default, other than a Provider Event of Default of the type contemplated in Section 11.1(d), which Owner has provided Provider reasonably prompt notice thereof and which Provider fails to cure within one hundred eighty (180) days of the material breach giving rise to such Provider Event of Default;

(b) an NOC Breach contemplated in Section 11.1(d) which Provider fails to cure within sixty (60) days of the delivery of Notice thereof from Owner to Provider or, if Provider delivers an NOC Failure Notice, one hundred twenty (120) days from the date of Provider’s delivery to Owner of such NOC Failure Notice; provided, that if an NOC Failure Notice has been furnished by Provider and Provider is diligently pursuing cure of such NOC Breach but such breach is not capable of being cured within such one hundred twenty (120) day cure period, such cure period shall be extended to the later of (x) one (1) year following the date of the delivery of an NOC Failure Notice from Provider to Owner and (z) the resolution date mutually agreed in writing by the Parties; or

(c) a Par Knowledge Party’s Gross Negligence, Fraud or Willful Misconduct that results in damages to Owner that are in excess of Ten Million Dollars ($10,000,000) that occurs within ten (10) years of the date that the closing has occurred under the Equity Contribution Agreement.

10.2 Termination by Provider. Provider shall have the right, in its sole discretion, to terminate the provision of any or all of the Services or the supply of any or all of the Products, upon not less than thirty (30) days’ Notice to Owner (which shall not operate to extend or otherwise modify the cure periods set forth herein), upon:

(a) An Owner Event of Default, which Provider has provided Owner reasonably prompt notice thereof and which Owner fails to cure within one hundred eighty (180) days of the material breach giving rise to such Owner Event of Default; or

(b) Owner winds down the joint venture that owns the Renewable Fuels Facility.

10.3 Payments Upon Termination. If termination occurs pursuant to Section 10.1 or Section 10.2, Owner shall pay to the Provider that portion of the Compensation that accrued prior to the date of expiration or termination and Provider shall pay to Owner any such amounts due hereunder that accrued prior to the date of expiration or termination.

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10.4 Survival. Expiration or termination of this Agreement shall not affect any rights or obligations that have arisen or accrued before such expiration or termination, including any relating to an antecedent breach. In addition, the provisions of this ARTICLE 10 and ARTICLE 15 shall survive in full force for a period of one (1) year following the date of such expiration or termination of this Agreement and the provisions of ARTICLE 9 shall survive in full force for the applicable statute of limitations.

ARTICLE 11

EVENTS OF DEFAULT; REMEDIES

11.1 Provider Event of Default. The following shall constitute events of default on the part of Provider (each, a “Provider Event of Default”):

(a) Provider fails to pay any material amount due to Owner under this Agreement and such failure continues for thirty (30) days following receipt of Notice thereof from Owner;

(b) Provider (i) makes any general assignment or general arrangement for the benefit of creditors; (ii) files, or has filed against it, a petition to be adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Provider, such petition is dismissed within sixty (60) days of filing); or (iii) has trustees or receivers appointed to take possession of substantially all of its assets or of its interests in this Agreement, except where such seizure is discharged within thirty (30) days after appointment of said trustee or receiver, or the filing of a petition for the appointment of the same, whichever shall first occur;

(c) Provider commits a material breach of its obligations under this Agreement, other than a default of the type contemplated in Section 11.1(d), and fails to sure such breach within thirty (30) days; provided, however, that if (A) such breach is capable of being cured but is not, by its nature, capable of being cured within such thirty (30) day period, and (B) Provider is diligently and in good faith proceeding to attempt to cure such breach, Provider shall be allowed such additional time not to exceed sixty (60) days in the aggregate; and

(d) Provider fails to provide the Baseline Product Volumes under Normal Operating Conditions for a period of thirty (30) consecutive days pursuant to Section 3.2 hereof, or sixty (60) consecutive days if Provider has furnished an NOC Failure Notice to Owner prior to the expiration of such thirty (30) day period (as applicable, an “NOC Breach”); provided further that, such breach shall only constitute an NOC Breach if Owner has (i) made nominations that are equal to or greater than the Baseline Product Volumes and (ii) been able and willing to receive the Baseline Product Volumes, in each case, during the applicable period.

11.2 Owner Event of Default. The following shall constitute an event of default on the part of Owner (each, an “Owner Event of Default”):

(a) Solely to the extent not arising from a failure of the Operator (as defined in the Operating Agreement), Owner fails to pay any material amount due to Provider under this Agreement and such failure continues for thirty (30) days following receipt of Notice thereof from Provider; and

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(b) Owner shall: (i) make any general assignment or general arrangement for the benefit of creditors, (ii) file, or have filed against it, a petition to be adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Owner, such petition is dismissed within sixty (60) days of filing); or (iii) have trustees or receivers appointed to take possession of substantially all of its assets related to the Renewable Fuels Facility or of its interests in this Agreement, except where such seizure is discharged within thirty (30) days after appointment of said trustee or receiver, or the filing of a petition for the appointment of the same, whichever shall first occur,

(c) Owner commits a material breach of its obligations under this Agreement and fails to sure such breach within thirty (30) days; provided, however, that if (A) such breach is capable of being cured but is not, by its nature, capable of being cured within such thirty (30) day period, and (B) Owner is diligently and in good faith proceeding to attempt to cure such breach, Owner shall be allowed such additional time not to exceed sixty (60) days in the aggregate.

11.3 Procedure and Remedies. Upon the occurrence and during the continuance of a Provider Event of Default other than the type set forth in Section 11.1(d), Owner shall have the right, in its sole and absolute discretion, and by delivering notice of such election to Provider, to: (i) pursue any and all other remedies available at law or in equity, subject to the Dispute resolution procedures and the other limitations set forth in this Agreement or (ii) receive a credit to the Fixed Operating Fee under the Operating Agreement, to be applied on a monthly basis, in an amount that is equal to (x) the annual Fixed Operating Fee (as defined in the Operating Agreement) divided by 365, multiplied by (y) the number of days in such month during which Provider fails to cure such Provider Event of Default (each such credit, a “Monthly Fixed Operating Fee Credit”) and continuing until the date on which Provider provides notice that such breach has been cured; provided that, if Owner elects to receive the Monthly Fixed Operating Fee Credit, such Monthly Fixed Operating Fee Credit shall be applied immediately upon the material breach giving rise to a Provider Event of Default (including retroactively, if necessary) notwithstanding any cure period set forth herein; provided further that the aggregate Monthly Fixed Operating Fee Credit(s) applied to the Fixed Operating Fee payable under the Operating Agreement in any calendar year, together with any other credits or waivers applied to the Fixed Operating Fee under the Operating Agreement, shall not exceed the Fixed Operating Fee payable for such calendar year for all breaches under this Agreement and the Operating Agreement (“Fixed Operating Fee Credit Cap”); and provided further that, for the avoidance of doubt, that the full aggregate Fixed Operating Fee Credit Cap shall reset on January 1 of each calendar year. If Owner elects to receive the Monthly Fixed Operating Fee Credit as a result of a Provider Event of Default set forth in Section 11.1(c), Owner shall not have the right to pursue any and all other remedies available at law or in equity resulting from such breach. For the avoidance of doubt, this shall not limit Owner’s right to terminate this Agreement in accordance with Section 10.1, subject to any cure periods set forth herein.

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ARTICLE 12

FORCE MAJEURE

12.1 Procedure. If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder or to provide indemnification due hereunder, then such Party shall within a reasonable time after the occurrence of such of Force Majeure event deliver to the other Party written notice, including full particulars of the Force Majeure event and the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, will be suspended during the continuance of any inability so caused but for no longer period, and such cause must as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations under this Agreement. For the avoidance of doubt, no event of Force Majeure shall relieve a Party of its obligations to make payments under this Agreement.

12.2 Definition. The term “Force Majeure” means any act, event, circumstance or combination of the foregoing that is not reasonably within the control of, and that prevents, interferes with, or delays the performance by, a Party (in whole or in part) of any of its obligations under this Agreement, including (to the extent the foregoing requirements are satisfied) but not limited to events such as: breakdown of machinery or equipment, fire, explosions, hurricane, inclement weather, war (whether declared or not), riot, revolution, insurrection, pandemic, civil disturbance, act of the public enemy, blockade, general labor disturbance or strike, compliance with a request or order of any Governmental Authority having jurisdiction over the matter at issue (including, without limitation, if applicable, EPA and OSHA), or shortage in raw material, transportation, power or manufacturing capacity from the Party’s then-contemplated source of supply, in all cases, to the extent that the relevant event is not caused by acts or omissions of the Party (or any of its Affiliates) invoking the Force Majeure event or is not the result of a breach of such Party’s obligations under this Agreement. Notwithstanding the foregoing, (i) any outage or services interruption of or disruption to the Kapolei Refinery, due to any cause (excluding Provider’s breach of this Agreement) shall be deemed a Force Majeure event and (ii) Force Majeure shall not include (A) a failure of performance that is due to the affected Party’s own Negligence, Gross Negligence, Fraud or Willful Misconduct, (B) any removable or remediable causes which an affected Party fails to remove or remedy within a reasonable period of time, or (C) economic hardship of an affected Party.

12.3 Strikes and Labor Disturbances. Notwithstanding anything to the contrary contained herein, it is understood and agreed that the settlement of strikes, lockouts or other labor disturbances is entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure must be remedied with all reasonable and diligent dispatch shall not require the settlement of any such strike, lockout or other labor disturbance by acceding to the demands of opposing Persons when such course is inadvisable in the discretion of the Party having the difficulty.

12.4 Notice of Force Majeure Expiration. The Party claiming a Force Majeure must provide notice to the other Party of the date of expiration of such Force Majeure event.

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ARTICLE 13

DISPUTE RESOLUTION

13.1 Dispute Resolution Generally.

(a) In the event of any claim, controversy or dispute arising out of this Agreement (each a “Dispute” and, collectively, “Disputes”), the Party initiating dispute resolution procedures pursuant to this Section 13.1 shall so notify the other Party, and the Parties shall enter into direct negotiations to arrive at a mutually agreeable resolution of such Dispute. After receipt of the notification of a Dispute, executives of the Parties shall meet in person at least once, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to seek to reach a mutually acceptable resolution to the Dispute. In the event the Parties have not reached agreement within thirty (30) Business Days following the notification of a Dispute (regardless of whether the applicable cure period has expired in the case of a Dispute involving a claimed breach), such Dispute shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules in effect as of the date a Party issues its notification of a Dispute, and judgment on any interim or final award rendered by the arbitrator(s) may be entered in any federal or state court located in Houston, Texas. The place of arbitration shall be Houston, Texas. There shall be three arbitrators for a Dispute in excess of Three Million Five Hundred Thousand Dollars ($3,500,000). The arbitration shall be governed by the laws of the State of Delaware. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. The Parties agree to consolidation of two or more arbitrations that relate to the same set of facts, circumstances or events into the first filed arbitration.

(b) Owner and Provider agree that provision of the Services or supply of the Products will not be stopped or slowed in any way during the pendency of any Dispute.

(c) Notwithstanding anything to the contrary herein, any Party shall have the right to seek specific performance or other injunctive relief to the extent necessary to avoid the imposition of irreparable harm or otherwise to preserve the status quo.

(d) All Disputes resolved pursuant to this Section 13.1 and Section 13.2 below shall be subject to the confidentiality provisions set forth in ARTICLE 15.

13.2 Expert Proceedings. For any decision referred to an independent expert or any technical expert, the Parties hereby agree that:

(a) Such decision shall be conducted expeditiously by a technical expert or accounting firm mutually agreed by the Parties.

(b) The fees and costs of the technical expert or accounting firm shall be shared equally by the Parties. The accounting firm is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity.

(c) The Party desiring an accounting firm or technical expert determination shall give the other Party written notice of the request for such determination. If the Parties are unable to agree upon an accounting firm or technical expert within ten (10) days after receipt of the written notice of request for such determination, then, upon the request of either Party, the Houston, Texas office of the AAA shall appoint such expert. The expert, once appointed, shall have no ex parte communications with the Parties concerning the determination or the underlying Dispute.

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(d) All communications between a Party and the accounting firm or technical expert shall be conducted in writing, with copies sent simultaneously to all other Persons participating in the proceeding in the same manner, or at a meeting to which representatives of all Persons participating in the proceeding have been invited and of which such Persons have been provided at least five (5) Business Days’ notice.

(e) Within fifteen (15) days after the expert or accounting firm’s acceptance of its appointment, the Parties shall provide such expert with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within thirty (30) days of receipt of the above-described materials and after receipt of additional information or data as may be required by the accounting firm, the hired expert shall select the proposal which it finds more consistent with the terms of this Agreement and consistent with Provider and its Affiliates’ operations separate from this Agreement. The accounting firm may not propose alternate positions or award damages, interest, or penalties to either Party with respect to any matter. The accounting firm’s decision shall be final and binding on the Parties. If either Party fails or refuses to honor the decision of the accounting firm, such Party shall be in default under this Agreement.

13.3 Injunctive Relief. Notwithstanding Section 13.1 and Section 13.2 above, any Party shall have the right to seek specific performance or other injunctive relief to the extent necessary to avoid the imposition of irreparable harm or otherwise to preserve the status quo.

13.4 Confidentiality. All Disputes resolved pursuant to this ARTICLE 13 shall be subject to the confidentiality provisions set forth in ARTICLE 15.

ARTICLE 14

REPRESENTATIONS AND WARRANTIES

14.1 Representations and Warranties by Each Party. Owner and Provider each represents and warrants that, as of the Effective Date:

(a) it is duly organized and validly existing under the laws of all relevant jurisdictions in which it does business and has all requisite power and authority to own its property and assets and conduct its business as presently conducted or proposed to be conducted under this Agreement;

(b) it has the full power and authority to execute, deliver and perform this Agreement, to carry out the transactions contemplated hereby, and to perform its obligations hereunder;

(c) the execution and delivery of this Agreement and the carrying out by it of the transactions contemplated hereby have been duly authorized by all requisite action(s), and this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof; and

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(d) none of the execution, delivery and performance by it of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the contemplated transactions, conflicts or will conflict with or result in a breach or violation of any of the terms, conditions, or provisions of any law, governmental rule, regulation or material contract of such party or any applicable order, writ, injunction, judgment or decree of any court or governmental, authority against such party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties.

14.2 Additional Representations and Warranties by Provider. Provider further represents and warrants to Owner that, as of the Effective Date and, in the case of Section 14.2(c) below, as of the date each Product is supplied or provided:

(a) it holds (or has no reason to believe it will be unable to obtain or subcontract for prior to the time required) all necessary Permits to conduct its business and perform the Services and supply the Products;

(b) it is knowledgeable, understands and is able to comply with all applicable Laws relating to the provision of the Services and the supply of the Products; and

(c) it has and is transferring good and valid title to the Products delivered pursuant to this Agreement, free and clear of all liens or other encumbrances.

ARTICLE 15

CONFIDENTIALITY

15.1 Confidential Information.

(a) Subject to Section 15.1(b), each Party shall keep confidential and shall not disclose to any Person, and shall cause its Affiliates and Representatives to keep confidential and not to disclose to any Person, any information, data, experience, know-how, documents, secrets, dealings, transactions or affairs of or relating to the other Party disclosed to it in connection with this Agreement and identified in writing as confidential (the “Confidential Information”).

(b) The restrictions set forth in Section 15.1(a) shall not apply to the following:

(1) any information that Owner or Provider reasonably can demonstrate is already generally available and in the public domain other than through unauthorized disclosure thereof;

(2) any disclosure that may be required by applicable Law, any Governmental Authority, or any recognized securities exchange after reasonable efforts to prevent such disclosure have been pursued; provided, however, that the disclosing Party has made reasonable attempts to ensure that the communication, information or material is retained as confidential by any such exchange or authority;

(3) any matter that already is known to the recipient (as evidenced by its written records) at the time of disclosure other than through unauthorized disclosure thereof; or

(4) any information that is approved for unlimited release or use by written authorization of the disclosing Party.

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15.2 Persons to Whom Confidential Information is Disclosed.

Each Party shall:

(a) limit access to Confidential Information of the other Party to those of its’ Representatives or Affiliates who reasonably require the same in connection with the performance of the Services or supply of the Products;

(b) inform each of its Representatives or Affiliates or any other Person to whom Confidential Information of the other Party is disclosed of the restrictions on disclosure of such information set forth in Section 15.1 and procure the observance of such restrictions by any such Representative, Affiliate or Person;

(c) include in any subcontract with a subcontractor to which Confidential Information will be disclosed a provision restricting disclosure of Confidential Information in a manner at least as restrictive as the terms set forth herein; and

(d) not use any Confidential Information in any manner that would reasonably be expected to prejudice the business of Owner or the competitive position of the Renewable Fuels Facility unless or until Provider reasonably demonstrates that any such information falls within any of the exceptions set out in Section 15.1(b).

15.3 Ownership. All Confidential Information and all documents, data or information derived from or which contain, in whole or in part, any Confidential Information of a Party shall be treated as and be the property of such Party and shall be treated as such by the other Party.

ARTICLE 16

NOTICES

16.1 Method of Delivery of Notices. A notice, consent, approval or other communication (each a “Notice”) under this Agreement shall be delivered in writing, addressed to the Person to whom it is to be delivered, and:

(a) personally delivered to that Person’s address; or

(b) transmitted by first class paper mail or electronic mail to that Person’s address.

16.2 Time of Receipt. A Notice given to a Person in accordance with this ARTICLE 16 shall be deemed to have been delivered:

(a) if personally delivered to a Person’s address, on the day of delivery if delivered prior to 5:00pm Eastern Standard Time on a Business Day, otherwise on the next Business Day;

(b) if transmitted by first class mail or electronic mail on the day of correct and complete transmission if transmitted prior to 5:00pm Eastern Standard Time on a Business Day, otherwise on the next Business Day.

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16.3 Address for Notices. For the purpose of this ARTICLE 16, the address of a Party is the address set out below or such other address which that Party may from time to time deliver Notice to the other Party in accordance with this ARTICLE 16:

Owner:

Hawaii Renewables, LLC

825 Town & Country Lane, Suite 1500

Houston, Texas 77024

Attn: Jon Goldsmith; Jeff Hollis; Eric Wright

Email: [***]; [***]; [***]

Provider:

Par Hawaii Refining, LLC

825 Town & Country Lane, Suite 1500

Houston, Texas 77024

Attn: Jon Goldsmith; Jeff Hollis; Eric Wright

Email: [***]; [***]; [***]

Alohi:

Alohi Renewable Energy LLC

1221 McKinney Street, Suite 3500

Houston, TX 77010

Attn: Keigo Ishida

Email: [***]

16.4 Routine Communications. Nothing contained herein shall preclude the transmission of routine invoices or correspondence, messages and information between the Parties in accordance with agreed procedures between the Parties.

ARTICLE 17

GENERAL

17.1 Assignment by Provider. Provider shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Owner, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Provider shall assign (and no such consent shall be required for any such assignment) its rights and obligations under this Agreement to any Person (including an Affiliate) that acquires the Kapolei Refinery; provided that such Person has the financial resources to perform its obligations hereunder and/or

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the technical expertise to perform its obligations hereunder, as reasonably determined by Owner; provided further, that any such assignment or other transfer by Provider shall not relieve Provider of its obligations hereunder except to the extent such assignee or transferee expressly agrees in writing to assume (and in all cases excluding obligations accruing prior to such assignment or other transfer). Provider shall deliver Notice of any such assignment or other transfer to Owner as soon as reasonably practicable. Any assignment or other transfer by Provider not expressly permitted under this Section 17.1 shall be null and void and of no force or effect.

17.2 Assignment by Owner. Owner shall not assign or otherwise transfer all or any portion of its rights or obligations under this Agreement without the prior written consent of Provider, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Owner shall assign (and no such consent shall be required for any such assignment) its rights and obligations under this Agreement to any Person (including an Affiliate) that acquires the Renewable Fuels Facility. Owner shall deliver Notice of any such assignment or other transfer to Provider as soon as reasonably practicable. Any assignment or other transfer by Owner not expressly permitted under this Section 17.2 shall be null and void and of no force or effect.

17.3 Successors and Assigns. The Parties agree that this Agreement shall inure to the benefit of the Parties’ respective successors and permitted assigns.

17.4 Waiver. No delay or failure by a Party to exercise any of its rights, powers or remedies under this Agreement following any breach or default by the other Party shall be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind on the part of any Party of any breach or default, or any waiver on the part of any Party of any provision or condition of this Agreement, shall be effective only if in writing and then only to the extent specifically set forth in such writing.

17.5 Amendment. This Agreement may not be amended, modified, changed or supplemented in any way without the prior written consent of Owner and Provider.

17.6 Severability. If an arbitration panel, court or regulatory agency having jurisdiction over the Parties or over this Agreement determines that any of the foregoing Articles or provisions of this Agreement, or any part thereof, is invalid, void, illegal or unenforceable, the remainder of this Agreement, or the application of such Article or provision to Persons or circumstances other than those as to which it is held invalid, will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall endeavor to negotiate in good faith to modify the void or unenforceable provision to carry out the original intent of the Parties in a legally enforceable manner, and the remaining conditions, or parts, shall be unaffected and shall be enforced to the fullest extent allowed by Law.

17.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile, pdf or other electronic copies hereof or signature hereon shall, for all purposes, be deemed originals.

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17.8 Headings. The Article and Section headings in this Agreement are for convenience only and shall be given no effect in interpretation of this Agreement.

17.9 Further Assurances. Each Party shall take all actions, sign, execute and deliver, and shall use its best efforts to cause each of its Representatives to take all actions, sign, execute and deliver, all agreements, deeds, documents and instruments reasonably required of it or them, upon Notice from the other Party, to carry out and give full effect to this Agreement and the rights and obligations of the Parties hereunder.

17.10 Entire Agreement. This Agreement and all amendments hereto contain the complete agreement between Owner and Provider with respect to the matters contained herein and supersede all other negotiations or agreements, whether written or oral, with respect to the subject matter hereof.

17.11 No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties and their successors and permitted assigns and is not intended to and shall not confer any rights or benefits on any Third Party not a signatory hereto.

17.12 Governing Law; Venue and Jurisdiction.

(a) This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Delaware, without giving effect to any principle regarding conflict of laws that would result in the application of the laws of any other jurisdiction.

(b) WITHOUT AFFECTING THE PARTIES’ AGREEMENT TO ARBITRATE DISPUTES, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (OR, IF THAT COURT REFUSES JURISDICTION, THE DISTRICT COURT OF THE STATE OF TEXAS SITTING IN AND FOR HARRIS COUNTY) FOR THE PURPOSES OF INJUNCTIVE RELIEF OR OTHER FORM OF EMERGENCY RELIEF ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF OR FOR THE ENFORCEMENT OF ANY ARBITRAL AWARD HEREUNDER.

17.13 Remedies. Subject in all cases to the Parties’ agreement to arbitrate Disputes in accordance with ARTICLE 13 and the Maximum Liability Amount, the Parties agree that no remedy conferred by any provision of this Agreement in respect of any breach or non-observance of any of its terms is intended to be exclusive of any other remedy which is otherwise available at Law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law, in equity, by statute or otherwise. The election of any one or more of such remedies by either Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

17.14 Expenses. Each Party shall pay its own costs and expenses, including the fees and expenses of its agents, representatives, advisors, counsel and accountants, necessary for the negotiation, preparation, execution and delivery of this Agreement.

17.15 Non-Exclusive Relationship. Subject to the terms of this Agreement, Provider reserves the right to enter into contractual arrangements with Third Parties for the provision of services or the supply of products of a nature similar or identical to the Services or Products;

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provided, however, that such Third Party contractual arrangement shall require Owner’s prior written consent (not to be unreasonably withheld, conditioned or delayed) if Provider reasonably determines (which Provider agrees to consider in good faith and will notify Owner in writing if Provider has any concerns) that such Third Party arrangement, together with Provider’s other Third Party arrangements, taken as a whole, would reasonably be expected to impact Provider’s ability to provide the Baseline Product Volumes under Normal Operating Conditions or otherwise materially impact Product or Service availability to Owner; provided further, if Owner’s consent is required, Provider shall provide written notice to Owner detailing the anticipated impact and requesting consent to such arrangement and, if Owner fails to provide its written consent or rejection within forty (40) days of Provider’s request therefor, such consent shall be deemed given by Owner.

17.16 DHC Project; Further Assurances. If Owner elects not to participate in the DHC Project upon receipt of the DHC Proposal, or otherwise fails to communicate Owner’s acceptance within the DHC Project Review Period, Provider or its Affiliate, as applicable, may proceed with the DHC Project as provided in the Owner LLC Agreement, and the Parties shall amend this Agreement in good faith to accommodate the DHC Project; provided that, for any such amendment, the economic terms of this Agreement shall remain substantially the same (i.e., on a no profit / no loss, pass-through basis) and unaffected components hereof shall not be amended. All capitalized terms used in this Section 17.16 but not defined in this Agreement shall have the meanings assigned to such terms in the Owner LLC Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties and solely for purposes of Section 3.16(b), Alohi, by their respective duly authorized representatives, have caused this Agreement to be duly executed and delivered as of the Effective Date.

OWNER

HAWAII RENEWABLES LLC

By:
Title:
Date:

PROVIDER

PAR HAWAII REFINING, LLC

By:
Title:
Date:

ALOHI

ALOHI RENEWABLE ENERGY LLC

By:
Title:
Date:

Signature Page to

Services Agreement

Exhibit G

FORM OF TERMINALLING AGREEMENT

TERMINALLING AGREEMENT

HAWAII RENEWABLES

THIS TERMINALLING AGREEMENT (“Agreement”), entered into on [ ], 2025 (“Execution Date”) by and between Par Hawaii Refining, LLC, a Hawaii company (hereinafter to be referred to as “Par”), and Hawaii Renewables, LLC, a Delaware limited liability company (hereinafter to be referred to as “HR”) (Par and HR collectively referred to as “Parties” or individually as “Party”), covers terminalling of the products described below at the Par Terminal (defined below and identified in Section A) under the following terms and conditions, effective as of the Effective Date set forth in Section B below. Hawaii Renewables will have the right to store Products (defined herein) at the Par Terminal subject to space availability, physical storage limits, and nomination procedures subject to limitations below and the terms and conditions of this Agreement.

A.	PAR TERMINAL LOCATION

The services provided under this Agreement shall take place at Par’s Kapolei Refinery (the “Par Terminal”).

Par Terminal Address:	91-325 Komohana St, Kapolei, HI 96707
B.	EFFECTIVE DATE AND TERM

This Agreement shall commence, and Par’s obligation to perform the Terminalling Services under this Agreement shall commence, on the Execution Date (“Effective Date”) and, unless otherwise stated herein, continue until the earlier to occur of (a) the liquidation of HR in accordance with that certain Amended and Restated Limited Liability Company Agreement of Hawaii Renewables, LLC dated [ ] (“HR LLC Agreement”) or (b) the mutual written agreement of the Parties.

C.	PRODUCTS

Product types that may be stored, handled and/or delivered pursuant to Sections D and/or E below are as follows (collectively, the “Products” and each, a “Product”):

a)	Sustainable Aviation Fuel Neat (“SAF Neat”)

b)	Sustainable Aviation Fuel Blended (“SAF Blended”)

c)	Renewable Diesel Neat (“RD Neat”)

d)	Renewable Diesel Blended (“RD Blended”)

e)	Renewable Naphtha Neat (“RN Neat”)

f)	Renewable Naphtha Blended with (“RN Blended”)

g)	Transmix

h)	Renewable Feedstock (“RF”)

i)	Renewable Feedstock Transmix (“RF Transmix”)

D.	TERMINALLING SERVICES

Par agrees to provide the following terminalling services (“Terminalling Services”) to HR in accordance with the terms and conditions of this Agreement.

1)	Storage:

Par shall allocate and provide to HR 100% of the capacity of the Par Terminal tanks that are listed in Schedule A (the “Leased Tanks”), subject to availability which may be impacted by regulatory or integrity requirements, physical storage constraints and nomination procedures as set forth in this Agreement. HR shall have the exclusive rights to utilize each Leased Tank listed in Schedule A. The maximum capacity of each Leased Tank (such Leased Tank’s “Max Barrels”) shall be as set forth in Schedule A.

For each individual storage tank, HR shall be limited to a monthly throughput volume equal to a multiple of the Max Barrels of such tank (“Maximum Throughput Volume”) listed in Schedule A; provided that, for the avoidance of doubt, the transfer of volumes between Leased Tanks shall not count towards the Maximum Throughput Volume. The Maximum Throughput Volume shall be assessed on an individual-basis of each storage tank at the Par Terminal. Any volumes in excess of the Maximum Throughput Volume for an individual storage tank will be subject to the MTV Fee as described in Section E.

2)	Modes:

Products will enter and exit the Par Terminal as follows and as detailed in Schedule E:

INBOUND: RF will enter the Par Terminal via Barbers Point Harbor System (“BPH System”) RF pipeline.

OUTBOUND: Products will exit the Par Terminal via connections to 1) the Barbers Point Harbor system (marine export), 2) the Kapolei refinery and storage complex (blending, certification, further deliveries), 3) the Honolulu Pipeline (Hawaii Fuel Facilities Corporation and Sand Island Terminal), and 4) the offshore Single Point Mooring (defined herein).

3)	Product Service:

Schedule A shows the Product service of the tanks at the Par Terminal as of the Effective Date. Other than as shown in Schedule A, Par will not change the type of Product stored in any of the Par Terminal storage tanks without the prior written approval of HR, which shall not be unreasonably withheld.

4)	Additional Terminalling Services: As set forth on Schedule B.

E.	CONSIDERATION

In exchange for Par’s performance under this Agreement, the Parties agree that the following provisions shall govern the entire consideration to Par under this Agreement.

1)	As of the Effective Date and thereafter HR shall pay Par a fee for the applicable Product and “Mode and Location” applicable to such Product as set forth on Schedule C (“Fee”).

2)

The Fees noted above shall be inclusive of all Terminalling Services provided under Section D above, but shall exclude taxes, RF Tank Heating Charge, Third Party Costs, Additives/Chemicals, MTV Fee and Other Expenses (in each case, as defined below in Section E and collectively, the “Additional Charges”).

3)	There will be no additional charges for in-tank transfers.

4)

RF Tank Heating Charge: Shall be a daily rate of $700 per tank per day (“Heating Charge”) to heat RF within one tank. The Heating Charge shall be applied for a minimum of one day regardless of whether the actual heating performed is less than one day. The Heating Charge shall be adjusted each January 1 by the following formula: (i) the prior year PHR Crude price (as defined in the Services Agreement between Par and HR), divided by (ii) $60. Par will use commercially reasonable efforts to optimize the use of tank heating and minimize the Heating Charge based on actual operating data gathering during the Terminalling Services. The Parties agree to review the Heating Charge one (1) year after the Effective Date and make any adjustments to more accurately reflect the actual costs associated with heating RF.

5)	Third Party Costs:

Third Party Costs (which may include but is not limited to inspection, sampling, and testing) incurred in connection with deliveries of Product into or out of the Par Terminal shall be based on HR’s actual volume received or shipped or other third-party costs to provide the Terminalling Services, or prorated based on HR’s share of volume received or shipped for each such delivery and charged to Par.

6)	Additives/Chemicals:

Any additives or chemicals costs incurred in connection with Par’s performance of the Terminalling Services shall be for HR’s account.

7)	MTV Fee: Any volumes in excess of the Maximum Throughput Volume for a specific storage tank shall be charged to HR at a rate of $0.10 per barrel.

8)	Other Expenses:

Any other cost, expense, or charge not described in this Section E and incurred in connection with Par’s performance of the Terminalling Services shall be for the account of HR.

In the event that there are any material misalignments regarding the costs in this Section E, the Parties shall meet to discuss in good faith and shall use reasonable efforts to cooperate to remedy such material misalignment of such costs.

F.	PRODUCT QUALITY

1)	Feedstock delivered to the Par Terminal:

HR shall provide written certification (“Certificate of Analysis”) for each marine delivery of Inbound RF into the Par Terminal, demonstrating that such RF being delivered meet applicable industry specifications for each product.

Prior to discharge by each arriving marine vessel, Par may perform an abbreviated set of field tests on the volumetric composite sample taken from the vessel by independent inspector prior to authorizing the commencement of discharge. All Products must meet applicable industry specifications for each product before acceptance into the Par Terminal.

G.	TANK BOTTOMS AND WATER HANDLING

HR shall be responsible for removing the tank bottoms at the expiration or termination of this Agreement or shall sell the Product to Par at a price and location to be mutually agreed between the Parties at the time of the Agreement’s expiration or termination.

If water is found in tank(s) and it is determined to have been introduced through Product, HR agrees to reimburse Par for the actual cost of removal and disposal of such water plus a ten percent (10%) administrative fee, unless such water in tank(s) was caused by Par’s failure to use reasonable care in receiving, handling, storing and/or maintaining the Par Terminal.

H.	TRANSMIX AND PRODUCT SALES

THE INITIAL TRANSMIX AND PRODUCT SALES MATRIX IS SET FORTH ON SCHEDULE D; PROVIDED, THAT THE PARTIES SHALL UPDATE AND AMEND SCHEDULE D AT LEAST ANNUALLY, UNLESS OTHERWISE AGREED BY THE PARTIES TO BE UPDATED EARLIER.

I.	ESCALATION

All charges herein shall be subject to escalation according to the following:

The Fees described in Section E above shall be effective until December 31, 2026 and shall be adjusted annually each January 1st starting in 2027 to reflect the rate of change in the Consumer Price Index for All Urban Consumers (CPI-U) for Urban Hawaii (CUUSA426SA0) as published by the U.S. Department of Labor Bureau of Labor and Statistics. For the adjustment effective the year after the Effective Date, the Base Index shall be the published annual index prior to the Effective Date and the Revised Index shall be the published annual index for the succeeding year and so forth with each succeeding year of the Agreement. The percentage of change will be calculated to the third decimal place and applied to the fees in accordance with the following formula:

(Revised Index - Base Index)	= Adjusted Rate
Base Index

(1+ Adjusted Rate) x Applicable Fee = New Applicable Fee

In the event the U.S. Department of Labor Bureau of Labor and Statistics no longer keeps or publishes the above index, the Parties agree to establish an alternative method of adjusting such fees based on a currently published U.S. Government Index, which reflects the rate of domestic inflation.

J.	NOTICE ADDRESSES

HR:

For operations, scheduling and nominations of receipts and deliveries of Products:

Hawaii Renewables, LLC

825 Town & Country Lane, Suite 1500

Houston, TX 77024

Attn: Matthew Keating

Tel: [***]        Email: [***]

For Payment of Invoices and questions concerning invoices shall be directed as provided in the invoice or to the following:

Hawaii Renewables, LLC

825 Town & Country Lane, Suite 1500

Houston, TX 77024

Attn: AP Inquiry

Email: [***]

For Contract Administration:

Hawaii Renewables, LLC

825 Town & Country Lane, Suite 1500

Houston, TX 77024

Attn: Par-Contracts

Email: [***]

For all other matters:

Hawaii Renewables, LLC

825 Town & Country Lane, Suite 1500

Houston, TX 77024

Attn: Eric Wright; Jon Goldsmith; Jeff Hollis

Email: [***]; [***] and [***]

Par:

For operations, scheduling and nominations of receipts and deliveries of Products:

Par Hawaii Refining, LLC

825 Town & Country Lane, Suite 1500

Houston, TX 77024

Attn: Matthew Keating

Tel: [***]        Email: [***]

For Payment of Invoices and questions concerning invoices shall be directed as provided in the invoice or to the following:

Par Hawaii Refining, LLC

825 Town & Country Lane, Suite 1500

Houston, TX 77024

Attn: AP Inquiry

Email: [***]

For Contract Administration:

Par Hawaii Refining, LLC

825 Town & Country Lane, Suite 1500

Houston, TX 77024

Attn: Par-Contracts

Email: [***]

For all other matters:

Par Hawaii Refining, LLC

825 Town & Country Lane, Suite 1500

Houston, TX 77024

Attn: Eric Wright; Jon Goldsmith; Jeff Hollis

Email: [***]; [***] and [***]

K.	OTHER PROVISIONS

EACH OF THE PARTIES AGREES TO:

•	Use commercially reasonable efforts to maintain and not allow to lapse any and all leases, permits or licenses necessary for the use and operation of the Par Terminal.

The Additional Terms and Conditions and Exhibits attached are a part of this Agreement. All references herein to the Agreement shall include the Additional Terms and Conditions and Exhibits.

Executed this _____ day of _____________________, 2025.

PAR HAWAII REFINING, LLC		HAWAII RENEWABLES, LLC

By:		By:
	[ ]		[ ]
	[ ]		[ ]

ADDITIONAL TERMS AND CONDITIONS

1.	FACILITIES. Par agrees to provide the Par Terminal identified in the Agreement (hereinafter referred to as “Par Terminal”) for the storage and handling of Product.

2.

TERMINALLING SERVICES. When instructed by HR and subject to the Terminal Scheduling and Nomination Procedures in Exhibit A, Par agrees to receive Product into the Par Terminal, to store such Product, and to deliver same, all as specified in the Agreement.

3.

CHARGES AND PAYMENT. Commencing with the Effective Date specified in the Agreement and in consideration for the provision of Terminalling Services and the supply of Products, HR agrees to pay Par the following charges all as specified in the Agreement:

A.	All charges as specified in Section E – CONSIDERATION.

B.	All other fees and charges as set forth in the Agreement and as may be agreed upon between Par and HR from time to time during the term of the Agreement.

C.

By the fifteenth (15th) day of each month of the Term, Par shall invoice HR for the charges and payments for the previous month. HR shall pay undisputed amounts to Par no later than thirty (30) days following the date of receipt by HR of the applicable invoice. To the extent HR is owed amounts under this Agreement, HR shall invoice Par for such amounts, and Par shall pay undisputed amounts to HR no later than thirty (30) days following the date of receipt by Par of the applicable invoice. Each Par invoice shall contain a tabulation of (i) all charges and payments relating to the Terminalling Services provided in such month and (ii) the charges and payments relating to the Products supplied in such month.

D.

Any amount properly due and payable to a Party pursuant to this Agreement and remaining unpaid after the date when the payment was due shall bear interest thereafter; such interest to accrue from day to day at an annual rate of interest equal to the “prime rate” of interest as reported in The Wall Street Journal plus two percent (2.0%), from, and including, the date such amount is due until, but excluding the day upon which the amount due actually is received by the Party to whom the amount is owed.

E.

If any item or part of an item of an invoice rendered by a Party is disputed by the recipient in good faith within one (1) year from the date of receipt of the invoice, the Parties shall use all reasonable efforts to resolve the Dispute as soon as practicable, but the disputing Party shall pay all undisputed amounts in accordance with this Section 5. If the Dispute, or any portion thereof, is resolved against the disputing Party, such Party shall within thirty (30) days of the date of such resolution pay the other Party an amount corresponding to such portion of the Dispute that has been resolved against the disputing Party, together with interest on such amount in accordance with Section 3(D) or 3(F), as applicable.

4.

DETERMINATION OF QUANTITY AND QUALITY OF PRODUCT. The quantity of the Product handled hereunder shall be determined by Par, or, at HR’s option, by an independent inspector mutually acceptable to both Parties. The charges for an independent inspector shall be for the account of HR. In any case, such determination of quantity shall be accepted as final and binding by both Parties except in a case of manifest error.

The quantity of Product handled hereunder shall be determined in accordance with Schedule B and the quantity of Product created through HR’s production/processing will be determined by the yield accounting process set forth in Schedule F.

A.

For the purpose of the Agreement, a barrel shall consist of forty-two (42) U.S. gallons and a gallon shall contain two hundred thirty-one (231) cubic inches when corrected to 60ºF. All measurements shall be in accordance with API standards for applicable product.

B.	Product Quality:

1.	“RD Neat” means a diesel fuel that is produced from non-petroleum renewable resources that meets ASTM D975 specifications.

2.	“SAF Neat” means jet fuel produced from renewable or waste feedstock that meets ASTM D7566 specifications.

3.	“RN Neat” means an intermediate product used in, among other things, gasoline, plastics, and hydrogen production that meets ASTM D4814 specifications.

C.

HR will be liable for all direct costs related to the delivery of any of Products to the Par Terminal that are subsequently determined not to meet the quality requirements of this Agreement; except to the extent such failure to meet the quality requirements of this Agreement are caused by Par’s Negligence, Gross Negligence or Willful Misconduct. “Negligence” means a material and unreasonable departure (taking into account the facts known at the time) from the standard of care, skill, and diligence that a reasonable prudent operator would exercise under comparable circumstances; provided, however, the mere occurrence of equipment failure or outage at the Par Terminal does not, in itself, establish negligence as the mechanical systems and equipment at the Par Terminal are subject to wear, malfunction and/or failure even under proper care, maintenance and operation.

D.

Par shall have the right to inspect any cargo proposed for delivery into the Par Terminal and to refuse to accept delivery should the cargo not meet, in Par’s commercially reasonable opinion, the Product quality requirements of this Agreement. The costs to inspect such cargo shall be for Par’s account.

5.

PAR TERMINAL HOURS OF OPERATION. The Par Terminal will remain open twenty-four (24) hours a day, seven (7) days a week and three hundred sixty five (365) days a year for the receipt and/or delivery of Product via marine vessel or pipeline, except as provided for in this agreement.

6.

COMPLIANCE WITH LAWS AND REGULATIONS. Par and HR hereby agree to comply fully in the performance of the Agreement with all federal, state, and local governmental laws, regulations, and rules. In addition, each of HR and Par agree to file all reports as may be required by state and local jurisdictions which are applicable to HR and/or Par.

In the event, at any time after the date the Agreement is entered into, any governmental or regulatory body shall require the installation or modification of the facilities or fixtures of the Par Terminal, as required by new regulations, or require changes in Par’s normal operating procedures related to the storage and handling of Product, Par shall notify HR of the necessity and cost of such installation of facilities or fixtures, or changes in operating procedures, and Par and HR shall work, in good faith, to allow such installation of facilities or fixtures or to make such necessary changes to Par’s operating procedures, and to adjust the compensation under the Agreement to reflect Par’s additional costs of compliance. If such installation or modification of the facilities or fixtures would cost more than Three Million Dollars ($3,000,000), HR may request Par’s general counsel or Vice President of HSE to issue a written opinion that the installation or modification is necessary or advisable to comply with new regulations or changes in Par’s normal operating procedures related to the storage and handling of Product, as applicable.

If any member of HR that owns at least five percent 5% of the membership interests of HR does not agree with the determination by Par’s general counsel or Vice President of HSE whether such installation or modification is required or advisable to comply with new regulations or changes in Par’s normal operating procedures related to the storage and handling of Product, then Operator’s general counsel or Vice President of HSE, as applicable, and senior-level management of each such member of HR shall meet to discuss in good faith the installation or modification and if the Parties cannot agree, such dispute shall be resolved in accordance with Section 19.

7.

REPORTS. At the end of each calendar month during the term hereof, Par shall provide to HR (a) a report, summarizing for such month receipts and deliveries of Product, into and out of storage, the beginning storage inventory, the ending inventory, and any gain or loss of actual physical inventory over computed inventory, and (b) reports summarizing that Products have been blended and/or additized pursuant to HR’s specifications and instructions with respect to such Products. For outbound Product loaded into tanker trucks, Par shall send to HR electronically through a mutually agreeable electronic system, a daily record including all bill of lading information on each delivery made from the Par Terminal. Par shall, as promptly as practicable, notify HR in the event of any material leak, loss or contamination of any of the Leased Tanks or any Product or otherwise. Par shall not be obligated to perform any additional administrative duties for HR that are not a part of Par’s customary administrative duties, as determined by Par, other than those reporting duties set forth in this Section 7, unless Par and HR agree in writing to such additional duties and compensation, if any, for their performance.

8.

RESPONSIBILITY FOR LOSS, DAMAGE OR CONTAMINATION. Subject to Section 12 and Schedule B, Par shall be responsible for all losses (including Product losses and including contamination) with respect to the Products while it is in Par’s custody to the extent such loss or damage is caused by Par’s Negligence, Gross Negligence or Willful Misconduct. Subject to Section 12 and Schedule B, Par shall not be liable for more than the actual cost of the Product to HR for any contamination or loss of Product, nor for special or consequential damages arising out of any contamination or loss of Product, no matter how such contamination, damages or loss shall have occurred or been caused. Actual costs shall be defined as the pricing basis agreed under the Operations Agreement based on the month of delivery into or out of the Par Terminal. At Par’s option, Par will either (1) replace product of like kind and quality at an agreed location or (2) restore Product to receipt quality; provided, however, that if replacement or restoration is not practical or possible, then PHR shall pay HR monetary damages for such loss or damage, subject to Section 12. Any salvage or residual value received or credited for the lost or damaged Product shall revert to or be credited to the party which replaced the lost or damaged Product in the event that Par or HR replaces any portion or the entire lost or damaged product. In calculating any amounts pursuant to this Section 8, the amount shall be reduced by all cash reimbursements (including insurance proceeds) actually received by HR with respect to the applicable loss; provided, however, that any such reduction shall apply solely to the amount payable pursuant to this Section 8 and shall not reduce or otherwise impact the remaining amount of the Par Liability Cap.

9.

AUDITING AND INSPECTION. HR, at its expense, shall have the right during the term of the Agreement: (a) to make periodic operational inspections of the Par Terminal, (b) to conduct audits of any pertinent records including those that substantiate Par’s charges to HR and those records which are the basis for periodic escalation of the various charges to Par, and (c) to conduct physical verifications of the amount of Product stored at the Par Terminal provided all such inspections shall be made during Par’s normal working hours and after reasonable notice to Par such that performance of said inspections will not disrupt Par’s operations. If an audit reveals any material disagreement in the allocation of costs or other charges or behavior hereunder, the Parties agree to discuss such disagreement in good faith for thirty (30) days prior to electing to resolve the dispute under Section 19.

10.

CLEANING OF FACILITIES. If cleaning of the tankage is necessary (1) due to an agreed-upon change in the Product to be stored and/or handled therein during the term of the Agreement, or (2) upon termination of the Agreement and removal of Product, HR shall reimburse Par for the actual costs of: i) tank cleaning, ii) collection and lawful disposal of any of remaining Product, iii) “slop” material and/or tank bottoms and all waste material resulting from the cleaning operations, and iv) removal and disposal of water.

11.	INSURANCE

A.

The Fees and Additional Charges contained herein do not include any costs for insurance covering damage to or loss of HR’s Product while it is in the custody of Par, it being expressly understood and agreed that insurance, if any is desired by Par, shall be carried by HR at its own expense.

B.	HR shall maintain, at its sole cost, at all times while performing under this Agreement, customary insurance coverage with providers satisfactory to Par (the “Insurance”) and:

1.	For HR’s watercraft or chartered vessels:

(a)

HR’s chartered vessels shall comply with all local, state, and federal environmental laws and regulations, including but not limited to U.S. Federal Water Pollution Control Act, as amended, 33 U.S.C. Sec. 1321 et seq., the U.S. Oil Pollution Act of 1990 and any amendments thereto. HR’s chartered vessel shall fully comply (or hold necessary waivers if not in compliance) with all applicable U.S. Coast Guard regulations in effect as of the date the HR’s chartered vessel berths. HR’s chartered vessel shall secure and carry aboard the vessel a current U.S. Coast Guard Certificate of Financial Responsibility (Water Pollution):

(b)

If HR’s chartered vessel fails to comply with those laws and regulations while at the Par Terminal, the vessel will be denied access to the Par Terminal, or required to leave the Par Terminal if it has already berthed. Par (and its members, subsidiaries, affiliates and joint venture partners) reserves the right to inspect and reject any vessel.

2.

In accordance with the law, insurance policies shall provide a blanket waiver of subrogation in favor of Par, allow for the separation of insureds and give written notice of cancellation or material change. Notice of cancellation or change shall not affect the insurance until thirty (30) days after written notice is received by Par. Any deductible or retention of insurable risks shall be for HR’s account.

3.

The Insurance required in this Section and each certificate evidencing the Insurance issued to HR shall name Par (and its members, subsidiaries, affiliates and joint venture partners to the extent of their interest) additional insureds (Section 11 A.1, 11 A.2), without regard to the allocation of liability provisions contained in this Agreement, to the extent of any claim, loss or liability within the scope of the required Insurance. It is the intention of the Parties that the status of Par (and its members, subsidiaries, affiliates and joint venture partners to the extent of their interest in Par) as additional insureds shall not be limited. HR shall secure from its insurance companies, for all required Insurance (Section 11 A.1 and 11.A.2) an additional insured endorsement, without restrictions.

4.

Failure of HR to provide evidence of the Insurance or purchase Insurance in compliance with this Section shall not relieve HR of its obligations in this Section. Failure of HR to comply with this Section during this Agreement shall constitute a breach of this Agreement, and HR’s access to the Par Terminal shall be suspended during the period of non-compliance.

12.	TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS SPECIFIED OTHERWISE ELSEWHERE IN THE AGREEMENT:

A.

SUBJECT TO THE LIMITATIONS OF THIS AGREEMENT, PHR SHALL BE RESPONSIBLE FOR, AND HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS HR INDEMNITEES FROM AND AGAINST ALL LIABILITIES AND CLAIMS BY A THIRD PARTY OR DIRECTLY BY HR TO THE EXTENT THEY:

1.

ARISE OUT OF OR ARE ASSERTED BY OR ON BEHALF OF ANY EMPLOYEE OF PHR, ITS AFFILIATES, OR THEIR RESPECTIVE REPRESENTATIVES AGAINST HR, ITS AFFILIATES, OR THEIR RESPECTIVE REPRESENTATIVES THAT ARISE IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT FOR (A) ANY INJURY, ILLNESS, OR DEATH SUSTAINED BY SUCH EMPLOYEE IN THE COURSE OF PERFORMING THE OPERATING SERVICES, OR (B) ANY CLAIM RELATED TO SALARY, WAGES, COMPENSATION, BENEFITS, EMPLOYMENT TAXES, WRONGFUL TERMINATION, DISCRIMINATION, HARASSMENT, OR ANY OTHER EMPLOYMENT-RELATED MATTER ARISING FROM OR IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT;

2.

FINES OR PENALTIES ASSESSED BY GOVERNMENTAL AUTHORITIES ARISING OUT OF PAR’S, ITS AGENTS’, OR CONTRACTORS’ FAILURE TO COMPLY WITH ALL APPLICABLE FEDERAL, STATE, OR LOCAL GOVERNMENTAL LAWS, REGULATIONS, AND RULES;

3.

ARISE OUT OF OR IN CONNECTION WITH OR ARE ATTRIBUTABLE TO A DEFAULT PURSUANT TO SECTION 18, WHICH SUCH REMEDY WITH RESPECT TO SUCH INDEMNIFICATION SHALL SOLELY BE AS PROVIDED FOR PURSUANT TO SECTION 18;

4.	ARISE OUT OF OR IN CONNECTION WITH, OR ARE ATTRIBUTABLE TO GROSS NEGLIGENCE, FRAUD OR THE WILLFUL MISCONDUCT OF OPERATOR OR AN OPERATOR INDEMNITEE; OR

5.	ARISE OUT OF OR IN CONNECTION WITH OR ARE ATTRIBUTABLE TO NEGLIGENCE OF OPERATOR OR OPERATOR INDEMNITEE (UP TO THE PAR LIABILITY CAP).

HR SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS PAR, ITS MEMBERS, SUBSIDIARIES, AFFILIATES AND THEIR DIRECTORS, EMPLOYEES AND AGENTS FOR AND AGAINST ANY LIABILITIES, (A) ARISING FROM (I) INJURY, DISEASE OR DEATH OF ANY PERSONS, (II) DAMAGE TO OR LOSS OF ANY PROPERTY (INCLUDING, BUT NOT LIMITED TO PAR’S FACILITIES), TO THE EXTENT CAUSED BY OR RESULTING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, OR THE NEGLIGENT ACTS OR OMISSIONS OF HR, ITS EMPLOYEES, AGENTS, OR CONTRACTORS, IN THE EXERCISE OF ANY OF THE RIGHTS GRANTED HEREUNDER OR IN THE OPERATION, LOADING OR UNLOADING OF ANY MOTOR VEHICLE OR VESSEL OWNED OR HIRED BY HR, ITS EMPLOYEES, AGENTS, OR CONTRACTORS, (B) ARISING OUT OF OR RELATING TO DISCHARGES OR SPILLS OR LEAKS OF PRODUCT, OR CONTAMINATION, POLLUTION OR DAMAGE TO THE ENVIRONMENT, OR TO VIOLATION OF LAWS RELATING THERETO TO THE EXTENT ARISING FROM HR’S NEGLIGENCE, GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, OR (C) FINES OR PENALTIES ASSESSED BY GOVERNMENTAL AUTHORITIES ARISING OUT OF HR’S, ITS AGENTS’, OR CONTRACTORS’ FAILURE TO COMPLY WITH ALL APPLICABLE FEDERAL, STATE, OR LOCAL GOVERNMENTAL LAWS, REGULATIONS, AND RULES, IN EACH CASE NOT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PAR.

IN THE EVENT HR AND PAR ARE JOINTLY RESPONSIBLE FOR ANY LIABILITY(IES), THEN THE PARTIES SHALL JOINTLY SHARE RESPONSIBILITY AND INDEMNIFY EACH OTHER FOR THE LIABILITY(IES) IN PROPORTION TO EACH PARTY’S CONTRIBUTION TO THE INJURY, DISEASE, OR DEATH OF ANY PERSONS, DAMAGE TO OR LOSS OF PROPERTY, OR DISCHARGE, LEAK, OR SPILL OF PRODUCT.

Par or HR, as soon as practicable after receiving notice of any suit brought against it within this indemnity, shall furnish to the other full particulars within its knowledge thereof and shall render all reasonable assistance requested by the other in the defense. Each shall have the right, but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and/or settlement thereof without relieving the other of any obligations hereunder. The Parties’ obligations under this Section shall survive any termination of the Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, A HR ’S AND PAR’S DAMAGES RESULTING FROM ANY CLAIMS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL AND DIRECT DAMAGES AND NONE OF PAR AND ITS OFFICER, DIRECTORS, EMPLOYEES, MANAGERS, MEMBERS, PARTNERS, SHAREHOLDERS, OWNERS,

LEGAL COUNSEL, ACCOUNTANTS, FINANCIAL ADVISORS, LENDERS, INVESTORS, AND CONSULTANTS (“REPRESENTATIVES”) OR HR AND ITS REPRESENTATIVES SHALL BE ENTITLED TO RECOVER FROM PAR OR HR OR THEIR RESPECTIVE AFFILIATES (AS APPLICABLE) ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING ANY CONSEQUENTIAL DAMAGES FOR DELAY, DOWNTIME, LOSS OF CAPITAL, LOSS OF PRODUCT, LOSS OF PROFIT, LOSS OF REVENUE, LOSS OF USE, OR NONCOMPLIANCE WITH APPLICABLE LAWS, EVEN IF CAUSED BY THE SOLE, JOINT, AND CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF A PARTY. EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN DIRECT ACTUAL DAMAGES. IF A PARTY BECOMES OBLIGATED TO PAY A PERSON THAT IS NOT A PARTY OR AN AFFILIATE OF ANY PARTY (OTHER THAN ANY OBLIGATION ARISING OUT OF A CONTRACTUAL RELATIONSHIP WITH SUCH PERSON) ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY EXEMPLARY OR PUNITIVE DAMAGES, AND SUCH PARTY IS ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY UNDER THIS SECTION, THEN THE WAIVER AND LIMITATION CONTAINED ABOVE SHALL NOT APPLY AND SUCH PARTY’S INDEMNIFICATION RIGHT SHALL INCLUDE ALL INDIRECT, SPECIAL, CONSEQUENTIAL AND INCIDENTAL DAMAGES, AND ALL EXEMPLARY AND PUNITIVE DAMAGES IT IS OBLIGATED TO PAY; PROVIDED, THAT PAR’S LIABILITY UNDER THIS SHALL BE SUBJECT TO THE OTHER PROVISIONS OF THIS SECTION.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, PAR’S MAXIMUM AGGREGATE LIABILITY (I) TO HR AND ITS REPRESENTATIVES WITH RESPECT TO LIABILITIES AND CLAIMS OF EVERY KIND AND CHARACTER UNDER THIS SECTION OR (II) OTHERWISE UNDER THIS AGREEMENT, WHETHER INCURRED BY HR OR ITS REPRESENTATIVES OR THIRD PARTY, RELATED TO THE TERMINALLING SERVICES OR THE PRODUCTS COVERED BY OR FURNISHED BY PAR OR TO PAR’S PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, WILL NOT EXCEED $3,500,000 DURING ANY CALENDAR YEAR (THE “PAR LIABILITY CAP”), EVEN IF SUCH LIABILITY IS CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE OF PAR OR ITS REPRESENTATIVES, HR OR ITS REPRESENTATIVES AND ANY THIRD PARTY OR ANY OF THEM; PROVIDED THAT SUCH CAP SHALL NOT APPLY TO LIABILITY CAUSED BY THE GROSS NEGLIGENCE, FRAUD, WILLFUL MISCONDUCT OF PAR OR ITS REPRESENTATIVES; PROVIDED FURTHER THAT, FOR THE AVOIDANCE OF DOUBT, THAT THE FULL AGGREGATE MAXIMUM OF THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000) SHALL RESET ON JANUARY 1 OF EACH CALENDAR YEAR; AND PROVIDED FURTHER THAT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, INDEMNITY CLAIMS RELATED TO DISCHARGES OR SPILLS OR LEAKS OF PRODUCT, OR CONTAMINATION, POLLUTION OR DAMAGE TO THE ENVIRONMENT, OR TO VIOLATION OF LAWS RELATING THERETO SHALL NOT COUNT TOWARDS THE PAR LIABILITY CAP.

FOR PURPOSES OF THIS AGREEMENT:

“Gross Negligence” means any act or failure to act (whether sole, joint or concurrent) by a Person that such Person knew, or should have known, would result in avoidable and harmful consequences, and that constitutes: (a) intentional misconduct intended to cause such consequences, or (b) an extreme departure from the standard of care that a reasonably prudent Person would exercise under similar circumstances.

“Fraud” with respect to a Party, an actual and intentional fraud by such Party under Delaware common law (and not a constructive fraud, equitable fraud or promissory fraud or any torts based on negligence.

“Liabilities” means any and all payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise, in each case, subject to the provisions of this Section 12.

“Willful Misconduct” means an act or omission taken with intentional or conscious knowledge of the harmful consequences of such act or omission to a Person or its property or personnel.

13.

TITLE AND CUSTODY. Title to the Product stored and/or handled hereunder shall always remain with HR. Par shall be deemed to have custody of and responsibility, including risk of loss and damage, in accordance with Section 8 (RESPONSIBILITY FOR LOSS, DAMAGE OR CONTAMINATION) herein, for the Product starting from the time during receipt when it passes (a) the flange connection of the vessel’s delivery line, (b) the flange of the receipt line at the Par Terminal on pipeline receipts, or (c), and ending during delivery when the Product passes the flange connection between Par’s delivery line and the vessel’s receiving line, or the pipeline’s receiving connections.

14.	VESSEL AND MARINE PROVISIONS.

A.	LOADING AND UNLOADING OF VESSELS.

Berthing: It is understood and agreed that it is the practice of Par to attempt to load and unload vessels (tankers or barges) at the docks in the order of the vessels’ arrivals, subject to the availability of the docks and concurrence of the wharf master, and that such practice shall be adhered to in the handling of vessels that transport Product. It is HR’s responsibility to reserve berth space with the appropriate governmental agency for the anticipated loading or unloading, and to negotiate with other berth users to avoid conflicts, based on the requests made by HR to Par. For the avoidance of doubt, HR may request that Par make such reservations on its behalf.

Dock Unavailability: It is further agreed that Par shall not be responsible for demurrage to vessels or loss of or damage to Product, or for any other damages due to the unavailability of the dock.

Vessel Approval: Vessel acceptance or rejection shall be communicated within a reasonable time frame. HR shall notify Par of the particulars of such vessel for Par’s approval. Within twenty-four (24) hours from Par’s receipt of such vessel particulars, Par shall advise HR whether or not the nominated vessel is acceptable. Such acceptance will not be unreasonably withheld and will not constitute continued vessel acceptance for subsequent cargo transfers. The Par Terminal maintains the right to refuse docking of a vessel if it deems that vessel to be unsafe based on reasonable and legitimate health, safety or environmental concerns.

Notice of Readiness: Upon the vessel’s arrival at customary anchorage (or awaiting area) or so near thereto as it may safely get, at load or discharge port, the vessel shall provide Par a Notice of Readiness to load and/or discharge cargo.

Pumping:

LOAD – The cargo shall be pumped into the cargo tanks of the vessel by Par at Par’s risk and expense. Such pumping shall be at Par’s risk and peril only to the point of which the vessel’s hoses are attached to the Par Terminal’s lines, or if the vessel’s hoses are not used, to the permanent connections on the vessel.

DISCHARGE – Cargo shall be pumped from the vessel by the vessel at HR’s risk and expense. Such pumping shall be at the vessel’s risk and peril only to the point at which the vessel’s hoses are attached to Par Terminal’s lines, or if vessel’s hoses are not used, to the permanent connections on the vessel.

B.	MARINE RESTRICTIONS.

1.

HR warrants that the vessel shall be in compliance with all applicable international conventions, all applicable laws, regulations and/or other requirements of the country of the vessel’s registry and of the U.S.A., State of Hawaii and City and County of Honolulu. The vessel shall have onboard, during the subject period, all certificates, records or other documents required by the aforesaid conventions, laws, regulations and/or requirements. The conventions, laws, regulations, and requirements referred to in this paragraph include the conventions, laws, regulations, and requirements concerning ship size, ship design, safety, operations of ship equipment (including inert gas and crude oil wash systems if the vessel is so equipped), navigation, pollution and other like matters.

2.

All vessels transferring cargo at Par marine facilities must comply with Par’s Terminal Dock Operations Manual (as such manual may be amended from time to time) provided by Par to HR prior to execution of this Agreement.

3.	Any vessel delays resulting from noncompliance with any federal, state, or local regulations, and/or Par’s safety, security, and environmental regulations will be for HR’s account.

4.	HR’s vessel must supply all mating adapters for its cargo receipt and discharge lines.

5.	Any vessel nominated by HR must not have any cast iron valves and/or fittings outboard of the last fixed rigid support to the vessel’s deck.

6.

The vessel will be responsible for furnishing necessary personnel (including necessary certified tankerman) for loading, discharging, and tending all lines of the vessels. The vessel will furnish a crane with sufficient capacity to lift and handle cargo hoses during start up and shut down. Par’s dock personnel will not undertake any connecting and disconnecting of cargo hoses at the vessel’s manifold.

7.	Par will not receive any slops/dirty ballast or provide potable water.

15.

TAXES. HR shall pay any and all taxes, assessments, or charges levied on the Product covered hereunder and any increases in tax levied on Par’s facilities (real and/or personal property), but only to the extent attributable to HR’s activities therein which Par may be required to pay or collect under any federal, state, county or municipal law or authority now in effect or hereafter enacted. If Par is required to pay such items, HR shall promptly reimburse Par at Par’s request. For the avoidance of doubt, HR is responsible for any general excise tax or use taxes in connection herewith.

16.

FORCE MAJEURE. If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder or to provide indemnification due hereunder, then such Party shall within a reasonable time after the occurrence of such of Force Majeure event deliver to the other Party written notice, including full particulars of the Force Majeure event and the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, will be suspended during the continuance of any inability so caused but for no longer period, and such cause must as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations under this Agreement. For the avoidance of doubt, no event of Force Majeure shall relieve a Party of its obligations to make payments under this Agreement.

The term “Force Majeure” means any act, event, circumstance or combination of the foregoing that is not reasonably within the control of, and that prevents, interferes with, or delays the performance by, a Party (in whole or in part) of any of its obligations under this Agreement, including but not limited to events such as: breakdown of machinery or equipment, fire, explosions, hurricane, inclement weather, war (whether declared or not), riot, revolution, insurrection, pandemic, civil disturbance, act of the public enemy, blockade, general labor disturbance or strike, compliance with a request or order of any governmental authority having jurisdiction over the matter at issue (including, without limitation, if applicable, EPA and OSHA), or shortage in raw material, transportation, power or manufacturing capacity from the Party’s then-contemplated source of supply, in all cases, to the extent that the relevant event is not caused by acts or omissions of the Party (or any of its affiliates) invoking the Force Majeure event or is not the result of a breach of such Party’s obligations under this Agreement. Notwithstanding the foregoing, (i) any outage or services interruption of or disruption to the Par Terminal, due to any cause (excluding Par’s breach of this Agreement) shall be deemed a Force Majeure event and (ii) Force Majeure shall not include (A) a failure of performance that is due to the affected Party’s own Negligence, Gross Negligence, Fraud or Willful Misconduct, (B) any removable or remediable causes which an affected Party fails to remove or remedy within a reasonable period of time, or (C) economic hardship of an affected Party.

Notwithstanding anything to the contrary contained herein, it is understood and agreed that the settlement of strikes, lockouts or other labor disturbances is entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure must be remedied with all reasonable and diligent dispatch shall not require the settlement of any such strike, lockout or other labor disturbance by acceding to the demands of opposing persons when such course is inadvisable in the discretion of the Party having the difficulty.

The Party claiming a Force Majeure must provide notice to the other Party of the date of expiration of such Force Majeure event.

17.	TERMINALLING FOR THIRD PARTIES. HR shall not provide third party terminalling services at the Par Terminal.

18.

DEFAULT. A material breach of any of the terms and conditions of the Agreement by either Party shall constitute a default hereunder. Upon default, the non-defaulting Party shall, within thirty (30) days of knowledge thereof (which shall not operate to extend or otherwise modify the cure periods set forth herein), notify, in writing, the defaulting Party of the particulars of such default and the defaulting Party shall have one hundred eighty (180) days thereafter to cure such default. Upon the defaulting Party’s failure to cure the default within the applicable cure period, any and all obligations, including payments of Fees, Additional Charges and charges due hereunder, shall, at the option of the non-defaulting Party, become immediately due and payable, and, where HR is the non-defaulting Party, HR shall be entitled to (i) procure replacement services for all or any portion of the services provided by Par hereunder, or (ii) receive a credit for all Fees to be applied on a monthly basis, in an amount that is equal to (x) the al Fees calculated on an annual basis divided by 365, multiplied by (y) the number of days in such month during which PHR fails to cure such default (each such credit, a “Fee Credit”) and continuing until the date on which PHR provides notice that such breach has been cured; provided that the aggregate Fee Credit(s) applied to the Fees payable under this Agreement in any calendar year, shall not exceed an aggregate maximum of Three Million Five Hundred Thousand Dollars ($3,500,000) during any calendar year for all breaches under this Agreement; provided further that, for the avoidance of doubt, that the full aggregate maximum of Three Million Five Hundred Thousand Dollars ($3,500,000) shall reset on January 1 of each calendar year. In the event which Par fails to cure the default within one hundred eighty (180) days after HR’s notification of such default in accordance with this Section 18, HR shall have right to terminate this Agreement in whole or in part, including, if applicable, terminating the Services Agreement pursuant to Section 10.1(a) thereof. The waiver by the non-defaulting Party of any right hereunder shall not operate to waive any other right nor operate as waiver of that right at any future date upon another default by either Party hereunder.

19.	DISPUTE RESOLUTION.

A.	Dispute Resolution Generally.

1.

In the event of any claim, controversy or dispute arising out of this Agreement (each a “Dispute” and, collectively, “Disputes”), the Party initiating dispute resolution procedures pursuant to this Section 19 shall so notify the other Party, and the Parties shall enter into direct negotiations to arrive at a mutually agreeable resolution of such Dispute. After receipt of the notification of a Dispute, executives of the Parties shall meet in person at least once, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to seek to reach a mutually acceptable resolution to the Dispute. In the event the Parties have not reached agreement within thirty (30) Business Days following the notification of a Dispute (regardless of whether the applicable cure period has expired in the case of a Dispute involving a claimed breach), such Dispute shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules in effect as of the date a Party issues its notification of a Dispute, and judgment on any interim or final award rendered by the arbitrator(s) may be entered in any federal or state court located in Houston, Texas. The place of arbitration shall be Houston, Texas. There shall be three arbitrators for a Dispute in excess of Three Million Five Hundred Thousand Dollars ($3,500,000). The arbitration shall be governed by the laws of the State of Delaware. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. The Parties agree to consolidation of two or more arbitrations that relate to the same set of facts, circumstances or events into the first filed arbitration.

2.	The Parties agree that provision of the services as provided hereunder will not be stopped or slowed in any way during the pendency of any Dispute.

3.

Notwithstanding anything to the contrary herein, any Party shall have the right to seek specific performance or other injunctive relief to the extent necessary to avoid the imposition of irreparable harm or otherwise to preserve the status quo.

4.	All Disputes resolved pursuant to this Section 19 below shall be subject to the confidentiality provisions set forth in ARTICLE 15 of the Services Agreement between Par and HR.

B.	Expert Proceedings. For any decision referred to an independent expert or any technical expert, the Parties hereby agree that:

1.	Such decision shall be conducted expeditiously by a technical expert or accounting firm mutually agreed by the Parties.

2.

The fees and costs of the technical expert or accounting firm shall be shared equally by the Parties. The accounting firm is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity.

3.

The Party desiring an accounting firm or technical expert determination shall give the other Party written notice of the request for such determination. If the Parties are unable to agree upon an accounting firm or technical expert within ten (10) days after receipt of the written notice of request for such determination, then, upon the request of either Party, the Houston, Texas office of the AAA shall appoint such expert. The expert, once appointed, shall have no ex parte communications with the Parties concerning the determination or the underlying Dispute.

4.

All communications between a Party and the accounting firm or technical expert shall be conducted in writing, with copies sent simultaneously to all other Persons participating in the proceeding in the same manner, or at a meeting to which representatives of all Persons participating in the proceeding have been invited and of which such Persons have been provided at least five (5) Business Days’ notice.

5.

Within fifteen (15) days after the expert or accounting firm’s acceptance of its appointment, the Parties shall provide such expert with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within thirty (30) days of receipt of the above-described materials and after receipt of additional information or data as may be required by the accounting firm, the hired expert shall select the proposal which it finds more consistent with the terms of this Agreement and consistent with Provider and its affiliates’ operations separate from this Agreement. The accounting firm may not propose alternate positions or award damages, interest, or penalties to either Party with respect to any matter. The accounting firm’s decision shall be final and binding on the Parties. If either Party fails or refuses to honor the decision of the accounting firm, such Party shall be in default under this Agreement.

C.

Injunctive Relief. Notwithstanding anything in this Section 19 to the contrary, any Party shall have the right to seek specific performance or other injunctive relief to the extent necessary to avoid the imposition of irreparable harm or otherwise to preserve the status quo.

D.	Confidentiality. All Disputes resolved pursuant to this Section 19 shall be subject to the confidentiality provisions set forth in ARTICLE 15 of the Services Agreement between Par and HR.

20.

ASSIGNABILITY. This Agreement shall not be assigned, in whole or in part, by either Party without the prior written consent of the other Party, but, if so assigned, shall be binding upon and shall inure to the benefit of the successors of the respective Parties hereto; provided, however, that either Party shall be permitted to assign this Agreement without the prior written consent of the other Party to an affiliated entity that controls, is controlled by, or is under common control with, such assignor. It is provided that no assignment by assignor shall relieve assignor of its liability under the terms of this Agreement for any breaches thereof by its assignee.

21.	MODIFICATION. The Agreement shall not be modified or changed except by written instrument executed by the duly authorized officers of the Parties hereto.

22.

NOTICES. Any notice required or permitted hereunder by one Party to the other shall be in writing and the same shall be given and shall be deemed to be served and given if (1) delivered in person to the address set forth in the Agreement for the Party to whom the notice is given, or (2) if placed in the United States mail, postage prepaid, addressed to the Party at the address set forth in the Agreement, or (3) sent by facsimile or electronic mail with receipt acknowledged. The addresses for HR and Par shall be as specified in the Agreement. From time to time, either Party may designate another address for the purpose of the Agreement by giving to the other Party notice of such change of address, which shall be effective fifteen (15) days after the giving of such notice.

23.

INDEPENDENT CONTRACTOR. In performing services pursuant to the Agreement, Par is acting solely as an independent contractor maintaining complete control over its employees and operations. Neither Par nor HR is authorized to take any action in any way whatsoever for or on behalf of the other, except as may be necessary to prevent injury to persons or property, or, in accordance with Section 26 below, to contain, reduce or clean up any spills that may occur.

24.

PLANT OPERATING REQUIREMENTS. Par, its employees, agents, or contractors will, upon prior written notification of same, adhere to all Par Plant Operating Procedures for HR pickup, minimum quantities, and split loading of products. All transport equipment tendered to the Par Terminal for loading shall be in a safe, serviceable condition and meet Department of Transportation, state, and local authority regulations and standards. In addition, all transport equipment must be compatible with loading equipment at the Par Terminal. Par reserves the right to refuse loading privileges to individuals who are not properly trained or certified by Par’s Terminal manager or are perceived to be unsafe operators; provided, however, that in such event HR shall be notified in writing immediately.

25.

SPILLS/ENVIRONMENTAL POLLUTION. In the event of any Product spill or discharge or other environmental pollution caused by or in connection with HR’s delivery or receiving operations, Par may commence containment or clean-up operations as reasonably deemed appropriate or necessary by Par or required by any governmental authorities and shall notify HR immediately of such operations. In the event a third party is legally liable for costs and expenses borne by Par or HR under this Section, either Party shall reasonably cooperate with the other for the purpose of obtaining reimbursement from such third party. For the avoidance of doubt, Section 12 shall govern the allocation of any Liability arising out of any Product spill or discharge or other environmental pollution.

26.

TANK INSPECTIONS AND MAINTENANCE. Par, in its sole discretion and judgment, reserves the right to perform routine and non-routine inspections, maintenance, and/or repair work on the pipelines and tanks due to regulatory/agency requirements or equipment breakdowns and failures or maintenance/repair schedules which may result in the facilities being out of service for certain periods of time. Par shall be responsible for all repair and maintenance on all tanks, pipelines and related facilities, including all pipelines and tanks used to transport or store products in the Par Terminal, necessary to perform its obligations under this Agreement. Inspections include, but are not limited to the tanks (API 653’s inspections, federal Clean Air Act inspection requirements as included in regulations such as, but not limited to, the Maximum Achievable Control Technology and New Source Performance Standards), and any required environmental compliance inspections issued by the U.S. Environmental Protection Agency, the Hawaii Department of Health, or local jurisdictions, pipeline pressure and inspection tests and State Fire Marshall pipeline operations requirements, and State of Hawaii dock maintenance and dredging. Under such circumstances, Par shall make commercially reasonable best efforts to minimize the operational impact to HR. Par shall provide written notice to HR to estimate the duration of the reduction or outage.

In the case of a breakdown in equipment or facilities, maintenance, or similar condition, affecting HR (for any reason, including Force Majeure), (i) Par shall utilize commercially reasonable efforts to provide or locate alternative storage capacity to HR, and (ii) in the event that such condition continues for a period exceeding one (1) month, the applicable Fee shall be abated in proportion to the time of such outage(s) during the calendar quarter and in proportion to the amount of Product storage impacted relative to total Product storage at the Par Terminal.

The abatement periods shall be rounded up or down to the nearest whole day based on the number of hours of the outage.

When such an out of service time will be for an extended period (i.e., greater than one (1) month), Par shall provide written notice to HR containing the estimated outage duration.

27.

MISCELLANEOUS. If any section or provision of the Agreement, Additional Terms and Conditions, or any exhibit or rider hereto shall be determined to be invalid by applicable law, then for such period that the same is invalid, it shall be deemed to be deleted from the Agreement and the remaining portions of the Agreement shall remain in full force and effect.

The failure of a Party hereunder to assert a right to enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation.

The Agreement constitutes the entire agreement of the Parties regarding the matters contemplated herein or related thereto, and no representations or warranties shall be implied or provisions added hereto in the absence of a written agreement to such effect between the Parties hereafter.

This Agreement shall be executed in duplicate originals, and may be executed in counterparts, each of which shall be effective when a counterpart has been executed by both HR and Par. This Agreement may also be executed by exchange of executed copies via facsimile or other electronic means, such as PDF, in which case -- but not as a condition to the validity of this Agreement -- each Party shall subsequently send the other Party by mail the original executed copy. A Party’s signature transmitted by facsimile or similar electronic means shall be considered an “original” signature for purposes of this Agreement.

[Signature Page Follows]

EXHIBIT A

TERMINAL SCHEDULING AND NOMINATION PROCEDURES

A.	Monthly Delivery Nominations

1.	HR shall provide the monthly estimated delivery nominations in writing to the appropriate Par scheduler by 20th day of the preceding month.

2.	Par shall notify HR of any exceptions to HR’s requested monthly schedule within two (2) business days after receipt of nomination.

3.	Par will consider the HR’s inventory in the nomination acceptance process to ensure HR can utilize its allocated storage space.

4.	HR’s nominations will include each Product, estimated volumes and estimated dates of delivery.

B.	Prompt Month Schedule Changes

1.	HR requested changes to delivery volumes during the month will be coordinated between HR and Par seven (7) days in advance.

2.	HR shall confirm all nomination changes in writing.

3.	For changes within 7-day window, HR must provide written and oral notification to Par.

4.	Par shall make reasonable efforts to accommodate HR requested changes to delivery batches within the 7-day window.

5.	HR can request to cut or cancel delivery batches at any time prior to receipt into the Par Terminal.

6.	HR must provide the seven (7) day advance notice to Par prior to increasing the volume of any delivery batches.

7.	HR and Par shall be restricted to the use of their own inventory without written consent from the other Party.

If HR fails to follow the above scheduling and nomination procedures, Par will accept Product deliveries into the terminals on a reasonable-efforts basis only.